                                                        CONFIDENTIAL, FOR USE OF
                                                          THE COMMISSION ONLY
================================================================================

                                 SCHEDULE 14A
                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant    /X/
Filed by a Party other than the Registrant    / /
Check the appropriate box:
    /X/    Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /    Definitive Proxy Statement
    / /    Definitive Additional Materials
    / /    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        GOODRICH PETROLEUM CORPORATION
             (NAME OF REGISTRANTS AS SPECIFIED IN THEIR CHARTERS)

Payment of Filing Fee (Check the appropriate box):
    / /    No fee required.
    /X/* Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11(c)(1)(ii).

    (1) Title of each class of securities to which transaction applies:

        Series B Convertible Preferred Stock, par value $1.00, of Goodrich Acquisition II, Inc.

    (2) Aggregate number of securities to which transaction applies:

        750,000 shares of Goodrich Acquisition II, Inc. Series B Convertible Preferred Stock

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        The amount of the filing fee of $0 is calculated pursuant to Rule 0-11(a)(4) and (c)(1) of the Exchange Act by multiplying 1/50th of 1% by the value of the securities (based upon the book value of the securities computed as of the latest practicable date prior to the date of the filing) and other property to be transferred to security holders in the transaction.

    (4) Proposed maximum aggregate value of transaction:     $  N/A

    (5) Total fee paid:   $0

    / /    Fee paid previously with preliminary materials
    / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by Registration Statement number, or the Form of Schedule and the date of its filing.
                  (i)      Amount Previously Paid:
                  (ii)     Form, Schedule or Registration Statement No.:
                  (iii)    Filing Party:
                  (iv)     Date Filed:

------------------
* Note: This Proxy Statement relates to the issuance of Series B Preferred Stock by Goodrich Petroleum Corporation as consideration for the acquisition of the properties of La/Cal Energy Partners II and certain working interest owners.

================================================================================

                         GOODRICH PETROLEUM CORPORATION
                                 HOUSTON, TEXAS

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY    , 1997
                             ---------------------

To the Stockholders:

     A Special Meeting of Stockholders of Goodrich Petroleum Corporation, a Delaware corporation (the "Company"), will be held at the Company's offices,
5847 San Felipe, Suite 700, Houston, Texas, 77057, on January   , 1997, at 8:00
a.m. local time, for the following purposes:

          1. To approve the issuance of 750,000 shares of Series B Convertible Preferred Stock of Goodrich Acquisition II, Inc. ("New Goodrich"), a wholly owned subsidiary of the Company, in exchange for certain oil and gas properties described herein pursuant to the terms and conditions of the Exchange Agreement dated October 22, 1996 between the Company, New Goodrich and the owners of such properties.

          2. To transact any other business that may properly come before such meeting or any adjournment thereof.

     Only holders of record of the Company's common stock, par value $.20 per share, at the close of business on January 2, 1997 are entitled to notice of and to vote at the Special Meeting.

                                        By Order of the Board of Directors,

                                        Walter G. "Gil" Goodrich
                                        President and Chief Executive Officer

Houston, Texas
January   , 1997

     IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE SPECIAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING. NO POSTAGE IS NEEDED. RETURNING THE PROXY WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON OR TO ATTEND THE MEETING, BUT WILL ENSURE YOUR REPRESENTATION IF YOU CANNOT ATTEND. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 23, 1996

                         GOODRICH PETROLEUM CORPORATION
                                5847 SAN FELIPE
                                   SUITE 700
                              HOUSTON, TEXAS 77057

                             ---------------------

                                PROXY STATEMENT
                             ---------------------

                              GENERAL INFORMATION

     This Proxy Statement is being furnished to the common stockholders of Goodrich Petroleum Corporation, a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of
proxies for use at a Special Meeting of Stockholders to be held on January   ,
1997, and any adjournment thereof. The Special Meeting has been called to consider the proposed issuance of 750,000 shares of Series B Convertible Preferred Stock, $1.00 par value per share (the "Series B Preferred Stock"), of Goodrich Acquisition II, Inc., a wholly owned subsidiary of the Company ("New Goodrich"). The shares of Series B Preferred Stock are proposed to be issued pursuant to an Exchange Agreement dated October 22, 1996 (the "Agreement") between the Company, New Goodrich, La/Cal Energy Partners II ("La/Cal II") and the owners (the "Working Interest Owners," and, collectively with La/Cal II, the "Sellers") of working interests in certain oil and gas properties (the "Group A Properties"). A copy of the Agreement is attached as Appendix A to this Proxy Statement and is a part hereof. See "Description of the Transactions."

     The Sellers include members of the Company's senior management and board of directors. As a result, the Agreement was negotiated on behalf of the Company by a special committee of independent directors. See "The Transactions--Background" and "--Conflicts of Interest" and "Interests of Certain Persons in the Transactions." The special committee, which engaged an independent financial advisor, reserve engineer and legal counsel in connection with its negotiation and review of the proposed transactions, recommended approval of the proposed transactions as set forth in the Agreement, including the issuance of the shares of Series B Preferred Stock to the Company's Board of Directors. The proposed transactions were approved unanimously by the Company's disinterested directors. ACCORDINGLY, THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE ISSUANCE OF THE 750,000 SHARES OF SERIES B PREFERRED STOCK. A copy of the opinion of the special committee's financial advisor is attached hereto as Appendix B and is a part hereof.

     The Board of Directors of the Company has called the Special Meeting in order to comply with the rules of the New York Stock Exchange which require stockholder approval for certain issuances of listed securities or securities convertible into listed securities. The Series B Preferred Stock will be convertible into shares of common stock of New Goodrich. The Board of Directors is authorized to designate and issue new shares of preferred stock under the Company's certificate of incorporation. Accordingly, the issuance of the shares of Series B Preferred Stock and the other transactions contemplated by the Agreement do not require stockholder approved under the Delaware General Corporation Law.

     Only holders of record of the Company's common stock, par value $.20 per share ("Common Stock"), as of January 2, 1997 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. Approval of the issuance will require the affirmative vote of a majority of the votes cast on the resolution. At the close of business on the Record Date, there were 41,804,510 shares of the Common Stock outstanding. Holders of shares of Common Stock are entitled to one vote per share. Each of the Company's executive officers and directors, who collectively own 11,622,266 shares of Common Stock, has indicated their intention to vote FOR the proposal.

     The cost of the solicitation of proxies for the Special Meeting will be borne by the Company, including expenses in connection with the preparation and mailing of this Proxy Statement and all papers which now accompany or may hereafter supplement it. Solicitation will be made by mail. The Company will also supply brokers or persons holding Common Stock in their names or in the names of their nominees with such number of proxies and proxy material as they may require for mailing to beneficial owners, and will reimburse them for their reasonable expenses incurred in connection therewith. In addition to solicitation by mail, certain directors, officers, and regular employees of the Company may solicit proxies by telegraph, telephone, and personal interview.

     The Company will retain an independent agent to receive and tabulate the proxies. Any stockholder giving the proxy enclosed with this Proxy Statement has the power to revoke such proxy at any time prior to exercise by filing with the Company a written revocation at or prior to the Special Meeting, by executing a proxy bearing a later date, or by attending the Special Meeting and voting in person the shares of Common Stock such stockholder is entitled to vote.

     All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Special Meeting in accordance with the directions given. Stockholders may vote for approval of the issuance of the 750,000 shares of Series B Preferred Stock, against such proposal or may abstain from voting. Stockholders should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by each signed proxy will be voted FOR approval of the issuance of such shares to the Sellers and at the discretion of the proxy holders on any other matter that may properly come before the Special Meeting or any adjournment thereof.

     A majority of the shares of Common Stock outstanding on the Record Date, present in person or by proxy, will constitute a quorum for the transaction of business at the Special Meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Accordingly, an abstention will have the same effect as a vote against the proposal. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter (a "broker non-vote"), those shares will not be considered as present and entitled to vote with respect to that matter and therefore will not effect the outcome of the vote.

     The Company anticipates that the proxy and Proxy Statement will be first
sent to stockholders on or about January   , 1997.

                                THE TRANSACTIONS
BACKGROUND

     At the time of the business combination between Patrick Petroleum Company ("Patrick") and La/Cal Energy Partners (August 15, 1995), the Company entered into a Joint Participation Agreement with Goodrich Oil Company ("GOC"), a privately-held company owned by Henry Goodrich, the Company's Chairman. Under the Joint Participation Agreement each of GOC and the Company are required to offer to each other a 50% participation interest in their respective drilling prospects and acquisitions of producing properties. GOC is engaged in developing oil and gas drilling programs for its participants, primarily in Southern Louisiana and East Texas. These participants consist of private investors and industry partners which invest in GOC's drilling programs. GOC does not retain any interest in its drilling programs, but Mr. Goodrich and his family members invest directly in these programs. Since the effective date of the Patrick and La/Cal Energy Partners combination, GOC has continued to operate independently from the Company with its own geological and professional staff.

     Early in 1996, Mr. Henry Goodrich and Mr. Walter G. "Gil" Goodrich, the Company's President and Chief Executive Officer, began to consider the possibility of combining certain of the producing properties developed by GOC with the Company. The primary motivation for such a transaction was to increase the Company's asset base and cash flow. At a regularly scheduled board of directors meeting on March 13, 1996, Mr. Henry Goodrich and Mr. Gil Goodrich reported to the board on the possibility of combining certain properties held by participants in GOC drilling programs with the Company and gave a general description of the properties. Gil Goodrich described the formation of La/Cal II in July 1995 pursuant to which participants in GOC drilling programs contributed certain producing properties into a general partnership in order to effect a non-recourse financing of the properties. Gil Goodrich also described the properties referred to herein as the Group A Properties, which consist of working interests in three wells also developed and operated by GOC. Gil Goodrich also disclosed to the Board the nature of the Goodrich family's interests in the properties as well as the interests of certain other members of management and the Board, and suggested that if the Board wished to pursue discussions regarding a transaction that he and the other interested parties would remove themselves from such discussions on behalf of the Company.

     At a special meeting on April 17, 1996, the Company's Board established a special committee (the "Special Committee"), comprised of outside directors Arthur Seeligson and Basil M. Briggs. The Board authorized the Special Committee to evaluate a transaction involving La/Cal II and the Group A Properties on behalf of the Company and to proceed with negotiating the terms of an acquisition if warranted by their evaluation. In May 1996, the Special Committee engaged Baker & Botts, L.L.P. as its independent legal counsel. Mr. Seeligson, the Chairman of the Special Committee, reported on the Special Committee's activities at a regularly-scheduled Board meeting on May 22, 1996. Mr. Seeligson indicated that he had been informed that a reserve report was being prepared for La/Cal II and the Group A Properties. He also reported on the Special Committee's initial meeting with its legal counsel, at which the legal issues and responsibilities relating to such a transaction were discussed. Finally, Mr. Seeligson reported that counsel had advised the Special Committee to engage an independent financial advisor and a reserve engineering firm to review the reserve report being prepared on behalf of the Sellers. The disinterested members of the Board of Directors present at the meeting voted unanimously to direct the Special Committee to continue its activities in connection with analyzing a potential transaction and to engage the independent advisors in the manner recommended by the counsel to the Special Committee.

     On May 30, 1996, Gil Goodrich, acting on behalf of La/Cal II and the Working Interest Owners, sent a letter to the Special Committee offering to transfer the oil and gas assets of La/Cal II and the Group A Properties (the "Assets") to the Company and suggesting a transaction that included the exchange of the Assets for a combination of the assumption of La/Cal II's debt and shares of convertible preferred stock which would have a cash dividend feature and would be junior to the Company's outstanding Series A Preferred Stock. On June 6, 1996, the Special Committee responded with a letter expressing its interest in the transaction and requesting La/Cal II's price expectations for the transaction.

     In July 1996, the management committee of La/Cal II (the "Management Committee"), which consisted of Henry Goodrich, Gil Goodrich and Leo Bromberg, a consultant to the Company, and the Working Interest Owners engaged Coutret & Associates, Inc., independent petroleum consultants ("Coutret"), to evaluate the reserves of La/Cal II and the Group A Properties.

     In July 1996, the Special Committee selected Morgan Keegan & Company, Inc. ("Morgan Keegan") as its independent financial advisor and in August 1996, engaged Ryder Scott Company as its independent petroleum engineers ("Ryder Scott"). On August 7, 1996, Coutret delivered a copy of its reserve report to the Management Committee and the Working Interest Owners, which reflected a pre-tax value (discounted at 10%) of approximately $22.5 million for the Assets, based on an average of (i) posted futures prices for the twelve months beginning August 1996, (ii) current prices and (iii) prior twelve month spot prices. On August 7, 1996, representatives of the Sellers transmitted a copy of the reserve report to the Special Committee.

     On August 27, 1996, representatives of the Sellers sent a letter to the Special Committee outlining the terms of a proposed transaction between La/Cal II and the Working Interest Owners and the Company. The material terms included total consideration of $22.5 million, comprised of $2.0 million in cash, $12.6 million in junior convertible preferred stock with an annual dividend yield of 9.0%, the assumption of $7.9 million of indebtedness of La/Cal II. The representatives of the Sellers also proposed that the preferred stock have a 15% conversion premium and not be subject to redemption for five years.

     On September 6, 1996, representatives of Ryder Scott met with representatives of Coutret to discuss the Coutret report and review the workpapers and supporting documentation for such report. Subsequently, Ryder Scott met with representatives of the Sellers to discuss the Coutret report and obtain additional information regarding the Assets. At a regularly-scheduled meeting of the Board of Directors of the Company on September 19, 1996, Mr. Seeligson reported that the Special Committee had met on four occasions since the last Board meeting. Mr. Seeligson reported to the Board on the engagement of Ryder Scott and Morgan Keegan as well as the Special Committee's initial meetings with its advisors. Finally, Mr. Seeligson discussed the terms of the offer made to the Company by the representatives of the Sellers on August 27, 1996.

     Following discussions with Ryder Scott, Coutret delivered a revised reserve report dated September 18, 1996 to the Special Committee which reflected an estimated pre-tax value for the Assets of approximately $22.4 million. This change resulted from lower volumes in response to suggestions made by Ryder Scott, which downward revisions were largely offset by using prices based on an average of posted futures prices for twelve months beginning September 1996. Subsequently, on September 20, 1996, Ryder Scott advised the Special Committee of the results of its review of the revised Coutret report. Ryder Scott concluded that the revised Coutret report was adequate for use in determining the fair market value of the Assets. Ryder Scott suggested that the Special Committee make certain downward revisions in the estimates of future net revenues and consider an appropriate risk adjustment to reflect the fact that most of the high volume properties covered by the report have a short production history and that volumetric estimates were used to determine reserves and future revenues. Based upon discussions with Ryder Scott, Morgan Keegan took into account approximately $900,000 in downward revisions to estimated future net revenues. As described under "-- Opinion of Financial Advisor," Morgan Keegan also took into account specific risk adjustments which in its judgment reflect those generally relied upon in the oil and gas industry to value reserves and applied a 10% discount to Coutret reserve valuations for purposes of its analysis.

     Following discussions with its advisors, the Special Committee made a counterproposal to the Sellers in a letter dated September 24, 1996. The Special Committee proposed an aggregate purchase price of $15.9 million, comprised of $2.0 million in cash, the assumption of $7.9 million of La/Cal II debt and $6.0 million of junior convertible preferred stock with an annual dividend yield of 8.0%, a 28% conversion premium (subject to a $1.00 minimum conversion price) and a three-year no call period.

     By letter dated September 26, 1996, the Management Committee responded to the Special Committee proposing total consideration for the Assets of approximately $18.45 million to be comprised of $2.0 million in cash, the assumption of $7.9 million of La/Cal II debt and $8.5 million of junior convertible preferred stock with an annual dividend yield of 8.75%, a 20% conversion premium and a 4 1/2 year no-call period.

     After consultation with its financial and legal advisors, the Special Committee authorized Arthur Seeligson to negotiate directly with representatives of the Sellers. At a meeting between Mr. Seeligson and Mr. Gil Goodrich on September 26, the parties agreed upon the following terms (subject to approval of the Company's Board and the Special Committee, the execution of definitive agreements and receipt of necessary third-party approvals): aggregate consideration of $17.4 million, comprised of $2.0 million in cash, the assumption of $7.9 million in La/Cal II debt and $7.5 million in junior convertible preferred stock with the terms described herein.

     During the period following the September 26 meeting, the parties and their legal advisors negotiated the terms of the Exchange Agreement and other documents relating to the Transactions (as defined below). Also during this period, Morgan Keegan prepared an analysis of the Transactions and transmitted copies of such analysis to the Special Committee and other members of the Board of Directors.

     On October 14, 1996, at a meeting of the Special Committee, Morgan Keegan gave its analysis of the Transactions and expressed its opinion that the consideration to be paid in the Transactions was fair to the stockholders of the Company (other than the interested stockholders) from a financial point of view. Robert Turnham, the Chief Operating Officer of the Company, also presented an update on due diligence and other related matters. The Special Committee also was advised as to the terms of the definitive agreements. The Special Committee then voted to recommend to the entire Board that it approve the Transactions. This recommendation was given at a Board Meeting later that day. Also at such meeting, Morgan Keegan made a similar presentation to the entire Board of Directors (exclusive of Messrs. Gil Goodrich and Michael Watts, who recused themselves from all aspects of the Board meeting relating to the consideration of the Transactions, and Messrs. Henry Goodrich, Sheldon Appel, and Ben Edwards, who were absent). The disinterested members of the Board who were present then unanimously voted (exclusive of Mr. Jenkins, who left the meeting prior to such vote) to approve the Transactions and authorized its officers to execute the Exchange Agreement and related documents and to take the other steps necessary to consummate the Transactions.

     Prior to the completion of such agreements, Morgan Keegan circulated to the Special Committee and to the entire Board of Directors an additional analysis of the Transactions that revised certain of its earlier computations based upon reserve volumes for the Assets. On October 22, 1996, Morgan Keegan gave an additional presentation and reconfirmed its fairness opinion as to the Transactions at a meeting of the Special Committee, and subsequently at a meeting of the Board of Directors on that same day (with all members of the Board present, except Messrs. Henry Goodrich, Gil Goodrich, Michael Watts, who recused themselves, and Mr. Sheldon Appel, who was absent). At the meeting of the Board, the Special Committee unanimously reconfirmed its recommendation to the Board and the disinterested members of the Board unanimously reconfirmed their approval of the Transactions.

     The Exchange Agreement was executed between the Company and the Management Committee of La/Cal II on October 22, 1996. Thereafter, each of the Working Interest Owners executed a counterpart of the Exchange Agreement during the period from November 8-12, 1996. The partners of La/Cal II voted unanimously to approve the Transactions at a special meeting of La/Cal II on November 12, 1996.

CONFLICTS OF INTEREST

     Mr. Henry Goodrich, the Company's Chairman of the Board, Mr. Gil Goodrich, the Company's President and Chief Executive Officer, Mr. Roland Frautschi, the Company's Senior Vice President and Chief Financial Officer, Mr. J. Michael Watts and Mr. Sheldon Appel, each directors of the Company, and Mr. Leo E. Bromberg, a consultant to the Company, are also partners in La/Cal II and/or co-owners of the Group A Properties. See "Interests of Certain Persons in the Transactions" and "Security Ownership of Certain Beneficial Owners and Management." At the March 13, 1996 Board of Directors meeting at which the Transactions were first discussed with the Board, Gil Goodrich notified the Board of these conflicts of interest and of the need to form a special committee of disinterested directors to evaluate the merits of a potential acquisition and negotiate with the Sellers on behalf of the Company. As described above in "-- Background of the Transactions" after deciding to move forward with discussions regarding an acquisition, the Company's Board created the Special Committee and authorized it to consider and, in its discretion if it deemed a transaction to be in the Company's best interest, to negotiate a transaction on behalf of the Company. All of the negotiations relating to the Transactions were handled on behalf of the Company by the Special Committee.

DESCRIPTION OF THE TRANSACTIONS

     The following is a summary of the Agreement and the transactions contemplated thereby (the "Transactions"). A copy of the Agreement is attached to this Proxy Statement as Appendix A and is incorporated herein by reference.

     Asset Transfer and Consideration. If the issuance of the Series B Preferred shares is approved and the Transactions are closed, New Goodrich will acquire La/Cal II's oil and gas properties and working interests in the Group A Properties (the "Asset Transfer"). The aggregate consideration to be paid for these assets will be 750,000 shares of Series B Preferred Stock and $2 million in cash. New Goodrich will also assume La/Cal II's outstanding debt up to $7.95 million. The partners in La/Cal II and the Working Interest Owners have each given their approval to these Transactions. The properties that New Goodrich will acquire are located in seven fields in South Louisiana and East Texas and include proved reserves, as of July 1, 1996, of approximately 1,718,000 barrels of oil and 3,912,000 Mcf of gas or 2,370,000 barrels of oil equivalent. For a further description, see "Description of the La/Cal II and Group A Properties."

     Series B Convertible Preferred Stock. Holders of the Series B Preferred Stock will be entitled to receive cash dividends of $.825 per share (8.25%) per annum. The shares have a liquidation preference of $10 per share and will rank junior to the Series A Preferred Stock. The shares of Series B Preferred Stock are not redeemable prior to the fourth anniversary of the closing date. Thereafter, such shares will be redeemable in whole or in part at $10 per share. Each holder of Series B Preferred Stock will have the right at any time to convert such shares into the number of shares of New Goodrich common stock obtained by dividing the liquidation preference per share ($10) by the "conversion price" per share. The initial conversion price will be equal to 1.25 times the closing price for the Common Stock on the 20 trading days prior to closing. For example, if the average price is $0.80 per share, the conversion price would be $1.00 (.80X1.25) and each share of Series B Preferred Stock would be convertible into 10 shares (10 divided by 1) of New Goodrich common stock (or an aggregate of 7,500,000 shares of common stock if every share of Series B Preferred Stock were converted). The Agreement also provides that if the average price is less than $0.75 per share the conversion price will nevertheless be calculated as if the average price had been $0.75 per share meaning that the lowest possible conversion price will be $0.9375 per share. If the conversion price is $0.9375 per share each share of Series B Preferred Stock will be convertible into 10.667 shares of Common Stock (an aggregate of 8,000,000 shares if every share of Series B Preferred Stock were converted). Based upon the
average closing price for the Common Stock for the 20 days ended January   ,
1997, the conversion price would have been $          per share. For a further
description of the Series B Preferred Stock, see "Description of Company Capital Stock -- Preferred Stock -- Series B Convertible Preferred Stock."

     Goodrich Merger. The Company is currently structured as a holding company and conducts all of its oil and gas operations through its direct and indirect subsidiaries. In connection with the Transactions, the Company has determined to effect a reorganization in order to create a new holding company structure. The advantage of the new structure will be that the acquired properties will be maintained in a separate corporation from all of the Company's existing operations. In order to create a new holding company, the Company has incorporated New Goodrich. New Goodrich in turn has incorporated Goodrich Sub I, Inc. ("Acquisition Sub"). At the closing, Goodrich will merge with Acquisition Sub (the "Merger") and survive as a wholly-owned subsidiary of New Goodrich. New Goodrich will acquire the La/Cal II assets and Group A Properties and become the new parent company. All of the outstanding stock, or options or warrants to buy stock, of Goodrich will be converted into stock, or options or warrants to buy stock, of New Goodrich on a one-for-one basis. The Merger will be effected pursuant to Section 251(g) of the Delaware General Corporation Law and does not require the approval of the Company's stockholders. At the time of the Merger, New Goodrich will be renamed "Goodrich Petroleum Corporation." The Board of Directors and management of New Goodrich will be the same as the current Board of Directors and management of the Company, and the Certificate of Incorporation and Bylaws of New Goodrich will be the same as those of the Company.

     As of the date of this Proxy Statement, the Company owns all of the outstanding capital stock of New Goodrich, which in turn owns all of the outstanding capital stock of Acquisition Sub. Both New Goodrich and Acquisition Sub were recently organized for the sole purpose of facilitating the Transactions.

     Upon the closing of the Transactions and the consummation of the Merger (the "Effective Time"), all of the outstanding certificates which immediately prior to the consummation of the Merger represented shares of the capital stock of the Company shall be deemed for all purposes to evidence ownership of, and to represent, shares of capital stock of New Goodrich into which the shares of capital stock of the Company formerly represented by such certificates have been converted as a result of the Merger. The stockholders of the Company will not be required to exchange their certificates representing shares of the capital stock of the Company as a result of the Merger.

THE EXCHANGE AGREEMENT

     Adjustments to Consideration. The Exchange Agreement provides that the Consideration is subject to adjustment for title defects and other defects and for a variety of other occurrences and circumstances. In the event a defect is found in the Sellers' title to the oil and gas properties or a party is found to be in breach of a representation or warranty (an "other defect"), the title defect or other defect will be submitted to an adjustment committee for a determination of the impact of the defect on the value of the Assets. The adjustment committee consists of Gil Goodrich, on behalf of La/Cal II and the Working Interest Owners, and Arthur Seeligson and Basil M. Briggs, on behalf of the Company, and all decisions by the adjustment committee must be unanimous. Failing a decision by the adjustment committee, the matter will be submitted to arbitration. Adjustments to the Consideration resulting from title defects or other defects will only be made to the extent the aggregate amount of such adjustments exceeds the sum of $850,000 and will be made first to the portion of the Consideration consisting of cash, next to the portion of the Consideration consisting of Series B Preferred Stock and last to the portion of the Consideration consisting of the assumption of debt.

     In the event a third party exercises a contractual preferential right to purchase any of the Assets, the Exchange Agreement provides that no adjustment will be made to the Consideration, so long as La/Cal II or the Working Interest Owners remit to the Company the total amount received in respect of the preferential purchase right. If, prior to the closing, La/Cal II or the Working Interest Owners fail to obtain any necessary consents, excluding governmental consents or approvals, to the assignment of their interests in the Assets, the adjustment committee will determine the value attributable to the portion of the Assets for which the required consent has not been obtained. The amount of the value so determined will be withheld from the Consideration payable to the Sellers at closing, but shall be payable to the Sellers if the consent is obtained thereafter. Adjustments to the Consideration resulting from the failure to obtain required consents will be made first to the portion of the Consideration consisting of cash, next to the portion of the Consideration consisting of Series B Preferred Stock and last to the portion of the Consideration consisting of the assumption of debt.

     The Exchange Agreement provides that the Consideration will be (1) increased by the amount of all costs and expenses paid by La/Cal II and the Working Interest Owners for the operation of the Assets from July 1, 1996, to the closing date, (2) decreased by the amount of all proceeds actually received by the Working Interest Owners on account of production from the Assets from July 1, 1996 to the closing date, and (3) decreased by the amount of all proceeds actually received by La/Cal II (over and above the debt service paid by La/Cal II against the debt to be assumed by the Company) on account of production from the Assets from July 1, 1996, to the closing date. Any net decrease in the Consideration resulting from the foregoing will be made first to the portion of the Consideration consisting of cash, next to the portion of the Consideration consisting of Series B Preferred Stock and last to the portion of the Consideration consisting of the assumption of debt.

     Representations and Warranties. Under the terms of the Exchange Agreement, La/Cal II and the Working Interest Owners make a number of representations and warranties to and for the benefit of New Goodrich. Such representations and warranties are consistent with those normally given by sellers of oil and gas assets and include such matters as representations and warranties that taxes (other than income taxes) due with respect to the Assets have been paid, there are no undisclosed litigation or claims that adversely affect the Assets, the Sellers have materially complied with the leases, contracts and governmental regulations affecting the Assets, there are no undisclosed commitments or environmental matters that adversely affect the Assets, and the Sellers have the power and authority to validly enter into and perform the Exchange Agreement. No representations or warranties will survive the closing of the Exchange Agreement.

     Conditions to the Sellers' Obligation to Close. Pursuant to the Exchange Agreement, La/Cal II and the Working Interest Owners are obligated to consummate the Transactions, subject only to the following: the accuracy of the representations and warranties given by New Goodrich and the Company, the performance by New Goodrich and the Company of their respective obligations under the Exchange Agreement, the absence of any proceeding to prohibit the consummation of the Transactions, the execution of the Registration Rights Agreement by New Goodrich, the completion of the Merger, and the approval of the issuance of the Series B Preferred Stock by the stockholders of the Company.

     Conditions to the Company's Obligation to Close. The obligation of the Company and New Goodrich to close the Transactions is subject to a number of matters, including the accuracy of the Sellers' representations and warranties and the performance by the Sellers of their obligations thereunder. In addition, the Company's and New Goodrich's obligation to close is subject to the absence of any material adverse change affecting the Assets, receipt of financing sufficient to pay the cash portion of the Consideration and to repay the assumed debt, the opinion of Morgan Keegan not being withdrawn, the approval by the Company's stockholders of the issuance of the Series B Preferred Stock, the execution by the Sellers of a subscription certificate relating to the Series B Preferred Stock and the absence of any proceeding to prohibit the consummation of the Exchange Agreement.

     Termination. The Exchange Agreement provides that it may be terminated at any time by the mutual consent of the parties, or by either party if the conditions to closing are not met or the Transactions otherwise fail to close by March 31, 1997, or if the Transactions are prohibited by any final governmental or court action. In the event of termination, the Exchange Agreement will become null and void and neither party will have further obligations or rights thereunder; provided, that, a termination of the Exchange Agreement will not relieve a party from any breach thereof.

     Indemnities. The Exchange Agreement provides that La/Cal II and the Working Interest Owners will indemnify the Company and New Goodrich against all liabilities attributable to the Assets and arising from operations or from facts or circumstances existing on or before July 1, 1996. Conversely, the Exchange Agreement provides that New Goodrich will indemnify the Sellers against all liabilities attributable to the Assets and arising from operations or from facts or circumstances existing after July 1, 1996. In each case, the indemnification obligations are without regard to the indemnitee's negligence, strict liability or other fault.

     The Exchange Agreement also provides that, to the extent permitted by applicable law, New Goodrich and the Company will indemnify the Board of Directors of the Company and the Management Committee from liabilities arising out of acts or omissions with respect to the Transactions.

     Other Matters. The Exchange Agreement provides that New Goodrich will bear all ad valorem and other taxes (other than income taxes) related to the Assets that become due after July 1, 1996. In the event the Transactions are consummated, New Goodrich will reimburse the Sellers for up to $50,000 of transaction expenses incurred by them.

THE COMPANY'S REASONS FOR THE TRANSACTIONS

     The Board of Directors believes that the terms of the Transactions are fair to, and in the best interests of, the stockholders of the Company. Subject to the requisite vote of the stockholders, solicited hereby, approving the issuance of 750,000 shares of New Goodrich's Series B Preferred Stock, the Special Committee has recommended to the Board of Directors, and the disinterested members of the Board of Directors have unanimously approved, the Transactions. The Board recommends that the stockholders vote FOR approval of the proposed issuance of the shares of Series B Preferred Stock.

     As an independent oil and gas company, the Company's business strategy has been to achieve reserve growth through the acquisition and efficient development and exploitation of acreage and reserves. The Company has been successful in implementing this strategy, and the Special Committee and the Board of Directors (collectively, the "Company Representatives") believe that the Transactions represent a substantial opportunity to enhance the Company's financial and operational resources and to pursue this strategy on a broader scale.

     In deciding to recommend the approval of the Transactions, the Company Representatives also considered the following material factors: (i) the terms of the proposed Transactions; (ii) the Transactions will increase the Company's reserve base, resulting in the addition of 2.37 MBOE in proved reserves with an SEC PV(10) of $22.7 million; (iii) the addition of the La/Cal properties and Group A Properties to the Company's operations will be accretive to earnings and cash flow per share on a pro forma basis; (iv) the growth in the Company's reserve base and cash flow will further the Company's overall business strategy and contribute to the Company's financial flexibility; (v) the purchase price as a percentage of SEC PV(10) (77%); (vi) the high percentage of proved developed producing reserves (81% on a PV(10) basis); (vii) the amount of proved reserves which are estimated to be recoverable in the near term (53% over 4 1/2 years);
(viii) the properties relatively low historical operating expenses on a per BOE basis; (ix) the relatively high prices received for oil and gas produced from the properties due to locations near gas pipelines and oil refineries and the high Btu content of the gas; (x) oil and gas commodity prices generally; (xi) the opinion of the financial advisor to the Special Committee; and (xii) the availability of debt financing under the Company's existing bank credit facility.

     In analyzing the Transactions, the Special Committee and the Board of Directors analyzed the possible detriments of the Assets and the potential risks relating to an oil and gas property acquisition, including the risks that the reserve estimate may overstate the future net cash flows from the acquired properties, geological or mechanical difficulties may interrupt, or increase the costs associated with, production on the acquired properties, oil and gas prices may be lower than the prices assumed in the reserve and acquisition analysis, future drilling operations on the acquired properties may not be successful and changes in regulatory or environmental policies may adversely affect the value of the properties. The Board also considered the limited future exploration potential of the Assets and the purchase price per barrel of oil equivalent. Based on the review of properties to be acquired conducted by management and the Special Committee's outside advisors, the Board of Directors believes that these risks have been taken into account in the Special Committee's negotiations and in the valuation of the Transactions. If the issuance of the Series B Preferred Stock is not approved, the Transactions will not be consummated as described herein but the Company's other operations will be unaffected.

     Because of the multiplicity of factors considered, the Company Representatives considered the matters referred to above as a whole and did not assign any particular weight to one factor over another. As a result the Company Representatives cannot quantify the importance of particular factors. When considered as a whole, the Company Representatives have concluded that such factors justify their conclusion that the proposed Transactions are fair to and in the best interests of the stockholders.

OPINION OF FINANCIAL ADVISOR

     Morgan Keegan was retained by the Special Committee in connection with the Transactions to render an opinion to the Special Committee and the Board of Directors of the Company as to the fairness, from a financial point of view, to the stockholders of the Company (other than stockholders who are also Sellers, the "Interested Stockholders") of the consideration to be paid by the Company pursuant to the Exchange Agreement. Morgan Keegan was selected by the Special Committee based on Morgan Keegan's experience, expertise and familiarity with the oil and gas exploration and production business.

     Morgan Keegan is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for various purposes. Morgan Keegan has not been previously engaged to provide investment banking services to the Company or the Interested Stockholders.

     On October 22, 1996, Morgan Keegan communicated to the Special Committee and the Board of Directors its oral opinion that the payment of the Consideration for the Assets is fair, from a financial point of view, to the stockholders of the Company (other than the Interested Stockholders as to which Morgan Keegan expressed no opinion). On October 31, 1996, Morgan Keegan confirmed its oral opinion by delivering the written opinion set forth in Appendix A.

     THE FULL TEXT OF THE OCTOBER 31, 1996 WRITTEN OPINION OF MORGAN KEEGAN, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN ARRIVING AT SUCH OPINION, IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. THE COMPANY STOCKHOLDERS ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY AND THE SUMMARY OF SUCH OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. MORGAN KEEGAN'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO THE COMPANY STOCKHOLDERS (OTHER THAN THE INTERESTED STOCKHOLDERS) OF THE CONSIDERATION TO BE PAID BY THE COMPANY PURSUANT TO THE EXCHANGE AGREEMENT, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED TRANSACTIONS OR ANY RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF THE COMPANY AS TO HOW SUCH STOCKHOLDER SHOULD VOTE OR OTHERWISE.

     In arriving at its opinion, Morgan Keegan reviewed an unexecuted draft of the Exchange Agreement (including exhibits) dated October 10, 1996 (which, for purposes of its analysis, it assumed that any further revisions, including the filling in of blank spaces and the attachment of final exhibits and appendices, would not materially alter the terms and provisions of such documents and that such documents would be executed as finalized); held discussions with various members of management and representatives of the Company and the Sellers concerning the Company's and the Sellers' historical and current operations, financial condition and prospects; reviewed historical consolidated financial and operating data that was publicly available or furnished to it by the Company and the Sellers; considered the pro forma effect of the Transactions on the Company's capital ratios and earnings and cash flow per share; reviewed internal financial analyses, financial and operating forecasts, reports and other information prepared by officers and representatives of the Company and the Sellers; reviewed the reserve reports (the "Reserve Reports") of the Sellers prepared by Coutret & Associates, Inc. and the review letter (the "Review Letter") of Ryder Scott Company dated September 20, 1996; reviewed certain publicly available information with respect to certain other companies that it believed to be comparable to the Company and the trading markets for such other companies' securities; reviewed certain publicly available information concerning the terms of certain other transactions that it deemed relevant to its inquiry; analyzed the terms of recent convertible preferred stock offerings; and conducted such other financial studies, analyses and investigations as it deemed appropriate for the purposes of its opinion including its assessment of general economic, market and monetary conditions.

     In connection with its review and analysis and in arriving at its opinion, Morgan Keegan did not assume responsibility for independent verification of any of the information provided to or otherwise reviewed by Morgan Keegan and relied upon its being complete and accurate in all respects. Morgan Keegan also assumed the correctness of and relied upon the representations and warranties of the Company and the Sellers contained in the Exchange Agreement. Morgan Keegan also relied upon management of the Company and representatives of the Sellers as to the reasonableness and achievability of the financial and operating projections and the assumptions and bases therefor provided to it, and assumed that such projections reflected the best currently available estimates and judgments of the management of the Company and the representatives of the Sellers as to their respective future performance. Morgan Keegan was not engaged to assess the achievability of such projections or the assumptions on which they were based and expressed no view as to such projections or assumptions. Morgan Keegan was not engaged to, and did not conduct a physical inspection or appraisal of any of the assets, properties or facilities of either the Company or the Sellers, nor was it furnished with any such evaluation or appraisal, other than the Reserve Reports and the Review Letter referred to above. Morgan Keegan assumed that the conditions to the Transactions as set forth in the Exchange Agreement would be satisfied; and that the Transactions would be consummated on a timely basis in the manner contemplated by the Exchange Agreement and that the Transactions would be accounted for as a purchase under generally accepted accounting principles. Morgan Keegan expresses no opinion as to the price or trading range at which shares of the Company common stock will trade after the date of its opinion, or upon completion of the Transactions.

     In connection with its presentations to the Special Committee and the Board of Directors on October 22, 1996, and in preparing its written opinion for the Special Committee and the Board of Directors, Morgan Keegan performed a variety of financial and comparative analyses. The material portions of such analysis are summarized below.

     Discounted Cash Flow Analysis. Under this method, Morgan Keegan calculated an estimate of the risk adjusted discounted pre-tax future net cash flows attributed to estimated reserves of the Sellers as of July 1, 1996, utilizing reserve information prepared or provided by the Sellers under three pricing scenarios. In Case I, future oil prices for West Texas Intermediate (Cushing) spot equivalent crude oil were assumed to remain constant at $18.25 per barrel. Gas prices for Natural Gas Weekly's composite spot wellhead price were assumed to remain constant at $1.90 per thousand cubic feet ("Mcf"). In Case II, oil prices were assumed to be $18.25 per barrel during the remaining months of 1996 and throughout 1997, and to escalate 3.5% per year thereafter; gas prices were assumed to be $1.90 per Mcf during the remaining months of 1996 and throughout 1997, escalating 3.5% per year thereafter. In Case III, oil prices were assumed to remain constant at $20.52 per barrel and gas prices were assumed to remain constant at $2.10 per Mcf. These forecasts included adjustments to such pricing scenarios to reflect transportation and quality differentials, comments from Ryder Scott Company resulting from its review of the Reserve Reports, and a pre-tax discount rate of 10%. From the resulting present value of future net cash flows discounted at 10% ("PV(10) Value"), Morgan Keegan subtracted specific risk adjustment factors, which in Morgan Keegan's professional judgment, reflect those generally relied upon in the oil and gas industry to value oil and gas reserves. The risk adjustment factors which were used were subtracted from the PV(10) Value for each of the various proved reserve categories. These risk factors used were 5% of PV(10) Value for Proved Developed Producing reserves, 15% for Proved Developed Non-Producing -- Secondary Recovery reserves, 20% for Proved Developed Non-Producing -- Behind Pipe reserves, and 50% for Proved Undeveloped -- Undrilled reserves. Under this method, the implied values for the oil and gas reserves acquired in the Transactions ranged from $17.1 million to $19.5 million, compared to $17.4 million in consideration in the Transactions.

     Selected Transactions Analysis. In this analysis, Morgan Keegan reviewed publicly available information regarding 17 oil and gas reserve transactions (the "Selected Transactions") involving U.S., onshore Gulf Coast oil and gas properties which took place between January 1995 and September 1996, which it deemed relevant to its analysis of the Transactions. The total consideration for the Selected Transactions ranged in value from $3.0 million to $165.2 million, with an average of $46.1 million and a median of $19.5 million, compared to $17.4 million in the contemplated Transactions. The Selected Transactions included Comstock Resources' acquisition of Black Stone Oil Company and additional interests in the Double A Wells field in East Texas, Contour Productions acquisition of an interest in Kelley Oil and Gas Company, Panaco Inc.'s acquisition of Shell Oil Company's working interest in the Bayou Sorrel field in South Louisiana, the William H. Hunt Trust Estate's acquisition of East Texas and Texas Gulf Coast properties, Southern Mineral Corporation's acquisition of the limited partner interest in SMC Development, an affiliate of Torch Energy Finance Company, Callon Petroleum's acquisition of Scott Paper Company's oil and gas reserves located in Alabama, Coastal Corporation's acquisition of Tesoro Petroleum's interests in four units in South Texas, Comstock Resources' purchase of oil and gas properties in East Texas and North Louisiana from Sonat, Inc., Howell Petroleum's acquisition of all of the Mississippi operated properties from Norcen Energy Resources, National Energy Group's purchase of oil and gas properties in East Texas from Sierra Mineral Development L.C., Sonat Exploration's purchase of working interests in two field in South Louisiana from Gary-Williams Production Company and Rebel Drilling Company, Sonat, Inc.'s acquisition of working interests in a Louisiana field from Cobra Oil & Gas and others, Southern Mineral Corporation's purchase of Stone & Webster's oil and gas assets, Union Pacific Resources' acquisition of producing wells in Texas from Edco Energy, Union Pacific Resources' acquisition of oil and gas properties from Gemini Oil and Gas Company in Texas and Whiting Petroleum's acquisition of Wainoco's interests in an East Texas oil and gas field. Morgan Keegan calculated purchase price (purchase price plus obligations assumed less estimated values of non-reserve assets) multiples of the PV(10) Values for the Selected Transactions, which ranged from 0.36x to 1.80x, with an average of 0.83x and a median of 0.84x, compared to 0.78x PV(10) Value in the contemplated Transactions. In addition, Morgan Keegan calculated purchase price multiples of equivalent proved reserves for the acquired oil and gas assets for the Selected Transactions. The purchase prices per barrel of oil equivalent ("BOE") ranged from $2.18 to $9.29, with an average of $4.68 and a median of $4.62, compared to $7.36 per BOE in the contemplated Transactions. As part of its analysis of the purchase price per BOE, Morgan Keegan noted that on a per BOE basis, the properties to be acquired in the contemplated Transactions have experienced relatively low operating expenses compared with average U.S. oil and gas properties and that 81% of the PV(10) Value of the estimated reserves of the Sellers were classified as proved developed producing. Morgan Keegan noted that properties with relatively low operation expenses and a higher percentage of reserves classified as proved developed producing often have a higher PV(10) Value, and therefore, command higher prices on a per BOE basis than other properties.

     Morgan Keegan noted that the oil and gas acquisition environment varies over time because of a number of factors, including the properties involved, commodity prices, life of reserves, interest rates and industry outlook. Morgan Keegan believes that no transaction reviewed was identical to the Transactions and that, accordingly, an assessment of the Selected Transactions analysis involved complex consideration and judgments concerning differences in the properties involved and other factors that relate to valuation.

     Pro Forma Analysis. Morgan Keegan prepared pro forma analyses of the financial impact of the Transactions. Morgan Keegan performed this analysis assuming the Company would issue shares of Series B Preferred Stock with an aggregate liquidation value of $7.5 million, pay $2.0 million in cash and incur indebtedness of $7.9 million to eliminate La/Cal II's outstanding debt. The Company's stand alone projections for 1996 and 1997 were compared with the pro forma combined company projections for cash flow per share and earnings per share and other measures of profitability. The pro forma cash flow per share and earnings per share were then compared to the Company's stand alone projected cash flow per share and earnings per share to determine the degree of dilution, if any, to the Company stockholders subsequent to the Transactions. This analysis indicated that the Transactions would be accretive to the Company stockholders on a pro forma cash flow per share basis and pro forma earnings per share basis in estimated years 1996 and 1997, meaning that had the Transactions been consummated as assumed in the pro formas the Company's cash flow and earnings per share would have been higher than the Company's reported cash flow and earnings per share.

     Analysis of the Preferred Stock. Using publicly available information, Morgan Keegan analyzed the terms of 85 convertible preferred stock offerings from January 1, 1995 through October 10, 1996. Of the 85 offerings analyzed, Morgan Keegan selected seven transactions which it deemed to be most appropriate for an analysis of the Series B Preferred Stock. The issuers in the seven selected transactions were Merry Land and Investment Company, Inc., Oasis Residential, Inc., Beazer Homes USA, Inc., Republic Security Financial Corporation, Callon Petroleum Company, Matewan Bancshares, Inc. and Tyco Toys, Inc. Of the seven issuances selected, five were unrated by Standard & Poors, one was rated B- and one was rated B+. They ranged in size from $9.0 million to $100.0 million, with an average size of $55.1 million and a median size of $45.0 million. Yields ranged from a low of 7.00% to a high of 9.00%, with an average of 8.12% and a median of 8.25%. Conversion premiums ranged from a low of 11.4% to a high of 22.0%, with an average of 16.3%, and a median of 17.2%. These terms compare to an 8.25% yield and a 25% conversion premium for the Series B Preferred Stock issued as consideration in the Transactions.

     Selected Companies Analysis. In addition, as part of its analysis of the Series B Preferred Stock, Morgan Keegan reviewed and compared certain actual and forecasted financial, operating and stock market information of the Company to publicly available information regarding six publicly traded oil and gas companies (the "Selected Companies") considered by Morgan Keegan to be comparable to the Company based on a variety of criteria. The Selected Companies included American Exploration Company, Callon Petroleum Company, Coho Energy Inc., Denbury Resources Inc., PetroCorp Inc. and Southern Mineral Corporation. The market capitalization for the Selected Companies ranged from $29.3 million to $150.0 million. With respect to the Selected Companies, Morgan Keegan considered market capitalization as a multiple of cash flow available to common stockholders. Morgan Keegan's analyses of the Selected Companies indicated market capitalization multiples of cash flow for 1995 results, which ranged from 5.1x to 8.8x, with an average of 6.8x and a median of 6.4x, 1996 estimates, which ranged from 4.2x to 6.0x, with an average of 5.1x and a median of 5.0x, and 1997 estimates, which ranged from 3.5x to 5.0x, with an average of 4.2x and a median of 4.2x, compared to multiples of 6.3x, 6.8x and 3.9x, respectively, for the Company. Morgan Keegan also considered leveraged market capitalization (i.e., market value of common equity plus debt and preferred stock less working capital) as a multiple of earnings before depletion, depreciation, amortization, interest and taxes ("EBDIT") for 1995 results, which ranged from 6.4x to 12.5x, with an average of 9.3x and a median of 8.4x, 1996 estimates, which ranged from 5.4x to 7.7x, with an average of 6.5x and a median of 6.6x, and 1997 estimates, which ranged from 4.3x to 6.4x, with an average of 5.4x and a median of 5.6x, compared to levered multiples of 9.8x, 10.3x and 6.7x, respectively, for the Company. Morgan Keegan also calculated indicative equity values per share of the Company common stock based upon the Selected Companies multiples. The median indicative equity values per share were $.77 in respect of 1995 cash flow, $.55 in respect of 1996 estimated cash flow, $.79 in respect of 1997 estimated cash flow, $.61 in respect of 1995 EBDIT, $.40 in respect of 1996 estimated EBDIT, and $.60 in respect of 1997 estimated EBDIT.

     The foregoing summary of Morgan Keegan's presentation and analyses includes a description of the material portions of such analysis but does not purport to be a complete description of such presentation to the Special Committee and Board of Directors or of the analyses performed by Morgan Keegan. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore a fairness opinion is not susceptible to summary description. In arriving at its opinion, Morgan Keegan did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Morgan Keegan believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the above summary, without considering all factors and analyses, would create an incomplete view of the process underlying the analyses presented to the Special Committee and the Board of Directors and its opinion. In addition, Morgan Keegan may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to represent the actual value of the Assets or the combined company.

     In performing its analyses, Morgan Keegan made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or the Seller. No company or transaction used in the above analyses as a comparison is identical to the Company or the Seller or the contemplated transaction. The analyses performed by Morgan Keegan are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Morgan Keegan's analysis of the fairness, from a financial point of view, to the stockholders of the Company (other than the Interested Stockholders) of the consideration to be paid by the Company pursuant to the Exchange Agreement and were discussed with the Special Committee and the Board of Directors of the Company at the October 22, 1996 meeting. The analyses do not purport to be appraisals or to reflect prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Morgan Keegan's presentation to the Special Committee and the Board of Directors of the Company and opinion was one of many factors taken into consideration by the Special Committee and Board of Directors of the Company in making its determination to approve the Exchange Agreement.

     Pursuant to an engagement letter with the Special Committee, Morgan Keegan has received a fee of $100,000 for rendering its opinions with respect to the Transactions. The Company has also agreed to reimburse Morgan Keegan for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Morgan Keegan against certain liabilities, including liabilities under the federal securities laws.

     In the ordinary course of Morgan Keegan's business, Morgan Keegan may actively trade the securities of the Company for its own account and for the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities.

ACCOUNTING TREATMENT

     For accounting and financial reporting purposes, the Transactions will be accounted for as a purchase of La/Cal II and the Group A Properties by the Company. Consequently, the Company's consolidated financial statements after the consummation of the Transactions will reflect the assets and liabilities of the Company at book value and the assets and liabilities of La/Cal II and the Group A Properties at fair value. For presentations of certain anticipated effects of the accounting treatment on the consolidated financial position and the results of operations of the Company after the consummation of the Transactions, see "Unaudited Pro Forma Condensed Financial Information."

GOVERNMENTAL AND REGULATORY APPROVALS

     The Company is not aware of any federal or state regulatory requirements which must be complied with or any federal or state regulatory approval which must be obtained in connection with the Transactions, other than proxy solicitation requirements under federal and state securities laws.

SPECIAL CONVERSION RIGHT FOR HOLDERS OF THE COMPANY'S SERIES A CONVERTIBLE PREFERRED STOCK

     The Transactions will be a "Corporate Change" as such term is defined in the Certificate of Designations of the Company's Series A Convertible Preferred Stock (the "Series A Preferred"). Accordingly, holders of Series A Preferred shares will have the right for 45 days after notification to convert each share of Series A Convertible Preferred Stock of New Goodrich into 6.25 shares of common stock of New Goodrich. The shares of Series A Preferred currently are, and after expiration of the special conversion period will be, convertible into
3.33 shares of Common Stock. There are 801,149 shares of Series A Preferred currently outstanding. See "Description of Company Capital Stock -- Preferred Stock -- Series A Convertible Preferred Stock."

REGISTRATION RIGHTS

     Pursuant to the Exchange Agreement, New Goodrich has agreed to enter into a Registration Rights Agreement with the Sellers at the closing providing for the registration of the shares of New Goodrich common stock issuable upon conversion of the shares of Series B Preferred Stock. The Registration Rights Agreement will provide for one demand registration and unlimited piggyback registrations. Expenses incurred in connection with the registration will be paid by the Company, except for underwriting discounts or commissions.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Proxy Statement includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts included in this Proxy Statement regarding reserve estimates, planned capital expenditures, future oil and gas production and prices, future drilling activity, the Company's financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the Company. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates made by different engineers often vary from one another. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revisions of such estimate and such revisions, if significant, would change the schedule of any further production and development drilling. Accordingly, reserve estimates are generally different from the quantities of oil and natural gas that are ultimately recovered. Additional important factors that could cause actual results to differ materially from the Company's expectations include changes in oil and gas prices, changes in regulatory or environmental policies, production difficulties, transportation difficulties and future drilling results. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such factors.

                INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

     Certain of the Company's directors and executive officers have substantial interests in the properties to be acquired by New Goodrich. Accordingly, the pending Transactions were negotiated on behalf of the Company by a Special Committee of disinterested, outside directors. See "The
Transactions -- Background." The following describes the relationships that currently exist among certain executive officers and directors of the Company (and after the consummation of the Transactions, New Goodrich) and the properties to be acquired.

     - Henry Goodrich -- Mr. Goodrich is Chairman of the Board, a director of and consultant to the Company and will, after consummation of the Transactions, serve in the same capacities for New Goodrich. He is the beneficial owner of approximately 12.2% of the Company's Common Stock, a Partner in La/Cal II, a member of the La/Cal II Management Committee, a Working Interest Owner, and the father of Walter G. "Gil" Goodrich and the father-in-law of J. Michael Watts. Mr. Goodrich will beneficially receive $307,115 in cash and 114,874 shares of Series B Preferred Stock upon consummation of the Transactions.

     - Walter G. "Gil" Goodrich -- Mr. Goodrich is President, Chief Executive Officer and a director of the Company and will, after consummation of the Transactions, serve in the same capacities for New Goodrich. He is the beneficial owner of approximately 19.8% of the Company's Common Stock, a Partner in La/Cal II, a member of the La/Cal II Management Committee, a Working Interest Owner, and the son of Henry Goodrich and the brother-in-law of J. Michael Watts. Mr. Goodrich will beneficially receive $257,147 in cash and 212,498 shares of Series B Preferred Stock upon consummation of the Transactions.

     - J. Michael Watts -- Mr. Watts is a director of the Company and will, after consummation of the Transactions, serve in the same capacity for New Goodrich. He is the beneficial owner of approximately 2.7% of the Company's Common Stock, a Partner in La/Cal II, a Working Interest Owner, and the son-in-law of Henry Goodrich and the brother-in-law of Walter G. Goodrich. Mr. Watts will beneficially receive $80,933 in cash and 29,849 shares of Series B Preferred Stock upon consummation of the Transactions.

     - Leo E. Bromberg -- Mr. Bromberg is a consultant to the Company and will, after consummation of the Transactions, serve in the same capacity for New Goodrich. He is the beneficial owner of approximately 7.2% of the Company's Common Stock, a Partner in La/Cal II, a member of the La/Cal II Management Committee, and a Working Interest Owner. Mr. Bromberg will beneficially receive $356,273 in cash and 134,149 shares of Series B Preferred Stock upon consummation of the Transactions.

     - Sheldon Appel -- Mr. Appel is a director of the Company and will, after consummation of the Transactions, serve in the same capacity for New Goodrich. He is the beneficial owner of approximately 2.3% of the Company's Common Stock and a Working Interest Owner. Mr. Appel will beneficially receive $6,761 in cash and 5,222 shares of Series B Preferred Stock upon consummation of the Transactions.

     - Roland L. Frautschi -- Mr. Frautschi is Senior Vice President and Chief Financial Officer of the Company and will, after consummation of the Transactions, serve in the same capacities for New Goodrich. He is the beneficial owner of approximately 1.7% of the Company's Common Stock and a Partner in La/Cal II. Mr. Frautschi will beneficially receive $58,378 in cash and 19,141 shares of Series B Preferred Stock upon consummation of the Transactions.

     For a description of the number of shares of New Goodrich common stock to be beneficially owned by such persons after the Transactions, see "Security Ownership of Certain Beneficial Owners and Management."

     During 1995 and through September 30, 1996, La/Cal II made cash distributions to such persons and their affiliates in connection with all of the partnership interests held by such persons as follows: Mr. Henry Goodrich
(1996 -- $421,861; 1995 -- $505,591); Mr. Gil Goodrich (1996 -- $352,940;
1995 -- $416,865); Mr. Roland Frautschi (1996 -- $97,088; 1995 -- $101,027); Mr.
Michael Watts (1996 -- $119,105; 1995 -- $130,817); and Mr. Leo Bromberg
(1996 -- $463,124; 1995 -- $620,561).

     During 1995 and through September 30, 1996, the individuals above received distributions from the Group A Properties related to their working interest ownership as follows: Mr. Henry Goodrich (1996 -- $120,970; 1995 -- $6,528); Mr. Gil Goodrich (1996 -- $113,147; 1995 -- $25,206); Mr. Sheldon Appel
(1996 -- $15,105; 1995 -- 0-); Mr. Michael Watts (1996 -- $22,617;
1995 -- $1,182); and Mr. Leo Bromberg (1996 -- $108,836; 1995 -- $26,174).

     Messrs. Henry Goodrich and Michael Watts were employees of GOC during 1996 and 1995. Mr. Watts resigned in April 1996. Messrs. Gil Goodrich and Roland Frautschi were employees of GOC during 1995 until the August 15, 1995 business combination with Patrick at which time they resigned to become officers of the Company. Such persons received cash compensation from GOC of $2,457, $15,094, $-0- and $-0-, respectively, during the nine months ended September 30, 1996 and $3,275, $52,009, $32,304 and $30,414, respectively, during 1995. During these periods, GOC also reimbursed such individuals for certain out-of-pocket business expenses. Certain of the services provided to GOC were related to the La/Cal II Interests, but such services were paid by GOC without reimbursement by La/Cal II.

     The Company entered into a five-year consulting agreement with Mr. Henry Goodrich commencing August 15, 1995. Mr. Goodrich provides consulting services to the Company with regard to the identification and evaluation of acquisition and drilling opportunities, financing transactions, investor relations and other matters. Mr. Goodrich receives annual consulting fees form the Company of $150,000 for such services over the five-year term of the agreement. Mr. Goodrich also received a grant of options to purchase 250,000 shares of Common Stock at the closing price for such shares on August 15, 1995.

     The Company entered into a five-year consulting agreement with Mr. Leo E. Bromberg commencing October 20, 1995, which the Company or Mr. Bromberg may terminate on any anniversary date of the consulting agreement. Mr. Bromberg provides consulting services to the Company with regard to the acquisition and financing of hydrocarbon assets. Mr. Bromberg receives annual consulting fees from the Company of $120,000 for such services over the five-year term of the agreement.

              SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material federal income tax consequences of the Merger to the Company and the shareholders of the Company, and represents the opinion of Vinson & Elkins L.L.P., counsel to the Company, insofar as it relates to matters of law and legal conclusions. This summary of the material federal income tax consequences does not address all federal income tax aspects of the Merger, nor does it address the tax consequences to taxpayers that are subject to special treatment under the federal income tax laws (such as financial institutions, dealers in securities, tax-exempt entities and foreign persons) or to taxpayers that do not hold their shares of common stock or Series A Preferred Stock of the Company as capital assets (generally property held for investment). This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, judicial decisions and Internal Revenue Service rulings, all of which are subject to change, possibly with retroactive effect.

     HOLDERS OF COMMON STOCK AND SERIES A PREFERRED STOCK OF THE COMPANY ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER WHICH MAY BE SPECIFIC TO THEIR SITUATIONS, INCLUDING THE EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

CHARACTERIZATION OF THE TRANSACTIONS

     In the opinion of Vinson & Elkins L.L.P., the Merger will constitute a reorganization within the meaning of section 368(a) of the Code, with the consequences to the Company and the holders of common stock and Series A Preferred Stock of the Company described below.

HOLDERS OF COMMON STOCK AND SERIES A PREFERRED STOCK OF THE COMPANY

     No gain or loss will be recognized to the holders of common stock and Series A Preferred Stock of the Company upon the exchange of shares of common stock or Series A Preferred Stock of the Company solely for shares of common stock or Series A Preferred Stock, respectively, of New Goodrich pursuant to the Merger. The tax basis of the shares of common stock or Series A Preferred Stock of New Goodrich received in the Merger will be the same as the tax basis of the shares of common stock or Series A Preferred Stock of the Company exchanged therefor, and the holding period of the shares received will include the holding period of the shares exchanged therefor (provided the shares exchanged are held as capital assets at the time of the Merger).

THE COMPANY AND NEW GOODRICH

     The Company and New Goodrich will each be a party to a reorganization within the meaning of section 368(b) of the Code. No gain or loss will be recognized by the Company or New Goodrich as a result of the Merger. The tax basis and holding period of the assets of the Company will be unaffected by the Merger.

 SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA OF THE COMPANY

    The selected historical financial data set forth below for the years ended December 31, 1995 and 1994 and the period from July 15, 1993 through December 31, 1993 for the Company and for the period from January 1, 1993 through July 14, 1993 for the properties contributed to La/Cal Energy Partners prior to its formation have been derived from audited financial statements contained elsewhere in this Proxy Statement. The historical financial data for the years ended December 31, 1992 and 1991 have been derived from the unaudited financial records of the assets contributed to La/Cal Energy Partners. The selected historical financial data are not necessarily indications of the results of future operations and are qualified in their entirety by, and should be read in conjunction with "Goodrich Petroleum Corporation Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as the Company's financial statements and the notes thereto included elsewhere in this Proxy Statement. The selected pro forma financial data gives effect to the Transactions and is derived from the Unaudited Condensed Pro Forma Financial Information contained elsewhere in this Proxy Statement.

                                                                            HISTORICAL
                                     -----------------------------------------------------------------------------------------
                                                                                                                        YEAR
                                                                                         PERIOD FROM    PERIOD FROM    ENDED
                                        NINE MONTHS ENDED            YEAR ENDED         JULY 15, 1993    JANUARY 1,   DECEMBER
                                          SEPTEMBER 30,             DECEMBER 31,        (INCEPTION) TO  1993 THROUGH    31,
                                     -----------------------  ------------------------   DECEMBER 31,     JULY 14,    --------
                                        1996        1995         1995         1994           1993         1993(C)     1992(C)
                                     ----------  -----------  -----------  -----------  --------------  ------------  --------
STATEMENT OF OPERATIONS DATA:
 Total revenues..................... $7,007,000  $ 3,730,000  $ 6,174,000  $ 5,014,000   $  1,068,000     $947,000    $896,000
 Lease operating expense and
   production taxes.................  1,145,000      535,000    1,030,000      684,000        194,000      137,000     173,000
 Total costs and expenses...........  6,902,000    2,540,000    5,037,000    2,999,000        574,000
 Income before extraordinary item...    105,000    1,190,000    1,137,000    2,015,000        494,000
 Extraordinary item -- early
   extinguishment of debt...........         --     (483,000)    (483,000)
 Net income.........................    105,000      707,000      654,000
   Preferred stock dividends........    485,000      108,000      255,000
 Earnings (loss) applicable to
   common stock.....................   (380,000)     599,000      399,000
 Loss per average common share......       (.01)
   Pro forma income tax and per
     share information:
     Income before extraordinary
       item and income taxes........               1,190,000    1,137,000    2,015,000        494,000
     Pro forma income taxes(a)......                 402,000      402,000      786,000        193,000
                                                  ----------   ----------   ----------     ----------
                                                     788,000      735,000    1,229,000        301,000
     Extraordinary item -- early
       extinguishment of debt.......                (483,000)    (483,000)          --             --
                                                  ----------   ----------   ----------     ----------
     Net income adjusted for pro
       forma income taxes...........                 305,000      252,000    1,229,000        301,000
     Preferred stock dividends......                 108,000      255,000           --             --
                                                  ----------   ----------   ----------     ----------
     Earnings (loss) applicable to
       common stock adjusted for pro
       forma income taxes...........                 197,000       (3,000)   1,229,000        301,000
                                                  ----------   ----------   ----------     ----------
     Income before extraordinary
       item adjusted for pro forma
       income taxes per average
       common share.................                     .03          .02          .06            .02
     Extraordinary item per average
       common share.................                    (.02)        (.02)          --             --
     Earnings adjusted for pro forma
       income taxes per average
       common share.................                     .01           --          .06            .02
                                                  ----------   ----------   ----------     ----------
     Pro forma weighted average
       common shares
       outstanding(b)...............              23,095,631   27,722,543   19,765,226     19,765,226
                                                  ----------   ----------   ----------     ----------
OTHER FINANCIAL DATA:
 Partnership distributions..........               1,133,000    1,133,000    3,107,000      4,073,000
 Cash dividends per common share.... $       --  $        --  $        --
SELECTED OPERATING DATA:
 Net crude oil produced (Bbls)......    126,139       49,066      102,731       36,487          7,319
 Average price per Bbl.............. $    20.14  $     16.72  $     16.27  $     15.99   $      16.65
 Net natural gas produced (Mcf).....  1,194,704    1,764,583    2,213,923    2,386,130        933,435
 Average price per Mcf.............. $     2.44  $      1.57  $      1.72  $      1.85   $       2.02


                                                           PRO FORMA
                                                 -----------------------------
                                                  NINE MONTHS
                                                     ENDED         YEAR ENDED
                                                 SEPTEMBER 30,    DECEMBER 31,
                                      1991(C)         1996            1995
                                      --------   --------------   ------------
STATEMENT OF OPERATIONS DATA:
 Total revenues.....................  $244,000    $ 10,184,544    $12,860,558
 Lease operating expense and
   production taxes.................    55,000       1,618,866      2,097,619
 Total costs and expenses...........                 9,395,139     11,171,901
 Income before extraordinary item...                   749,405      1,688,657
 Extraordinary item -- early
   extinguishment of debt...........                        --             --
 Net income.........................                   749,405      1,688,657
   Preferred stock dividends........                   948,673      1,343,682
 Earnings (loss) applicable to
   common stock.....................                  (199,268)       344,975
 Loss per average common share......                       (--)           .01
   Pro forma income tax and per
     share information:
     Income before extraordinary
       item and income taxes........
     Pro forma income taxes(a)......

     Extraordinary item -- early
       extinguishment of debt.......

     Net income adjusted for pro
       forma income taxes...........
     Preferred stock dividends......

     Earnings (loss) applicable to
       common stock adjusted for pro
       forma income taxes...........

     Income before extraordinary
       item adjusted for pro forma
       income taxes per average
       common share.................
     Extraordinary item per average
       common share.................
     Earnings adjusted for pro forma
       income taxes per average
       common share.................

     Pro forma weighted average
       common shares
       outstanding(b)...............

OTHER FINANCIAL DATA:
 Partnership distributions..........
 Cash dividends per common share....              $         --    $        --
SELECTED OPERATING DATA:
 Net crude oil produced (Bbls)......                   210,135        166,411
 Average price per Bbl..............              $      19.88    $     16.45
 Net natural gas produced (Mcf).....                 1,769,459      2,697,367
 Average price per Mcf..............              $       2.49    $      1.72

                                                                                                    HISTORICAL
                                                                                   ---------------------------------------------
                                                                                       AS OF             AS OF DECEMBER 31,
                                                                                   SEPTEMBER 30,     ---------------------------
                                                                                       1996             1995            1994
                                                                                   -------------     -----------     -----------
BALANCE SHEET DATA:(C)
 Cash and cash equivalents........................................................  $   389,000      $   613,000     $   711,000
 Working capital (deficit)........................................................      772,000        1,028,000        (416,000)
 Total assets.....................................................................   21,404,000       22,383,000       8,230,000
 Long-term debt, excluding current portion........................................    9,800,000        9,750,000       8,250,000
 Total liabilities................................................................   12,153,000       12,720,000      10,312,000
 Stockholders' equity (deficit)...................................................    9,251,000        9,663,000      (2,081,000)
 Book value per common share......................................................  $       .03      $       .06

                                                                                                    PRO FORMA
                                                                                                  -------------
                                                                                                      AS OF
                                                                                                  SEPTEMBER 30,
                                                                                       1993           1996
                                                                                    ----------    -------------
BALANCE SHEET DATA:(C)
 Cash and cash equivalents........................................................  $  752,000     $ 1,047,689
 Working capital (deficit)........................................................    (427,000)      1,881,400
 Total assets.....................................................................   5,371,000      39,475,437
 Long-term debt, excluding current portion........................................   4,700,000      20,300,000
 Total liabilities................................................................   6,360,000      22,724,475
 Stockholders' equity (deficit)...................................................    (989,000)     16,750,962
 Book value per common share......................................................                 $       .03

---------------

(a) No provision for income taxes is included in the consolidated statements of operations for the periods ended December 31, 1994 and 1993 or the period from January 1, 1995 through August 14, 1995, for the operations of La/Cal Energy Partners (predecessor company), due to La/Cal Energy Partners being a partnership and income taxes were the responsibility of the individual partners of La/Cal Energy Partners. Certain unaudited pro forma information relating to the Company's results of operations had La/Cal Energy Partners been a corporation for those periods, is shown above.

(b) For purposes of this presentation the number of pro forma shares used for periods prior to August 15, 1995 is 19,765,226 shares, the number of shares issued by the Company in exchange for La/Cal Energy Partners net assets contributed.

(c) La/Cal Energy Partners was organized on July 15, 1993. Statement of operations data, other financial data, and other selected operating data, other than revenues from oil and gas sales and lease operating expenses and production taxes, for the period from January 1, 1993 through July 15, 1993 and for the years ended December 31, 1992 and 1991, as well as balance sheet data as of December 31, 1992 and 1991, is not presented as the properties for which such financial data related were not maintained as a separate business unit, and assets, liabilities or indirect operating costs applicable to the properties were not segregated by the owners prior to the formation of La/Cal Energy Partners.

(d) The above data reflect the operations solely of La/Cal Energy Partners for periods prior to August 15, 1995, whereas such data reflects the operations of La/Cal Energy Partners combined with Patrick Petroleum Company for periods subsequent to August 15, 1995.

                  GOODRICH PETROLEUM CORPORATION CONSOLIDATED
                    QUARTERLY INCOME INFORMATION (UNAUDITED)

                                                                SECOND        THIRD         FOURTH
                                             FIRST QUARTER     QUARTER       QUARTER       QUARTER        TOTAL
                                             -------------    ----------    ----------    ----------    ----------
1996
Revenues....................................  $ 2,650,788     $2,162,719    $2,193,449
Costs and Expenses..........................    2,374,423      2,445,198     2,082,413
Net income (loss)...........................      276,365       (282,479)      111,036
Preferred stock dividends...................      162,230        162,190       160,190
Income (loss) applicable to common stock....      114,135       (444,669)      (49,154)
Earnings (loss) per average common share....  $        --     $     (.01)   $       --
1995
Revenues....................................  $ 1,133,420     $1,047,620    $1,549,524    $2,443,848    $6,174,412
Costs and Expenses..........................      675,368        568,837     1,295,987     2,496,909     5,037,101
Income (loss) before extraordinary item and
  income taxes..............................      458,052        478,783       253,537       (53,061)    1,137,311
Extraordinary item -- early extinguishment
  of debt...................................           --             --       482,906            --       482,906
Net income (loss)...........................      458,052        478,783      (229,369)      (53,061)      654,405
Preferred stock dividends...................                                   107,960       146,972       254,932
Earnings (loss) applicable to common
  stock.....................................      458,052        478,783      (337,329)     (200,033)      399,473
Earnings per average common share...........            *              *             *    $       --             *
1994
Revenues....................................  $   881,912     $1,115,823    $1,637,786    $1,377,925    $5,013,446
Costs and Expenses..........................      539,017        631,418       888,803       939,390     2,998,628
Net income..................................      342,895        484,405       748,983       438,535     2,014,818
Earnings per average common share...........            *              *             *             *             *

---------------

* Earnings per share information not presented due to the entity not being in corporate form during the applicable periods. See pro forma presentation of earnings per share in the statements of operations.

     As noted in Note B to the consolidated financial statements, the Company's operational financial results reflect the operations solely of La/Cal Energy Partners for the periods prior to August 15, 1995, whereas such results reflect the operations of the combined entities for the periods subsequent to August 15, 1995. Accordingly, the fourth quarter of 1995 amounts for revenues and costs and expenses reflect the operations of the combined entities whereas such amounts for the third quarter of 1995 reflect the operations solely of La/Cal Energy Partners from July 1 through August 14, 1995 plus the operations of the combined entities from August 15, 1995 through September 30, 1995.

     The Company's quarterly revenues and costs and expenses are impacted by the fact that the Company's pipeline joint venture contract requires higher revenue payments in November through March versus April through October. Accordingly, the Company records the revenues as earned and matches related amortization with such revenues. Related revenue and amortization amounts for the first, second, and third quarter were approximately $582,000 and $392,000, $244,000 and $174,000, and $267,000 and $174,000, respectively.

     The second quarter 1996 cost and expense amount contains costs amounting to $438,000 related to dry holes during the quarter.

     The fourth quarter 1995 cost and expense amount contains 1) a charge for impairment of oil and gas properties of $157,000, 2) a provision for state franchise taxes of approximately $60,000 and 3) dry hole costs of approximately $50,000.

           GOODRICH PETROLEUM CORPORATION MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BACKGROUND OF BUSINESS COMBINATION AND BASIS OF PRESENTATION

     On August 15, 1995, the transactions contemplated by the Agreement and Plan of Merger among Patrick, La/Cal Energy Partners ("La/Cal"), the Company, and Goodrich Acquisition, Inc. were completed. The Agreement provided for a combination of Patrick and La/Cal, as a result of which the businesses previously conducted by Patrick and La/Cal are now conducted by the Company, which is a Delaware corporation formed for the purpose of consummating such transactions, and its subsidiaries. The combination of Patrick and La/Cal was effected primarily by two concurrent transactions: (a) the contribution by La/Cal of all of its assets and liabilities (excluding cash and accounts receivable accrued prior to March 1, 1995, and interest thereon) to the Company in exchange for 19,765,226 shares of the Company's common stock (the "Common Stock") and (b) the merger of Goodrich Acquisition with and into Patrick (the "Patrick Merger") whereby (i) each outstanding share of Patrick common stock ("Patrick Common Stock") was converted into one share of Common Stock; (ii) each outstanding share of Patrick Series B Convertible Preferred Stock was converted into one share of the Company's Series A Convertible Preferred Stock (except for 76,290 shares for which appraisal rights were asserted) and (iii) Patrick, the surviving corporation in the Patrick Merger, became a wholly-owned subsidiary of the Company. Effective January 31, 1996, the former holders of the Patrick Series B Convertible Preferred Stock who had asserted appraisal rights withdrew their claims, resulting in the conversion of their shares into shares of the Company's Series A Preferred Stock.

     The combination transactions were accounted for as a purchase business combination in accordance with Accounting Principles Board Opinion No. 16, Business Combinations whereby La/Cal was deemed to be the acquiror and Patrick the acquiree. Accordingly, on August 15, 1995, the Company recorded the assets and liabilities of Patrick at fair value, whereas the assets and liabilities of La/Cal are reflected at historical book value. The consolidated financial statements reflect the operations solely of La/Cal for periods prior to August 15, 1995, whereas such financial statements reflect the operations of the combined entities for periods subsequent to August 15, 1995. As a result, comparison of the current and prior period financial statements presented are significantly impacted by the combination transactions and, accordingly, are not necessarily indicative of future operating results.

     Prior to the combination transactions, La/Cal was a privately owned Louisiana general partnership which was formed on July 15, 1993, by the contribution of certain oil and gas properties owned by the partners.

CHANGES IN FINANCIAL CONDITION (DECEMBER 31, 1995 VERSUS DECEMBER 31, 1994)

     As noted above, the balance sheet presented as of December 31, 1994 reflects the assets and liabilities of La/Cal only whereas the balance sheet as of December 31, 1995 reflects the assets and liabilities of the combined entities. Variances in significant asset, liability and equity accounts are addressed in the following paragraphs.

     The December 31, 1995 balance sheet reflects the Company's investment in marketable equity securities and investment in a pipeline joint venture which were assets held by Patrick. Property and equipment reflects an increase of approximately $9,000,000, substantially due to the addition of oil and gas properties of Patrick which were recorded at their fair value on August 15, 1995, the acquisition date. December 31, 1995 amounts for accounts receivable and prepaid expenses are the result of the activities of the Company subsequent to the business combination. The reduction in deferred charges primarily represents the charge for the early extinguishment of La/Cal's debt as more fully discussed below.

     Included in the December 31, 1995 amount for accrued liabilities is $400,000 which is related to possible future amounts payable in the Company's role as a potentially responsible party for the cost of clean-up of "hazardous substances" at an oil field waste disposal site. This liability was a Patrick liability and was recorded by the Company as a part of the combination transactions.

     The December 31, 1995 balance sheet reflects $387,000 included in accrued liabilities and $573,000 in other liabilities representing the current and long-term portions of the Company's obligation under consulting agreements with Patrick's former chairman and his son, a former employee of Patrick. Other changes in accrued expenses and accounts payable are the result of activities of the Company subsequent to the business combination.

     Long term debt as of December 31, 1995 represents the outstanding balance under the Company's credit facility with a bank. The original amount drawn under the facility immediately following the business combination was $21,000,000 but was reduced by $10,000,000 in September, 1995 primarily due to proceeds from the sale of the investment in the Penske Corporation (see Note G to the consolidated financial statements). This debt was further reduced during the fourth quarter of 1995 by $1,250,000 from proceeds from the sale of certain properties located in Michigan, Montana and North Dakota. Debt outstanding as of December 31, 1994 reflected amounts issued under La/Cal's 10% Senior Secured General Obligation Notes. This debt was paid off in connection with the combination.

     Due to La/Cal being a partnership and its recorded liabilities exceeding its assets, the December 31, 1994 balance sheet reflects an amount for partners' deficit of $2,081,217. The December 31, 1995 balance sheet reflects stockholder equity accounts of the Company, a corporation. Convertible preferred stock of Patrick was assumed as preferred stock of Goodrich and recorded at its par value of $1,098,710 in the business combination. This amount was reduced by $363,851 as the result of the October 1995 conversion of certain shares of preferred stock to common. Common stock reflects 39,530,452 shares issued in the business combination transactions at $.20 per share par value plus 2,274,058 shares as a result of the preferred stock conversion. The December 31, 1995, additional paid in capital balance is the result of the effects of the combination transactions, primarily the elimination of partners' deficit of La/Cal, issuance of the Company's common and preferred stock, and the recording of Patrick's assets and liabilities at fair value.

     Accumulated deficit at December 31, 1995 reflects only the operations less preferred stock dividends of the Company since August 15, 1995, the date of the combination transactions.

RESULTS OF OPERATIONS

     As noted above, the consolidated statements of operations for the year ended December 31, 1994 and the period from July 15, 1993 through December 31, 1993 reflect the operations of La/Cal only, whereas the statement of operations for the year ended December 31, 1995 reflect the operations solely of La/Cal prior to the combination date (August 15, 1995) and the operations of the combined entities subsequent to the combination date. The consolidated statement of operations for the period from July 15, 1993 through December 31, 1993 reflects the income information for La/Cal for 1993 subsequent to its formation on July 15,1993. The statement of revenues and direct operating expenses of "Properties Contributed to La/Cal Energy Partners" presents the revenues and direct operating expenses of the properties contributed to La/Cal prior to its formation.

     Nine months ended September 30, 1996 versus nine months ended September 30, 1995. Total revenues for the nine months ended September 30, 1996 amounted to $7,007,000 and were $3,276,000 higher than the $3,731,000 for the nine months ended September 30, 1995. Oil and gas sales were $1,872,000 higher due substantially to increased oil production as a result of the inclusion of revenues of the combined entities in the nine months ended September 30, 1996 along with increased oil prices for the period. Gas production for the nine months ended September 30, 1996 was lower primarily due to the early abandonment of two wells producing from a gas reservoir in the Lake Charles field and a third well producing at a reduced rate. One of the abandoned wells has recently been recompleted in an oil reservoir. The dollar impact of this decrease was more than offset by increased gas prices for the period. Additionally, the nine months ended September 30, 1996 includes nine months of revenues from the pipeline joint venture which was acquired in the Patrick transaction amounting to $1,093,000 versus one and one-half month's revenue ($114,000) in the nine months ended September 30, 1995. Included in other, net for the nine months ended September 30, 1996 ($459,000) are gains amounting to $95,000 on the sale of certain oil and gas properties, substantially all in North Dakota, revenue received by the Company as operator of certain wells and other miscellaneous income items.

     The following table reflects the production volumes and pricing information for the periods presented:

                                                 NINE MONTHS                      NINE MONTHS
                                           ENDED SEPTEMBER 30, 1996         ENDED SEPTEMBER 30, 1995
                                         ----------------------------     ----------------------------
                                         PRODUCTION     AVERAGE PRICE     PRODUCTION     AVERAGE PRICE
                                         ----------     -------------     ----------     -------------
    Gas (Mcf)..........................   1,194,704        $  2.44         1,764,583        $  1.57
    Oil (Bbls).........................     126,139          20.14            49,066          16.72

     Lease operating expense and production taxes were $1,145,000 for the nine months ended September 30, 1996 versus $535,000 for the nine months ended September 30, 1995 or $610,000 higher due to the addition of the Patrick oil and gas properties. Depletion, deprecation and amortization was $2,681,000 versus $908,000 or $1,774,000 higher than 1995 due to the addition of the Patrick oil and gas properties and the pipeline joint venture subsequent to August 15, 1995. The Company incurred $953,000 of exploration expense in 1996, whereas there was no such expense in 1995 due to La/Cal having virtually no exploration activities. Included in 1996 exploration expense is $511,000 of costs related to dry holes during the period.

     General and administrative expenses amounted to $1,511,000 in the nine months ended September 30, 1996 versus $197,000 in 1995 due to the fact that La/Cal was provided substantially all of its general and administrative expenses at no cost by an affiliate whereas the Company provides its own general and administrative services. Additionally, as a public company, the Company incurs a higher level of general and administrative expenses than a privately held company.

     Interest expense was $611,000 in the nine months ended September 30, 1996 compared to $901,000 (32% lower) in 1995 due to the Company having lower average debt outstanding and a lower effective interest rate in the nine months ended September 30, 1996 than La/Cal during the same period in 1995.

     In connection with the combination transactions, the Company paid off La/Cal's General Obligation Notes and the related unamortized debt financing costs of $482,906 were charged to operations as an extraordinary item in the third quarter of 1995.

     The Company's preferred stock dividends amounted to $485,000 for the nine months ended September 30, 1996 (nine months dividends on average of 808,000 shares outstanding) compared to $108,000 for the prior period (one and one-half months dividends on average of 1,080,000 shares outstanding).

     Year ended December 31, 1995 versus year ended December 31, 1994. Revenues in 1995 amounted to $6,174,000 and were $1,161,000 (23%) higher than 1994 due to the inclusion of the combined entities subsequent to August 15, 1995, which produced higher oil and gas sales. This was primarily due to higher volumes of oil production for the period slightly offset by lower gas production and prices (see volume and price table below). Additionally, 1995 includes the revenues from the pipeline joint venture which was acquired from Patrick and contributed $573,000 in the period.

     The following table reflects the production volumes and pricing information for the periods presented:

                                                     1995                             1996
                                         ----------------------------     ----------------------------
                                         PRODUCTION     AVERAGE PRICE     PRODUCTION     AVERAGE PRICE
                                         ----------     -------------     ----------     -------------
    Gas (MCF)..........................   2,213,923        $  1.72         2,386,130        $  1.85
    Oil (BBLS).........................     102,731        $ 16.27            36,487        $ 15.99

     Lease operating expense and production taxes were $345,000 or 50% higher due to the higher production volumes and depletion, depreciation and amortization was $603,000 or 52% higher than 1994 due to the addition of the Patrick properties subsequent to August 15, 1995, including the amortization of the pipeline joint venture.

     The Company recorded an impairment from the adoption of Financial Accounting Standards Board Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of in the fourth quarter of 1995 in the amount of $157,000. Additionally, the Company incurred $193,000 of exploration expense in 1995, whereas the 1994 amount was only $4,000 due to La/Cal having virtually no exploration activities.

     The large variance ($658,000) in general and administrative expenses is due to the fact that La/Cal was provided substantially all of its general and administrative expenses at no cost by an affiliate whereas the Company provides its own general and administrative services. Additionally, as a public company, the Company incurs a higher level of general and administrative expenses than as a privately held company. However, based on the Company's current and anticipated future level of operations on a combined basis, such expenses were, and are anticipated to be less than the combined historical general and administrative expenses of La/Cal and Patrick.

     Interest expense was $60,000 (6%) higher in 1995 due to the Company (from August 15, 1995 through December 31, 1995) and La/Cal (from January 1, 1995 through August 14, 1995) having slightly higher average debt outstanding in 1995 than La/Cal in 1994. A partial offsetting factor to this was the Company's lower effective interest rate from August 15, 1995 to December 31, 1995.

     The statements of operations reflect no income taxes due to: 1) the individual partners of La/Cal being responsible for such taxes for the periods containing the operations of La/Cal only and 2) the Company incurring a loss for the period from August 15, 1995, through December 31, 1995, as a result of the extraordinary item.

     In connection with the combination transactions, the Company paid off La/Cal's General Obligation Notes and the related unamortized debt financing costs of $482,906 were charged to operations as an extraordinary item in the third quarter of 1995.

     The Company assumed Patrick's Convertible Preferred Stock and has incurred related dividends of $255,000 from August 15, 1995 to December 31, 1995.

     Year ended December 31, 1994 versus year ended December 31, 1993. For purposes of this discussion, references to La/Cal's 1993 operations include the sum of the operations of the properties contributed prior to La/Cal's formation and its operations subsequent to its formation. Revenues were $5,013,000 in 1994 and were $2,998,000 (149%) higher than 1993. This was due to the higher volumes of production (see table below) resulting from significant well development and acquisition of producing properties by La/Cal in December, 1993 and February, 1994, offset by somewhat lower prices.

     The following table reflects the production volumes and pricing information for the periods presented:

                                                     1994                             1993
                                         ----------------------------     ----------------------------
                                         PRODUCTION     AVERAGE PRICE     PRODUCTION     AVERAGE PRICE
                                         ----------     -------------     ----------     -------------
    Gas (MCF)..........................   2,386,130        $  1.85          933,435         $  2.02
    Oil (BBLS).........................      36,487        $ 15.99            7,319         $ 16.65

     Lease operating expenses and production taxes increased to $684,000 in 1994 compared to $331,000 in 1993. This increase is largely the result of increased production and the acquisition of producing properties and development activity in the Pecan Lake and Lake Charles fields. Depreciation, depletion and amortization expense was substantially higher for the year 1994 compared to the period from July 15, 1993 through December 31, 1993 due to the significant increase in capitalized costs and production volumes.

     Interest expense of $1,072,000 in 1994 was significantly higher than the $199,000 incurred for the period from July 15, 1993 through December 31, 1993 due to the financing of substantially all property acquisitions and development activity with advances under La/Cal's loan agreement with an institutional lender. Such acquisitions and development activity took place in late 1993 and throughout 1994.

LIQUIDITY AND CAPITAL RESOURCES

     Nine months ended September 30, 1996 versus nine months ended September 30, 1995. Net cash provided by operating activities was $3,234,000 in the nine months ended September 30, 1996 compared to $2,554,000 in the nine months ended September 30, 1995. The Company's accompanying consolidated statements of cash flows identify major differences between net income and net cash provided by operating activities for each of the periods presented.

     The nine months ended September 30, 1996 reflects $3,220,000 in capital expenditures offset by $326,000 in proceeds from the sale of certain oil and gas properties, primarily located in North Dakota. The nine months ended September 30, 1995 reflects the receipt by the Company of $9,600,000 cash from the sale of the investment in the Penske Corporation as well as the payment by the Company of $1,088,000 in connection with the business combination. The 1995 period included no capital expenditures as drilling and exploration operations were suspended in anticipation of the combinations transactions.

     Net cash used by financing activities was $519,000 for the current period as compared to $11,125,000 in the prior year period. The 1996 amount is composed primarily of preferred stock dividends of $485,000. The 1995 amount included the borrowing of $21,000,000 by the Company which was used primarily to pay off the debt assumed from La/Cal and Patrick ($19,777,531). The remainder of the loan proceeds were used to provide working capital and pay accrued interest. The quarter ended September 30, 1995 also reflects debt paydowns as follows: (i) $915,310 by La/Cal on its General Obligation Notes prior to August 15, 1995;
(ii) $9,500,000 by the Company on its credit facility in September from the Penske sale proceeds; (iii) $500,000 by the Company on its credit facility from operations/working capital. The 1995 amount also includes partnership distributions by La/Cal of $1,132,735 prior to August 15, 1995 and the Company's preferred stock dividend for the third quarter in the amount of $215,921.

     Year ended December 31, 1995 versus year ended December 31, 1994 versus year ended December 31, 1993. Net cash provided by operating activities was $3,579,000 in 1995 compared to $2,823,000 in 1994 and $479,000 from July 15,
1993, through December 31, 1993. The Company's accompanying consolidated statements of cash flows identify major differences between net income and net cash provided by operating activities for each of the periods presented.

     Net cash provided by investing activities amounted to $8,877,000 in 1995 compared to net cash used of $3,720,000 in 1994 and $1,968,000 from July 15, 1993, through December 31, 1993. The year ended December 31, 1995, reflects the receipt by the Company of $9,600,000 cash in September from the sale of the investment in the Penske Corporation as well as $1,514,000 from the sale of certain properties in Michigan, Montana and North Dakota in the fourth quarter. This was offset by the payment by the Company of $1,088,000 in connection with the business combination and $650,000 for capital expenditures. The 1994 and 1993 periods reflect $3,720,000 and $1,968,000 in capital expenditures, respectively due to extensive drilling and completion activities and acquisition of producing properties by La/Cal during those periods.

     Net cash used by financing activities in 1995 total $12,553,000 compared to net cash provided by financing activities of $856,000 in 1994 and $2,241,000 from July 15, 1993, through December 31, 1993. The 1995 amount included the borrowing of $21,000,000 by the Company which was used primarily to pay off the La/Cal debt ($9,151,000) and the debt assumed from Patrick ($10,626,000). The remainder of the loan proceeds were used to provide working capital and pay accrued interest. The year ended December 31, 1995 also reflects debt paydowns as follows: (i) $915,000 by La/Cal on its General Obligation Notes prior to August 15, 1995; (ii) $9,500,000 by the Company on its credit facility in September from the Penske sale proceeds; (iii) $500,000 by the Company on its credit facility from operations/working capital (iv) $1,250,000 by the Company in the fourth quarter from the sale of certain oil and gas properties. The 1995 amount also includes partnership distributions by La/Cal of $1,133,000 prior to August 15, 1995 and the Company's preferred stock dividends subsequent to the business combination in the amount of $363,000. The 1994 and 1993 amounts consist of La/Cal borrowings used to partially fund the significant capital expenditures mentioned above. This was offset by partnership distributions of $3,107,000 and $4,073,000, respectively. Additionally, the amounts include subsequent payments of $1,757,000 and $407,000 on the borrowings.

     The Company has a credit facility with Compass Bank which provides for a total borrowing base determined by the bank every six months based in part, on the Company's oil and gas reserve information. Such borrowing base is currently $12,300,000. The maturity date for all amounts drawn under the bank credit facility is June 1, 1998. Interest is based on either of two methods at the option of the Company: the bank's prime lending rate or LIBOR plus 2%. Interest rates are set on specific draws for one, two, three or six month periods, also at the option of the Company. The weighted average interest rate at September 30, 1996 was 7.6%. The credit facility requires the Company to maintain minimum net worth of $8,500,000 plus 50 % of net income subsequent to September 30, 1995 and a minimum debt service ratio of 1.25 to 1. The amount outstanding under the credit facility as of September 30, 1996 was $9,800,000.

     The Company had $3,220,000 in capital expenditures in the nine months ended September 30, 1996. The Company plans to incur capital expenditures in the amount of approximately $1,300,000 in the fourth quarter of 1996. The Company plans to fund such expenditures from operating cash flow and borrowings under its bank credit facility.

     The Company's business strategy is to explore and develop drilling prospects along the Gulf Coast and in West Texas and pursue strategic acquisitions of oil and gas properties that offer additional development drilling opportunities. It is anticipated that such acquisitions would be financed with bank or other institutional borrowings.

     In connection with the proposed Transactions, the Company will pay the Sellers $2 million in cash and assume up to $7.946 million in debt. The Company has received a commitment from its bank that the borrowing base under its existing credit facility will be increased to $22,500,000 upon the completion of the Transactions. The Company will use borrowings under the credit facility to pay the cash portion of the purchase price and to repay the assumed debt.

NEWLY ISSUED ACCOUNTING PRONOUNCEMENTS

     During 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123, Accounting for Stock Based Compensation. This statement encourages companies to recognize compensation expense for certain equity instrument issuances in accordance with new fair value accounting guidelines. The Company has decided not to adopt the recognition provisions of the Statement and will adopt the disclosure provisions of the Statement in the fourth quarter of 1996.

                       LA/CAL II SELECTED FINANCIAL DATA

     The selected financial data set forth below for the period from July 7, 1995 (inception) through December 31, 1995 for La/Cal II and for the period from January 1, 1995 through July 6, 1995 and the years ended December 31, 1994 and 1993 for the properties contributed to La/Cal II prior to its formation have been derived from audited financial statements contained elsewhere in this Proxy Statement. The properties first incurred costs and became operational during the year ended December 31, 1993. The selected financial data are not necessarily indications of the results of future operations and are qualified in their entirety by, and should be read in conjunction with "La/Cal II Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as the La/Cal II financial statements and the notes thereto included elsewhere in this Proxy Statement.

                                                                                              YEAR ENDED
                                 NINE MONTHS ENDED   JULY 7, 1995 TO                         DECEMBER 31,
                                   SEPTEMBER 30,      DECEMBER 31,      JANUARY 1 TO     --------------------
                                       1996               1995         JULY 6, 1995(A)    1994(A)     1993(A)
                                 -----------------   ---------------   ---------------   ----------   -------
STATEMENT OF OPERATIONS DATA:
  Total revenues...............     $ 2,398,000        $ 1,074,000        $ 658,000      $1,057,000   $74,000
  Lease operating expenses and
     production taxes..........         377,000            169,000           73,000         186,000    14,000
  Total costs and expenses.....       1,292,000            550,000
  Net Income...................     $ 1,106,000        $   524,000
OTHER FINANCIAL DATA:
  Distributions to partners....       2,660,000          3,600,000
SELECTED OPERATING DATA:
  Net crude oil produced
     (Bbls)....................          76,104             36,007           18,561          48,138     4,007
  Average price per Bbl........     $     19.44        $     16.54        $   16.82      $    15.57   $ 13.10
  Net natural gas produced
     (Mcf).....................         358,744            262,231          211,308         175,872    11,941
  Average price per Mcf........     $      2.54        $      1.78        $    1.64      $     1.75   $  1.78

                                       AS OF              AS OF
                                   SEPTEMBER 30,      DECEMBER 31,
                                       1996               1995
                                 -----------------   ---------------
BALANCE SHEET DATA:(B)
  Cash and cash equivalents....     $   505,000        $   161,000
  Working capital (deficit)....        (518,000)          (214,000)
  Total assets.................       5,254,000          3,681,000
  Long-term debt, excluding
     current portion...........       6,380,000          3,842,000
  Total liabilities............       7,926,000          4,779,000
  Partners' capital
     (deficit).................      (2,672,000)        (1,181,000)

---------------

(a) La/Cal II was organized on July 7, 1995. Statement of operations data and other financial data, other than revenues from oil and gas sales and lease operating expenses and production taxes for the period from January 1, 1995 through July 6, 1995 and for the years ended December 31, 1994 and 1993, as well as balance sheet data as of December 31, 1994 and 1993, is not presented as the properties for which such revenues and expenses related were not maintained as a separate business unit and assets, liabilities or indirect operating costs applicable to the properties were not segregated by the owners prior to the formation of La/Cal II.

               LA/CAL II MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     La/Cal II is an independent oil and gas partnership engaged in the development, production and acquisition of, and the exploration for, natural gas and oil. La/Cal II owns working interests in 11 wells in four fields in South Louisiana and Texas. La/Cal II was formed in July 1995 when certain participants in drilling programs operated by Goodrich Oil Company contributed their interests to form La/Cal II. Prior to the formation of La/Cal II, the properties contributed to La/Cal II were owned individually by the Partners. La/Cal II has no employees and its interests are overseen and managed by Goodrich Oil Company. La/Cal II's business strategy has been to achieve reserve growth and profitable returns on its oil and gas investments by acquiring and developing oil and gas properties in a cost effective manner. Cash generated from La/Cal II's operations has been distributed to the Partners from time to time, rather than being reinvested in additional drilling opportunities. La/Cal II has borrowed $9.4 million, made loan repayments of $1.5 million, incurred capital expenditures of $2.9 million and made distributions to partners of approximately $6.3 million from inception through September 30, 1996.

     The Selected Historical Financial Data for the periods presented represent the revenues and direct operating expenses of the properties contributed to La/Cal II prior to its formation and the results of operations of La/Cal II subsequent to its formation. For purposes of this discussion, references to La/Cal II's operations also include the operations of the properties contributed prior to La/Cal II's formation. Results of operations and related cash flows are not presented in the financial statements and are not discussed here for the properties contributed to La/Cal II prior to its formation as the properties were not maintained as a separate business unit and such information was not segregated by the owners of the properties.

     La/Cal II has experienced rapid growth during the three year and nine month period ending September 30, 1996. Because of the significant growth of La/Cal II, La/Cal II's historical results of operations and period-to-period comparisons of such results and certain financial data may not be meaningful or indicative of future results. The future results of La/Cal II will depend on its ability to locate and develop additional natural gas and oil properties. Due to the nature of La/Cal II's business activities and the general risks relating to exploration for and production of natural gas and oil, including the volatility of prices for natural gas and oil products, there can be no assurance that these efforts will be successful.

     Historically, the markets for natural gas and oil have been volatile and are likely to continue to be volatile in the future. Although the price of natural gas has recently increased, such prices may not maintain their current levels. Lower oil and natural gas prices in the future may reduce the amount of La/Cal II's natural gas and oil reserves that are economical to produce and accordingly negatively impact La/Cal II's cash flow.

     On October 22, 1996, La/Cal II entered into an Exchange Agreement with the Company. Under the terms of the Exchange Agreement, La/Cal II would contribute to the Company substantially all of its assets in exchange for $1,787,992 cash, 586,259 shares ($5,862,590 liquidation value) of New Goodrich's Series B Convertible Preferred Stock and the assumption of La/Cal II's debt up to $7,947,000.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996, PERIOD FROM JULY 7, 1995 THROUGH DECEMBER 31, 1995 AND PERIOD FROM JANUARY 1, 1995 THROUGH JULY 6, 1995

     Revenues. La/Cal II's oil and gas sales were $2,390,000, $1,064,000 and $658,000 for the nine months ended September 30, 1996, the period from July 7, 1995 through December 31, 1995 and the period January 1, 1995 through July 6, 1995, respectively. The following comparison of volumes and prices show that this increase is due primarily to increased production levels for crude oil along with an increase in the price received for both oil and gas production in 1996.

                                     NINE MONTHS ENDED     PERIOD FROM JULY 7,     PERIOD FROM JANUARY 1,
                                       SEPTEMBER 30,          1995 THROUGH          1995 THROUGH JULY 6,
                                           1996             DECEMBER 31, 1995               1995
                                     -----------------     -------------------     ----------------------
    Production Volumes
      Crude Oil and Condensate
         (Bbl)......................        76,104                36,007                    18,561
      Natural Gas (Mcf).............       358,755               262,231                   211,308
    Average Sales Price
      Crude Oil and Condensate
         (per Bbl)..................     $   19.44               $ 16.54                  $  16.82
      Natural Gas (per Mcf).........     $    2.54               $  1.78                  $   1.64

     The increase in oil production is primarily due to increased production from certain wells in Second Bayou and Mary Blevins fields. See "Description of the La/Cal II and Group A Properties -- La/Cal II Properties.

     Lease operating expenses and production taxes. Lease operating expenses and production taxes amounted to $377,000, $169,000 and $73,000 for the nine months ended September 30, 1996, the period from July 7, 1995 through December 31, 1995 and period from January 1, 1995 through July 6, 1995, respectively. This increase is largely the result of increased production and development.

     Depreciation, depletion, and amortization. Depreciation, depletion and amortization amounted to $287,000 for the nine months ended September 30, 1996 and $116,000 for the period from July 7, 1995 through December 31, 1995, and was substantially comprised of depletion of the oil and gas properties.

     General and administrative. La/Cal II's general and administrative services are provided by Goodrich Oil Company at no cost, accordingly La/Cal II's general and administrative expenses for the nine months ended September 30, 1996 and the period from July 7, 1995 through December 31, 1995 are not significant.

     Interest Expense. Interest expense for the nine months ended September 30, 1996 and the period from July 7, 1995 through December 31, 1995 amounted to $579,000 and $261,000, respectively, and related almost entirely to the Partnership's outstanding borrowings under its senior secured general obligation notes.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1995, DECEMBER 31, 1994 AND DECEMBER 31, 1993

     Revenues. La/Cal II's oil and gas sales increased to $1,722,000 in 1995 compared to $1,057,000 in 1994 and $74,000 in 1993. The following comparison of volumes and prices shows that this increase is due primarily to increased production levels for natural gas in 1995, both natural gas and oil in 1994 along with an increase in the price received for oil production in both 1995 and 1994.

                                                                 YEAR ENDED DECEMBER 31,
                                                             -------------------------------
                                                               1995        1994       1993
                                                             --------    --------    -------
    Production Volumes Crude Oil and Condensate (Bbls)......   54,568      48,138      4,007
    Natural Gas (Mcf).......................................  473,539     175,872     11,941
    Average Sales Price Crude Oil and Condensate (per
      Bbl)..................................................   $16.63      $15.57     $13.10
    Natural Gas (per Mcf)...................................   $ 1.72      $ 1.75     $ 1.78

     The increase in La/Cal II's oil and gas sales was impacted by development activity throughout 1995, 1994 and 1993. Oil and gas sales increased $665,000 (63%) in 1995 and $983,000 (1328%) in 1994. The 1994 increase is due primarily to the initial drilling and development of the two gas wells in Deep Lake Field, a gas well in Kings Ridge Field, an oil well in Kings Ridge Field and an oil well in Second Bayou. The 1995 increase is due primarily to increased production from the two gas wells in Deep Lake Field and the gas well in Kings Ridge Field along with initial drilling and development of the gas portion of an oil and gas well at Second Bayou Field.

     Lease operating expenses and production taxes. Lease operating expenses and production taxes increased to $242,000 in 1995 compared to $186,000 in 1994 and $14,000 in 1993. This increase is the result of increased production and development activity mentioned above.

LIQUIDITY AND CAPITAL RESOURCES

     Net cash provided by operating activities was $1,503,000 in the first nine months of 1996 and $159,000 for the period from July 7, 1995 through December 31, 1995. The increase is due to the significant increase in oil and gas revenues net of operating expenses brought about primarily by the development activity in the Mary Blevins and Second Bayou fields.

     During the nine months ended September 30, 1996 and the period from July 7, 1995 through December 31, 1995 La/Cal II incurred capital expenditures of $1,623,000 and $1,321,000 respectively. These expenditures represent development activity primarily in the Second Bayou field. Financing activities for the nine months ended September 30, 1996 consisted primarily of proceeds from long-term debt, debt payments and capital distributions. Generally, any excess of cash generated by operations and proceeds from long-term debt over required debt payments was distributed to the partners.

     Shortly after inception, La/Cal II entered into a Note Purchase Agreement with an institutional lender. Initial proceeds from the borrowings were used to fund capital distributions to the Partners and for working capital. Subsequent advances under the agreement have been used for property acquisitions, development drilling and capital distributions. Except for the original 1995 advance of $5,200,000, which accrues interest at 10%, advances under the agreement bear interest at 12% per annum. As security for the payment of the notes, La/Cal II has pledged as collateral substantially all oil, gas or mineral leases; present and future buildings, improvements and tangible property situated upon the mortgaged property; all oil gas, and other minerals produced from the mortgaged property and two demand deposit and checking accounts maintained by La/Cal II at a bank. Principal and interest is payable in monthly installments dependent upon the principal balance outstanding. In addition, the lender receives a 5% overriding royalty interest in each of the mortgaged oil and gas properties. Before additional advances can be funded, the lender must agree with La/Cal II reserve estimates. La/Cal II estimates that the maximum amount available under the Note Purchase Agreement is approximately $2,145,000. La/Cal II has limited capital expenditure requirements for the remainder of 1996 and beyond and expects to fund such expenditures out of cash generated from operations or borrowings under its loan agreement. See Note 3 to the Notes to Financial Statements of La/Cal II.

     La/Cal II's working capital deficit increased from $214,000 as of December 31, 1995 to $518,000 at September 30, 1996. La/Cal II believes cash flow from operations will adequately provide for its net working capital needs.

OTHER MATTERS

     La/Cal II has certain obligations based on federal, state and local laws relating to the protection of the environment. Costs of compliance through September 30, 1996 have not been material and currently La/Cal II does not anticipate that such costs will become material in the near term.

     Inflation has not had a significant effect on La/Cal II's financial condition or earnings since inception.

                   GROUP A PROPERTIES SELECTED FINANCIAL DATA

     The selected combining financial data set forth below for the year ended December 31, 1995 for the Group A Properties have been derived from audited statements of revenues and direct operating expenses contained elsewhere in the Proxy Statement. The selected financial data are not necessarily indications of the results of future operations and are qualified in their entirety by, and should be read in conjunction with the combining financial statements of the Group A Properties and the notes thereto included elsewhere in this Proxy Statement.

                             NINE MONTHS ENDED SEPTEMBER 30, 1996
                                          (UNAUDITED)                             YEAR ENDED DECEMBER 31, 1995
                        -----------------------------------------------  -----------------------------------------------
                        SMYTH 35-1  HEBERT #1   WARMINSTER #1  COMBINED  SMYTH 35-1  HEBERT #1   WARMINSTER #1  COMBINED
                        ----------  ----------  -------------  --------  ----------  ----------  -------------  --------
STATEMENT OF OPERATIONS
  DATA(A):
  Oil and gas sales....  $327,000    $271,000     $ 141,000    $739,000       --      $ 25,000     $ 159,000    $184,000
  Lease operating
    expense and
    production taxes...    40,000      28,000        29,000     97,000        --         2,000        32,000     34,000
                         --------    --------      --------    --------     ----       -------      --------    --------
  Excess of revenues
    over direct
    operating
    expenses...........  $287,000    $243,000     $ 112,000    $642,000       --      $ 23,000     $ 127,000    $150,000
                         ========    ========      ========    ========     ====       =======      ========    ========
SELECTED OPERATING
  DATA:
  Net crude oil
    produced (Bbls)....        --         869         7,023      7,892        --            --         9,122      9,122
  Average price per
    Bbl................        --    $  19.32     $   19.95    $ 19.88        --            --     $   17.45    $ 17.45
  Net natural gas
    produced (Mcf).....   126,142      89,858            --    216,000        --         9,905            --      9,905
  Average price per
    Mcf................  $   2.59    $   2.83            --    $  2.69        --      $   2.51            --    $  2.51

---------------

(a) Statement of operations data other than revenues from oil and gas sales and lease operating expenses and production taxes along with balance sheet data as of and, for the nine months ended September 30, 1996 and as of and for the year ended December 31, 1995 is not presented as the properties for which such revenues and expenses related were not maintained as a separate business unit and assets, liabilities or indirect operating costs applicable to the properties were not segregated by the owners.

(b) Dates of first production for the Smyth 35-1, Hebert #1 and Warminster #1 were January 1, 1996, November 1, 1995 and March 1, 1995, respectively.

              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma condensed financial information of New Goodrich reflects the effects under the purchase method of accounting of the contribution to New Goodrich of (i) the oil and gas properties and related assets of La/Cal II and (ii) net working interests of selected owners of the Smyth 35-1, Hebert #1 and Warminster #1 wells (referred to herein as the Group A Properties) in exchange for cash, convertible preferred stock and the assumption of La/Cal II debt. Additionally, the pro forma condensed statement of operations and statement of cash flows for the year ended December 31, 1995 reflect the pro forma effects of the August 15, 1995 business combination of the Company, Patrick Petroleum Company and La/Cal Energy Partners. Additional basis of presentation information and pro forma adjustments applicable to the Transactions and the assumptions on which they are based, are described under "-- Notes to Unaudited Pro Forma Condensed Financial Information."

     The pro forma information is presented for illustration purposes only and is not necessarily indicative of the financial position, operating results or cash flows that would have occurred if the Transactions had been consummated in accordance with the assumptions set forth below, nor is it necessarily indicative of future financial position or operating results. The pro forma information is prepared on the assumptions that the Transactions took place as of the dates indicated below; however, New Goodrich's actual financial statements will ultimately reflect the Transactions from and after the respective closing dates of such Transactions .

     The pro forma information should be read in conjunction with the financial statements and notes thereto of the Company, Patrick Petroleum Company, La/Cal II and the Group A Properties for the applicable periods which are included elsewhere herein.

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1996

                                     ASSETS

                                                   GOODRICH                          PRO FORMA          COMBINED
                                                   PETROLEUM        LA/CAL II       ADJUSTMENTS         PRO FORMA
                                                   (NOTE H)         (NOTE H)         (NOTE B)           (NOTE H)
                                                  -----------      -----------      -----------        -----------
Current assets:
  Cash and cash equivalents...................... $   388,888          505,497       (2,092,375)(1)    $ 1,047,689
                                                                                      2,245,679 (2)
  Marketable equity securities...................     801,800               --                             801,800
  Accounts receivable............................   1,476,565          522,086                           1,998,651
  Other..........................................     216,954               --                             216,954
                                                  -----------      -----------                         -----------
          Total current assets...................   2,884,207        1,027,583                           4,065,094
                                                  -----------      -----------                         -----------
Net property and equipment.......................  14,461,926        3,959,733       12,504,454 (1)     31,326,113
                                                                                        400,000 (2)
Other assets:
  Investment in pipeline joint venture...........   3,935,854               --               --          3,935,854
  Other investments and deferred charges.........     121,910          266,466         (240,000)(1)        148,376
                                                  -----------      -----------      -----------        -----------
                                                    4,057,764          266,466                           4,084,230
                                                  -----------      -----------                         -----------
          Total Assets........................... $21,403,897        5,253,782       12,817,758        $39,475,437
                                                   ==========       ==========        =========         ==========


                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt..............          --        1,473,935       (1,473,935)(2)             --
  Accounts payable...............................     383,795               --                             383,795
  Accrued liabilities............................   1,728,359           71,540                           1,799,899
                                                  -----------      -----------                         -----------
          Total current liabilities..............   2,112,154        1,545,475                           2,183,694
                                                   ==========       ==========                          ==========
Long term debt...................................   9,800,000        6,380,386       (6,380,386)(2)     20,300,000
                                                                                     10,500,000 (2)
Other liabilities................................     240,781               --                             240,781
Stockholders' equity:
  Preferred stock Series A.......................     801,149               --                             801,149
  Preferred stock Series B.......................          --               --          750,000 (1)        750,000
  Common stock...................................   8,360,902               --                           8,360,902
  Additional paid-in capital.....................   1,059,488               --        6,750,000 (1)       7,809,488
  Partners' capital (deficit)....................          --       (2,672,079)       2,672,079 (1)             --
  Accumulated deficit............................  (1,012,777)              --                          (1,012,777)
  Unrealized gain on marketable equity
     securities..................................      42,200               --                              42,200
                                                  -----------      -----------                         -----------
          Total stockholders' equity.............   9,250,962       (2,672,079)                         16,750,962
                                                  -----------      -----------      -----------        -----------
          Total liabilities and stockholders
            equity............................... $21,403,897        5,253,782       12,817,758        $39,475,437
                                                   ==========       ==========        =========         ==========
Book value applicable to common stock or
  partners' deficit.............................. $ 1,239,472      $(2,672,079)                        $ 1,239,472
                                                   ==========       ==========                          ==========
Book value per share common share................ $       .03                                          $       .03
                                                   ==========                                           ==========
Common shares outstanding........................  41,804,510                                           41,804,510
                                                   ==========                                           ==========

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995

                                  PATRICK     PRO FORMA        GOODRICH                                 PRO FORMA
                   GOODRICH      PETROLEUM    ADJUSTMENTS     PETROLEUM                   GROUP A      ADJUSTMENTS      COMBINED
                   PETROLEUM     (NOTE C)     (NOTE D)        PRO FORMA     LA/CAL II    PROPERTIES     (NOTE E)        PRO FORMA
                  -----------    ---------    ---------       ----------    ---------    ----------    -----------     -----------
Revenues:
  Oil and gas
    sales........ $ 5,477,208    1,949,199                    7,426,407     1,721,700      184,015                       9,332,122
  Pipeline joint
    venture......     573,393     799,838                     1,373,231           --            --                       1,373,231
  Other, net.....     123,811    2,123,364    (102,273) (3)   2,144,902       10,303            --                       2,155,205
                   ==========    =========                    ==========    =========      =======                      ==========
  Total
    revenues.....   6,174,412    4,872,401                    10,944,540    1,732,003      184,015                      12,860,558
                   ==========    =========                    ==========    =========      =======                      ==========
Expenses:
  Lease operating
    expense and
    production
    taxes........   1,029,501     791,317                     1,820,818      242,314        34,487                       2,097,619
  Depletion,
    depreciation,
    and
  amortization...   1,785,502    1,207,167     151,020 (1)    3,143,689      115,808            --        933,076 (1)    4,192,573
  Exploration....     193,159          --      180,000 (4)      373,159           --            --                         373,159
  Impairment of
    oil and gas
    properties...     157,000          --                       157,000           --            --                         157,000
  Interest.......   1,132,488     503,419     (503,419) (2)   1,037,488      261,499            --        631,001 (2)    1,929,988
                                               (95,000) (5)
  General and
administrative...     739,451    1,577,818     100,736 (4)    2,418,005        3,557            --                       2,421,562
                   ==========    =========                    ==========    =========      =======                      ==========
  Total costs and
    expenses.....   5,037,101    4,079,721                    8,950,159      623,178        34,487                      11,171,901
                   ==========    =========                    ==========    =========      =======                      ==========
Income before
  extraordinary
  item and income
  taxes..........   1,137,311     792,680                     1,994,381     1,108,825      149,528                       1,688,657
  Pro forma
    income
    taxes........     402,698          --     (402,698) (7)          --           --            --                              --
                   ==========    =========                    ==========    =========      =======                      ==========
Income before
  extraordinary
  item...........     734,613     792,680                     1,994,381     1,108,825      149,528                       1,688,657
Preferred stock
  dividends......     254,932     470,000           --          724,932           --            --        618,750 (3)    1,343,682
                   ----------    ---------    --------        ----------    ---------      -------     ----------       ----------
Earnings before
  extraordinary
  item applicable
  to common
  stock.......... $   479,681     322,680      467,088        1,269,449     1,108,825      149,528     (2,182,827)         344,975
                   ==========    =========    ========        ==========    =========      =======     ==========       ==========
Earnings before
  extraordinary
  item per
  average common
  share.......... $       .02                                       .05                                                        .01
Weighted average
  shares
  outstanding....  27,722,543                                 27,722,543                                                27,722,543
                   ==========                                 ==========                                                ==========

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1995

                                                                PATRICK       PATRICK PRO
                                                 GOODRICH      PETROLEUM     FORMA ENTRIES      GOODRICH       LA/CAL II
                                                PETROLEUM       (NOTE C)       (NOTE F)        PRO FORMA       (NOTE G)
                                               ------------   ------------   -------------    ------------    -----------
Net cash provided by operating activities....  $3,578,925...  $     95,188     $ 497,683(1)   $  4,171,796    $   744,845
Cash Flow From Investing Activities:
  Sale of investment.........................     9,600,000      2,400,000                      12,000,000             --
  Proceeds from sale of oil and gas
    properties...............................     1,514,336         69,642                       1,583,978             --
  Capital expenditures.......................      (649,604)    (1,571,901)      100,736(1)     (2,120,769)    (1,320,781)
  Dividends received.........................                      102,273      (102,273)(2)            --             --
  Cash paid in connection with business
    combination..............................    (1,088,432)            --                      (1,088,432)            --
  Overdraft bank balances assumed in business
    combination..............................      (451,414)            --                        (451,414)            --
  Other......................................       (47,883)            --                         (47,883)       (35,288)
                                               ------------   ------------                    ------------    -----------
Net cash used in investing activities........     8,877,003      1,000,014                       9,875,480     (1,356,069)
                                               ------------   ------------                    ------------    -----------
Cash Flow From Financing Activities:
  Proceeds from debt.........................    21,000,000     10,173,861                      31,173,861      5,200,000
  Principal payments
    of debt..................................   (31,942,841)   (11,000,000)     (598,419)(1)   (43,438,987)      (470,458)
                                                                                 102,273(2)
  Payment of debt financing costs............      (114,771)            --                        (114,771)
  Partnership distributions..................    (1,132,735)            --                      (1,132,735)    (3,600,000)
  Capital contributions......................            --             --                              --        228,630
  Preferred stock dividends..................      (362,893)      (470,000)                       (832,893)            --
  Other......................................            --        (60,250)                        (60,250)            --
                                               ------------   ------------                    ------------    -----------
Net cash provided by (used in) financing
  activities.................................   (12,553,240)    (1,356,389)                    (14,405,775)     1,358,172
                                               ------------   ------------                    ------------    -----------
Net increase (decrease) in cash..............       (97,312)      (261,187)                       (358,499)       746,948
                                                                                                              ===========
Cash at beginning of year....................       710,762        748,811                       1,459,573
                                               ------------   ------------     ---------      ------------
Cash at end of year..........................  $    613,450   $    487,624     $      --      $  1,101,074
                                               ============   ============     =========      ============

                                                GROUP A       PRO FORMA
                                               PROPERTIES    ADJUSTMENTS       COMBINED
                                                (NOTE G)      (NOTE G)        PRO FORMA
                                               ----------    -----------     ------------
                                               <
Net cash provided by operating activities....  $  149,528     $(631,001)(1)  $  4,435,168
Cash Flow From Investing Activities:
  Sale of investment.........................          --                      12,000,000
  Proceeds from sale of oil and gas
    properties...............................          --                       1,583,978
  Capital expenditures.......................          --                      (3,441,550)
  Dividends received.........................          --
  Cash paid in connection with business
    combination..............................          --                      (1,088,432)
  Overdraft bank balances assumed in business
    combination..............................          --                        (451,414)
  Other......................................          --                         (83,171)
                                                ---------                    ------------
Net cash used in investing activities........          --                       8,519,411
                                                ---------                    ------------
Cash Flow From Financing Activities:
  Proceeds from debt.........................          --                      36,373,861
  Principal payments
    of debt..................................          --       631,001(1)    (42,659,694)
                                                       --       618,750(2)
  Payment of debt financing costs............          --                        (114,771)
  Partnership distributions..................    (149,528)                     (4,882,263)
  Capital contributions......................          --                         228,630
  Preferred stock dividends..................          --      (618,750)(2)    (1,451,643)
  Other......................................          --                         (60,250)
                                                ---------                    ------------
Net cash provided by (used in) financing
  activities.................................    (149,528)                    (12,566,130)
                                                ---------                    ------------
Net increase (decrease) in cash..............          --                         388,449

Cash at beginning of year....................          --                       1,459,573
                                                ---------     ---------      ------------
Cash at end of year..........................  $       --     $      --      $  1,848,022
                                                =========     =========      ============

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                                              PRO FORMA
                                        GOODRICH                 GROUP A     ADJUSTMENTS       COMBINED
                                       PETROLEUM    LA/CAL II   PROPERTIES    (NOTE E)        PRO FORMA
                                       ----------   ---------   ----------   -----------      ----------
Revenues:
  Oil and gas sales..................  $5,454,441   2,390,064     739,119                      8,583,624
  Pipeline joint venture.............   1,093,297          --          --                      1,093,297
  Other..............................     459,218       8,405          --                        467,623
                                       ----------   ---------     -------     ----------      ----------
          Total revenues.............   7,006,956   2,398,469     739,119                     10,144,544
                                       ----------   ---------     -------     ----------      ----------
Expenses:
  Lease operating expense and
     production taxes................   1,145,016     377,328      96,622                      1,618,966
  Depletion, depreciation, and
     amortization....................   2,681,208     286,946          --      1,014,235 (1)   3,982,389
  Exploration........................     953,095          --          --                        953,095
  Interest...........................     611,447     579,321          --         90,054 (2)   1,280,822
  General and administrative.........   1,511,268      48,599          --                      1,559,867
                                       ----------   ---------     -------     ----------      ----------
          Total costs and expenses...   6,902,034   1,292,149      96,622                      9,395,139
                                       ----------   ---------     -------     ----------      ----------
Income before income taxes...........     104,922   1,106,275     642,497                        749,405
  Income taxes.......................          --          --          --                             --
                                       ----------   ---------     -------     ----------      ----------
Net income...........................     104,922   1,106,275     642,497                        749,405
Preferred stock dividends............     484,610          --          --        464,063 (3)     948,673
                                       ----------   ---------     -------     ----------      ----------
Earnings (loss) applicable to common
  stock..............................  $ (379,688)  1,106,275     642,497     (1,568,352)       (199,268)
                                       ==========   =========     =======     ==========      ==========
Loss per average common share........  $     (.01)                                                  ( --)
                                       ==========                                             ==========
Weighted average common shares
  outstanding........................  41,804,510                                             41,804,510
                                       ==========                                             ==========

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF CASH FLOWS
                      NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                               GROUP A      PRO FORMA
                                    GOODRICH                  PROPERTIES   ADJUSTMENTS       COMBINED
                                    PETROLEUM    LA/CAL II     (NOTE G)     (NOTE G)         PRO FORMA
                                   -----------   ----------   ----------   -----------      -----------
Net cash provided by operating
  activities.....................  $ 3,233,937    1,502,463      642,497       (90,054)(1)  $ 5,288,843
Cash Flow From Investing
  Activities:
  Proceeds from sale of oil and
     gas properties..............      325,629           --           --                        325,629
  Cash paid in connection with
     business combination........      (45,372)          --           --                        (45,372)
  Capital expenditures...........   (3,219,528)  (1,623,141)          --                     (4,842,669)
                                   -----------   ----------     --------                    -----------
     Net cash used in investing
       activities................   (2,939,271)  (1,623,141)          --                     (4,562,412)
                                   -----------   ----------     --------                    -----------
Cash Flow From Financing
  Activities:
  Proceeds from debt.............      800,000    4,173,158           --                      4,973,158
  Principal payments of debt.....     (750,000)  (1,048,379)          --        90,054 (1)   (1,244,262)
                                                                               464,063 (2)
  Payment of debt financing
     costs.......................      (10,256)          --           --                        (10,256)
  Retirement of preferred
     stock.......................      (74,362)          --           --                        (74,362)
  Partnership distributions......           --   (2,660,000)    (642,497)                    (3,302,497)
  Preferred stock dividends......     (484,610)          --           --      (464,063)(2)     (948,673)
                                   -----------   ----------     --------                    -----------
     Net cash provided by (used
       in) financing.............     (519,228)     464,779     (642,497)                      (606,892)
                                   -----------   ----------     --------                    -----------
Net increase (decrease) in
  cash...........................     (224,562)     344,101           --                        119,539
Cash at beginning of year........      613,450      161,396           --                        774,846
                                   -----------   ----------     --------   -----------      -----------
Cash at end of year..............  $   388,888      505,497           --            --      $   894,385
                                   ===========   ==========     ========   ===========      ===========

          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

     (A) BASIS OF PRESENTATION. The unaudited pro forma condensed financial information reflects the contribution to New Goodrich of the oil and gas properties and related assets of La/Cal II and net working interests of selected owners of the Smyth 35-1, Hebert #1 and Warminster #1 wells, in exchange for cash, preferred stock and the assumption of La/Cal II debt by New Goodrich using the purchase method of accounting. Additionally the pro forma statement of operations and cash flows for the year ended December 31, 1995 reflects the pro forma effect of the August 15, 1995 business combination of La/Cal Energy Partners, Patrick Petroleum Company and the Company.

     (B) SEPTEMBER 30, 1996 BALANCE SHEET PRO FORMA ADJUSTMENTS. The pro forma adjustments applicable to the September 30, 1996 balance sheet assume the Transactions took place as of September 30, 1996 and reflect a preliminary purchase price allocation that will be refined subsequent to the closing of the Transactions. Among other things, such adjustments would include adjustments to the cash portion of the consideration for revenues and expenses related to post-July 1, 1996 production of the acquired properties as well as any title defect adjustments, if any.

          (1) This adjustment reflects the issuance of 750,000 shares of New Goodrich Series B Preferred Stock and the payment of the cash portion of the purchase price ($2,000,000) plus an added cash portion due to difference between the current level of La/Cal II debt versus the balance at September 30, 1996 ($92,375). Also reflected is the allocation of the purchase price and the elimination of La/Cal II's partners' deficit.

     The purchase price of $17,446,696 was negotiated by the parties and comprised of the following consideration:

        Cash portion -- stated........................................... $ 2,000,000
        Added cash portion (post September 30, 1996 debt assumed)........      92,375
        La/Cal II debt assumed (outstanding-September 30, 1996)..........   7,854,321
        750,000 shares of New Goodrich Series B Preferred Stock..........   7,500,000
                                                                          -----------
                                                                          $17,446,696
                                                                          ===========

     The purchase price was preliminarily allocated as follows:

                                                 CARRYING       ALLOCATED      PRO FORMA
                                                  VALUE           VALUE        ADJUSTMENT
                                                ----------     -----------     ----------
        Current assets........................  $1,027,583     $ 1,027,583             --
        Net property and equipment............   3,959,733      16,464,187     12,504,454
        Other assets..........................     266,466          26,466       (240,000)
        Liabilities assumed (excluding             (71,540)        (71,540)            --
          debt)...............................
                                                               -----------
                                                               $17,446,696
                                                               ===========

          (2) The Company has received a commitment from its bank that the borrowing base under its existing credit facility will be increased to $22,500,000 upon the completion of the Transactions. It is anticipated that initially $10,500,000 in additional borrowings will be made. The debt matures on June 1, 1998. Substantially all of the proceeds will be used to pay off La/Cal II's outstanding debt ($7,854,321 at September 30, 1996), fund the cash and added cash portion of the purchase price and pay the direct costs of the transaction ($400,000).

          (3) Deferred income tax liabilities have not been reflected for the differences between the amounts certain assets have been recorded in excess of their tax basis due to the availability of the Company's net operating loss carryforwards to offset such deferred tax liabilities. It is expected that such net operating loss carryforwards will be used in the short term or available tax planning strategies exist such that the potential taxes will be offset by the net operating loss carryforwards at a future date and it is anticipated that such strategies will be used if necessary.

          (4) A balance sheet as of September 30, 1996 is not presented for the combined Group A properties as those properties were not maintained as separate business units and assets and liabilities applicable to the properties were not quantified or segregated.

     (C) YEAR ENDED DECEMBER 31, 1995 STATEMENTS OF OPERATIONS AND CASH
FLOWS -- PATRICK HISTORICAL. The amounts presented represent the historical results of operations and cash flows for Patrick for the period during 1995 prior to the combination of La/Cal and Patrick on August 15, 1995. The amounts presented are Patrick amounts for the six months ended June 30, 1995. Any difference between those amounts and those for the period from January 1, 1995 through August 15, 1995 are considered immaterial for pro forma purposes.

     During 1995, Patrick sold a portion of its investment in the Penske Corporation and realized a gain of $1,563,762 on the sale which is included in the historical statement of operations of Patrick. If this unusual item were eliminated from the unaudited pro forma condensed statement of operations for the year ended December 31, 1995, the following pro forma amounts would have resulted:

    Total revenues..........................................................  $11,296,796
    Income before extraordinary item........................................      486,895
    Loss before extraordinary item applicable to common stock...............     (856,787)
    Loss before extraordinary item per average common share.................         (.03)

     (D) YEAR ENDED DECEMBER 31, 1995 STATEMENT OF OPERATIONS PRO FORMA ADJUSTMENTS -- LA/CAL AND PATRICK BUSINESS COMBINATION. The pro forma adjustments applicable to the statements of operations assume the combination of La/Cal and Patrick business combination took place as of January 1, 1995.

          (1) the Company follows the successful efforts method of accounting for oil and gas properties and transactions, whereas Patrick followed the full cost method. This entry adjusts Patrick's depletion, depreciation, and amortization and impairment of oil and gas properties to an amount based on fair value of oil and gas properties acquired assuming successful efforts method of accounting for oil and gas properties and transactions.

          (2) Reflects adjustment for the reduction in interest expense due to the repayment of the outstanding indebtedness of Patrick.

          (3) Reflects elimination of Penske dividends received.

          (4) To reflect increase in exploration expenses by $180,000 and increase in general and administrative expenses by $100,736 for such costs capitalized by Patrick under the full cost accounting method. Under the successful efforts method of accounting such costs are charged to operations.

          (5) Reflects the Company's cost of borrowings at estimated average rates of approximately 8%. A pro forma adjustment is made to reflect (i) the lower interest rate to be incurred by the Company versus that of La/Cal and (ii) the lower level of amortization of deferred financing costs. For pro forma purposes, for each one-eighth percentage point change in the interest rate, interest expense would change by $13,125 per year.

          (6) Goodrich Oil Company provided general and administrative services to La/Cal at no cost. It was anticipated that the Company would provide its own general and administrative services subsequent to the transactions. However, based on the Company's anticipated level of operations on a merged basis such expenses were anticipated to be less than the combined general and administrative expense of La/Cal and Patrick. The Company anticipated that it would initially employ approximately 13 people. During 1994 Patrick employed a higher number of employees at higher average cost per employee. For pro forma purposes reductions in general and administrative expenses that might have occurred have not been reflected.

          (7) This adjustment reflects the elimination of income taxes due to the availability of Patrick's net operating loss carryforwards to offset any financial statement taxable income.

          (8) Nonrecurring charges related to the early retirement of certain long-term debt of Patrick and La/Cal, totaling $502,000 which will be charged to expense as an extraordinary item subsequent to the Transactions are not reflected in the pro forma statement of operations.

     (E) YEAR ENDED DECEMBER 31, 1995 AND NINE MONTHS ENDED SEPTEMBER 30, 1996 STATEMENT OF OPERATIONS PRO FORMA ADJUSTMENTS -- TRANSACTIONS. The pro forma adjustments applicable to the statements of operations assume the Transactions took place as of January 1, 1995. The amounts presented for La/Cal II for the year ended December 31, 1995 reflect the combined results of operations of La/Cal II from July 7, 1995 (inception) through December 31, 1995 and of the properties contributed to La/Cal II for the period from January 1, 1995 through July 6, 1995.

          (1) To adjust depletion, depreciation, and amortization of oil and gas properties to an amount based on the allocated value of oil and gas properties acquired.

          (2) Additional debt of Company will be at a variable interest rate which initially is estimated to be 8.5%. For pro forma purposes an adjustment to interest expense is reflected for the difference between estimated additional interest expense and La/Cal II's historical amount. For each one-eighth percentage point change in the interest rate, interest expense would change by $13,125 per year.

          (3) This adjustment reflects the dividends on the 750,000 shares of New Goodrich Series B Preferred Stock at an annual dividend rate of 8.25%.

          (4) A pro forma adjustment for the provision of income taxes has not been included in either statement of operations due to the availability of the Company's net operating loss carryforwards to offset any financial statement taxable income.

          (5) the Company's activities prior to the combination of La/Ca and Patrick were conducted in the form of a partnership and the Company was established in corporate form on August 15, 1995. Earnings per share information for the year ended December 31, 1995 has been presented on a pro forma basis to reflect such information as if the Company had been operated as a corporation for the entire year. Combined pro forma earnings
     (loss) per average common share for the nine months ended September 30, 1996 and the year ended December 31, 1995 is computed by dividing combined pro forma earnings (loss) applicable to common stock by the combined pro forma weighted average shares of common stock outstanding of 41,804,510 and 27,722,543, respectively. Dual presentation of earnings per share has not been made due to any conversion of preferred stock being antidilutive.

          (6) The Company does not expect to incur significant additional general and administrative expense as a result of the acquisition of the La/Cal II and Group A Properties. Accordingly, no pro forma adjustments have been made for such expenses.

     (F) YEAR ENDED DECEMBER 31, 1995 STATEMENT OF CASH FLOWS PRO FORMA ADJUSTMENTS -- LA/CAL AND PATRICK BUSINESS COMBINATION.

          (1) Adjustments to cash provided by operating activities related to the business combination of La/Cal and Patrick are as follows:

        General and administrative -- capital expenditures...............  $(100,736)
        Interest expense.................................................    598,419
                                                                           ---------
                                                                           $ 497,683
                                                                           =========

     The adjustment related to general and administrative for capital expenditures has been reflected as an adjustment to investing activities.

     To the extent cash flow from operations is increased due to less interest expense, more cash would have been available for debt service. Accordingly, $598,419 is reflected as an adjustment to principal payments of debt.

          (2) Reflects elimination of cash dividends related to an investment redeemed in the business combination transaction. To the extent cash flow from investing activities is decreased due to less dividends received, less cash would have been available to service debt. Accordingly, $102,273 is reflected as an adjustment to principal payments of debt.

     (G) YEAR ENDED DECEMBER 31, 1995 AND NINE MONTHS SEPTEMBER 30, 1996 STATEMENTS OF CASH FLOWS PRO FORMA ADJUSTMENTS -- TRANSACTIONS. The statements of cash flows for the year ended December 31, 1995 and nine months ended September 30, 1996 do not include amounts for investing or financing activities or operating activities other than revenues in excess of operating expenses (presented as net income) for the Group A properties as those properties were not maintained as separate business units and such information applicable to the properties was not quantified or segregated.

     The amounts presented for La/Cal II for the year ended December 31, 1995 reflect the combined results of operations of La/Cal II from July 7, 1995 (inception) through December 31, 1995 and of the properties contributed to La/Cal II for the period from January 1, 1995 through July 6, 1995. The amounts included for the period from January 1, 1995 through July 6, 1995 do not include amounts for investing or financing activities or operating activities other than revenues in excess of operating expenses (presented as net income) as those properties were not maintained as separate business units and such information applicable to the properties was not quantified or segregated.

          (1) Adjustments to cash provided by operating activities related to the Transactions are as follows:

                                                              NINE MONTHS
                                                                 ENDED          YEAR ENDED
                                                             SEPTEMBER 30,     DECEMBER 31,
                                                                 1996              1995
                                                             -------------     ------------
        Interest expense...................................    $ (90,054)       $ (631,001)

     To the extent cash flow from operations is decreased due to additional interest expense, less cash would have been available for debt service. Accordingly, the amounts above are reflected as adjustments to principal payments of debt.

          (2) To reflect the increase in preferred stock dividends related to New Goodrich's Series B Preferred Stock. To the extent cash flow from financing activities is decreased due to increased preferred stock dividends, less cash would have been available for debt service. Accordingly, $618,750 for the year ended December 31, 1995 and $464,063 for the nine months ended September 30, 1996 are reflected as adjustments to principal payments of debt.

     (H) PRO FORMA BOOK VALUE PER SHARE. Pro forma book value applicable to common stock per share is computed by reducing total stockholders' equity by the liquidation preference applicable to any issuances of preferred stock (the Company -- $8,011,490; Combined Pro Forma -- $15,511,490), divided by common shares outstanding. Book value per unit for La/Cal II was not computed since La/Cal II is not structured on a unit basis.

     (I) PRO FORMA RESERVE INFORMATION. The following tables set forth an analysis of New Goodrich's combined pro forma estimated quantities of proved developed reserves and proved undeveloped reserves, all of which are located onshore in the continental United States. Such pro forma information has been prepared assuming the Transactions had occurred on January 1, 1995.

     Combined pro forma reserve information is comprised of the combination of reserve information as of January 1, 1995 for the Company, Patrick, La/Cal II and the Group A Properties, as of December 31, 1995 for the Company, La/Cal II and the Group A Properties. Reserve information for the Company as of December 31, 1995 was compiled based on evaluations performed by several independent reserve engineers as well as internally by the Company. Reserves were evaluated by independent reserve engineers as of March 1, 1995 and November 30, 1995 with respect to La/Cal II and July 1, 1996 with respect to the Group A Properties. Estimated reserve information as of January 1, 1995, December 31, 1995 and for the year ended December 31, 1995 for La/Cal II and the Group A Properties were estimated by the entities based on those evaluations.

                                                                         NATURAL GAS
                                                                   ------------------------
                                                                   OIL (BBL)       (MCF)
                                                                   ---------     ----------
    Proved reserves as of January 1, 1995........................  3,080,000     34,096,000
      Revisions of previous estimates............................   (244,000)    (7,140,000)
      Sales of minerals in place.................................   (186,000)      (855,000)
      Extensions and discoveries.................................     40,000        734,000
      Production.................................................   (242,000)    (2,925,000)
                                                                   ---------      ---------
    Proved reserves as of December 31, 1995......................  2,448,000     23,910,000
                                                                   =========      =========
    Proved developed reserves
      as of January 1, 1995......................................  2,694,000     26,230,000
      as of December 31, 1995....................................  2,309,000     18,719,000

     The following table presents the pro forma standardized measure of future net cash flows related to proved oil and gas reserves together with changes therein. The oil, condensate and gas price structure utilized to project future net cash flows reflects current prices as of the date specified. Future production and development costs are based on current costs with no escalations. Estimated future cash flows have been discounted to their present values based on a 10% annual discount rate.

                                                                        STANDARDIZED MEASURE
                                                                         DECEMBER 31, 1995
                                                                        --------------------
    Future cash flows...................................................     $ 87,786,000
    Future production, development and abandonment costs................      (13,461,000)
    Income tax provision*...............................................       (8,998,000)
                                                                            ------------
    Future net cash flows...............................................       65,327,000
    10% annual discount.................................................      (23,625,000)
                                                                            ------------
    Standardized measure of discounted future net cash flows............     $ 41,702,000
                                                                            ============

                                                                             CHANGES IN
                                                                        STANDARDIZED MEASURE
                                                                        TWELVE MONTHS ENDED
                                                                         DECEMBER 31, 1995
                                                                        --------------------
    Standardized measure at beginning of year.........................      $ 47,636,000
    Revisions, extensions and discoveries.............................        (5,302,000)
    Sales and transfers of oil and gas produced, net of production
      costs...........................................................        (8,026,000)
    Changes in price, net of future production costs..................         3,950,000
    Development costs incurred during the period......................         2,722,000
    Sales of minerals in place........................................        (3,942,000)
    Net change in income taxes *......................................           (34,000)
    Accretion of discount.............................................         4,067,000
    Changes in production rates (timing) and other....................           631,000
                                                                             -----------
    Standardized measure at end of year...............................      $ 41,702,000
                                                                             ===========

---------------

* Standard measure income taxes have been computed considering the Company's net operating loss carryforwards and any limitation thereon.

     (J) PRO FORMA NET PRODUCTION, UNIT PRICES AND COSTS INFORMATION. The following table presents certain information with respect to combined pro forma of the Company, La/Cal II and the Group A as to oil, gas and condensate production attributable to all fields, the revenue derived from the sale of such production, average sales prices received and average production costs during each of the nine months ended September 30, 1996 and years ended December 31, 1995, 1994, and 1993.

                                           NINE MONTHS
                                              ENDED                YEAR ENDED DECEMBER 31,
                                          SEPTEMBER 30,     -------------------------------------
                                              1996            1995          1994          1993
                                          -------------     ---------     ---------     ---------
    Net Production:
      Natural Gas (Mcf)..................   1,769,459       2,697,367     2,562,002       945,376
      Oil (Bbls).........................     210,135         166,411        84,625        11,326
      Natural gas equivalents (Mcfe).....   3,030,269       3,695,893     3,069,750     1,013,331
    Average Net Daily Production:
      Natural Gas (Mcf)..................       6,481           7,389         7,019         2,590
      Oil (Bbls).........................         770             456           232            31
      Natural gas equivalents (Mcfe).....      11,101          10,125         8,408         2,777
    Average Sales Price Per Unit:
      Natural Gas (per Mcf)..............        2.49            1.72          1.84          2.02
      Oil (per Bbl)......................       19.88           16.45         15.75         15.39
    Other Data:
      Lease operating expense (per
         Mcfe)...........................         .33             .21           .16           .23
      Depreciation, depletion and
         amortization (per Mcfe).........         .41             .42           .34           .32

     (K) PRO FORMA PRODUCTIVE WELLS. The following table sets forth the combined pro forma number of active well bores of the Company. La/Cal II and the Group A Properties maintain ownership interest as of September 30, 1996:

                                                                    GROSS          NET
                                                                    -----         -----
        Company..................................................   63.00         17.88
        La/Call II...............................................   10.00          3.96
        Group A..................................................    3.00          1.46
                                                                    -----         -----
                  Total Productive Wells.........................   76.00         23.30
                                                                    =====         =====

     (L) PRO FORMA ACREAGE. The following table sets forth the combined pro forma gross and net developed and undeveloped natural gas and oil acreage for the Company as of December 31, 1995 and La/Call II and the Group A Properties as of September 30, 1996.

                                                                 GROSS          NET
                                                                --------      -------
        Developed Acreage
          Company............................................   5,110.65      1,641.88
          La/Cal II..........................................   3,336.57      1,340.23
          Group A............................................   2,003.30      1,004.74
                                                               ---------      --------
                  Total Developed Acreage....................  10,450.52      3,986.85
                                                               =========      ========
        Undeveloped Acreage
          Company............................................  12,153.37      3,159.78
          La/Cal II..........................................       0.00          0.00
          Group A............................................       0.00          0.00
                                                               ---------      --------
                  Total Undeveloped Acreage..................  12,153.37      3,159.78
                                                               ---------      --------
                  Total Acreage..............................  22,603.89      7,146.63
                                                               =========      ========

            MARKET FOR GOODRICH PETROLEUM CORPORATION'S COMMON STOCK
                        AND RELATED STOCKHOLDER MATTERS

     The Company's common stock is traded on the New York Stock Exchange.

     At December 18, 1996, the number of holders of record of the Company's common stock was approximately 3,900 with 41,804,510 shares outstanding. High and low sales prices for the Company's common stock for each quarter during the calendar years 1996, 1995 and 1994 are as follows:

                                                                               1996
                                                                           -------------
                                QUARTER ENDED                              HIGH     LOW
    ---------------------------------------------------------------------  -----    ----
    March 31.............................................................  1 1/8    13/16
    June 30..............................................................  1 1/8    13/16
    September 30.........................................................    13/16   5/8
    December 31 (through December 18)....................................    3/4     5/8

                                                                               1995
                                                                           -------------
                                QUARTER ENDED                              HIGH     LOW
    ---------------------------------------------------------------------  -----    ----
    March 31.............................................................  N/A      N/A
    June 30..............................................................  N/A      N/A
    September 30.........................................................  1 3/8    15/16
    December 31..........................................................  1 1/4    3/4

                                                                               1994
                                                                           -------------
                                QUARTER ENDED                              HIGH     LOW
    ---------------------------------------------------------------------  -----    ----
    March 31.............................................................  N/A      N/A
    June 30..............................................................  N/A      N/A
    September 30.........................................................  N/A      N/A
    December 31..........................................................  N/A      N/A

     Prices from periods prior to the business combination (August 15, 1995) are not applicable because La/Cal was a privately held partnership.

     The Company has not paid a cash dividend on its Common Stock and does not intend to pay such a dividend in the foreseeable future.

              DESCRIPTION OF THE LA/CAL II AND GROUP A PROPERTIES

OVERVIEW

     La/Cal II is an independent oil and gas partnership engaged in the development and production of, and the exploration for, natural gas and oil primarily in southern Louisiana and eastern Texas. As of July 1, 1996, La/Cal II had estimated proved reserves of approximately 1,693.06 Mbbls of oil and condensate and 2.71 Bcf of natural gas, or an aggregate of 12.87 Bcfe with a present value of future net revenues, discounted at 10%, of $20.05 million, of which approximately 93.1% are classified as proved developed. The Group A Properties are a combination of working interests in three different wells that are not combined as a separate legal entity, but for the purpose of this document have been aggregated because of commonality of ownership. The Group A Properties as of July 1, 1996 had estimated proved reserves of approximately
24.99 Mbbls of oil and condensate and 1.21 Bcf of natural gas, or an aggregate of 1.36 Bcfe with a present value of future net revenues, discounted at 10%, of $2.62 million, of which 100% is classified as proved developed. As of July 1, 1996, La/Cal II and the Group A Properties have a total estimated 14.23 Bcfe with a present value of future net revenues, discounted at 10%, of $22.67 million.

     La/Cal II owns working interests in 11 wells in four fields in southern Louisiana and eastern Texas. La/Cal II was formed in July 1995 when certain participants in drilling programs operated by Goodrich Oil Company, a privately-held independent oil and gas company, contributed their interests to form La/Cal II.

La/Cal II has 28 general partners and is managed by the Management Committee, which consists of Messrs. Henry Goodrich, Gil Goodrich and Leo E. Bromberg. La/Cal II does not have any employees, and Goodrich Oil Company oversees and manages the interests of La/Cal II, as it does for other joint-interest investments, by acquiring and developing oil and gas properties in a cost effective manner. Cash generated from La/Cal II's oil and gas operations is distributed to the Partners from time to time, rather than being reinvested in additional drilling opportunities. The Group A Properties comprise working interests in three wells in three fields in southern Louisiana and eastern Texas. The Group A Properties are also being operated by Goodrich Oil Company. The net cash generated is distributed monthly to the individual Working Interest Owners.

DESCRIPTION OF THE SOUTHERN LOUISIANA AND EASTERN TEXAS PRODUCING REGIONS

     All of La/Cal II and Group A proved reserves are either in the southern Louisiana or eastern Texas producing region. The southern Louisiana producing region refers to the geographic area which covers the onshore and in-land waters of southern Louisiana lying in the southern one-half of the state of Louisiana. The eastern Texas producing region refers to the geographic area which includes district five and six of the Texas Railroad Commission, located in the eastern portion of the State of Texas.

     The southern Louisiana producing region is one of the world's most prolific oil and natural gas producing sedimentary basins. The region generally contains sedimentary sandstones which are of high qualities of porosity and permeability. There are a myriad of types of reservoir traps found in the region. These traps are generally formed by faulting, folding and subsurface salt movement or a combination of one or more of these. Salt movement has resulted in a large number of shallow piercement salt domes as well as deeper movements, which have resulted in both large and small anticlinal structures. The formations found in the southern Louisiana producing region range in depth from 1,000 feet to 20,000 feet below the surface. These formations range from the Sparta and Frio formations in the northern part of the region to Miocene and Pleistocene in the southern part of the region. La/Cal II's and Group A Properties' southern Louisiana production comes predominately from Miocene and Frio-age formations.

     The most prolific oil field in the continental United States was discovered in the 1930's in the east Texas producing region. This was the east Texas oilfield in Upshur, Gregg, Rusk, Smith, and Cherokee Counties. The East Texas area includes two geologic features, the East Texas Basin and the Sabine Uplift. This area has been explored for more than seventy years and still has significant activity today. The formations found in East Texas producing region range in depth from 2,500 feet to 13,000 feet below the surface. This area produces both oil and gas with the Woodbine and Paluxy Sandstones (Upper Cretaceous System) being the major oil producers. Carthage Field is a large gas field in Panola County that produces from the Pettit Lime, Travis Peak sandstones, and Cotton Valley sandstones all in the Lower Cretaceous System.

LA/CAL II PROPERTIES

     Second Bayou Field. The Second Bayou field was discovered in 1955 by the Sun Texas Company. Currently the other major operators in the field are Fina Oil and Chemical Company and Texaco Producing Company. La/Cal II has a working interest in approximately 1,395 gross acres in the field which is located in Cameron Parish, Louisiana. To date, the field has produced approximately 420 Bcf of natural gas and 2 million barrels of oil/condensate from multiple Miocene aged sands ranging from 4,000 to 15,200 feet.

     Mary Blevins Field. The Mary Blevins field was a new discovery fault separated from Hitts Lake field which was discovered in 1953 by Sun Oil. Currently there are three producing wells in this fault block with La/Cal II having a working interest in approximately 782 gross acres in the field which is located in Smith County, Texas. To date Hitts Lake has produced over 14 million barrels of oil and Mary Blevins has produced over 183,000 barrels of oil from the Paluxy which occurs at a depth of approximately 7,300 feet.

     Kings Ridge Field. The Kings Ridge field was discovered in 1957 and the major operators were Fina Oil and Chemical Company and Pennzoil Producing Company. Production is from multiple Miocene aged sands, which range in depth from 9,600 to 13,200 feet with current production from the 9,900(#) sand. The field is located in Lafouche Parish, Louisiana and has produced approximately 82 Bcf of natural gas and 2 million barrels of condensate/oil. La/Cal II has a working interest in the current geological unit of 435 gross acres.

     Deep Lake Field. The Deep Lake field was discovered by the Superior Oil Company in 1952. La/Cal II has a working interest in approximately 725 acres in the field which is located in Cameron Parish, Louisiana. The field produces from multiple Miocene sands ranging in depth from 6,700 to 16,000 feet. To date the field has produced approximately 1 Tcf of natural gas and 4,700,000 barrels of condensate/oil. Major operators in the field include Mobil Oil Exploration and Production and Pennzoil Production Company.

GROUP A PROPERTIES

     Mosquito Bay Field. The Mosquito Bay field was discovered in 1961 by Forest Oil Company. Group A has a working interest in a producing geological unit of 227 acres in the field which is located in Terrebonne Parish, Louisiana. The field produces from multiple Miocene sands ranging in depth from 7,800 to 13,100 feet. To date the field has produced approximately 16 Bcf and 200,000 barrels of condensate/oil. Currently, Apache Corporation is the largest operator in the field.

     Jacksonville Field. The Jacksonville field was discovered in 1994 by Goodrich Oil Company. Group A has a working interest in 753 acres in the field which is located in Cherokee County, Texas. The field produces from the Woodbine at a depth of approximately 5,000 feet. To date the field has produced approximately 39,000 barrels of oil. Currently Goodrich Oil Company is the only operator in the field.

     Opelousas/Northcott Field. The Opelousas/Northcott field was discovered in 1960 by Magnolia Petroleum Company. Group A has a working interest in 1,023 acres in the field which is located in St. Landry Parish, Louisiana. The field produces from Sparta, Cockfield and Frio sands ranging in depth of 8,000 to 12,000 feet. To date the field has produced approximately 200 Bcf.

OIL AND NATURAL GAS RESERVES

     The following table sets forth summary information with respect to La/Cal II's proved reserves in all fields as of July 1, 1996, as estimated by Coutret & Associates, Inc., independent petroleum engineers ("Coutret").

                                                               NET                  PRE-TAX PRESENT
                                                   OIL       RESERVES               VALUE OF FUTURE
                      CATEGORY                   (MBBLS)      (BCF)      BCFE(1)      NET REVENUE
    -------------------------------------------- --------    --------    -------    ---------------
                                                                                     (IN MILLIONS)
    Proved Developed Producing.................. 1,173.67      1.93        8.97         $ 15.81
    Proved Developed Non-Producing..............   410.29       .39        2.85            2.85
    Proved Undeveloped..........................   109.10       .39        1.05            1.39
                                                 --------    ------      ------         -------
              Total Proved...................... 1,693.06      2.71       12.87         $ 20.05
                                                 ========    ======      ======         =======

---------------

(1) Estimated using a conversion ratio of 1.0 Bbl/6.0 Mcf.

     The following table sets forth summary information with respect to the Group A Properties proved reserves in all fields as of July 1, 1996, as estimated by Coutret.

                                                               NET                  PRE-TAX PRESENT
                                                   OIL      RESERVES                VALUE OF FUTURE
                      CATEGORY                   (MBBLS)    BAS (BCF)    BCFE(1)      NET REVENUE
    -------------------------------------------- -------    ---------    -------    ---------------
                                                                                     (IN MILLIONS)
    Proved Developed Producing..................
      Mosquito Bay Field........................     --         .93         .93          $1.71
      Jacksonville Field........................  22.22          --         .13            .25
      Opelousas/Northcott.......................   2.77         .28         .30            .66
    Proved Developed Non-Producing..............     --          --          --             --
    Proved Undeveloped..........................     --          --          --             --
                                                  -----        ----        ----          -----
              Total Proved......................  24.99        1.21        1.36          $2.62
                                                  =====        ====        ====          =====

---------------

(1) Estimated using a conversion ratio of 1.0 Bbl/6.0 Mcf.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of La/Cal II and the Working Interest Owners. Reserve engineering is a subjective process of estimating underground accumulations of crude oil, condensate and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. The quantities of oil and natural gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and natural gas sales prices may all differ from those assumed in these estimates. Therefore, the Present Value of Future Net Revenues amounts shown above should not be construed as the current market value of the estimated oil and natural gas reserves attributable to La/Cal II and Group A Properties.

     In accordance with the Commission's guidelines, the engineers' estimates of future net revenues from La/Cal II and Group A Properties and the Present Value of Future Net Revenues thereof are made using oil and natural gas sales prices in effect as of the dates of such estimates and are held constant throughout the life of the properties except where such guidelines permit alternate treatment, including the use of fixed and determinable contractual price escalation. The average prices as of July 1, 1996 were $19.44 per Bbl of crude oil/condensate and $2.78 per Mcf of natural gas. Prices for natural gas and, to a lesser extent, oil and condensate are subject to substantial seasonal fluctuations and prices for each are subject to substantial fluctuations as a result of numerous other factors.

PRODUCTIVE WELLS

     The following table sets forth the number of well bores in which La/Cal II maintains ownership interests as of September 30, 1996:

                                                                        GROSS     NET
                                                                        -----     ----
        Second Bayou
          Oil..........................................................  5.00     1.55
        Mary Blevins
          Oil..........................................................  3.00     1.56
        Kings Ridge
          Oil..........................................................  1.00      .41
        Deep Lake
          Gas..........................................................  1.00      .44
                                                                        -----     ----
                  Total Productive Wells............................... 10.00     3.96
                                                                        =====     ====

     Currently the wells at Second Bayou and the well at Kings Ridge produce gas along with oil whereas the Mary Blevins wells produce oil and the Deep Lake well produces only gas and condensate. Productive wells consist of producing wells and wells capable of production, including gas and oil wells awaiting pipeline connections. A gross well is a well in which La/Cal II maintains an ownership interest, while a net well is deemed to exist when the sum of the fractional working interests owned by La/Cal II equals one. Wells that are completed in more than one producing horizon are counted as one well. Of the gross wells reported in the above fields four have multiple completions.

     The following table sets forth the number of well bores in which the Working Interest Owners maintain ownership interests as of September 30, 1996:

                                                                        GROSS     NET
                                                                        -----     ----
        Mosquito Bay
          Gas.......................................................... 1.00       .46
        Jacksonville
          Oil.......................................................... 1.00       .47
        Opelousas/Northcott
          Gas.......................................................... 1.00       .53
                                                                        -----     ----
                  Total Productive Wells............................... 3.00      1.46
                                                                        ====      ====

     Currently the wells at Mosquito Bay and Opelousas/Northcott produce only gas and condensate, whereas the Jacksonville well produces only oil. Productive wells consist of producing wells and wells capable of production, including gas and oil wells awaiting pipeline connections. A gross well is a well in which Group A maintains an ownership interest, while a net well is deemed to exist when the sum of the fractional working interests owned by Group A equals one. Wells that are completed in more than one producing horizon are counted as one well. Of the gross wells reported in the above fields none have multiple completions.

ACREAGE

     The following table summarizes La/Cal II's gross and net developed natural gas and oil acreage under lease as of September 30, 1996 in Second Bayou, Mary Blevins, Kings Ridge and Deep Lake fields.

                                                                       GROSS         NET
                                                                      --------     --------
    Developed acreage
      Second Bayou..................................................  1,394.69       435.35
      Mary Blevins..................................................    781.68       407.27
      Kings Ridge...................................................    435.02       176.80
      Deep Lake.....................................................    725.18       320.81
    Undeveloped acreage.............................................      0.00         0.00
                                                                      --------     --------
              Total.................................................  3,336.57     1,340.23
                                                                      ========     ========

     The following table summarizes the Working Interest Owners' gross and net developed natural gas and oil acreage under lease as of September 30, 1996 in Mosquito Bay, Jacksonville and Opelousas/Northcott.

                                                                       GROSS         NET
                                                                      --------     --------
    Developed acreage
      Mosquito Bay..................................................    227.29       105.76
      Jacksonville..................................................    753.15       361.11
      Opelousas/Northcott...........................................  1,022.86       537.87
    Undeveloped acreage.............................................      0.00         0.00
                                                                      --------     --------
              Total.................................................  2,003.30     1,004.74
                                                                      ========     ========

WELL COMPLETIONS AND INTERESTS OWNED BY LA/CAL II

     The following table sets forth La/Cal II's approximate working interest and net revenue interests in its wells and well completions:

  Second Bayou Net

                                                                YEAR       WORKING     REVENUE
                            WELL NAME                          DRILLED     INTEREST    INTEREST
    ---------------------------------------------------------  -------     -------     -------
    Miami Fee #1 & #1D.......................................    1993      28.96%       20.64%
    Miami Fee #3 & #3D.......................................    1995      28.96%       20.64%
    Miami Fee #4 (1).........................................    1995      45.67%       30.37%
    Miami Fee #5 & #5D (1)...................................    1996      45.67%       30.37%
    Miami Fee #6 & #6D (1)...................................    1996      45.67%       30.37%

  Mary Blevins

                            WELL NAME
    ---------------------------------------------------------
    Holder #1................................................    1994      48.35%       38.28%
    Droke #1.................................................    1995      48.35%       37.32%
    Droke A #1...............................................    1995      48.35%       36.75%

  Kings Ridge

                            WELL NAME
    ---------------------------------------------------------
    State Lease 7501 #2......................................    1993      35.49%       23.60%

  Deep Lake

                            WELL NAME
    ---------------------------------------------------------
    State Lease 2038 #2......................................    1994      41.85%       31.80%

---------------

(1) These are the current before payout interests which, if the party that farmed out elects to back in, will change to 28.96% working interest and 20.64% net revenue interest on the Miami Fee #4, #5, #5D, #6, and #6D.

     In the foregoing tables, wells that are completed in more than one producing horizon, which include the Second Bayou field wells Miami Fee #1, #1D, #3, #3D, #5, #5D, #6, and #6D, are each counted as one well. The information in the foregoing tables is rounded off to the nearest one-hundredth of one percent.

WELL COMPLETIONS AND INTERESTS OWNED BY THE WORKING INTEREST OWNERS

     The following table sets forth the Working Interest Owners' approximate working interests and net revenue interests in its wells and well completions:

  Mosquito Bay

                                                                                         NET
                                                                YEAR       WORKING     REVENUE
                            WELL NAME                          DRILLED     INTEREST    INTEREST
    ---------------------------------------------------------  -------     -------     -------
    Smyth #35-1 ST...........................................    1995      47.09%       32.96%

  Jacksonville

                            WELL NAME
    ---------------------------------------------------------
    Warminster #1............................................    1995      44.19%       37.46%

  Opelousas/Northcott

                            WELL NAME
    ---------------------------------------------------------
    Hebert #1................................................    1995      52.59%       37.86%

     In the foregoing tables none of the wells are dually completed. The information in the foregoing tables is rounded off to the nearest one-hundredth of one percent.

OPERATOR ACTIVITIES

     La/Cal II and the Working Interest Owners do not operate any wells in which they maintain an ownership interest. Currently, Goodrich Oil Company is the operator of record of every producing well.

DRILLING ACTIVITIES

     La/Cal II. La/Cal II participates in an active drilling program conducted by Goodrich Oil Company on the natural gas and oil properties in which La/Cal II maintains ownership interests. The following table sets forth the drilling activity of Goodrich Oil Company in properties in which La/Cal II has a working interest.

                                                             YEAR ENDED DECEMBER 31,
                                                --------------------------------------------------
                                                    1993               1994             1995(1)
                                                -------------     --------------     -------------
                                                GROSS     NET     GROSS     NET      GROSS     NET
                                                -----     ---     -----     ----     -----     ---
    Development Wells:
      Productive..............................   1.0      .41      2.0       .84      4.0      1.7
      Non-Productive..........................   0.0      .00      1.0       .52      0.0      0.0
                                                 ---      ---      ---      ----      ---      ---
         Total................................   1.0      .41      3.0      1.36      4.0      1.7
                                                 ===      ===      ===      ====      ===      ===
    Exploratory Wells:
      Productive..............................   1.0      .31      1.0       .52      0.0      0.0
      Non-Productive..........................   0.0      .00      0.0       .00      0.0      0.0
                                                 ---      ---      ---      ----      ---      ---
         Total................................   1.0      .31      1.0       .52      0.0      0.0
                                                 ===      ===      ===      ====      ===      ===
    Total Wells:
      Productive..............................   2.0      .72      3.0      1.36      4.0      1.7
         Non-Productive.......................   0.0      .00      1.0       .52      0.0      0.0
                                                 ---      ---      ---      ----      ---      ---
         Total................................   2.0      .72      4.0      1.88      4.0      1.7
                                                 ===      ===      ===      ====      ===      ===

---------------

(1) La/Cal II was formed in July 1995.

     As denoted in the foregoing table, "Gross" wells refers to wells in which a working interest is owned, while a "net" well is deemed to exist when the sum of fractional ownership working interests in gross wells equals one. As of September 30, 1996 La/Cal II was engaged in drilling activities in 2 productive development wells with a "net" well interest of .62 and 1 non-productive development well with a "net" well interest of .31.

     Group A Properties. The Working Interest Owners participate in a drilling program conducted by Goodrich Oil Company on the natural gas and oil properties in which the Working Interest Owners maintain an ownership interest. The following table sets forth the drilling activity of Goodrich Oil Company in properties in which the Working Interest Owners have a working interest.

                                                             YEAR ENDED DECEMBER 31,
                                                --------------------------------------------------
                                                    1993               1994             1995(1)
                                                -------------     --------------     -------------
                                                GROSS     NET     GROSS     NET      GROSS     NET
                                                -----     ---     -----     ----     -----     ---
    Development Wells:
      Productive..............................   0.0      .00      0.0       .00      2.0      1.0
      Non-Productive..........................   0.0      .00      0.0       .00      0.0      0.0
                                                 ---      ---      ---      ----      ---      ---
         Total................................   0.0      .00      0.0       .00      2.0      1.0
                                                 ===      ===      ===      ====      ===      ===
    Exploratory Wells:
      Productive..............................   0.0      .00      0.0       .00      1.0      0.5
      Non-Productive..........................   0.0      .00      0.0       .00      0.0      0.0
                                                 ---      ---      ---      ----      ---      ---
         Total................................   0.0      .00      0.0       .00      1.0      0.5
                                                 ===      ===      ===      ====      ===      ===
    Total Wells:
      Productive..............................   0.0      .00      0.0       .00      3.0      1.5
      Non-Productive..........................   0.0      .00      0.0       .00      0.0      0.0
                                                 ---      ---      ---      ----      ---      ---
         Total................................   0.0      .00      0.0       .00      3.0      1.5
                                                 ===      ===      ===      ====      ===      ===

     As denoted in the foregoing table, "Gross" wells refers to wells in which a working interest is owned, while a "net" well is deemed to exist when the sum of fractional ownership working interests in gross wells equals one.

     As of September 30, 1996 the Working Interest Owners were not engaged in any drilling activities.

NET PRODUCTION, UNIT PRICES AND COSTS

     Partnership. The following table presents certain information with respect to oil, gas and condensate production attributable to La/Cal II's interests in all of its fields, the revenue derived from the sale of such production, average sales prices received and average production costs during each of the nine months ended September 30, 1996 and years ended December 31, 1995, 1994 and 1993.

                                                  NINE MONTHS
                                                     ENDED           YEAR ENDED DECEMBER 31,
                                                 SEPTEMBER 30,    -----------------------------
                                                     1996          1995      1994(1)    1993(1)
                                                 -------------    -------    -------    -------
    Net Production:
      Natural gas (Mcf)........................     358,755       473,539    175,872     11,941
      Oil (Bbls)...............................      76,104        54,568     48,138      4,007
      Natural gas equivalents (Mcfe)...........     815,379       800,947    464,700     35,983

                                                      NINE MONTHS
                                                         ENDED          YEAR ENDED DECEMBER 31,
                                                     SEPTEMBER 30,    ---------------------------
                                                         1996         1995     1994(1)    1993(1)
                                                     -------------    -----    -------    -------
    Average Net Daily Production:
      Natural gas (Mcf)............................       1,314       1,297       482         33
      Oil (Bbls)...................................         279         150       132         11
      Natural gas equivalents (Mcfe)...............       2,988       2,194     1,271         99
    Average Sales Price Per Unit:
      Natural gas (per Mcf)........................     $  2.54        1.72      1.75       1.78
      Oil (per Bbl)................................     $ 19.44       16.63     15.57      13.10
    Other Data:
      Lease operating expense (per Mcfe)...........     $   .26         .18       .23        .19
      Depreciation, depletion and amortization
         (per Mcfe)................................     $   .35         .24        --         --

---------------

(1) La/Cal II ownership interest applied to pre-Partnership production.

     Group A Properties. The following table presents certain information with respect to oil, gas and condensate production attributable to the Group A Properties in all of its fields, the revenue derived from the sale of such production, average sales prices received and average production costs during each of the nine months ended September 30, 1996 and years ended December 31, 1995, 1994 and 1993.

                                               NINE MONTHS
                                             ENDED SEPTEMBER          YEAR ENDED DECEMBER 31,
                                                   30,            -------------------------------
                                                  1996             1995        1994        1993
                                            -----------------     -------     -------     -------
    Net Production:
      Natural gas (Mcf)...................        216,000           9,905          --          --
      Oil (Bbls)..........................          7,892           9,122          --          --
      Natural gas equivalents (Mcfe)......        263,352          64,637          --          --
    Average Net Daily Production:
      Natural gas (Mcf)...................            791              27          --          --
      Oil (Bbls)..........................             29              25          --          --
      Natural gas equivalents (Mcfe)......          9,651             177          --          --
    Average Sales Price Per Unit:
      Natural gas (per Mcf)...............      $    2.69         $  2.51     $    --     $    --
      Oil (per Bbl).......................      $   19.88         $  7.45     $    --     $    --
    Other Data:
      Lease operating expense (per
         Mcfe)............................      $     .27         $   .41     $    --     $    --

MARKETING

     La/Cal II and the Working Interest Owners do not determine the marketing activities relating to its production because neither operate their existing properties. Goodrich Oil Company, the current operator of the properties, sells La/Cal II and Group A Properties' production as provided for in the applicable operating agreement for each property. Goodrich Oil Company or its agent sells La/Cal II's and Group A Properties' production, as well as other interest owners' production from each property on the spot market and by entering into marketing arrangements, which are discussed below. Goodrich Oil Company, as an operator of these properties does not charge for its marketing activities and the benefits of the marketing, processing, and transportation arrangements provided by Goodrich Oil Company are passed directly to La/Cal II and the Working Interest Owners. These spot sales are arranged by Seaber Corporation of Louisiana.

CUSTOMERS

     From August 1, 1995 though December 31, 1995, Seaber Corporation of Louisiana purchased 100% of the gas sales at Second Bayou, Kings Ridge, Deep Lake and Opelousas Fields. From August 1, 1995 through December 31, 1995, Texaco Trading and Transportation, Inc. purchased 100% of the oil sales from Second Bayou Field, Falco S & D, Inc. purchased 100% of the oil sales from Kings Ridge and Opelousas Fields and EOTT Energy Operating Ltd. Partnership purchased 100% of the oil sales from Mary Blevins and Jacksonville Fields. From January 1, 1996 through September 30, 1996, Seaber Corporation of Louisiana purchased 100% of the gas sales at Second Bayou, Kings Ridge, Deep Lake, Mosquito Bay and Opelousas Fields. From January 1, 1996 through September 30, 1996, Texaco purchased 100% of the oil sales from Second Bayou Field, Falco S & D purchased 100% of the oil sales from Kings Ridge and Opelousas Fields and EOTT purchased 100% of the oil sales from Mary Blevins and Jacksonville Fields. Based on current demand for gas and oil La/Cal II and the Working Interest Owners do not believe the loss of these purchasers would have a material adverse effect on La/Cal II or the Group A Properties.

TITLE TO PROPERTIES

     As is customary in the natural gas and oil industry, La/Cal II and the Working Interest Owners make only a cursory review of title to farmout acreage and to undeveloped natural gas and oil leases upon execution of the contracts. Prior to the commencement of drilling operations, a thorough title examination is conducted and curative work is performed with respect to significant defects at prospective drilling locations and unitized tracts. To the extent title opinions or other investigations reflect title defects, La/Cal II and the Working Interest Owners , rather than the seller of the undeveloped property, is typically responsible to cure any such title defects at its expense. If La/Cal II or the Working Interest Owners were unable to remedy or cure any title defect of a nature such that it would not be prudent to commence drilling operations on the property, La/Cal II or the Working Interest Owners could suffer a loss of their entire investment in the property. La/Cal II and the Working Interest Owners or their operator has obtained title opinions on substantially all of its producing properties and believes that it has satisfactory title to such properties in accordance with standards generally accepted in the oil and gas industry. La/Cal II's and the Working Interest Owners's natural gas and oil properties are subject to customary royalty interests, liens for current taxes and other burdens that La/Cal II and the Working Interest Owners believes do not materially interfere with the use of or affect the value of such properties.

OPERATIONAL RISKS AND INSURANCE

     La/Cal II's and the Group A Properties' operations are subject to the usual hazards incident to the drilling and production of oil and natural gas, such as blowouts, cratering, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas and other environmental hazards and risks. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damages and suspension of operations. As a result, La/Cal II and the Working Interest Owners could incur substantial liabilities to third parties or governmental entities, the payment of which could reduce or eliminate the funds available for development, acquisitions or exploration, or result in the loss of La/Cal II's and the Working Interest Owners' properties.

     La/Cal II and the Working Interest Owners are covered under various types of insurance policies with the minimum being a $1 million general liability policy and $5 million umbrella policy. La/Cal II and the Working Interest Owners are also covered under additional insurance, including policies covering commercial property, workers' compensation policies, a business auto policy and an electronic equipment protection policy.

     La/Cal II's and the Working Interest Owners' insurance coverage does not cover every potential risk associated with the drilling and production of oil and natural gas. Among other things, coverage is not obtainable for certain types of environmental hazards. The occurrence of a significant adverse event, the risks of which are not fully covered by insurance, could have a material adverse effect on La/Cal II's and the Group A Properties' financial condition and results of operation. Moreover, there can be no assurance that

La/Cal II's and the Working Interest Owners' insurance coverage will be adequate to cover any losses or exposure to liability or that La/Cal II and the Working Interest Owners will be able to maintain adequate insurance coverage in the future at rates it considers reasonable.

LEGAL PROCEEDINGS

     La/Cal II and the Working Interest Owners are not a party to any legal proceedings, and the Management Committee is not aware of any threatened proceedings that can reasonably be expected to have a material adverse effect on La/Cal II's properties or financial condition.

EMPLOYEES

     La/Cal II and the Working Interest Owners do not have any employees because substantially all of its oil and gas operations and administrative functions are provided by Goodrich Oil Company.

OFFICES

     La/Cal II and Group A Properties do not own or lease any office facilities.

           BUSINESS AND PROPERTIES OF GOODRICH PETROLEUM CORPORATION

GENERAL

     Goodrich Petroleum Corporation and subsidiaries (the "Company") is an independent oil and gas company engaged in the exploration, development, production and acquisition of oil and natural gas in the onshore portions of the United States, primarily the states of Louisiana and Texas. In addition to its oil and gas activities, the Company owns a 20% non-operated interest in a natural gas pipeline joint venture and an equity interest in Marcum Natural Gas Services (Marcum), a publicly held diversified provider of products and services to the natural gas industry.

     The Company and its subsidiaries are the result of a business combination on August 15, 1995 between La/Cal Energy Partners (La/Cal) and Patrick Petroleum Company and subsidiaries (Patrick). La/Cal was a privately held independent oil and gas partnership formed in July 1993 and engaged in the development, production and acquisition of, oil and natural gas primarily in Southern Louisiana. Patrick was a publicly traded independent oil and gas company engaged in the acquisition of producing properties and the exploration, development and production of oil and gas in the continental United States. Patrick's oil and gas operations and properties were primarily located in West Texas and Michigan at the time of the combination, with additional operations and properties in certain western states.

     The combination transactions were accounted for as a purchase business combination in accordance with Accounting Principles Board Opinion No 16, Business Combinations whereby La/Cal was deemed to be the acquiror and Patrick the acquiree. Accordingly, the consolidated financial statements and other operating data presented herein reflect the operations of La/Cal on a stand alone basis for periods prior to August 15, 1995, whereas such information reflects the operations of the combined entities for periods subsequent to August 15, 1995.

     The Company's principal executive offices are located at 5847 San Felipe, Suite 700 Houston, Texas 77057 and its telephone number at such offices is (713) 780-9494. The Company also has offices in Shreveport, Louisiana. At September 30, 1996 the Company had 11 employees.

OIL AND GAS OPERATIONS AND PROPERTIES

     At December 31, 1995, the Company had estimated proved reserves of approximately 940.15 Mbbls of oil and condensate and 18.88 Bcf of natural gas, or an aggregate of 24.52 Bcfe with a pre-tax present value of future net revenues, discounted at 10% of $30.4 million, of which approximately 85% are classified as proved developed.

     The Company owns working and overriding royalty interests in 73 oil and gas wells located in 37 active fields in 9 states as of September 30, 1996.

     Louisiana. Substantially all of the Company's proved natural gas reserves are in the Southern Louisiana producing region. The Southern Louisiana producing region refers to the geographic area which covers the onshore and in-land waters of South Louisiana lying in the southern one-half of the state of Louisiana.

     The South Louisiana producing region is one of the world's most prolific oil and natural gas producing sedimentary basins. The region generally contains sedimentary sandstones which are of high qualities of porosity and permeabilities. There are a myriad of types of reservoir traps found in the region. These traps are generally formed by faulting, folding and subsurface salt movement or a combination of one or more of these. Salt movement has resulted in a large number of shallow piercement salt domes as well as deeper movements, which have resulted in both large and small anticlinal structures.

     The formations found in the South Louisiana producing region range in depth from 1,000 feet to 20,000 feet below the surface. These formations range from the Sparta and Frio formations in the Northern part of the region to Miocene and Pleistocene in the Southern part of the region. The Company's production comes predominately from Miocene and Frio age formations.

     Pecan Lake Field. The Pecan Lake field was discovered in 1944 by the Superior Oil Company. Geologically, the field is comprised of a relatively low relief four-way closure and multiple stacked pay sands. The Pecan Lake field comprises approximately 900 gross leased acres in Cameron Parish, Louisiana, approximately 42 miles southeast of Lake Charles, Louisiana. The field has produced from over 15 Miocene sands ranging in depths from 7,500 to 11,800 feet, which have been predominately gas and gas condensate reservoirs. These sand reservoirs are characterized by generally widespread development and strong waterdrive production mechanisms. The field has produced in excess of 343 Bcf of gas and 590,000 barrels of condensate. All the field production to date has come from reservoirs which are of normal pressure.

     In May 1992, La/Cal entered the Pecan Lake field under a farmout arrangement with Mobil, whereby Mobil retained a one-eighth overriding interest in the prospectively developed wells subject to the farmout. In April 1993, La/Cal leased an additional 133.24 gross acres in the Pecan Lake field from Miami Corp. for approximately $62,000. In March 1994, La/Cal acquired (i) all of Mobil's interest in La/Cal's actual and prospectively drilled wells, (ii) a 43.10% working interest in Mobil's Miami Corp. S13, B15 and B16 wells, and (iii) a 2.26% overriding royalty interest in Mobil's Cutler #1 wells for approximately $2.11 million. Pecan Lake consists of seven well completions through six well bores. The Company's working interests range from approximately 43.11% to 47.38%. The Company's average daily production at Pecan Lake was 37.02 Bbls of oil and/or condensate and 3.14 Mmcf of natural gas during 1995. As of January 1, 1996, the Company's interests in the Pecan Lake field had proved reserves of
104.66 Mbbls of oil and condensate and 9.97 Bcf of natural gas.

     Lake Charles Field. The Lake Charles field was discovered by the California Company (Chevron) in 1959. Geologically, the field consists of an upthrown structural closure that is bounded to the South by an East-West trending down to the South fault. The Lake Charles field currently consists of three producing wells located on approximately 443 gross leased acres in Calcasieu Parish, Louisiana, and adjacent to the City of Lake Charles, Louisiana. The field has produced from five different formations which are all Frio age sandstones. These formations range in depth from 7,500 feet to 9,100 feet. The field has produced from reservoirs which have had both waterdrive and pressure depletion mechanisms. The Lake Charles field has produced, in excess of 17.3 Bcf of gas and 366,000 barrels of condensate from seven different wells. All of the production to date has come from normally pressured reservoirs.

     La/Cal acquired a working interest in the Glasscock-Chapman #1 well and leased additional acreage outside the Glasscock-Chapman #1 unit from Chevron and two smaller working interest owners for $105,483 in February 1992. Since then, La/Cal has leased an additional 206 gross acres from several smaller landowners for approximately $155,000. On December 1, 1993, La/Cal acquired a 50% working interest from Foster-Brown Company in the Nickerson Fee well and an additional 2.73% working interest in the City of Lake Charles #1 well for $1,250,000. Currently, the Company owns working interests that range from 29.24% to 50.00% in the five producing wells in the Lake Charles field. The Company's average total daily production at the Lake Charles field was 36.06 Bbls of oil and condensate and 2.11 Mmcf of natural gas during 1995. As of January 1, 1996, the Company's interest in the Lake Charles field had proved developed reserves of 149.96 Mbbls of oil and 2.08 Bcf of natural gas.

     Other. The Company maintains ownership interests in acreage and wells in several additional fields, including the (i) Opelousas field, located in St. Landry Parish, Louisiana (ii) Ada field, located in Bienville Parish, Louisiana, and (iii) Calhoun field, located in Ouachita Parish, Louisiana.

     Texas. The Company has oil and gas properties in West Texas as a result of former Patrick holdings and operations.

     Patrick's primary exploration focus in this area was toward the development of economic drilling targets using 3-D seismic technology. Recent industry advances in high-resolution 3-D seismic technology have facilitated an improvement in the success rate for exploration of smaller but prolific reefs. This has been accomplished by 3-D imaging the optimum drilling locations on these prospects, therefore minimizing edge and marginal well completions and improving the overall recoveries per well. Patrick participated in over 375 squares miles of 3-D seismic acquisition in West Texas, and drilled Pennsylvanian ("Penn") Reef and Fusselman prospects generated by this technology. The Company owns two Geoquest work stations, which are being utilized to interpret and map its 3-D data.

     The Company's most significant West Texas producing properties are located in Sean Andrew Field, Dawson County, Texas. The Company's average net daily production at Sean Andrew Field was 419.10 Bbls of oil and .18 Mmcf of natural gas from August 15, 1995 through December 31, 1995. The Sean Andrew Field has produced in excess of 325,000 Bbls of oil and .12 Bcf of gas gross to the working interest owners.

     In addition to the West Texas interests, the Company maintains ownership interests in acreage and wells in several additional fields including the (i) North Rich Ranch field, located in Liberty County, Texas, (ii) North Bammel field, located in Harris County, Texas, (iii) Carthage (Bethany) field, located in Panola County, Texas and (iv) Oakhurst field, located in San Jacinto County, Texas.

     Oil and Natural Gas Reserves. The following table sets forth summary information with respect to the Company's proved reserves as of January 1, 1996, as estimated by the Company by compiling the reserve information prepared by several engineering firms and the Company internally.

                                                                                        PRESENT
                                                                                       VALUE OF
                                                     NET RESERVES                       FUTURE
                                                   -----------------                      NET
                                                     OIL        GAS                    REVENUES
                      CATEGORY                     (MBBLS)     (BCF)     BCFE(1)     (IN MILLIONS)
    ---------------------------------------------  -------     -----     -------     -------------
    Proved Developed Producing (Pre-tax).........  725.06      10.27      14.62         $ 21.67
    Proved Developed Non-Producing (Pre-tax).....  195.50       3.54       4.71            4.03
    Proved Undeveloped (Pre-tax).................    9.59       5.07       5.19            4.66
                                                   ------      -----      -----          ------
              Total Proved (Pre-tax).............  940.15      18.88      24.52         $ 30.36
                                                   ======      =====      =====          ======
    Standardized measure of discounted future net
      cash flows.................................                                       $ 26.88
                                                                                         ======

---------------

(1) Estimated by the Company using a conversion ratio of 1.0 Bbl/6.0 Mcf.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the Company. Reserve engineering is a subjective process of estimating underground accumulations of crude oil, condensate and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. The quantities of oil and natural gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and natural gas sales prices may all differ from those assumed in these estimates. Therefore, the Present Value of Future Net Revenues amounts shown above should not be construed as the current market value of the estimated oil and natural gas reserves attributable to the Company's properties.

     In accordance with the Commission's guidelines, the engineers' estimates of future net revenues from the Company's properties and the Present Value of Future Net Revenues thereof are made using oil and natural gas sales prices in effect as of the dates of such estimates and are held constant throughout the life of the properties except where such guidelines permit alternate treatment, including the use of fixed and determinable contractual price escalations. The weighted average prices as of December 31, 1995 used in such estimates were $2.01 per Mcf of natural gas and 17.90 per Bbl of crude oil/condensate.

     Productive Wells. The following table sets forth the number of active well bores in which the Company maintains ownership interests as of September 30, 1996:

                                                                        GROSS(1)     NET(2)
                                                                        --------     ------
    Louisiana -- Pecan Lake...........................................     7.00       3.15
    Louisiana -- Lake Charles.........................................     4.00       1.50
    Texas -- Sean Andrew..............................................     7.00       2.62
    Other.............................................................    45.00      10.61
                                                                          -----      -----
              Total Productive Wells..................................    63.00      17.88
                                                                          =====      =====

---------------

(1) Does not include royalty or overriding royalty interests.

(2) Net working interest.

     Productive wells consist of producing wells and wells capable of production, including gas wells awaiting pipeline connections. A gross well is a well in which the Company maintains an ownership interest, while a net well is deemed to exist when the sum of the fractional working interests owned by the Company equals one.

     Sales. The nine months ended September 30, 1996 had proceeds of $325,629 from the sale of certain oil and gas properties, substantially all in North Dakota.

     Acreage. The following table summarizes the Company's gross and net developed and undeveloped natural gas and oil acreage under lease as of December 31, 1995. Acreage in which the Company's interest is limited to royalty or overriding royalty interest is excluded from the table.

                                                                       GROSS         NET
                                                                     ---------     --------
    Developed acreage
      Louisiana -- Pecan Lake Field................................     870.63       400.10
      Louisiana -- Lake Charles Field..............................     443.00       182.70
      Texas -- Sean Andrew Field...................................     240.00        89.77
      Other........................................................   3,557.02       969.31
    Undeveloped acreage............................................  12,153.37     3,159.78
                                                                     ---------     --------
              Total................................................  17,264.02     4,801.66
                                                                     =========     ========

     Undeveloped acreage is considered to be those lease acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of natural gas and oil, regardless of whether or not such acreage contains proved reserves. As is customary in the oil and gas industry, the Company can retain its interest in undeveloped acreage by drilling activity that establishes commercial production sufficient to maintain the leases, or by payment of delay rentals during the remaining primary term of such a lease. The natural gas and oil leases in which the Company has an interest are for varying primary terms; however, most of the Company's lease acreage is beyond the primary term and is held by producing natural gas and/or oil wells.

     The Company participated in several farmout agreements with other owners of natural gas and oil leases and is actively leasing acreage in Louisiana and Texas.

     Operator Activities. Goodrich Petroleum is the operator of record of every producing well in the Pecan Lake field except the Cutler #1 well. Goodrich Petroleum is the operator of the J.C. Nickerson #1 and Ursla Bracey #1 wells, while Samson Resources Company operates the remainder of the wells in the Lake Charles field.

     Goodrich Petroleum operates a majority in value of the Company's producing properties, and will seek to become the operator of record concerning properties it drills or acquires in the future.

     Drilling Activities. The following table sets forth the drilling activity of the Company since 1992. This information reflects La/Cal's operations on a stand alone basis prior to August 15, 1995. (As denoted in the following table, "Gross" wells refers to wells in which a working interest is owned, while a "net" well is deemed to exist when the sum of fractional ownership working interests in gross wells equals one.)

                                                   YEAR ENDED DECEMBER 31                              NINE MONTHS
                            ---------------------------------------------------------------------         ENDED
                                                                                                      SEPTEMBER 30,
                                1992               1993              1994               1995               1996
                            -------------     --------------     -------------     --------------     --------------
                            GROSS     NET     GROSS     NET      GROSS     NET     GROSS     NET      GROSS     NET
                            -----     ---     -----     ----     -----     ---     -----     ----     -----     ----
Development Wells:
  Productive..............   8.0      2.6      2.0       .87      1.0      .43      1.0       .38      1.0       .40
  Non-Productive..........   0.0      0.0      1.0       .08      1.0      .43      0.0      0.00      0.0       .00
                             ---      ---      ---      ----      ---      ---      ---       ---      ---      ----
         Total............   8.0      2.6      3.0       .95      2.0      .86      1.0       .38      1.0       .40
                             ===      ===      ===      ====      ===      ===      ===       ===      ===      ====
Exploratory Wells:
  Productive..............   0.0      0.0      0.0       0.0      0.0      0.0      1.0       .25      5.0      2.15
  Non-Productive..........   0.0      0.0      0.0       0.0      0.0      0.0      1.0       .20      3.0      1.33
                             ---      ---      ---      ----      ---      ---      ---       ---      ---      ----
         Total............   0.0      0.0      0.0       0.0      0.0      0.0      2.0       .45      8.0      3.48
                             ===      ===      ===      ====      ===      ===      ===       ===      ===      ====
Total Wells:
  Productive..............   8.0      2.6      2.0       .87      1.0      .43      2.0       .63      6.0      2.55
  Non-Productive..........   0.0      0.0      1.0      0.80      1.0      .43      1.0       .20      3.0      1.33
                             ---      ---      ---      ----      ---      ---      ---       ---      ---      ----
         Total............   8.0      2.6      3.0       .95      2.0      .86      3.0       .83      9.0      3.88
                             ===      ===      ===      ====      ===      ===      ===       ===      ===      ====

     Information prior to July 15, 1993 reflects pre-La/Cal formation drilling activity.

     Net Production, Unit Prices and Costs. The following table presents certain information with respect to oil, gas and condensate production attributable to the Company's interests in all of its fields, the revenue derived from the sale of such production, average sales prices received and average production costs during the nine months ended September 30, 1996 and each of the years ended December 31, 1995, 1994, 1993 and 1992.

                                         NINE MONTHS ENDED
                                           SEPTEMBER 30,
                                               1996            1995        1994      1993(1)   1992(1)
                                         -----------------   ---------   ---------   -------   -------
Net Production:
  Natural Gas (Mcf)......................     1,194,704      2,213,923   2,386,130   933,435   417,482
  Oil....................................       126,139        102,721      36,487     7,319     4,347
  Natural gas equivalents (Mcfe).........     1,951,538      2,830,309   2,605,050   977,348   443,564
Average Net Daily Production:
  Natural gas (Mcf)......................         4,376          6,065       6,537     2,557     1,144
  Oil (Bbls).............................           462            281         100        20        12
  Natural gas equivalents (Mcfe).........         7,148          7,754       7,137     2,678     1,215
Average Sales Price Per Unit:
  Natural Gas (per Mcf)..................          2.44           1.72        1.85      2.02      1.94
  Oil (per Bbl)..........................         20.14          16.27       15.99     16.65     19.80
Other Data:
  Lease operating expense (per Mcfe).....           .44            .22         .15       .23       .25
  Depreciation, depletion and
     amortization (per Mcfe).............           .98            .48         .40       .33       .65

---------------

(1) La/Cal ownership interest applied to pre La/Cal formation production.

  Marketing.

     Pecan Lake Field. Goodrich Petroleum's natural gas production is transported through various field gathering lines to a central facility in the field. The gathering lines, and the central facility, are owned proportionately by the working interest owners in the Pecan Lake field wells, which include the Company. From the central facility, the Company's gas production is delivered into a gas transmission line owned by Superior Offshore Pipeline Company ("SOPCO"). The gas production is then transported under a transportation agreement, between the operator and SOPCO, to the Trident N.G.L. Inc. plant ("Trident"). The gas production is then either processed by Trident, or bypassed to the Trident distribution point. This activity is covered by a processing agreement between the plant and the operator. This agreement provides in-part, that the plant can elect to process the operator's gas, but is required to deliver a volume of gas to the plant's distribution point, which is equal to the volume delivered by SOPCO at the plant inlet. This is referred to as a "keep-whole" agreement. At the plant tailgate, the Company's gas is delivered to one of the several pipeline interconnects available at the plant distribution point. These spot sales, or market-sensitive sales, are arranged by Seaber Corporation of Louisiana ("Seaber").

     In addition to the transmission lines available at the plant tailgate, there is also a line owned by SOPCO that provides access to Columbia Gulf Pipeline Company ("Columbia Gulf") and Texas Gas Transmission Company ("Texas Gas"). If the operator elects to access these pipelines, the transportation is covered under agreements between the operator and SOPCO for transportation to either Columbia Gulf or Texas Gas.

     From the central facility in Pecan Lake, the Company's gas condensate is delivered into a low pressure pipeline which is owned by Grand Lake Liquids Company ("Grand Lake"). The gas condensate is transported to the Grand Lake tank farm under an agreement between the Company and Grand Lake Liquids. The Company's gas condensate is sold to Mobil Oil Trading & Transportation Company at the Grand Lake tank farm. Pricing for the condensate is based on current market prices referred to as posted prices. The Company's contract with Mobil is a 30-day rollover agreement.

     Lake Charles Field. The Company's natural gas production is transported through a gathering line of approximately 2 miles in length to an interconnect with Koch Gateway Pipeline ("Koch"). This gathering line is owned proportionately by the working interest owners in the Lake Charles Field, which includes the Company. The gas is sold at the Koch pipeline interconnect, to various markets arranged by Seaber. Transportation on the Koch pipeline is arranged by the individual markets. Pricing for the condensate is based on current market prices referred to as posted price. The operators' contract with Seaber is based on a 30-day, rollover agreement.

     Sean Andrew Field. The Company's oil production is gathered by pipeline and purchased by Mobil at a premium over the posted price. The gas is purchased by Pride Petroleum on a thirty day spot basis.

     Remaining Fields. The Company's natural gas production in its remaining fields is sold under spot or market-sensitive contracts and to various gas purchasers on short-term contracts. The Company's natural gas condensate in its remaining fields is sold under short-term rollover agreements based on current market prices.

     Customers. From July 15, 1993 through December 31, 1993 and during the year ended December 31, 1994, Tenneco Gas purchased 70% and 41%, respectively of La/Cal's oil and gas sales. During 1994, Seaber purchased 48% of La/Cal's oil and gas sales. During 1995, Seaber purchased 90% of the Company's gas sales and Mobil purchased 59% of the Company's oil sales.

     The Company has entered into an agreement with Natural Gas Ventures, L.L.C. ("NGV"), a Louisiana limited liability company, that affiliates of Goodrich Oil Company formed in August 1994, to operate as an agent for the purpose of marketing Goodrich Oil Company's and its contracting parties' natural gas. The Company and other contracting parties contribute natural gas to NGV, which NGV then markets to gas purchasers, pursuant to the Joint Venture Agreement between NGV and Seaber (described below). The Company can terminate this agreement on 60-days advance notice. The Company and the other contracting parties are entitled to participate, on a pro rata basis, in any net profits or equity benefits received by NGV under its Joint Venture Agreement with Seaber, provided the Company and the other contracting parties have not terminated the agreement and are delivering gas under the agreement at the time the net profits and equity interest are earned. The Company believes its contract with NGV allows it to realize higher prices for its contributed gas because of the greater market power associated with larger volumes of gas than the Company would have for sale on a stand-alone basis.

     NGV has entered into a natural gas marketing joint venture agreement (the "Joint Venture Agreement") with Seaber whereby Seaber acts as agent for NGV in its gas marketing efforts. Pursuant to the Joint Venture Agreement, Seaber arranges short-term gas sales contracts on behalf of NGV with gas purchasers, and NGV delivers to Seaber sufficient gas quantities to fulfill NGV's contractual obligations. NGV can terminate the Joint Venture Agreement on a 60-days advance notice. During the term of the Joint Venture Agreement, on a calendar year basis, NGV has the option to share in 50 percent of all Seaber's' net profits provided that NGV meets certain scheduled delivery requirements. Each year, twenty-five percent of NGV's share of Seaber net profits is retained by Seaber as an account payable, which Seaber uses as additional working capital. At the end of the term of the Joint Venture Agreement, and subject to delivering scheduled volumes of gas, NGV can elect to convert its cumulative accounts payable into fifty percent of the outstanding Seaber common stock or can choose to receive the payable in cash.

     As set forth above, provided certain conditions are met, NGV will distribute the Seaber net profits and equity interests if any, to its contracting parties on a pro rata basis.

NATURAL GAS PIPELINE JOINT VENTURE

     Pecos Pipeline & Producing Company ("Pecos"), one of the Company's subsidiaries, has a 20% interest in a joint venture with Ferguson Crossing Pipeline Company, now Southwestern Gas Gathering, Inc. ("Southwestern") a subsidiary of Mitchell Energy and Development Company, relating to an intrastate pipeline. Pecos and its related facilities are located in Leon and Madison Counties, Texas. The pipeline and related facilities are referred to as the "Pecos Pipeline Systems". Southwestern acts as the manager of the joint venture and the net proceeds are distributed to the venturers on a monthly basis, subject to the retention of one month of working capital.

     In September, 1993, the same parties created another joint venture for the purpose of separating the gas contract from the physical pipeline. The joint venture participants are National Marketing Company, which is a subsidiary of the Company, and Mitchell Marketing Company. This joint venture is known as "Madison Gas Marketing Services" ("Madison Gas").

     The joint ventures were established for the purposes of buying and/or transporting gas from producers and other pipelines under various contracts at various receipt points and delivering or reselling the gas to Lone Star Gas Company ("Lone Star") under the terms and conditions of a premium priced/fixed volume 20-year contract dated October 1, 1981. On August 31, 1994, effective November 1, 1994, Madison Gas entered into a settlement agreement for the remaining term of the contract providing for (i) a total fixed contract quantity of 23,826,560 Mmbtu, (ii) a monthly average daily contract quantity not to exceed 18,000 Mmbtu during the months of November through March, (iii) a monthly average daily contact quantity not to exceed 7,000 Mmbtu during the months of April through October, (iv) an average annual gross profit margin of $1.74 per Mmbtu less operating expenses and (v) six additional delivery points. The Lone Star contract terminates at some time between May and October, 2001 depending upon the monthly average daily contract quantities taken under the settlement agreement.

INVESTMENT IN MARCUM NATURAL GAS SERVICES

     The Company presently owns 675,200 shares of the common stock of Marcum, or approximately 5.8% of the Marcum common stock outstanding. The Company also owned 1,260,000 Marcum common stock purchase warrants exercisable at a price of $4.00 per share. The warrants expired on February 13, 1996.

COMPETITION

     The oil and gas industry is highly competitive. Major and independent oil and gas companies, drilling and production acquisition programs and individual producers and operators are active bidders for desirable oil and gas properties, as well as the equipment and labor required to operate those properties. Many competitors have financial resources substantially greater than those the Company has, and staffs and facilities substantially larger than those of the Company. The availability of a ready market for the oil and gas production of the Company will depend in part on the cost and availability of alternative fuels, the level of consumer demand, the extent of other domestic production of oil and gas, the extent of importation of foreign oil and gas, the cost of and proximity to pipelines and other transportation facilities, regulations by state and federal authorities and the cost of complying with applicable environmental regulations.

LEGAL PROCEEDINGS

     The U. S. Environmental Protection Agency ("EPA") has identified the Company as a potentially responsible party ("PRP") for the cost of clean-up of "hazardous substances" at an oil field waste disposal site in Vermilion Parish, Louisiana. The EPA has estimated that the total cost of long-term clean-up of the site will be approximately $15.4 million, with the Company's percentage of responsibility to be approximately 3.09%. As of September 30, 1996, the Company has accrued approximately $379,000 for this liability. The EPA and the PRPs will continue to evaluate the site and revise estimates for the long-term clean-up of the site. Based upon information presently available, the Company does not believe that its share of the clean up cost will have a material impact on the Company's financial position . However, there can be no assurance that the cost of clean-up and the Company's percentage responsibility will not be higher than currently estimated by the EPA. In addition, under the federal environmental laws, the liability costs for the clean-up of the site is joint and several among all PRPs. Therefore, the ultimate cost of the cleanup to the Company could be significantly higher than the amount presently accrued for this liability.

     The Company is party to additional lawsuits arising out of the normal course of business. However, the Company has defended and intends to continue to defend these actions vigorously and believes, based on currently available information, that adverse results or judgments, if any, will not be material to the financial position or results of operations of the Company and its consolidated subsidiaries.

REGULATIONS

     The availability of a ready market for any natural gas and oil production depends upon numerous factors beyond the Company's control. These factors include regulation of natural gas and oil production, federal and state regulations governing environmental quality and pollution control, state limits on allowable rates of production by a well or proration unit, the amount of natural gas and oil available for sale, the availability of adequate pipeline and other transportation and processing facilities and the marketing of competitive fuels. For example, a productive natural gas well may be "shut-in" because of an oversupply of natural gas or the lack of an available natural gas pipeline in the areas in which the Company may conduct operations. State and federal regulations generally are intended to prevent waste of natural gas and oil, protect rights to produce natural gas and oil between owners in a common reservoir, control the amount of natural gas and oil produced by assigning allowable rates of production and control contamination of the environment. Pipelines are subject to the jurisdiction of various federal, state and local agencies as well.

     Federal Regulation of Natural Gas. The Federal Energy Regulatory Commission ("FERC") regulates the transportation and resale of natural gas in interstate commerce pursuant to the Natural Gas Act of 1938 (the "NGA"). Since 1978, the Natural Gas Policy Act of 1978 (the "NGPA") has regulated maximum selling prices of certain categories of gas in either interstate or intrastate commerce. FERC also administers the NGPA. Under the Natural Gas Wellhead Decontrol Act of 1989, however, most regulation and control of natural gas have been eliminated. None of the remaining areas of regulation under the NGA and NGPA have a direct effect on the Company's operations. There can be no assurance, however, that the Company's production of natural gas will not be subject to federal regulation in the future.

     In April 1992, subsequently as amended, FERC issued Order 636, a rule which restructures the interstate natural gas transportation and marketing system to ensure that direct sales of gas by producers or marketers receive pipeline service comparable to pipeline gas sales. FERC Order 636 is intended to provide "open access" to producers for transportation of gas on ten interstate pipeline systems.

     Environmental Regulation. Various federal, state and local laws and regulations covering the discharge of materials into the environment, or otherwise relating to the protection of the environment, may affect the Company's operations and costs as a result of their effect on oil and gas development, exploration and production operations. It is not anticipated that the Company will be required in the near future to expend amounts that are material in relation to its total capital expenditures program by reason of environmental laws and regulations but, inasmuch as such laws and regulations are frequently changed by both federal and state agencies, the Company is unable to predict the ultimate cost of continued compliance. Additionally, see existing EPA matters discussion in "--Legal Proceedings."

     State Regulation of Oil and Gas Production. State statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. In addition, there are state statutes, rules and regulations governing conservation matters, including the unitization or pooling of oil and gas properties, establishment of maximum rates of production form oil and gas wells and the spacing, plugging and abandonment of such wells. Such statutes and regulations may restrict the rate at which oil and gas could otherwise be produced form the Company's properties and may restrict the number of wells that may be drilled on a particular lease or in a particular field. (There are currently discussions in several states relating to the imposition of limitations on annual natural gas productions rates.)

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The table below sets forth, as of November 30, 1996, certain information with respect to the shares of Common Stock beneficially owned by (i) each person known by the Company to own beneficially five percent or more of the shares of common stock, (ii) each director of the Company, (iii) each of the executive officers of the Company, and (iv) all directors and executive officers of the Company as a group. The table also includes information relating to the ownership of shares of Common Stock of New Goodrich assuming the consummation of the Transactions.

                                                                                 OWNERSHIP AFTER
                                                   CURRENT OWNERSHIP             THE TRANSACTIONS
                                                ------------------------     ------------------------
                                                 AMOUNT OF                    AMOUNT OF
                                                COMMON STOCK                 COMMON STOCK
                                                 AND NATURE                   AND NATURE
                                                     OF          PERCENT          OF          PERCENT
                                                 BENEFICIAL        OF         BENEFICIAL        OF
           NAME OF BENEFICIAL OWNER              OWNERSHIP        CLASS       OWNERSHIP        CLASS
----------------------------------------------- ------------     -------     ------------     -------
Henry Goodrich(1)..............................   5,098,811       12.2%        6,324,121       14.7%
333 Texas Street, Suite 1350
Shreveport, LA 71101
Walter G. Goodrich(2)..........................   8,270,406       19.8%       10,537,051       23.9%
5847 San Felipe, Suite 700
Houston, Texas 77057
Sheldon Appel(3)(4)............................     958,170        2.3%        1,013,872        2.4%
Jeff H. Benhard(4).............................      46,000        *              46,000        *
J. Michael Watts(4)(5).........................   1,075,350        2.6%        1,393,744        3.3%
Basil M. Briggs(4).............................      30,652        *              30,652        *
Benjamin F. Edwards, II(4).....................      32,000        *              32,000        *
Wayne G. Kees(4)...............................      40,165        *              40,165        *
James R. Jenkins(4)............................      46,105        *              46,105        *
John C. Napley(4)..............................      79,572        *              79,572        *
Roland L. Frautschi(9).........................     693,496        1.7%          897,671        2.1%
Robert C. Turnham, Jr.(10).....................     119,401        *             119,401        *
Arthur A. Seeligson(4)(6)......................     130,000        *             130,000        *
Leo E. Bromberg(7)(8)..........................   3,018,786        7.2%        4,449,705       10.3%
280 S. Beverly Dr., Suite 401
Beverly Hills, CA 90212
Rochelle Rand(7)...............................   2,430,174        5.8%        3,495,093        8.2%
2550 Fifth Ave., Suite 126
San Diego, CA 92103
Directors and Executive Officers as a Group (13
  persons)(11).................................  12,217,976       28.9%       15,062,892       32.5%

---------------

 *   Less than 1%.

 (1) Includes 4,402,152 shares currently held by HGF Partnership, a Louisiana general partnership owned by Henry Goodrich and Walter G. Goodrich. The amount owned post-Transactions includes 1,225,310 shares issuable to HGF Partnership II, a Louisiana partnership owned by Henry Goodrich and Walter

     G. Goodrich, upon the conversion of 114,874 shares of Series B Preferred Stock to be issued pursuant to the Exchange Agreement. Henry Goodrich is the managing general partner of HGF Partnership and HGF Partnership II, and Walter G. Goodrich holds a general partnership interest in both partnerships, through a wholly owned company. Henry Goodrich exercises sole voting and investment power with respect to the shares held by both partnerships. Also includes options to purchase 50,000 shares that are currently exercisable pursuant to the Company's 1995 Stock Option Plan. Henry Goodrich and Walter G. Goodrich beneficially own an aggregate of 8,967,065 shares, or 21.4%, of the outstanding shares of Common Stock. After consummation of the Transactions, assuming conversion of the shares of Series B Preferred Stock to be received by them, Henry and Gil Goodrich will own an aggregate of 11,233,710 shares, or 25.4%, of the outstanding Common Stock.

 (2) Includes 4,402,152 shares currently held by HGF Partnership, a Louisiana general partnership owned by Henry Goodrich and Walter G. Goodrich. The amount owned post-Transactions includes 1,225,310 shares issuable to HGF Partnership II, a Louisiana partnership owned by Henry Goodrich and Walter
     G. Goodrich, upon the conversion of 114,874 shares of Series B Preferred Stock to be issued pursuant to the Exchange Agreement. Henry Goodrich exercises sole voting and investment power with respect to the shares held by HGF Partnership and HGF II Partnership. The post Transactions column includes 453,029 shares issuable upon the conversion of 42,471 shares of Series B Preferred Stock to be issued pursuant to the Exchange Agreement. Also includes 2,201,076 shares currently owned by Goodrich Energy, Inc. and, in the post-Transaction column, 588,305 shares issuable to Goodrich Energy, Inc. upon the conversion of 55,153 shares of Series B Preferred Stock to be issued pursuant to the Exchange Agreement. Walter G. Goodrich is the sole stockholder of Goodrich Energy, Inc. Also includes 13,320 shares of Common Stock issuable upon the conversion of 4,000 shares of the Company Series A Preferred Stock and options to purchase 62,500 shares that are exercisable pursuant to the Company's 1995 Stock Option Plan. Henry Goodrich and Walter G. Goodrich beneficially own an aggregate of 8,967,065 shares, or 21.4%, of the outstanding shares of Common Stock. After consummation of the Transactions, assuming conversion of the shares of Series B Preferred Stock to be received by them, Henry and Gil Goodrich will own an aggregate of 11,233,710 shares, or 25.4%, of the outstanding Common Stock.

 (3) Includes 818,280 shares of Common Stock currently held and 55,702 shares issuable upon the conversion of 5,222 shares of Series B Preferred Stock to be issued pursuant to the Exchange Agreement by the Sheldon Appel Company, a partnership affiliated with Mr. Appel. Mr. Appel has advised the Company that he exercises sole voting and investment power with respect to these shares. Also includes 109,890 shares of Common Stock issuable upon the conversion of 33,000 shares of the Company Series A Preferred Stock.

 (4) Includes options to purchase 30,000 shares that are currently exercisable pursuant to the Company's 1995 Nonemployee Director Stock Option Plan.

 (5) Includes 170,831 shares held by Mr. Watts' wife and 299,720 shares held jointly by Mr. Watts and his wife over which Mr. Watts exercises shared voting and investment power. The post-Transactions column includes 318,394 shares issuable upon the conversion of 29,849 shares of Series B Preferred Stock to be issued pursuant to the Exchange Agreement.

 (6) Includes 40,000 shares issuable upon the exercise of outstanding stock options.

 (7) Based upon a report on Schedule 13G dated February 14, 1996.

 (8) Includes 2,060,667 shares held by Mr. Bromberg as trustee. Mr. Bromberg has advised the Company that he exercises sole investment and voting control over such shares. The post-Transactions column includes 210,033 shares issuable upon the conversion of 19,690 shares of Series B Preferred Stock to be issued pursuant to the Exchange Agreement to Mr. Bromberg personally and 1,220,886 shares issuable upon the conversion of 114,459 shares of Series B Preferred Stock to be issued pursuant to the Exchange Agreement to Mr. Bromberg as trustee.

 (9) Includes options to purchase 30,000 shares that are currently exercisable pursuant to the Company's 1995 Stock Option Plan and 12,667 shares of Common Stock issuable upon the conversion of 3,800 shares of the Company's Series A Preferred Stock. The post-Transactions column includes 204,175 shares issuable upon the conversion of 19,141 shares of Series B Preferred Stock to be issued pursuant to the Exchange Agreement.

(10) Includes options to purchase 20,000 shares that are currently exercisable pursuant to the Company's 1995 Stock Option Plan.

(11) The number of shares beneficially owned by all executive officers and directors as a group includes 310,000 shares which directors of the Company have the right to acquire pursuant to options exercisable within 60 days pursuant to the Company's 1995 Nonemployee Director Stock Option Plan. Also includes executive officer options to purchase 162,500 shares that are exercisable pursuant to the Company's 1995 Stock Option Plan and 135,877 shares issuable upon the conversion of 40,800 shares of the Company Series A Preferred Stock. The post-Transactions column includes 2,844,916 shares issuable upon the conversion of 266,710 shares of Series B Preferred Stock to be issued pursuant to the Exchange Agreement.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company consists of, and the authorized capital stock of New Goodrich after the Effective Time will consist of, 100,000,000 shares of Common Stock, par value $0.20 per share, and 10,000,000 shares of Preferred Stock, par value $1.00 per share, of which 1,175,000 shares will be designated Series A Convertible Preferred Stock and 750,000 shares will be designated as Series B Convertible Preferred Stock. As of the date of this Proxy Statement, 41,804,510 shares of Common Stock and 801,147 shares of Series A Convertible Preferred Stock of the Company were issued and outstanding. Currently, no shares of Series B Convertible Preferred Stock are issued and outstanding. The following description is a summary of the material terms of such capital stock.

COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of Common Stock do not have the right to cumulate their votes in the election of directors. Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor, subject to any dividend preferences of any outstanding shares of Preferred Stock. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock have the right to share ratably in any assets remaining after the satisfaction in full of the liabilities of the Company and of all liquidation preferences on any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive or preferential rights to purchase or subscribe for any part of any additional securities or rights to convert their Common Stock into other securities and are not subject to future calls or assessments by the Company. All outstanding shares of Common Stock are, and all shares of Common Stock offered in connection with the Transactions and to be issued upon conversion of the Preferred Stock upon issuance will be, fully paid and nonassessable.

PREFERRED STOCK

     Generally. The Board of Directors of the Company is authorized, without further action by the stockholders, to issue up to 10,000,000 shares of Preferred Stock and to fix and determine the designations, series, powers, preferences, rights, qualifications, limitations and restrictions of the Preferred Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of Preferred Stock. The issuance of a new series of the Preferred Stock could have the effect of delaying, deferring or preventing a change of control of the Company.

     Series A Convertible Preferred Stock. The Company's Certificate of Incorporation authorizes 1,175,000 shares of Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock ranks senior to the Common Stock with respect to dividends and distributions of assets upon the liquidation, dissolution or winding up of the Company. There are 801,147 shares of Series A Convertible Preferred Stock outstanding as of the date hereof.

     Holders of shares of Series A Convertible Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Company, out of any funds legally available therefor, cash dividends at the annual rate of 8% or $0.80 per share, accruing without interest and cumulative from the date of first issuance, payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year. Dividends and distributions (other than dividends payable solely in junior ranking capital stock) may not be declared, paid or set apart for payment and purchases, redemptions or other acquisitions of share of Common Stock or other junior ranking capital stock unless all accrued and unpaid dividends on the Series A Convertible Preferred Stock have been paid or declared and set apart for payment.

     The Company may, at its option, redeem all or part of the share of Series A Convertible Preferred Stock then outstanding, subject to the limitations, if any, imposed by applicable law, at a redemption price of $12 per share plus any accrued and unpaid dividends, whether or not declared. There is no mandatory redemption or sinking fund obligation with respect to the Series A Convertible Preferred Stock.

     In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of shares of Series A Convertible Preferred Stock will be entitled to receive, out of the assets of the Company legally available therefor, a sum equal to $10.00 per share of Series A Convertible Preferred Stock, subject to adjustments for stock splits or combinations, plus all dividends, if any, accrued and unpaid to the distribution date.

     Holders of shares of Series A Convertible Preferred Stock have no voting rights, except as required by law, unless dividends payable on the Series A Convertible Preferred Stock fall in arrears in an amount equal to at least six quarterly dividends, in which case the number of directors of the Company will be increased by two, and holders of shares of Series A Convertible Preferred Stock (voting separately as a class with the holders of stock ranking in parity with the Series A Convertible Preferred Stock and with like voting rights) will be exclusively entitled to elect, at any meeting of stockholders at which directors are to be elected, such two additional directors to serve until all such dividends have been paid in full or set apart for payment.

     So long as any shares of Series A Convertible Preferred Stock are outstanding, the Company may not, (i) without the affirmative vote of the holders of at least two-thirds of all outstanding shares of Series A Convertible Preferred Stock, voting separately as a class, (a) amend, alter or repeal any provision of the Company's Certificate of Incorporation or Bylaws to adversely affect the rights of the Preferred Stock, (b) authorize or issue any additional class or series of stock ranking senor to the Preferred Stock, or (c) effect any reclassification of the Series A Convertible Preferred Stock, or (ii) without the affirmative vote of the holders of at least fifty percent of all outstanding share of Preferred Stock, voting separately as a class, (a) authorize or issue any additional class or series of stock having rights in parity with the Series A Convertible Preferred Stock and having the right to vote on matters as to which the Series A Convertible Preferred Stock is not entitled to vote, or (b) incur indebtedness for money borrowed or authorize or issue stock ranking in parity with such Series A Convertible Preferred Stock if adjusted stockholders' equity is less than the liquidation preference of all stock ranking senior or in parity with the Series A Convertible Preferred Stock.

     The holder of any shares of Series A Convertible Preferred Stock will have the right, at the holder's option, to convert any or all such shares into Common Stock at any time prior to redemption. Each share of Preferred Stock will be convertible into shares of Common Stock at a conversion rate which is equal to
(x) the then liquidation preference of the shares of Series A Convertible Preferred Stock, plus accrued and unpaid dividends, divided by (y) the conversion price, which is initially $3.00 and is subject to customary adjustments. If the Series A Convertible Preferred Stock is converted prior to September 15, 1997, the holders of shares of Series A Convertible Preferred Stock will, upon the conversion of shares into Common Stock, also receive one warrant to purchase one share of Common Stock with an exercise price of $5 per share for each share of Series A Convertible Preferred Stock received upon conversion. In the event that the closing price for the Series A Convertible Preferred Stock, as quoted on the Nasdaq Stock Market or any national securities exchange, exceeds 150% of the then liquidation preference per share for ten consecutive trading days, then all outstanding shares of Preferred Stock will be automatically converted into shares of Common Stock (and, if prior to September 15, 1997, warrants) at the then effective conversion rate.

     If a Corporate Change (as defined below) should occur with respect to the Company, each holder of Series A Convertible Preferred Stock shall have the right, at the holder's option, for a period of 45 days after the mailing of a notice by the Company that a Corporate Change has occurred, to convert all, but not less than all, of such holder's Series A Convertible Preferred Stock into Marketable Stock (as defined below) with an aggregate Market Value (as defined below) equal to the aggregate Adjusted Value (as defined below) of the Series A Convertible Preferred Stock for which conversion is elected. If a Corporate Change will result in no Marketable Stock being outstanding following its occurrence, each holder of Series A Convertible Preferred Stock shall have the special conversion right, if he so elects to receive an amount of the securities, cash or other property distributed to holders of Common Stock in the Corporate Change, the value of which equals the Adjusted Value per share of Series A Convertible Preferred Stock, and, in the event each share of Common Stock entitles its holder to more than one type of consideration, in the same relative proportion of each type of consideration per share of Common Stock. The Company or the successor corporation, as the case may be, may, at its option, in lieu of providing Marketable Stock or other appropriate consideration as required above upon any such special conversion, provide the holder with cash equal to the Adjusted Value of the shares of the Series A Convertible Preferred Stock for which conversion was elected. Series A Convertible Preferred Stock that becomes convertible pursuant to the special conversion right will, unless so converted, remain convertible into the kind and amount of securities, cash or other assets that the holders of the Series A Convertible Preferred Stock would have owned immediately after the Corporate Change if the holders had converted the Series A Convertible Preferred Stock immediately before the effective date of the Corporate Change. The Company will notify the registered holders of Series A Convertible Preferred Stock of any pending Corporate Change at least 30 days in advance of the effective date of any such Corporate Change in order to allow such holders an opportunity to exercise their other conversion rights prior to the effective date of such Corporate Change and before the special conversion right commences.

     If any Ownership Change (as defined below) should occur with respect to the Company, each holder of Series A Convertible Preferred Stock shall have the right, at the holder's option, for a period of 45 days after the mailing of a notice by the Company that an Ownership Change has occurred, to convert all, but not less than all, of such holder's Series A Convertible Preferred Stock into Common Stock with an aggregate Market Value equal to the aggregate Adjusted Value of the Series A Convertible Preferred Stock for which conversion is elected. The Company may, at its option, in lieu of providing Common Stock upon any such special conversion, provide the holder with cash equal to the Adjusted Value of the shares of the Series A Convertible Preferred Stock for which conversion was elected. The special conversion right arising upon an Ownership Change will be applicable only with respect to the first Ownership Change that occurs after the first date of issuance of any shares of Series A Convertible Preferred Stock.

     At least 30 days prior to the proposed effective date of a Corporate Change, the Company shall mail to each holder of Series A Convertible Preferred Stock a notice setting forth the details of the proposed Corporate Change and the special conversion right. Upon the occurrence of a Corporate Change or an Ownership Change with respect to the Company, within 30 days after such occurrence, the Company will mail to each registered holder of Series A Convertible Preferred Stock a notice of such occurrence setting forth details regarding the special conversion right of such Corporate Change or Ownership, as the case may be. A holder of Series A Convertible Preferred Stock must exercise the special conversion right within the 45-day period after the mailing of such notice of occurrence by the Company or such special conversion right shall expire. Exercise of such conversion right shall be irrevocable and dividends on Series A Convertible Preferred Stock tendered for special conversion shall cease to accrue from and after the conversion date. The conversion date with respect to the exercise of a special conversion right arising upon a Corporate Change or Ownership Change shall be the 45th day after the mailing of the notice by the Company that a Corporate Change or Ownership Change, as the case may be, has occurred.

     As used herein, a "Corporate Change" with respect to the Company means (i) the occurrence of any transaction or event in connection with which all or substantially all of the Common Stock of the Company is exchanged for, converted into, acquired for or constitutes solely the right to receive cash, securities, property or other assets (whether by means of an Offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) or (ii) the conveyance, sale, lease, assignment, transfer or other disposal of all or substantially all of the Company's property, business or assets.

     As used herein, an "Ownership Change" with respect to the Company shall be deemed to have occurred at such time as any person together with any of its Affiliates or Associates (as defined below) becomes the beneficial owner, directly or indirectly, of more than 30% of the outstanding Common Stock of the Company pursuant to a transaction that does not constitute a Corporate Change with respect to the Company. An "Affiliate" of a specified person is a person that directly or indirectly controls, or is controlled by, or is under common control with, the person specified. An "Associate" of a person means (i) any corporation or organization, other than the Company or any subsidiary of the Company, of which the person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or estate in which the person has a substantial beneficial interest or as to which the person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of the person, or any relative of the spouse, who has the same home as the person or who is a director or officer of the person or any of its parents or subsidiaries.

     As used herein, the "Adjusted Value" of a share of Series A Convertible Preferred Stock is an amount equal to the Stated Value; provided, however, that if the Reference Value of a share of Common Stock exceeds both the Market Value of a share of Common Stock and the Applicable Value, then the Adjusted Value shall be determined by multiplying the greater of the Market Value of a share of Common Stock or the Applicable Value by the quotient of the Stated Value of a share of Series A Convertible Preferred Stock divided by the Reference Value per share of Common Stock.

     As used herein, the "Applicable Value" shall be an amount equal to the sum of the cash, Market Value of Marketable Stock and the value of any other securities, property or other consideration distributed to holder of Common Stock for each share of Common Stock upon or in connection with a Corporate Change.

     As used herein, "Market Value" of the Common Stock, or of the common stock of the corporation that is the successor to all or substantially all of the business and assets of the Company as the result of a Corporate Change, shall be the average of the closing market price of such Common Stock or other common stock, as the case may be, for the five business days ending on the last business day preceding the date of the Ownership Change or Corporate Change.

     As used herein, the term "Marketable Stock" shall mean the Common Stock or common stock of any corporation that is the successor to all or substantially all of the business and assets of the Company as a result of a Corporate Change, which in either case is (or will, upon distribution thereof, be) listed on the New York Stock Exchange or the American Stock Exchange or approved for quotation in the Nasdaq National Market or any similar system of automated dissemination of quotations of securities prices in the United States.

     As used herein, "Stated Value" of a share of Series A Convertible Preferred Stock converted during the 45-day period following the occurrence of a Corporate Change or an Ownership Change shall mean the price per share the Company would be required to pay if it exercised its option to redeem such shares on the conversion date, plus an amount equal to the amount by which the Market Value of the Common Stock exceeds the exercise price of the Warrant.

     As used herein, the term "Reference Value" shall initially mean $1.92 per share; provided, however, that in the event of any adjustment to the conversion price, the Reference Value shall also be adjusted so that the ratio of the Reference Value to the conversion price, after giving effect to any such adjustment, shall always be the same as the ratio of $1.92 to the initial conversion price.

     Holders of Series A Convertible Preferred Stock will have no preemptive rights with respect to any shares of Common Stock or any other securities of the Company convertible into or carrying rights or options to purchase any such shares.

     Series B Convertible Preferred Stock. Immediately prior to the Effective Time, the Board of Directors of New Goodrich will authorize the issuance of a series of preferred stock consisting of 750,000 shares. The shares of the Series B Preferred Stock to be issued pursuant to the Exchange Agreement constitute a single series of the preferred stock of New Goodrich. The holders of the Series B Preferred Stock will have no preemptive rights with respect to any shares of capital stock of New Goodrich or any other securities of New Goodrich. The Series B Preferred Stock will not be subject to any sinking fund or other obligation of New Goodrich to redeem or retire the Series B Preferred Stock. The Series B Preferred Stock has not been approved for listing on any stock exchange.

     The Series B Preferred Stock will rank senior to the Common Stock with respect to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up of New Goodrich and will rank junior to New Goodrich's Series A Convertible Preferred Stock as to dividends and as to the distribution of assets upon liquidation, dissolution or winding up.

     Holders of the Series B Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of New Goodrich, out of the funds of New Goodrich legally available therefor, annual cash dividends at an annual rate of $.825 per share, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, or if such day is not a business day, the next succeeding business day. Dividends on the Series B Preferred Stock will be cumulative from the date of original issuance, and will be payable to holders of record as they appear on the stock books of New Goodrich at the close of business on such dates, which shall be not more than 60 days nor less than 10 days preceding the payment dates, as shall be fixed by the Board of Directors, provided that holders of shares of Series B Preferred Stock called for redemption on a redemption date falling between a dividend payment record date and the dividend payment date shall, in lieu of receiving such dividend on the dividend payment date fixed therefor, receive such dividend payment together with all other accrued and unpaid dividends on the date fixed for redemption (unless such holders convert such shares in accordance with the Certificate of Designations). Dividends payable per share of Series B Preferred Stock for each quarterly dividend period will be computed by dividing the annual dividend amount by four. The amount of dividends payable for the initial dividend period and for any period shorter or longer than a full quarterly dividend period will be computed on the basis of a 360-day year of twelve 30-day months. Holders of the Series B Preferred Stock will not be entitled to any dividends, whether payable in cash, property or securities, in excess of the full cumulative dividends, as described above. No interest, or sum of money in lieu of interest, will be payable in respect of any accrued and unpaid dividends.

     If dividends are not paid in full, or declared in full and sums set apart for the payment thereof, upon the Series B Preferred Stock and upon any other capital stock ranking on a parity as to dividends with the Series B Preferred Stock, all dividends declared upon shares of Series B Preferred Stock and such other parity stock will be declared and paid pro rata that in all cases the amount of dividends declared per share on the Series B Preferred Stock and such other parity stock will bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Preferred Stock and such other parity stock bear to each other. Except as set forth above, unless full cumulative dividends on all outstanding shares of the Series B Preferred Stock have been paid or declared and sums set aside for the payment thereof, dividends (other than dividends paid in Common Stock or other stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation, dissolution or winding up) may not be declared or paid or set apart for payment, and other distributions may not be made upon the Common Stock or on any other stock of New Goodrich ranking junior to the Series B Preferred Stock or any other stock of New Goodrich ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration by New Goodrich (except by conversion into or exchange for stock of New Goodrich ranking junior to the Series B Preferred Stock as to dividends and upon liquidation, dissolution or winding up).

     Under Delaware law, New Goodrich may declare and pay dividends on its capital stock only out of surplus, as defined in the Delaware General Corporation Law or, in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Surplus under the Delaware General Corporation Law is generally defined to mean the excess, at any given time, of the net assets of a corporation over the amount of the corporation's capital. No dividends or distributions may be declared, paid or made if New Goodrich is or would be rendered insolvent by virtue of such dividend or distribution, or if such declaration, payment of distribution would contravene the Certificate of Incorporation.

     In the event of any liquidation, dissolution or winding up of New Goodrich, whether voluntary or involuntary, the holders of shares of Series B Preferred Stock will be entitled to receive out of the assets of New Goodrich available for distribution to stockholders the liquidation preference of $10.00 per share plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid to the payment date before any payment or distribution of assets is made to holders of Common Stock or of any other class of stock of New Goodrich ranking junior to the Series B Preferred Stock upon liquidation, dissolution or winding up. If upon any liquidation, dissolution or winding up of New Goodrich, the amounts payable with respect to the Series B Preferred Stock are not paid in full, the holders of the Series B Preferred Stock and of such other parity stock will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidation preference to which they are entitled, the holders of shares of Series B Preferred Stock will not be entitled to any further participation in any distribution of assets by New Goodrich. Neither a consolidation or merger of New Goodrich with another corporation nor a sale, lease, exchange or transfer of all or part of New Goodrich's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of New Goodrich for these purposes.

     Shares of the Series B Preferred Stock will be convertible at any time at the option of the holder thereof into the number of shares of Common Stock obtained by dividing the aggregate liquidation preference of the shares to be converted by the initial conversion price, subject to adjustment as described below, except that, if shares of Series B Preferred Stock are called for redemption, the conversion right will terminate at the close of business on the date fixed for redemption. The initial conversion price shall be equal to the product of 1.25 times the average Closing Price (as defined in the Certificate of Designations) for Goodrich common stock during the 20 trading day period prior to the closing of the Transactions; provided, however, that the conversion price shall not be less than $0.9375. No fractional shares or securities representing fractional shares of Common Stock will be issued upon conversion; any fractional shares resulting from conversion will be paid in cash based upon the last reported sales price of the Common Stock at the close of business on the first trading day preceding the date of conversion.

     In case New Goodrich shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, sale of all or substantially all of its assets or recapitalization of the Common Stock), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series B Preferred Stock remaining outstanding shall thereafter be convertible into the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such transaction by a holder of that number of shares or fraction thereof of Common Stock into which such share of Series B Preferred Stock was convertible immediately prior to such transaction.

     The conversion price is subject to adjustment upon certain events, including: (i) the issuance of Common Stock as a dividend or distribution with respect to the outstanding Common Stock, subdivisions, splits or combinations of Common Stock, or the issuance of any shares of capital stock by reclassification of the Common Stock; (ii) the issuance to all holders of Common Stock of rights or warrants to subscribe for or purchase Common Stock, in each case at less than the then current market price per share of Common Stock; and (iii) the payment of a dividend or making of a distribution to holders of Common Stock of shares of capital stock of New Goodrich or its subsidiaries (other than Common Stock) or of evidences of its indebtedness, or of assets, including securities, but excluding those rights, warrants, dividends and distributions referred to above, dividends and distributions in connection with the liquidation, dissolution or winding up of New Goodrich and regular periodic cash dividends payable out of surplus.

     No adjustment in the conversion price will be required to be made in any case until cumulative adjustments amount to 1% or more of the conversion price as last adjusted, but any such adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. New Goodrich reserves the right, to the extent permitted by law, to make such reductions in the conversion price in addition to those required in the foregoing provisions as it, in its sole discretion, shall determine to be advisable in order that certain stock-related distributions hereafter made by New Goodrich to its stockholders shall not be taxable to such stockholders.

     Holders of shares of Series B Preferred Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date (except that holders of shares called for redemption on a redemption date falling between such dividend payment record date and the dividend payment date shall, in lieu of receiving such dividend on the dividend payment date fixed therefor, receive such dividend payment together with all other accrued and unpaid dividends on the date fixed for redemption, unless such holders convert such shares in accordance with the Certificate of Designations) notwithstanding the conversion thereof following such dividend payment record date and prior to such dividend payment date. However, shares of Series B Preferred Stock surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding dividend payment date (except shares of Series B Preferred Stock called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the dividend payment with respect to such shares of Series B Preferred Stock presented for conversion on such dividend payment date. A holder of shares of Series B Preferred Stock on a dividend payment record date who (or whose transferee) surrenders any such shares for conversion into shares of Common Stock on the corresponding dividend payment date will receive the dividend payable by New Goodrich on such shares of Series B Preferred Stock on such date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of Series B Preferred Stock for conversion on the dividend payment date. Except as provided above, New Goodrich shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares of Series B Preferred Stock or for dividends on the shares of Common Stock issued upon such conversion.

     New Goodrich will endeavor to comply with all federal and state securities laws regulating the offer and delivery of shares of Common Stock upon conversion of the Series B Preferred Stock.

     Shares of the Series B Preferred Stock will not be redeemable prior to the fourth anniversary of the date of original issuance. The shares of Series B Preferred Stock will be redeemable at the option of New Goodrich, in whole or in part, at any time or from time to time, out of funds legally available therefor, on or after the fourth anniversary of the date of original issuance, on not less than 30 nor more than 60 days notice by first-class mail at the redemption price of $10.00 per share, plus in each case an amount equal to accrued and unpaid dividends, if any, to (and including) the redemption date, whether or not earned or declared (the "Redemption Price").

     If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata or in some other equitable manner determined by the Board of Directors of New Goodrich in its sole discretion. There is no mandatory redemption or sinking fund obligation with respect to the Series B Preferred Stock. In the event that New Goodrich has failed to pay accrued and unpaid dividends on the Series B Preferred Stock, it may not redeem less than all of the then outstanding shares of the Series B Preferred Stock until all such accrued and unpaid dividends and the then current quarterly dividends have been paid in full. After the date fixed for redemption, unless New Goodrich is in default in providing money for the payment of the Redemption Price, dividends shall cease to accrue on the Series B Preferred Stock called for redemption, such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as stockholders of New Goodrich shall cease, except the right to receive the moneys payable upon such redemption, without interest thereon, upon surrender of the certificates evidencing such shares.

     The holders of the Series B Preferred Stock will have no voting rights, except as described below or as required by law. In exercising any such vote, each outstanding share of Series B Preferred Stock will be entitled to one vote, excluding shares held by New Goodrich or any entity controlled by New Goodrich, which shares shall have no voting rights.

     Whenever dividends on the Series B Preferred Stock have not been paid in an aggregate amount equal to at least four quarterly dividends on such shares (whether or not consecutive), the holders of the Series B Preferred Stock (voting separately as a class with the holders of any stock ranking on a parity as to dividends with the Series B Preferred Stock on which like voting rights have been conferred and are exercisable) will be entitled to elect two directors to the Board of Directors either by written consent or at any meeting of stockholders of New Goodrich at which directors are to be elected held during the period such dividends remain in arrears. Such voting rights will terminate when all such dividends accrued and in default have been paid in full or declared and funds set apart for payment in full. The term of office of all directors so elected will terminate immediately upon such payment or setting apart for payment.

     In addition, without the affirmative vote or consent of the holders of at least 66 2/3% of shares of the Series B Preferred Stock then outstanding, voting separately as a class, New Goodrich may not (i) authorize, create, issue or increase the authorized number of shares of any class or classes or series of stock, or any security convertible into stock of such class or series, ranking prior to the Series B Preferred Stock either as to dividends or upon liquidation, dissolution or winding up of New Goodrich, (ii) amend, alter or repeal any of the provisions of the Certificate of Incorporation (including the Certificate of Designations) of New Goodrich so as to affect adversely any right, preference, privilege or voting power of the Series B Preferred Stock or the holders thereof or (iii) authorize any reclassification of the Series B Preferred Stock. Without the affirmative vote or consent of holders of at least 50% of the shares of Series B Preferred Stock then outstanding, New Goodrich may not increase the amount of authorized Series B Preferred Stock or create additional classes of stock or issue series of capital stock ranking on a parity with the Series B Preferred Stock with respect to the payment of dividends or upon liquidation, dissolution and winding up of New Goodrich. However, New Goodrich may increase the amount of authorized Series B Preferred Stock or create additional classes of stock or issue series of capital stock ranking junior to the Series B Preferred Stock with respect to the payment of dividends and upon liquidation, dissolution and winding up of New Goodrich without the consent of any holder of Series B Preferred Stock.

TRANSFER AGENT

     The transfer agent for the Company is Harris Trust and Savings Bank and the address is 311 W. Monroe St., Chicago, Illinois, 60690-3504.

                              INDEPENDENT AUDITORS

     The consolidated financial statements of Goodrich Petroleum Corporation and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholder's equity, and cash flow for the years ended December 31, 1995 and 1994, and the period from July 15, 1993 (inception) through December 31, 1993, as well as the statement of revenues and direct operating expenses of the properties contributed to La/Cal Energy Partners for the period from January 1, 1993 through July 14, 1993, included herein have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their reports, appearing herein and have been so included in reliance upon such reports of such firm.

     The financial statements of the La/Cal Energy Partners II as of December 31, 1995, the related statements of operations, partners' capital (deficit), and cash flows for the period from July 7, 1995 (inception) through December 31, 1995, and the accompanying statements of revenues and direct operating expenses of the Properties contributed to La/Cal Energy Partners II for the period from January 1, 1995 through July 6, 1995 and the years ended December 31, 1994 and 1993 included herein have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their reports, appearing herein and have been so included in reliance upon such reports of such firm.

     The accompanying statements of revenues and direct operating expenses of the Herbert #1 and Warminster #1 Properties for the periods from March 1, 1995 and November 1, 1995, through December 31, 1995, respectively, included herein have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their reports, appearing herein and have been so included in reliance upon such reports of such firm.

     The consolidated financial statements of Patrick Petroleum Company and Subsidiaries as of December 31, 1994, and 1993 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1994, 1993 and 1992 included herein have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon such report of such firm.

     Representatives of KPMG Peat Marwick LLP are expected to participate in the Special Meeting of Stockholders by telephone conference. Such representatives will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

                             STOCKHOLDERS PROPOSALS

     Any proposal of a stockholder intended to be presented at the 1997 Annual Meeting of Stockholders of the Company must be received by the Secretary of the Company at its principal executive offices a reasonable time before proxies are solicited by the Board of Directors of the Company for that meeting, and must otherwise meet the requirements of applicable federal and state law, in order to be considered for inclusion in the proxy statement and form of proxy for that meeting. In addition to the foregoing requirements of law, the Company's Bylaws require a written statement setting forth any such proposal to be delivered to the Board of Directors of the Company not less than 60 days prior to a meeting of stockholders.

                             AVAILABLE INFORMATION

     The Company is, and after the consummation of the Transactions New Goodrich will be, subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company files, and New Goodrich will file, reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at the prescribed rates. The Company Common Stock is traded on the NYSE and the Series A Preferred Stock is traded on the Nasdaq Small-Cap Market and, as a result, the periodic reports, proxy statements and other information filed by the Company with the Commission can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 or at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                                 OTHER MATTERS

     The Board of Directors of the Company is not aware of any other business to come before the Special Meeting. If any other business properly comes before the meeting or any adjournment thereof, the persons named in the enclosed proxy will vote in regard thereto according to their judgment.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       -----
GOODRICH PETROLEUM CORPORATION
  Consolidated Balance Sheets at September 30, 1996 (Unaudited) and December 31,
     1995...........................................................................     F-2
  Consolidated Statements of Operations for the nine months ended September 30, 1996
     and September 30, 1995 (Unaudited).............................................     F-3
  Consolidated Statements of Cash Flows for the nine months ended September 30, 1996
     and September 30, 1995 (Unaudited).............................................     F-4
  Consolidated Statements of Stockholders' Equity for the nine months ended
     September 30, 1996 and September 30, 1995 (Unaudited)..........................     F-5
  Notes to Consolidated Financial Statements........................................     F-6
  Independent Auditors' Report......................................................     F-8
  Consolidated Balance Sheets at December 31, 1995 and 1994.........................     F-9
  Consolidated Statements of Operations for the years ended December 31, 1995 and
     1994 and the period from July 15, 1993 (Inception) through December 31, 1993...    F-10
  Consolidated Statements of Cash Flows for the year ended December 31, 1995 and
     1994 and the period from July 15, 1993 (Inception) through December 31, 1993...    F-11
  Consolidated Statements of Stockholders' Equity for the years ended December 31,
     1995 and 1994 and the period from July 15, 1993 (Inception) through December
     31, 1993.......................................................................    F-12
  Notes to Consolidated Financial Statements........................................    F-13
PROPERTIES CONTRIBUTED TO LA/CAL ENERGY PARTNERS
  Independent Auditors' Report......................................................    F-27
  Statement of Revenues and Direct Operating Expenses for the period from January 1,
     1993 through July 14, 1993.....................................................    F-28
LA/CAL ENERGY PARTNERS II
  Independent Auditors' Report......................................................    F-29
  Balance Sheets at September 30, 1996 (Unaudited) and December 31, 1995............    F-30
  Statements of Operations for the nine months ended September 30, 1996 (Unaudited)
     and the period from July 7, 1995 (Inception) through December 31, 1995.........    F-31
  Statements of Partners' Capital (Deficit) for the nine months ended September 30,
     1996 (Unaudited) and the period from July 7, 1995 (Inception) through December
     31, 1995.......................................................................    F-32
  Statements of Cash Flows for the nine months ended September, 1996 (Unaudited) and
     the period from July 7, 1995 (Inception) through December 31, 1995.............    F-33
  Notes to Financial Statements.....................................................    F-34
  Supplemental Oil and Gas Reserve Information for the years ended December 31,
     1995, 1994 and 1993 (Unaudited)................................................    F-39
PROPERTIES CONTRIBUTED TO LA/CAL ENERGY PARTNERS II
  Independent Auditors' Report......................................................    F-42
  Statements of Revenues and Direct Operating Expenses for the period from January
     1, 1995 through July 7, 1995...................................................    F-43
SMYTH 35-1, HEBERT #1 AND WARMISTER #1
  Combining Statement of Revenues and Direct Operating Expenses for the nine months
     ended September 30, 1996 (Unaudited)...........................................    F-44
  Independent Auditors' Report......................................................    F-45
  Combining Statement of Revenues and Direct Operating Expenses for the year ended
     December 31, 1995..............................................................    F-46
PATRICK PETROLEUM COMPANY
  Independent Auditors' Report......................................................    F-47
  Consolidated Balance Sheets at December 31, 1994 and 1993.........................    F-48
  Consolidated Statements of Operations for the years ended December 31, 1994, 1993
     and 1992.......................................................................    F-49
  Consolidated Statements of Stockholders' Equity for the years ended December 31,
     1994, 1993 and 1992............................................................    F-50
  Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1993
     and 1992.......................................................................    F-51
  Notes to Consolidated Financial Statements........................................    F-53
  Consolidated Balance Sheets at June 30, 1995 (Unaudited) and December 31, 1994....    F-72
  Consolidated Statements of Operations for the six months ended June 30, 1995 and
     1994 (Unaudited)...............................................................    F-73
  Consolidated Statements of Cash Flows for the six months ended June 30, 1995 and
     1994 (Unaudited)...............................................................    F-74
  Notes to Consolidated Financial Statements........................................    F-75

                GOODRICH PETROLEUM CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                     SEPTEMBER 30,    DECEMBER 31,
                                                                         1996             1995
                                                                     -------------    ------------
                                                                      (UNAUDITED)
                              ASSETS
CURRENT ASSETS
  Cash and cash equivalents........................................   $    388,888    $    613,450
  Marketable equity securities.....................................        801,800         759,600
  Accounts receivable
     Trade and other, net of allowance.............................        231,653         170,593
     Accrued oil and gas revenue...................................        908,912       1,014,709
     Accrued pipeline joint venture................................        336,000         530,792
  Prepaid insurance................................................        202,080         302,113
  Other............................................................         14,874          33,532
                                                                       -----------     -----------
          Total current assets.....................................      2,884,207       3,424,789
                                                                       -----------     -----------
PROPERTY AND EQUIPMENT
  Oil and gas properties (successful efforts method)...............     18,442,666      16,262,033
  Furniture, fixtures and equipment................................        107,056         101,333
                                                                       -----------     -----------
                                                                        18,549,722      16,363,366
  Less accumulated depletion, depreciation and amortization........     (4,087,796)     (2,217,425)
                                                                       -----------     -----------
     Net property and equipment....................................     14,461,926      14,145,941
                                                                       -----------     -----------
OTHER ASSETS
  Investment in pipeline joint venture, net........................      3,935,854       4,676,500
  Deferred charges.................................................        121,910         135,486
                                                                       -----------     -----------
                                                                         4,057,764       4,811,986
                                                                       -----------     -----------
          TOTAL ASSETS.............................................   $ 21,403,897    $ 22,382,716
                                                                       ===========     ===========
               LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable.................................................   $    383,795    $    656,886
  Accrued liabilities..............................................      1,728,359       1,740,028
                                                                       -----------     -----------
          Total current liabilities................................      2,112,154       2,396,914
                                                                       -----------     -----------
LONG TERM DEBT.....................................................      9,800,000       9,750,000
OTHER LIABILITIES..................................................        240,781         572,990
STOCKHOLDERS' EQUITY
  Preferred stock, par value $1.00 per share; authorized 10,000,000 shares; issued 801,149 at September 30, 1996 (liquidating
     preference $10 per share, aggregating to $8,011,490) and
     734,859 at December 31, 1995..................................        801,149         734,859
  Common stock, par value -- $0.20 per share; authorized
     100,000,000 shares; issued and outstanding 41,804,510.........      8,360,902       8,360,902
  Additional paid-in capital.......................................      1,059,488       1,200,140
  Accumulated deficit..............................................     (1,012,777)       (633,089)
  Unrealized gain on marketable equity securities..................         42,200              --
                                                                       -----------     -----------
          Total stockholders' equity...............................      9,250,962       9,662,812
                                                                       -----------     -----------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...............   $ 21,403,897    $ 22,382,716
                                                                       ===========     ===========

                See notes to consolidated financial statements.

                GOODRICH PETROLEUM CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                         NINE MONTHS ENDED
                                                                           SEPTEMBER 30,
                                                                    ---------------------------
                                                                       1996            1995
                                                                    -----------     -----------
REVENUES
  Oil and gas sales...............................................  $ 5,454,441       3,582,548
  Pipeline joint venture..........................................    1,093,297         113,937
  Other...........................................................      459,218          34,079
                                                                    -----------     -----------
          Total revenues..........................................    7,006,956       3,730,564
                                                                    -----------     -----------
EXPENSES
  Lease operating expense and production taxes....................    1,145,016         534,819
  Depletion, depreciation and amortization........................    2,681,208         907,562
  Exploration.....................................................      953,095              --
  Interest expense................................................      611,447         900,767
  General and administrative......................................    1,511,268         197,044
                                                                    -----------     -----------
          Total costs and expenses................................    6,902,034       2,540,192
                                                                    -----------     -----------
INCOME BEFORE EXTRAORDINARY ITEM AND INCOME TAXES.................      104,922       1,190,372
  Income taxes....................................................           --              --
                                                                    -----------     -----------
INCOME BEFORE EXTRAORDINARY ITEM..................................      104,922       1,190,372
  Extraordinary item -- early extinguishment of debt..............           --        (482,906)
                                                                    -----------     -----------
NET INCOME........................................................      104,922         707,466
  Preferred stock dividends.......................................      484,610         107,960
                                                                    -----------     -----------
EARNINGS (LOSS) APPLICABLE TO COMMON STOCK........................  $  (379,688)        599,506
                                                                    ===========     ===========
LOSS PER AVERAGE COMMON SHARE.....................................  $      (.01)
                                                                    ===========
AVERAGE COMMON SHARES OUTSTANDING.................................   41,804,510
                                                                    ===========
PRO FORMA INFORMATION:
  Income before extraordinary item and income taxes...............                  $ 1,190,372
  Pro forma income taxes(1).......................................                      402,698
                                                                                    -----------
                                                                                        787,674
     Extraordinary item -- early extinguishment of debt...........                     (482,906)
                                                                                    -----------
  Pro forma net income............................................                      304,768
     Preferred stock dividends....................................                      107,960
                                                                                    -----------
  Pro forma earnings applicable to common stock...................                  $   196,808
                                                                                    ===========
  Pro forma income before extraordinary item per average common
     share........................................................                  $       .03
  Pro forma extraordinary item per average common share...........                         (.02)
                                                                                    -----------
  Pro forma earnings per average common share.....................                  $       .01
                                                                                    ===========
  Pro forma average common share outstanding(2)...................                   23,095,631
                                                                                    ===========

---------------

(1) No provision for income taxes is included in the 1995 consolidated statement of operations for the period prior to August 15, 1995, for the operations of La/Cal (predecessor company) due to La/Cal being a partnership and income taxes having been the responsibility of the individual partners of La/Cal. Certain unaudited pro forma information relating to the Company's results of operations had La/Cal been a corporation, is shown here.

(2) For purposes of this presentation for the nine months ended September 30, 1995, the number of pro forma shares used for the operations of La/Cal (predecessor company -- January 1, 1995 through August 14, 1995), is 19,765,226 shares, the number issued by the Company in exchange for La/Cal's net assets contributed.

                See notes to consolidated financial statements.

                GOODRICH PETROLEUM CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                           NINE MONTHS
                                                                       ENDED SEPTEMBER 30,
                                                                   ----------------------------
                                                                      1996             1995
                                                                   -----------     ------------
OPERATING ACTIVITIES
  Net income.....................................................  $   104,922          707,466
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depletion, depreciation and amortization....................    2,681,208          907,562
     Amortization of deferred debt financing costs...............       55,713           84,752
     Gain on sale of oil and gas properties......................      (95,252)              --
     Capital expenditures charged to income......................      746,095               --
     Extraordinary item -- early extinguishment of debt..........           --          482,906
     Payment of contingent liability.............................      (11,713)         (31,920)
     Payment of other liabilities................................     (295,552)         (64,529)
                                                                   -----------     ------------
                                                                     3,185,421        2,086,237
  Changes in current assets and liabilities:
     Accounts receivable.........................................      239,529          458,272
     Prepaid insurance and other.................................      118,691         (269,534)
     Accounts payable............................................     (273,091)         181,728
     Accrued liabilities.........................................      (36,613)          97,505
                                                                   -----------     ------------
          Net cash provided by operating activities..............    3,233,937        2,554,208
                                                                   -----------     ------------
INVESTING ACTIVITIES
  Proceeds from sales of oil and gas properties..................      325,629               --
  Capital expenditures...........................................   (3,219,528)         (18,350)
  Cash paid in connection with business combination..............      (45,372)      (1,088,432)
  Sale of investment.............................................           --        9,600,000
  Overdraft bank balances assumed in business combination........           --         (451,414)
                                                                   -----------     ------------
          Net cash provided by (used in) investing activities....   (2,939,271)       8,041,804
                                                                   -----------     ------------
FINANCING ACTIVITIES
  Proceeds from bank borrowings..................................      800,000       21,000,000
  Principal payments of bank borrowings..........................     (750,000)     (30,692,841)
  Partnership distributions......................................           --       (1,132,735)
  Payment of debt financing costs................................      (10,256)         (83,020)
  Retirement of preferred stock..................................      (74,362)              --
  Preferred stock dividends......................................     (484,610)        (215,921)
                                                                   -----------     ------------
          Net cash used in financing activities..................     (519,228)     (11,124,517)
                                                                   -----------     ------------
NET DECREASE IN CASH AND CASH EQUIVALENTS........................     (224,562)        (528,505)
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  PERIOD.........................................................      613,450          710,762
                                                                   -----------     ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.......................  $   388,888          182,257
                                                                   ===========     ============

                See notes to consolidated financial statements.

                GOODRICH PETROLEUM CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                  (UNAUDITED)

                                                                     PREFERRED STOCK              COMMON STOCK
                                                   PARTNERS'     -----------------------    ------------------------    ADDITIONAL
                                                    CAPITAL      NUMBER OF                  NUMBER OF                    PAID-IN
                                                   (DEFICIT)      SHARES      PAR VALUE       SHARES      PAR VALUE      CAPITAL
                                                  -----------    ---------    ----------    ----------    ----------    ----------
BALANCE AT DECEMBER 31, 1994....................  $(2,081,217)          --    $       --            --    $       --    $       --
Partnership distributions.......................   (1,229,344)          --            --            --            --            --
Business Combination............................    3,310,561    1,098,710     1,098,710    39,530,452     7,906,090       258,539
Unrealized appreciation of marketable securities
  available for sale............................           --           --            --            --            --            --
Preferred stock dividends.......................           --           --            --            --            --            --
Net income(1)...................................           --           --            --            --            --     1,032,562
                                                  -----------    ---------    ----------    ----------    ----------    ----------
BALANCE AT SEPTEMBER 30, 1995...................           --    1,098,710     1,098,710    39,530,452     7,906,090     1,291,101
                                                  ===========    =========    ==========    ==========    ==========    ==========
BALANCE AT DECEMBER 31, 1995....................           --      734,859       734,859    41,804,510     8,360,902     1,200,140
Net income......................................           --           --            --            --            --            --
Unrealized appreciation of marketable securities
  available for sale............................           --           --            --            --            --            --
Preferred stock dividends.......................           --           --            --            --            --            --
Retirement of preferred stock...................           --      (10,000)      (10,000)           --            --       (64,362)
Reinstatement of preferred stock under appraisal
  rights........................................           --       76,290    $   76,290            --            --       (76,290)
                                                  -----------    ---------    ----------    ----------    ----------    ----------
BALANCE AT SEPTEMBER 30, 1996...................  $        --      801,149    $  801,149    41,804,510    $8,360,902    $1,059,488
                                                  ===========    =========    ==========    ==========    ==========    ==========

                                                                 UNREALIZED
                                                                  GAIN ON         TOTAL
                                                                 MARKETABLE    STOCKHOLDERS'
                                                  ACCUMULATED      EQUITY        EQUITY
                                                    DEFICIT      SECURITIES     (DEFICIT)
                                                  -----------    ----------    -----------
BALANCE AT DECEMBER 31, 1994....................  $       --      $     --     $(2,081,217)
Partnership distributions.......................          --            --     (1,229,344)
Business Combination............................          --            --     12,573,900
Unrealized appreciation of marketable securities
  available for sale............................          --        84,400         84,400
Preferred stock dividends.......................    (107,960)           --       (107,960)
Net income(1)...................................    (325,096)           --        707,466
                                                  -----------      -------     -----------
BALANCE AT SEPTEMBER 30, 1995...................    (433,056)       84,400      9,947,245
                                                  ===========      =======     ===========
BALANCE AT DECEMBER 31, 1995....................    (633,089)           --      9,662,812
Net income......................................     104,922            --        104,922
Unrealized appreciation of marketable securities
  available for sale............................          --        42,200         42,200
Preferred stock dividends.......................    (484,610)           --       (484,610)
Retirement of preferred stock...................          --            --        (74,362)
Reinstatement of preferred stock under appraisal
  rights........................................          --            --             --
                                                  -----------      -------     -----------
BALANCE AT SEPTEMBER 30, 1996...................  $(1,012,777)    $ 42,200     $9,250,962
                                                  ===========      =======     ===========

---------------

(1) The portion of net income for the nine months ended September 30, 1995 related to the period for which the entity was not a corporation, but a partnership (from January 1, 1995 through August 14, 1995) has been allocated to additional paid in capital.

                See notes to consolidated financial statements.

                GOODRICH PETROLEUM CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          SEPTEMBER 30, 1996 AND 1995

NOTE A -- BUSINESS COMBINATION

     As noted in the Company's 1995 annual report on Form 10-K, a business combination of Patrick Petroleum Company ("Patrick"), La/Cal Energy Partners ("La/Cal") and Goodrich Petroleum Corporation (the "Company") took place in August, 1995. As a result of the accounting for the combination transactions, the financial statements for the three and nine months ended September 30, 1995 reflect solely the operations of La/Cal prior to August 15, 1995, whereas the financial statements for the three and nine months ended September 30, 1996 reflect the operations of the combined entities.

NOTE B -- BASIS OF PRESENTATION

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to rules and regulations of the Securities and Exchange Commission; however, the Company believes the disclosures which are made are adequate to make the information presented not misleading. The financial statements and footnotes included in this Form 10-Q should be read in conjunction with the financial statements and notes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1995, specifically as it relates to the business combination and the related impact on the basis of presentation of the accompanying financial statements.

     In the opinion of the Company, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position of the Company as of September 30, 1996 and the results of its operations for the three and nine months ended September 30, 1996 and 1995.

     The results of operations for the three and nine month periods ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year.

NOTE C -- COMMITMENTS AND CONTINGENCIES

     The U.S. Environmental Protection Agency ("EPA") has identified the Company as a potentially responsible party ("PRP") for the cost of clean-up of "hazardous substances" at an oil field waste disposal site in Vermilion Parish, Louisiana. The EPA has estimated that the total cost of long-term clean-up of the site will be approximately $15.4 million with the Company's percentage of responsibility to be approximately 3.09%. As of September 30, 1996, the Company has paid approximately $135,000 in costs related to this matter and accrued an additional $379,000 for the remaining liability. The EPA and PRPs will continue to evaluate the site and revise estimates for the long-term clean-up of the site. Based upon information presently available, the Company does not believe that its share of the clean up cost will have a material impact on the Company's financial position. However there can be no assurance that the cost of clean-up and the Company's percentage responsibility will not be higher than currently estimated by the EPA. In addition, under the federal environmental laws, the liability costs for the clean-up of the site is joint and several among all PRPs. Therefore, the ultimate cost of the clean-up to the Company could be significantly higher than the amount presently accrued for this liability.

     Additionally, the Company is party to a number of lawsuits arising in the normal course of business. The Company has defended and intends to continue to defend these actions vigorously and believes, based on currently available information, that adverse results or settlements, if any, in excess of insurance coverage or amounts already provided, will not be material to its financial position or results of operations.

NOTE D -- INCOME TAXES

     The federal income tax effect of La/Cal's activities (prior to August 15, 1993) is not reflected in the 1995 financial statements since such taxes were the responsibility of the individual partners of La/Cal. The

                GOODRICH PETROLEUM CORPORATION AND SUBSIDIARIES

                          SEPTEMBER 30, 1996 AND 1995

Company became subject to income as of August 15, 1995, as a result of the La/Cal-Patrick-Goodrich Petroleum business combination.

     No provision for income taxes has been recorded for the Company due to its ability to utilize net operating loss carryforwards to offset future financial taxable income.

NOTE E -- PRO FORMA FINANCIAL RESULTS OF OPERATIONS

     Selected results of operations on a pro forma basis as if the La/Cal-Patrick-Goodrich Petroleum business combination had occurred on January 1, 1995 are as follows:

                                                                     FOR THE NINE MONTHS ENDED
                                                                           SEPTEMBER 30,
                                                                               1995
                                                                     -------------------------
    Revenues.......................................................         $ 9,144,470
    Income before extraordinary item...............................           2,414,688
    Net income.....................................................           1,931,782
    Income applicable to common stock..............................           1,245,861
    Income per share before extraordinary item.....................                 .04
    Income per average common share................................         $       .03

     The pro forma operations above contain a net gain on the sale of an investment which accounted for $1,563,762 of revenue and net income and amounted to $.04 income per share for nine months ended September 30, 1995.

NOTE F -- SUBSEQUENT EVENT

     Effective October 22, 1996, the Company entered into an agreement with La/Cal Energy Partners II ("La/Cal II") and certain working interest owners whereby the Company would acquire oil and gas properties and related assets (primarily oil and gas properties) of La/Cal II and the working interest owners. The preliminary purchase price is $17,446,000 and is composed of $2,000,000 cash, the issuance of a new series of the Company's convertible preferred stock ($7,500,000) and the assumption of La/Cal II's outstanding indebtedness (not to exceed $7,946,000).

     The transaction is subject to customary approvals, including approval of the preferred stock issuance by the Company's shareholders. The Company expects to close the transactions in either the fourth quarter of 1996 or the first quarter of 1997.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Goodrich Petroleum Corporation:

     We have audited the accompanying consolidated balance sheets of Goodrich Petroleum Corporation and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1995 and 1994, and the period from July 15, 1993 (inception) through December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Goodrich Petroleum Corporation and Subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years ended December 31, 1995 and 1994, and the period from July 15, 1993 (inception) through December 31, 1993, in conformity with generally accepted accounting principles.

     As discussed in Note D to the consolidated financial statements, in 1995, the Company adopted the provisions of Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of.

KPMG PEAT MARWICK LLP

Shreveport, Louisiana
March 26, 1996

                GOODRICH PETROLEUM CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,     DECEMBER 31,
                                                                        1995             1994
                                                                    ------------     ------------
                              ASSETS
CURRENT ASSETS
  Cash and cash equivalents.......................................  $    613,450     $    710,762
  Marketable equity securities....................................       759,600               --
  Accounts receivable
     Trade and other, net of allowance............................       170,593               --
     Accrued oil and gas revenue..................................     1,545,501          934,910
  Prepaid insurance...............................................       302,113               --
  Other...........................................................        33,532               --
                                                                     -----------      -----------
          Total current assets....................................  $  3,424,789        1,645,672
                                                                     -----------      -----------
PROPERTY AND EQUIPMENT
  Oil and gas properties..........................................    16,262,033        7,271,549
  Furniture, fixtures and equipment...............................       101,333               --
                                                                     -----------      -----------
                                                                      16,363,366        7,271,549
  Less accumulated depletion, depreciation and amortization.......    (2,217,425)      (1,309,866)
                                                                     -----------      -----------
     Total property and equipment.................................    14,145,941        5,961,683
                                                                     -----------      -----------
OTHER ASSETS
  Investment in pipeline joint venture, net.......................     4,676,500               --
  Deferred charges................................................       135,486          623,141
                                                                     -----------      -----------
                                                                       4,811,986          623,141
                                                                     -----------      -----------
          TOTAL ASSETS............................................  $ 22,382,716     $  8,230,496
                                                                     ===========      ===========
               LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current portion of long term debt...............................  $         --     $  1,816,723
  Accounts payable................................................       656,886          135,916
  Accrued liabilities.............................................     1,740,028          109,074
                                                                     -----------      -----------
          Total current liabilities...............................     2,396,914        2,061,713
                                                                     -----------      -----------
LONG TERM DEBT....................................................     9,750,000        8,250,000
OTHER LIABILITIES.................................................       572,990               --
STOCKHOLDERS' EQUITY (DEFICIT)
  Partners' capital (deficit).....................................            --       (2,081,217)
  Preferred stock, par value $1.00 per share; authorized
     10,000,000 shares; issued 734,859 at December 31, 1995
     (liquidating preference $10 per share, aggregating to
     $7,348,590)..................................................       734,859               --
  Common stock, par value -- $0.20 per share; authorized
     100,000,000 shares; issued and outstanding 41,804,510 at
     December 31, 1995............................................     8,360,902               --
  Additional paid-in capital......................................     1,200,140               --
  Accumulated deficit.............................................      (633,089)              --
                                                                     -----------      -----------
          Total stockholders' equity (deficit)....................     9,662,812       (2,081,217)
                                                                     -----------      -----------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..............  $ 22,382,716     $  8,230,496
                                                                     ===========      ===========

                See notes to consolidated financial statements.

                GOODRICH PETROLEUM CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                      PERIOD FROM
                                                              YEAR ENDED             JULY 15, 1993
                                                             DECEMBER 31,             (INCEPTION)
                                                       ------------------------         THROUGH
                                                          1995          1994       DECEMBER 31, 1993
                                                       ----------    ----------    -----------------
REVENUES
  Oil and gas sales..................................  $5,477,208     4,995,663         1,059,882
  Pipeline joint venture.............................     573,393            --                --
  Other, net.........................................     123,811        17,783             8,522
                                                       -----------   ----------        ----------
          Total revenues.............................   6,174,412     5,013,446         1,068,404
                                                       -----------   ----------        ----------
COSTS AND EXPENSES
  Lease operating expense and production taxes.......   1,029,501       684,131           194,054
  Depletion, depreciation and amortization...........   1,785,502     1,156,624           179,476
  Exploration........................................     193,159         4,240                --
  Impairment of oil and gas properties...............     157,000            --                --
  Interest expense...................................   1,132,488     1,072,098           199,389
  General and administrative.........................     739,451        81,535             1,301
                                                       -----------   ----------        ----------
          Total costs and expenses...................   5,037,101     2,998,628           574,220
                                                       -----------   ----------        ----------
INCOME BEFORE EXTRAORDINARY ITEM AND INCOME TAXES....   1,137,311     2,014,818           494,184
                                                                     ==========        ==========
  Income Taxes.......................................          --
                                                       -----------
INCOME BEFORE EXTRAORDINARY ITEM.....................   1,137,311
  Extraordinary item -- early extinguishment of
     debt............................................    (482,906)
                                                       -----------
NET INCOME...........................................     654,405
  Preferred stock dividends..........................     254,932
                                                       -----------
EARNINGS AVAILABLE TO COMMON STOCK...................  $  399,473
                                                       ===========
PRO FORMA INFORMATION (UNAUDITED):
Income before extraordinary item and income taxes....  $1,137,311     2,014,818           494,184
Pro forma income taxes*..............................     402,698       785,779           192,732
                                                       -----------   ----------        ----------
                                                          734,613     1,229,039           301,452
  Extraordinary item -- early extinguishment of
     debt............................................    (482,906)           --                --
                                                       -----------   ----------        ----------
Pro forma net income.................................     251,707     1,229,039           301,452
  Preferred stock dividends..........................     254,932            --                --
                                                       -----------   ----------        ----------
Pro forma earnings available to common stock.........  $   (3,225)    1,229,039           301,452
                                                       ===========   ==========        ==========
Pro forma income before extraordinary item per
  average common share...............................  $      .02           .06               .02
Pro forma extraordinary item per average common
  share..............................................        (.02)           --                --
                                                       -----------   ----------        ----------
Pro forma earnings per average common share..........  $       --           .06               .02
                                                       ===========   ==========        ==========
Pro forma weighted average common shares
  outstanding**......................................  27,722,543    19,765,226        19,765,226
                                                       ===========   ==========        ==========

---------------

 * As described in Noted D, no provision for income taxes is included in the consolidated statements of operations for the periods ended December 31, 1994 and 1993, for the operations of La/Cal Energy Partners (predecessor company), due to La/Cal being a partnership and income taxes were the responsibility of the individual partners of La/Cal. Certain unaudited pro forma information relating to the Company's results of operations had La/Cal been a corporation, is shown here. Pro forma income taxes have been calculated based on statutory tax rates in effect for the appropriate periods.

** For purposes of this presentation the number of pro forma shares used for periods prior to August 15, 1995, is 19,765,226 shares, the number issued by the Company in exchange for La/Cal's net assets contributed.

                See notes to consolidated financial statements.

                GOODRICH PETROLEUM CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      PERIOD FROM
                                                                                     JULY 15, 1993
                                                     YEAR ENDED DECEMBER 31,      (INCEPTION) THROUGH
                                                   ---------------------------       DECEMBER 31,
                                                       1995           1994               1993
                                                   ------------    -----------    -------------------
OPERATING ACTIVITIES
  Net income.....................................  $    654,405      2,014,818            494,184
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depletion, depreciation and amortization....     1,785,502      1,156,624            179,476
     Amortization of deferred debt financing
       costs.....................................       101,531        112,530             29,598
     Extraordinary item -- early extinguishment
       of debt...................................       482,906             --                 --
     Exploration costs charged to income.........       193,159          4,240                 --
     Impairment of oil and gas properties........       157,000             --                 --
     Payment of other liabilities................      (130,010)            --                 --
     (Increase) decrease in:
       Accounts receivable.......................       (28,773)      (454,610)          (480,300)
       Prepaid insurance and other...............      (322,900)            --                 --
     (Decrease) increase in
       Accounts payable..........................       493,343        (72,846)           208,762
       Accrued liabilities.......................       188,905         61,831             47,243
     Other.......................................         3,857             --                 --
                                                   ------------    -----------        -----------
          Net cash provided by operating
            activities...........................     3,578,925      2,822,587            478,963
                                                   ------------    -----------        -----------
INVESTING ACTIVITIES
  Sale of investment.............................     9,600,000             --                 --
  Proceeds from sales of oil and gas
     properties..................................     1,514,336             --                 --
  Cash paid in connection with business
     combination.................................    (1,088,432)            --                 --
  Overdraft bank balances assumed in business
     combination.................................      (451,414)            --                 --
  Capital expenditures...........................      (649,604)    (3,719,782)        (1,967,989)
  Other..........................................       (47,883)            --                 --
                                                   ------------    -----------        -----------
          Net cash provided by (used in)
            investing activities.................     8,877,003     (3,719,782)        (1,967,989)
                                                   ------------    -----------        -----------
FINANCING ACTIVITIES
  Proceeds from bank borrowings..................    21,000,000      5,719,933          6,510,580
  Principal payments of bank borrowings..........   (31,942,841)    (1,756,856)          (406,934)
  Partnership contributions......................            --             --            300,647
  Partnership distributions......................    (1,132,735)    (3,107,258)        (4,073,185)
  Payment of debt financing costs................      (114,771)            --                 --
  Preferred stock dividends......................      (362,893)            --                 --
  Organizational costs incurred..................            --             --            (89,944)
                                                   ------------    -----------        -----------
          Net cash provided by (used in)
            financing activities.................   (12,553,240)       855,819          2,241,164
                                                   ------------    -----------        -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS....................................       (97,312)       (41,376)           752,138
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  PERIOD.........................................       710,762        752,138                 --
                                                   ------------    -----------        -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.......  $    613,450        710,762            752,138
                                                   ============    ===========        ===========

                See notes to consolidated financial statements.

                GOODRICH PETROLEUM CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1995 AND 1994 AND PERIOD FROM JULY 15, 1993 (INCEPTION)
                           THROUGH DECEMBER 31, 1993

                                      PREFERRED STOCK            COMMON STOCK
                      PARTNER'S    ----------------------   -----------------------   ADDITIONAL                      TOTAL
                       CAPITAL      NUMBER                    NUMBER                   PAID-IN     ACCUMULATED    STOCKHOLDERS'
                      (DEFICIT)    OF SHARES   PAR VALUE    OF SHARES    PAR VALUE     CAPITAL       DEFICIT     EQUITY (DEFICIT)
                     -----------   ---------   ----------   ----------   ----------   ----------   -----------   ----------------
Balance at July 15,
  1993.............  $        --          --   $       --           --   $       --           --           --               --
Partnership
  contributions....    2,590,224          --           --           --           --           --           --        2,590,224
Partnership
  distributions....   (4,073,185)         --           --           --           --           --           --       (4,073,185)
Net income.........      494,184          --           --           --           --           --           --          494,184
                     -----------   ----------  -----------  ----------   ----------    ---------     --------       ----------
Balance at December
  31, 1993.........     (988,777)         --           --           --           --           --           --         (988,777)
Partnership
  distributions....   (3,107,258)         --           --           --           --           --           --       (3,107,258)
Net Income.........    2,014,818          --           --           --           --           --           --        2,014,818
                     -----------   ----------  -----------  ----------   ----------    ---------     --------       ----------
Balance at December
  31, 1994.........   (2,081,217)         --           --           --           --           --           --       (2,081,217)
Partnership
  distributions....   (1,229,344)         --           --           --           --           --           --       (1,229,344)
Business
  Combination......    3,310,561   1,098,710    1,098,710   39,530,452    7,906,090      258,539           --       12,573,900
Conversion of
  preferred
  stock............           --    (363,851)    (363,851)   2,274,058      454,812      (90,961)          --               --
Preferred stock
  dividends........           --          --           --           --           --           --     (254,932)        (254,932)
Net income(1)......           --          --           --           --           --    1,032,562     (378,157)         654,405
                     -----------   ----------  -----------  ----------   ----------    ---------     --------       ----------
Balance at December
  31, 1995.........  $        --     734,859   $  734,859   41,804,510   $8,360,902    1,200,140     (633,089)       9,662,812
                     ===========   ==========  ===========  ==========   ==========    =========     ========       ==========

---------------

(1) The portion of 1995 net income related to the period for which the entity was not a corporation, but a partnership (from January 1, 1995 through August 14, 1995) has been allocated to additional paid in capital.

                See notes to consolidated financial statements.

                GOODRICH PETROLEUM CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

NOTE A -- BUSINESS COMBINATION

     On August 15, 1995, the transactions contemplated by the Agreement and Plan of Merger among Patrick Petroleum Company ("Patrick"), La/Cal Energy Partners ("La/Cal"), Goodrich Petroleum Corporation (the "Company"), and Goodrich Acquisition, Inc. were completed. The Agreement provided for a combination of Patrick and La/Cal, as a result of which the businesses previously conducted by Patrick and La/Cal are now conducted by the Company, which is a Delaware corporation formed for the purpose of consummating such transactions, and its subsidiaries. The combination of Patrick and La/Cal was effected primarily by two concurrent transactions: (a) the contribution by La/Cal of all of its assets and liabilities (excluding cash and accounts receivable accrued prior to March 1, 1995, and interest thereon) to the Company in exchange for 19,765,226 shares of the Company's common stock (the "Common Stock") and (b) the merger of Goodrich Acquisition with and into Patrick (the "Merger") whereby (i) each outstanding share of Patrick common stock ("Patrick Common Stock") was converted into one share of Common Stock; (ii) each outstanding share of Patrick Series B Convertible Preferred Stock was converted into one share of the Company's Series A Convertible Preferred Stock (except for 76,290 shares for which appraisal rights were preserved) and (iii) Patrick, the surviving corporation in the Merger, became a wholly-owned subsidiary of the Company.

     La/Cal was formed, by the contribution of certain oil and gas properties owned by the partners, on July 15, 1993, pursuant to the provisions of the State of Louisiana, for the purpose of engaging in the domestic exploration for oil and gas reserves primarily in the States of Louisiana and Texas. Under the provisions of the Agreement of Partnership, the business of La/Cal was to acquire interests in leases within a defined program area in Louisiana and certain railroad districts in East Texas (as amended from time to time) and drill primarily development wells. La/Cal also engaged in the development, production, and sale of any commercial accumulations of oil and gas discovered. Profits, losses, and distributable cash were allocated to the individual partners as defined in the Partnership Agreement.

NOTE B -- BASIS OF PRESENTATION

     The combination transactions were accounted for as a purchase business combination in accordance with Accounting Principles Board Opinion No. 16, Business Combinations whereby La/Cal was deemed to be the acquiror and Patrick the acquiree. Accordingly, on August 15, 1995, the Company recorded the assets and liabilities of Patrick at fair value, whereas the assets and liabilities of La/Cal are reflected at historical book value. The consolidated financial statements reflect the operations solely of La/Cal for periods prior to August 15, 1995, whereas such financial statements reflect the operations of the combined entities for periods subsequent to August 15, 1995.

NOTE C -- DESCRIPTION OF BUSINESS

     The Company is in the primary business of the exploration and production of crude oil and natural gas. The Subsidiaries have interests in such operations in eight states, primarily in Louisiana and Texas. The Company's subsidiaries also have a minority interest in a natural gas pipeline joint venture located in the state of Texas.

NOTE D -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Oil and gas revenues -- Oil and gas revenues are recorded using the accrual method of accounting.

     Property and Equipment -- The Company uses the successful efforts method of accounting for exploration and development expenditures.

     Leasehold acquisition costs are capitalized. When proved reserves are found on an undeveloped property, leasehold cost is reclassified to proved properties. Significant undeveloped leases are reviewed periodically, and

                GOODRICH PETROLEUM CORPORATION AND SUBSIDIARIES a valuation allowance is provided for any estimated decline in value. Cost of all other undeveloped leases is amortized over the estimated average holding period of the leases.

     Costs of exploratory drilling are initially capitalized, but if proved reserves are not found, the costs are subsequently expensed. All other exploratory costs are charged to expense as incurred. Development costs are capitalized, including the cost of unsuccessful development wells.

     During the fourth quarter of 1995, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. Under SFAS No. 121, an impairment is determined to have occurred and a loss is recognized when the net of future cash inflows expected to be generated by an identifiable long-lived asset and cash outflows expected to be required to obtain those cash inflows is less than the carrying value of the asset. The Company performs this comparison for its oil and gas properties on a field-by-field basis. The amount of such loss is measured based on the difference between the discount value of such net future cash flows and the carrying value of the asset. The Company recorded such an impairment in the fourth quarter of 1995 in the amount of $157,000.

     Prior to the adoption of SFAS 121, undiscounted future net revenues were compared annually to net capitalized cost of all oil and gas properties to determine if an impairment had occurred in the amount capitalized.

     Depreciation and depletion of producing oil and gas properties are provided under the unit-of-production method. Proved developed reserves are used to compute unit rates for unamortized tangible and intangible development costs, and proved reserves are used for unamortized leasehold costs. Estimated dismantlement, abandonment, and site restoration costs, net of salvage value, are considered in determining depreciation and depletion provisions.

     Gains and losses on disposals or retirements that are significant or include an entire depreciable or depletable property unit are included in income. All other dispositions, retirements, or abandonments are reflected in accumulated depreciation, depletion, and amortization.

     Cash and Cash Equivalents -- Cash and cash equivalents include cash on hand, demand deposit accounts and temporary cash investments with maturities of ninety days or less at date of purchase.

     Marketable Equity Securities -- In accordance with Statement of Financial Accounting Standards No. 115, the Company has classified its investment in marketable equity securities as available for sale. Accordingly, unrealized holding gains and losses are excluded from earnings and are reported as a separate component of stockholders' equity until realized.

     Investment in Pipeline Joint Venture -- The Company's investment consists of a 20% interest in an intrastate natural gas pipeline joint venture. The Company's carrying basis in the investment was established at August 15, 1995 (fair value) and is being amortized on a basis which matches the amortization with the monthly maximum average contract quantities over the remaining term of the joint venture which is estimated to terminate in 2000. Amortization for the year ended December 31, 1995 amounted to $403,254. The Company records its equity in joint venture earnings as revenues on the statement of operations in the periods when the contract payments are earned.

     Income Taxes -- The federal income tax effect of La/Cal's activities (prior to August 15, 1995) is not reflected in the financial statements since such taxes were the responsibility of the individual partners of La/Cal. The Company became subject to income taxes as of August 15, 1995, as a result of the business combination.

     The Company follows the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes which requires income taxes be accounted for under the asset and liability

                GOODRICH PETROLEUM CORPORATION AND SUBSIDIARIES method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Earnings Per Share -- As discussed previously, La/Cal's activities prior to the business combination were conducted in the form of a partnership and the Company was established in corporate form on August 15, 1995. Earnings per share information has been presented on a pro forma basis to reflect such information as if La/Cal had been operated as a corporation for the periods presented.

     Commitments and Contingencies -- Liabilities for loss contingencies, including environmental remediation costs, arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Recoveries from third parties which are probable of realization are separately recorded, and are not offset against the related environmental liability.

     Use of Estimates -- Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

NOTE E -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1995. FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                                                   CARRYING         FAIR
                                                                    AMOUNT         VALUE
                                                                  ----------     ----------
    Financial asset --
      Marketable equity securities..............................  $  759,600        759,600
    Financial liabilities --
      Other liabilities.........................................     572,990        482,575
      Long-term debt (including current maturities).............   9,750,000      8,770,098

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

     Cash and cash equivalents, accounts receivable, accounts payables and accrued liabilities: The carrying amounts approximate fair value because of the short maturity of those instruments. Therefore, these instruments were not presented in the table above.

     Marketable equity securities: Fair value is based on bid prices published in financial media.

     Other liabilities and Long-term debt: The fair value is estimated by discounting the future cash flows of each instrument at rates currently offered to the Company for similar debt instruments of comparable maturities by the Company's bankers.

                GOODRICH PETROLEUM CORPORATION AND SUBSIDIARIES

NOTE F -- PATRICK ASSETS AND LIABILITIES ACQUIRED

     On August 15, 1995, the Company recorded the combination transactions which effect was primarily the recording of the assets and liabilities of Patrick at their fair value. Such amounts were as follows:

    Cash overdraft.........................................................  $   (451,414)
    Marketable equity securities...........................................       759,600
    Accounts receivable....................................................       676,040
    Prepaid expenses and other current assets..............................        12,745
    Investment in Penske Corporation.......................................     9,600,000
    Investment in pipeline joint venture...................................     5,079,754
    Property and equipment.................................................    10,780,422
    Accounts payable.......................................................       (27,627)
    Accrued liabilities....................................................    (1,438,070)
    Long term debt.........................................................   (10,626,118)
    Other liabilities......................................................      (703,000)
                                                                             ------------
                                                                             $ 13,662,332
                                                                             ============

     The former common shareholders of Patrick received 19,765,226 shares of the Company's common stock and the former preferred shareholders of Patrick effectively received 1,098,710 shares of the Company's preferred stock in the business combination. As reflected in the consolidated statements of stockholders' equity, the issuance of such shares resulted in an increase in stockholders' equity of $12,573,900.

NOTE G -- SALE OF INVESTMENT IN PENSKE CORPORATION

     On September 18, 1995, the Company received $9,600,000 cash as redemption of its investment in the Penske Corporation. The proceeds were used to pay down the company's long term debt along with related accrued interest. No gain or loss resulted from the transaction.

NOTE H -- LONG TERM DEBT

     Long-term debt at December 31, 1995 and 1994 consists of the following:

                                                                     1995           1994
                                                                  ----------     ----------
    Borrowings under credit facility, interest, at prime or
      LIBOR plus 2% (see below) (weighted average rate at
      December 31, 1995 -- 7.89%); principal due June 1, 1997...  $9,750,000             --
    10% senior secured general obligation notes.................          --     10,066,723
                                                                  ----------     ----------
    Total long-term debt........................................   9,750,000     10,066,723
    Less current portion........................................          --      1,816,723
                                                                  ----------     ----------
    Long-term debt, excluding current portion...................  $9,750,000      8,250,000
                                                                  ==========     ==========

     Long-term debt recorded on the December 31, 1994 balance sheet represented La/Cal's 10% Senior Secured General Obligation Notes ("the General Obligation Notes"). This debt was paid off with proceeds from the Company's credit facility.

     The Company has a credit facility with a bank which provides for a total borrowing base determined by the bank every six months in part, based on the Company's oil and gas reserves. Any and all amounts drawn are due and payable on June 1, 1997. Interest on related borrowings is based on either of two methods at the

                GOODRICH PETROLEUM CORPORATION AND SUBSIDIARIES option of the Company: the bank's prime lending rate or LIBOR plus 2%. Interest rates are set on specific draws for one, two, three or six month periods, also at the option of the Company.

     The original borrowing base of $22,000,000 was reduced to $15,000,000 after the sale of the Company's investment in the Penske Corporation (see Note G above), in accordance with the specific provisions of the credit facility.

     The credit facility requires minimum net worth and debt service ratios be maintained by the Company. On March 26, 1995, the bank amended the minimum net worth covenant which lowered the minimum net worth requirement to $8,500,000 plus 50% of net income subsequent to September 30, 1995 effective December 1, 1995. Giving effect to such amendment, the Company had $1,027,326 available for the payment of dividends at December 31, 1995.

     Substantially all of the Company's assets are pledged to secure this credit facility.

     Interest paid during 1995, 1994 and the period from July 15, 1993 (inception of La/Cal) through December 31, 1993 amounted to $968,190, $1,051,927 and $194,738 respectively.

NOTE I -- EXTRAORDINARY ITEM-EARLY EXTINGUISHMENT OF DEBT

     La/Cal's General Obligation Notes were paid off in connection with the business combination and the related unamortized debt financing costs in the amount of $482,906 were charged to operations as an extraordinary item, in the third quarter of 1995.

NOTE J -- ACCRUED LIABILITIES

     Accrued liabilities as of December 31, 1995 and 1994 consisted of the following:

                                                                       1995         1994
                                                                    ----------     -------
    Environmental contingency.....................................  $  400,000          --
    Current portion -- consulting agreement contracts.............     387,000          --
    Prior years' state income and franchise taxes.................     200,000          --
    Taxes other than income.......................................     160,000          --
    Other.........................................................     593,028     109,074
                                                                    ----------     -------
                                                                    $1,740,028     109,074
                                                                    ==========     =======

NOTE K -- PRO FORMA FINANCIAL RESULTS OF OPERATIONS (UNAUDITED)

     Selected results of operations on a pro forma basis as if the combination transactions had occurred on January 1, 1995 and January 1, 1994, respectively, are as follows:

                                                                    FOR THE YEAR ENDED
                                                                        DECEMBER 31
                                                                ---------------------------
                                                                   1995            1994
                                                                -----------     -----------
                                                                        (UNAUDITED)
    Revenues..................................................  $11,588,318     $15,836,988
    Income before extraordinary item..........................    2,510,494       3,780,094
    Net income................................................    2,027,588       3,780,094
    Income applicable to common stock.........................    1,377,588       2,840,094
    Income before extraordinary item per average common
      share...................................................          .04             .07
    Income per average common share...........................  $       .03     $       .07

                GOODRICH PETROLEUM CORPORATION AND SUBSIDIARIES

     The pro forma operations for the year ended December 31, 1995 contain a net gain on the sale of an investment which accounted for $1,563,762 of net income and $ .04 income per share. The operations information for the year ended December 31, 1994 contains a net gain on sale of investments which accounted for $6,447,102 of net income and $.16 income per share. Also the operations for the year ended December 31, 1994 has been adjusted to eliminate operations related to certain oil and gas properties sold by Patrick in December, 1994 in order to present comparable amounts.

NOTE L -- COMMITMENTS AND CONTINGENCIES

     The U.S. Environmental Protection Agency ("EPA") has identified the Company as a potentially responsible party ("PRP") for the cost of clean-up of "hazardous substances" at an oil field waste disposal site in Vermilion Parish, Louisiana. The EPA has estimated that the total cost of long-term clean-up of the site will be approximately $15.4 million with the Company's percentage of responsibility to be approximately 3.09%. As of December 31, 1995, the Company has paid approximately $115,000 in costs related to this matter and accrued an additional $400,000 for the remaining liability. The EPA and PRPs will continue to evaluate the site and revise estimates for the long-term clean-up of the site. Based upon information presently available, the Company does not believe that its share of the clean up cost will have a material impact on the Company's financial position. However, there can be no assurance that the cost of clean-up and the Company's percentage responsibility will not be higher than currently estimated by the EPA. In addition, under the federal environmental laws, the liability costs for the clean-up of the site is joint and several among all PRPs. Therefore, the ultimate cost of the clean-up to the Company could be significantly higher than the amount presently accrued for this liability.

     Additionally, the Company is party to a number of lawsuits arising in the normal course of business. The Company has defended and intends to continue to defend these actions vigorously and believes, based on currently available information, that adverse results or settlements, if any, in excess of amounts already provided, will not be material to its financial position or results of operations.

NOTE M -- INCOME TAXES

     Income tax expense for the period from August 15, 1995 through December 31, 1995 consists of:

                                                                 CURRENT     DEFERRED     TOTAL
                                                                 -------     --------     ------
U.S. Federal...................................................  $25,000      (25,000)        --
State and local................................................       --           --         --
                                                                 -------      -------     ------
                                                                 $25,000      (25,000)        --
                                                                 =======      =======     ======

     Following is a reconciliation of the U.S. statutory income tax rate to the Company's effective rate on loss before income taxes for the period from August 15, 1995 through December 31, 1995:

    U.S. Statutory Income Tax Rate...............................................  (35.0)%
    Increase in deductible temporary differences for which no benefit recorded...   28.2
    Nondeductible expenses.......................................................    6.8
                                                                                   -----
                                                                                      --
                                                                                   =====

     The significant components of deferred income tax expense for the period from August 15, 1995 through December 31, 1995 are as follows:

    Deferred tax benefit (exclusive of utilization of net operating loss
      carryforwards)..........................................................   657,938
    Utilization of net operating loss carryforward............................   632,938
                                                                                --------
                                                                                $(25,000)
                                                                                ========

                GOODRICH PETROLEUM CORPORATION AND SUBSIDIARIES

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 are presented below.

    Deferred tax assets:
    Differences between book and tax basis of:
      Property and equipment...............................................  $    307,025
      Marketable equity securities.........................................       140,156
      Contingent liabilities...............................................       254,962
      Consulting agreement contracts.......................................       335,997
      Other................................................................        70,306
    AMT Tax credit carryforward............................................     1,392,176
    Statutory depletion carryforward.......................................     4,943,209
    Investment tax credit carryforward.....................................     1,242,725
    Operating loss carryforward............................................    12,364,772
                                                                             ------------
    Total gross deferred tax assets........................................    21,051,328
    Less valuation allowance...............................................   (19,461,294)
                                                                             ------------
    Net deferred tax assets................................................     1,590,034
                                                                             ------------
    Deferred tax liability:
    Differences between book and tax basis of investment in Pecos
      pipeline.............................................................    (1,565,034)
                                                                             ------------
    Total gross deferred liability.........................................    (1,565,034)
                                                                             ------------
    Net deferred tax asset.................................................  $     25,000
                                                                              ===========

     The valuation allowance for deferred tax assets increased $658,000 for the period from August 15, 1995 through December 31, 1995 which substantially offset the change in certain deferred tax assets. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based primarily upon the level of projections for future taxable income generated primarily by the reversal of future taxable temporary differences over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at December 31, 1995. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

                GOODRICH PETROLEUM CORPORATION AND SUBSIDIARIES

     The following table summarizes the amounts and expiration dates of operating loss and investment tax credit carryforwards:

                                           INVESTMENT TAX CREDIT
  OPERATING LOSS CARRYFORWARDS                 CARRYFORWARDS
---------------------------------     --------------------------------
  AMOUNT                  EXPIRES       AMOUNT                 EXPIRES
-----------               -------     ----------               -------
$   511,282                 2001      $  193,346                 1996
  2,994,824                 2003         302,001                 1997
  4,801,898                 2004         558,042                 1998
  1,551,278                 2005          22,591                 1999
  7,564,329                 2006          68,171                 2000
  9,331,128                 2007          96,466                 2001
  4,756,252                 2008           2,108                 2002
  3,695,445                 2009
    121,484                 2010
-----------                           ----------
$35,327,920                           $1,242,725
===========                           ==========

     As a result of the business combination, the Company's annual utilization of its net operating and statutory depletion carryforwards are limited under Internal Revenue Code Section 382. Such annual limitation is estimated to be approximately $1,600,000 plus any built in gains at the date of the business combination.

     The Company's statutory depletion carryforwards and AMT credit carryovers have no expiration date.

     As described in Note D, no provision for income taxes for La/Cal was included in the statements of operations prior to August 15, 1995 due to the tax effect of Partnership activities being the responsibility of the individual Partners.

     At December 31, 1994, the book basis of La/Cal's net assets exceeded their tax basis by $3,798,000 which would have resulted in a deferred income tax liability of approximately $1,374,000 if La/Cal had been a taxable entity. The pro forma tax effects of the temporary differences comprising this amount are as follows at December 31, 1994:

    Property and equipment -- principally due to accumulated depletion and depreciation...........................................................  $1,105,000
    Cash to accrual differences..............................................     269,000
                                                                               ----------
                                                                               $1,374,000
                                                                               ==========

NOTE N -- STOCKHOLDERS' EQUITY

     Common Stock -- At December 31, 1995, unissued shares of Goodrich common stock were reserved in the amount of 2,447,080 shares for the conversion of convertible preferred stock and 2,675,602 shares for stock option plans.

     Preferred Stock -- In accordance with the terms of the combination transactions, all of the outstanding shares of Patrick's Series B Convertible Preferred Stock were converted into Goodrich Series A Convertible Preferred Stock except for 76,290 shares for which appraisal rights had been preserved.

     The Preferred Stock has a par value of $1.00 per share with a liquidation preference of $10.00 per share, is convertible at the option of the holder at any time, unless earlier redeemed, into shares of Common Stock of the Company at an initial conversion rate of 3.33 shares of Common Stock per share of Preferred. The Preferred Stock also will automatically convert to Common Stock if the closing price for the Preferred Stock exceeds $15.00 per share for ten consecutive trading days. Upon any conversion of a share of Preferred Stock

                GOODRICH PETROLEUM CORPORATION AND SUBSIDIARIES prior to the close of business on September 15, 1997, the stockholder will receive one Common Stock purchase warrant to purchase one share of Common Stock at $5.00 per share, subject to adjustment in certain events. Any outstanding warrants can be called on thirty days notice for $4.25 per warrant and will expire on September 15, 1997.

     The Preferred Stock is redeemable in whole or in part, at $12.00 per share, plus accrued and unpaid dividends. Dividends on the Preferred Stock accrue at an annual rate of 8%.

     As a result of the combination transactions, the Company was required to offer a special conversion right to all holders of the Preferred Stock for a period of 61 days beginning August 18, 1995. On October 18, 1995, holders of 363,851 shares of the Company's preferred stock elected to convert their shares to Common Stock at an exchange rate of 6.25 to 1. This conversion resulted in the Company issuing an additional 2,274,058 shares of Common Stock and resulted in 734,859 preferred shares outstanding as of December 31, 1995.

     Effective January 1, 1996, the preferred shares under appraisal rights were reinstated, resulting in outstanding shares of 811,149.

     Stock Option and Incentive Programs -- Goodrich currently has two plans which provide for stock option and other incentive awards for the Company's key employees and consultants and its directors. The Goodrich Petroleum Corporation 1995 Stock Option Plan allows the Board of Directors, through its Compensation Committee, to grant stock options, restricted stock awards, stock appreciation rights, long-term incentive awards, and phantom stock awards, or any combination thereof to key employees and consultants. The Goodrich Petroleum Corporation 1995 Nonemployee Director Stock Option Plan provides for the grant of options to each director who is not and has never been an employee of the Company.

     Additionally, Goodrich assumed certain outstanding stock options of Patrick as a result of the business combination.

     Stock option transactions during 1995 were as follows:

                                                                      NUMBER OF     AVERAGE
                                                                       OPTIONS       PRICE
                                                                      ---------     -------
    Outstanding January 1, 1995.....................................         --         --
      Assumed from Patrick..........................................  1,670,602      $2.32
      Granted -- 1995 Stock Option Plan.............................    880,000       1.02
      Granted -- 1995 Non Employee Director Stock Option Plan.......    220,000       0.97
      Expiration of Options.........................................    (95,000)      2.25
                                                                      ---------      -----
    Outstanding December 31, 1995...................................  2,675,602       1.78
                                                                      =========      =====
    Exercisable December 31, 1995...................................  1,890,602      $2.16
                                                                      =========      =====

     The Company applies APB Opinion No. 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans. During 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123, Accounting for Stock Based Compensation. This statement encourages companies to recognize compensation expense for certain equity instrument issuances in accordance with new fair value accounting guidelines. The Company has decided not to adopt the recognition provisions of the Statement and will adopt the disclosure provisions of the Statement in 1996.

NOTE O -- PATRICK PETROLEUM EMPLOYEE BENEFIT PLANS

     Patrick maintained several employee benefit plans prior to the business combination. In accordance with the business combination, each of these plans has been or is in the process of being terminated. Accordingly,

                GOODRICH PETROLEUM CORPORATION AND SUBSIDIARIES the only activities of these plans subsequent to August 15, 1995 were related to their termination. At December 31, 1995, the Patrick Petroleum Corporation of Michigan Defined Benefit Plan and Trust held assets of $1,731,000. The Plan is fully funded and these assets are expected to be distributed to the participants during 1996.

NOTE P -- NATURAL GAS AND CRUDE OIL COST DATA AND RESULTS OF OPERATIONS.

The following reflects the Company's capitalized costs related to natural gas and oil activities at December 31, 1995 and 1994:

                                                                     1995           1994
                                                                  -----------     ---------
    Proved properties...........................................  $15,271,879     7,271,549
    Unproved properties.........................................      990,154            --
                                                                  -----------     ---------
                                                                   16,262,033     7,271,549
    Less accumulated depreciation and depletion.................    2,209,924     1,309,866
                                                                  -----------     ---------
              Net property and equipment........................  $14,052,109     5,961,683
                                                                  ===========     =========

     The following table reflects certain data with respect to natural gas and oil property acquisitions, exploration and development activities:

                                                                                  PERIOD FROM
                                                                                    JULY 15,
                                                                                      1993
                                                  YEAR ENDED DECEMBER 31,           THROUGH
                                                 --------------------------       DECEMBER 31,
                                                    1995            1994              1993
                                                 ----------       ---------       ------------
    Acquisition of proved properties...........  10,680,422(a)    2,112,308          1,250,000
    Exploration costs..........................     193,159           4,240                 --
    Development costs..........................     514,431       1,600,235            717,989

---------------

(a) Properties acquired from Patrick.

     Results of operations for natural gas and oil producing activities follow:

                                                                                  PERIOD FROM
                                                                                    JULY 15,
                                                                                      1993
                                                  YEAR ENDED DECEMBER 31,           THROUGH
                                                 --------------------------       DECEMBER 31,
                                                    1995            1994              1993
                                                 ----------       ---------       ------------
    Sales to unaffiliated customers............  $5,477,208       4,995,663         1,059,882
    Production costs (lease operating expense
      and taxes)...............................   1,029,501         684,131           194,054
    Exploration expenses.......................     193,159           4,240                --
    Impairment of Oil and Gas Properties.......     157,000              --                --
    Depreciation, depletion and amortization...   1,356,060       1,138,635           171,231
                                                 ----------       ---------         ---------
                                                  2,735,720       1,827,006           365,285
                                                 ----------       ---------         ---------
    Results of operations before pro forma
      income taxes.............................   2,741,488       3,168,657           694,597
    Pro forma income taxes (Unaudited).........     970,703       1,235,776           270,893
                                                 ----------       ---------         ---------
    Pro forma results of operations
      (Unaudited)..............................  $1,770,785       1,932,881           423,704
                                                 ==========       =========         =========

     La/Cal operated as a partnership since its formation to the date of the business combination (August 15, 1995) and, accordingly, did not directly pay income taxes. Pro forma income tax expense and the results of oil

                GOODRICH PETROLEUM CORPORATION AND SUBSIDIARIES and gas operations as adjusted for pro forma income taxes is reflected above for that period in order to reflect the impact of income taxes as if La/Cal had been organized as a corporation.

     No income taxes have been reflected for the Company since the business combination due to its estimate that net operating loss and statutory depletion loss carryforwards will be utilized to offset future taxable income.

NOTE Q -- RELATED PARTY TRANSACTIONS.

     La/Cal did not have any employees and was dependent on Goodrich Oil Company to provide substantially all management of oil and gas operations and administrative functions. La/Cal was not required to pay Goodrich Oil Company for such services. Goodrich Oil Company was the operator of record of the majority of the oil and gas properties in which La/Cal had an interest and owned joint interests in such properties.

     The Company entered into additional transactions with Goodrich Oil Company subsequent to the business combination as more fully described below. Goodrich Oil Company is owned by Henry Goodrich who is the chairman of the Company and the father of Walter G. Goodrich, the Company's President and Chief Executive Officer.

     Goodrich Oil Company continues to be the operator of record of certain oil and gas properties in which the Company has an interest and Goodrich Oil Company owns joint interests in such properties.

     The Company is a party to a Joint Participation Agreement with Goodrich Oil Company pursuant to which the Company and Goodrich Oil Company agree to offer to the other a 50% participation interest in such company's share of all drilling prospects and acquisitions of producing properties.

     Included in accounts payable is $67,906 payable to Goodrich Oil Company at December 31, 1995.

     During 1995, the Company paid Goodrich Oil Company $222,530 for the repayment of advances for business combination expenses and $50,132 for general and administrative expenses.

     The Company sold an airplane hangar and certain furniture and fixtures to U.E. Patrick, Patrick's former chairman. Mr. Patrick paid the Company $137,329 for such items. The Company paid $118,750 during 1995 to Mr. Patrick under the terms of a three-year consulting agreement expiring in August, 1998.

     The Company paid $58,250 to Henry Goodrich during 1995 under a consulting agreement which expires in August, 2000.

     In connection with the business combination, Mr. Leo E. Bromberg, a partner and member of the management committee of La/Cal received a finder's fee paid in the form of 494,131 shares of the Company's common stock. Such shares were included in the 19,765,226 shares of the Company's common stock received by the La/Cal Partners in connection with the transactions.

                GOODRICH PETROLEUM CORPORATION AND SUBSIDIARIES

NOTE R -- CONCENTRATIONS OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

     Due to the nature of the industry the Company sells its oil and natural gas production to a limited number of purchasers and accordingly amounts receivable from such purchasers could be significant. Additionally, the Company receives net monthly payments from its partner, Mitchell Marketing Company, in its pipeline joint venture. Revenues from these sources as a percent of total revenues for the periods presented were as follows:

                                                                                  PERIOD FROM
                                                                                    JULY 15,
                                                              YEAR ENDED              1993
                                                             DECEMBER 31,           THROUGH
                                                            ---------------       DECEMBER 31,
                                                            1995       1994           1993
                                                            ----       ----       ------------
    Tenneco Gas Marketing Company.........................   --         41%            70%
    Seaber Corporation of Louisiana.......................   55%        48%            --
    Mobil Oil Corporation.................................   16%        --             --
    Mitchell Marketing Company............................    9%        --             --

NOTE S -- SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED)

     The supplemental oil and gas reserve information that follows is presented in accordance with Statement of Financial Accounting Standards No. 69 (SFAS No.
69), Disclosures about Oil and Gas Producing Activities. The schedules provide users with a common base for preparing estimates of future cash flows and comparing reserves among companies. Additional background information follows concerning the schedules.

     The supplemental oil and gas reserve information that follows relates to the properties contributed to La/Cal by its Partners prior to its formation (period from January 1, 1993 through July 14, 1993), properties owned by La/Cal subsequent to formation but prior to the business combination with Patrick (period from July 15, 1993 through December 31, 1993, year ended December 31, 1994 and period form January 1, 1995 through August 14, 1995) and properties of the combined entities (period from August 15, 1995 through December 31, 1995. Therefore, the supplemental oil and gas information for 1993 is presented on a combined basis to include the properties contributed to La/Cal prior to its inception. All of the subject reserves are located in the continental United States.

  Schedules 1 and 2 -- Estimated Net Proved Oil and Gas Reserves

     The Company's reserve information related to crude oil, condensate, and natural gas liquids and natural gas was compiled based on evaluations performed by several engineering firms and the Company internally for the years presented.

     Many assumptions and judgmental decisions are required to estimate reserves. Quantities reported are considered reasonable, but they are subject to future revisions, some of which may be substantial, as additional information becomes available. Such additional knowledge may be gained as the result of reservoir performance, new geological and geophysical data, additional drilling, technological advancements, price changes, and other factors.

     Regulations published by the Securities and Exchange Commission define proved reserves as those volumes of crude oil, condensate, and natural gas liquids and natural gas that geological and engineering data demonstrate with reasonable certainty are recoverable from known reservoirs under existing economic and operating conditions. Proved developed reserves are those volumes expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves are those volumes expected to be recovered as a result of making additional investment by drilling new wells on acreage offsetting productive units or recompleting existing wells.

                GOODRICH PETROLEUM CORPORATION AND SUBSIDIARIES

 Schedule 3 -- Standardized Measure of Discounted Future Net Cash Flows to Proved Oil and Gas Reserves

     SFAS No. 69 requires calculation of future net cash flows using a ten percent annual discount factor and year end prices, costs, and statutory tax rates, except for known future changes such as contracted prices and legislated tax rates.

     The calculated value of proved reserves is not necessarily indicative of either fair market value or present value of future cash flows because prices, costs, and governmental policies do not remain static; appropriate discount rates may vary; and extensive judgment is required to estimate the timing of production. Other logical assumptions would likely have resulted in significantly different amounts. Average crude oil prices received for oil and the average price received by well for natural gas, effective at the end of the year, were used for this calculation, and were $17.90 per Bbl and $2.01 per Mcf, respectively.

     No income tax effect has been provided in the amounts below as of December 31, 1994 and 1993 due to the fact La/Cal was a partnership with all income taxes being the responsibility of the partners themselves.

     Schedule 3 also presents a summary of the principal reasons for change in the standard measure of discounted future net cash flows for each of the three years in the period ended December 31, 1995.

SCHEDULE 1 -- ESTIMATED NET PROVED GAS RESERVES (MCF)

                                                             YEAR ENDED DECEMBER 31,
                                                     ----------------------------------------
                                                        1995           1994           1993
                                                     ----------     ----------     ----------
    Proved:
      Balance, beginning of period.................  21,983,004     17,550,038      9,313,693
      Revisions of previous estimates..............  (5,727,528)      (702,870)      (653,255)
      Purchase of minerals in place................   5,324,607      4,380,429      3,769,789
      Extensions, discoveries, and other
         additions.................................     375,800      3,141,537      6,041,157
      Production...................................  (2,213,923)    (2,386,130)      (921,346)
      Sales of minerals in place...................    (854,771)            --             --
                                                     ----------     ----------     ----------
      Balance, end of period.......................  18,887,189     21,983,004     17,550,038
                                                     ==========     ==========     ==========
    Proved developed:
      Beginning of period..........................  18,839,882     13,729,911      8,026,445
      End of period................................  13,815,905     18,839,882     13,729,911

SCHEDULE 2 -- ESTIMATED NET PROVED OIL RESERVES (BARRELS)

                                                             YEAR ENDED DECEMBER 31,
                                                     ----------------------------------------
                                                        1995           1994           1993
                                                     ----------     ----------     ----------
    Proved:
      Balance, beginning of period.................     523,722        209,941         68,796
      Revisions of previous estimates..............    (236,934)       (23,246)        51,806
      Purchase of minerals in place................     938,465         47,482         37,106
      Extensions, discoveries, and other
         additions.................................       3,389        326,033         59,463
      Production...................................    (102,731)        36,488         (7,230)
      Sale of minerals in place....................    (185,764)            --             --
                                                     ----------     ----------     ----------
      Balance, end of period.......................     940,147        523,722        209,941
                                                     ----------     ----------     ----------
    Proved, developed:
      Beginning of period..........................     504,908        174,641         30,179
      End of period................................     920,557        504,908        174,641

                GOODRICH PETROLEUM CORPORATION AND SUBSIDIARIES

SCHEDULE 3 -- STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATED TO PROVED OIL AND GAS RESERVES

                                                                   DECEMBER 31,
                                                     ----------------------------------------
                                                        1995           1994           1993
                                                     ----------     ----------     ----------
                                                                  (IN THOUSANDS)
    Future cash inflows............................  $   51,615         44,878         38,098
    Future production and development cost.........      (8,267)        (3,803)        (2,765)
    Future income tax expense......................      (4,150)            --             --
                                                     ----------     ----------     ----------
    Future net cash flows before income tax
      expense......................................      39,198         41,075         35,333
    10% annual discount for estimated timing of
      cash flows...................................     (12,316)       (13,559)       (13,900)
                                                     ----------     ----------     ----------
    Standardized measure of discounted future net
      cash flows...................................  $   26,882         27,516         21,433
                                                     ==========     ==========     ==========

     Principal sources of change in the standardized measure of discounted net cash flows for the years shown:

                                                                YEAR ENDED DECEMBER 31,
                                                            -------------------------------
                                                             1995        1994        1993
                                                            -------     -------     -------
                                                                    (IN THOUSANDS)
    Net changes in prices and production cost, including
      excise taxes........................................  $   829     $(2,978)    $   840
    Sales and transfers of oil and gas produced, net of
      production costs....................................   (4,448)     (4,312)     (1,676)
    Net change due to revisions, extensions, and
      discoveries(1)......................................   (8,327)      4,662       6,899
    Net change due to purchase and sales of
      minerals-in-place...................................   11,090       5,105       4,549
    Development cost incurred during the period...........      531       1,600         718
    Net change in income taxes............................   (3,475)         --          --
    Accretion of discount.................................    2,752       2,143         931
    Change in production rates (timing) and other.........      414        (137)       (141)
                                                            --------    --------    --------
                                                                 --          --          --
                                                            $  (634)    $ 6,083     $12,120
                                                            ==========  ==========  ==========

---------------

(1) The reduction in the standardized measure of discounted net cash flows for revisions, extensions and discoveries is primarily due to revised estimates of eventual volumes of oil and gas reserves related to two wells in one field and three wells in another field. Such revisions were the result of re-evaluations based largely on actual production performance of those wells during 1995.

                          INDEPENDENT AUDITORS' REPORT

THE PARTNERS OF LA/CAL ENERGY PARTNERS:

     We have audited the accompanying statement of revenues and direct operating expenses of the Properties Contributed to La/Cal Energy Partners for the period from January 1, 1993 through July 14, 1993. This financial statement is the responsibility of the management of the owners of the properties. Our responsibility is to express an opinion on this statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying statement of revenues and direct operating expenses was prepared for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission and are not intended to be a complete financial presentation of the Properties Contributed to La/Cal Energy Partners.

     In our opinion, such statement of revenues and direct operating expenses presents fairly, in all material respects, the revenues and direct operating expenses of the Properties Contributed to La/Cal Energy Partners as described in the note to the statement for the period from January 1, 1993 through July 14, 1993, in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Shreveport, Louisiana
March 31, 1995

                PROPERTIES CONTRIBUTED TO LA/CAL ENERGY PARTNERS

              STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES

                                                                              PERIOD FROM
                                                                            JANUARY 1, 1993
                                                                                THROUGH
                                                                             JULY 14, 1993
                                                                            ---------------
    Revenues -- oil and gas sales.........................................     $ 946,939
    Direct operating expenses -- lease operating expenses and production
      and property taxes..................................................       136,808
                                                                                --------
    Excess of revenues over direct operating expenses.....................     $ 810,331
                                                                                ========

(1) BASIS OF PRESENTATION

     The statement of revenues and direct operating expenses ("Statement") was prepared from historical accounting records related to the properties. The revenues and direct operating expenses relate to the net working interest in the properties of their owners who ultimately contributed such properties to La/Cal Energy Partners on July 15, 1993. Lease operating expenses include labor, repairs and maintenance, fuel consumed and supplies utilized to operate and maintain the wells and related equipment and facilities. The Statement does not include general and administrative expenses, interest or provisions for depreciation, depletion, amortization and dismantlement costs, or income taxes.

     Complete financial statements, including balance sheets, are not presented as the properties were not maintained as a separate business unit and assets, liabilities or indirect operating costs applicable to the properties were not segregated. It is not practicable to identify all assets, liabilities, or indirect operating costs (including general and administrative expenses) applicable to the properties.

(2) EXPLORATION AND DEVELOPMENT COSTS (UNAUDITED)

     The amount of exploration and development costs for the properties for the period from January 1, 1993 through July 14, 1993 was $503,772.

                          INDEPENDENT AUDITORS' REPORT

THE PARTNERS OF LA/CAL ENERGY PARTNERS II:

     We have audited the accompanying balance sheet of La/Cal Energy Partners II as of December 31, 1995, and the related statements of operations, partners' capital (deficit), and cash flows for the period from July 7, 1995 (inception) through December 31, 1995. These statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of La/Cal Energy Partners II as of December 31, 1995, and the results of its operations and its cash flows for the period from July 7, 1995 (inception) through December 31, 1995, in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Shreveport, Louisiana
September 25, 1996

                           LA/CAL ENERGY PARTNERS II

                                 BALANCE SHEETS
                    SEPTEMBER 30, 1996 AND DECEMBER 31, 1995



                                                                    SEPTEMBER 30,     DECEMBER 31,
                                                                        1996              1995
                                                                    -------------     ------------
                                                                     (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash............................................................   $    505,497     $    161,396
  Accrued oil and gas revenues receivable.........................        522,086          581,678
                                                                      -----------      -----------
          TOTAL CURRENT ASSETS....................................      1,027,583          743,074
PROPERTY AND EQUIPMENT:
  Producing leasehold costs (successful efforts method)...........      3,657,211        2,215,999
  Lease and well equipment........................................        696,454          514,525
                                                                      -----------      -----------
                                                                        4,353,665        2,730,524
  Less accumulated depreciation and depletion.....................        393,932          112,279
                                                                      -----------      -----------
          Net property and equipment..............................      3,959,733        2,618,245
Organizational cost, at amortized cost............................         26,466           31,759
Deferred financing cost, at amortized cost........................        240,000          288,000
                                                                      -----------      -----------
          TOTAL ASSETS............................................   $  5,253,782     $  3,681,078
                                                                      ===========      ===========
LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
CURRENT LIABILITIES:
  Current portion of long-term debt...............................   $  1,473,935     $    887,542
  Accrued expenses and other current liabilities..................         71,540           69,890
                                                                      -----------      -----------
          TOTAL CURRENT LIABILITIES...............................      1,545,475          957,432
Long-term debt, excluding current portion.........................      6,380,386        3,842,000
                                                                      -----------      -----------
          TOTAL LIABILITIES.......................................      7,925,861        4,799,432
Partners' capital (deficit).......................................     (2,672,079)      (1,118,354)
                                                                      -----------      -----------
          TOTAL LIABILITIES AND PARTNERS' DEFICIT.................   $  5,253,782     $  3,681,078
                                                                      ===========      ===========

                See accompanying notes to financial statements.

                           LA/CAL ENERGY PARTNERS II

                            STATEMENTS OF OPERATIONS

                                                                                       PERIOD FROM
                                                                                       JULY 7, 1995
                                                                      NINE MONTHS      (INCEPTION)
                                                                         ENDED           THROUGH
                                                                     SEPTEMBER 30,     DECEMBER 31,
                                                                         1996              1995
                                                                     -------------     ------------
                                                                      (UNAUDITED)
REVENUES:
  Oil and gas sales................................................   $ 2,390,064       $1,063,318
  Interest.........................................................         8,405           10,303
                                                                      -----------       ----------
          Total revenues...........................................     2,398,469        1,073,621
EXPENSES:
  Lease operating expense and production taxes.....................       377,328          169,484
  Depreciation, depletion, and amortization........................       286,946          115,808
  General and administrative.......................................        48,599            3,557
  Interest.........................................................       579,321          261,499
                                                                      -----------       ----------
          Total expenses...........................................     1,292,194          550,348
                                                                      -----------       ----------
          Net income...............................................   $ 1,106,275       $  523,273
                                                                      ===========       ==========

                See accompanying notes to financial statements.

                           LA/CAL ENERGY PARTNERS II

                   STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)

                                                                                      PERIOD FROM
                                                                                      JULY 7, 1995
                                                                                      (INCEPTION)
                                                                NINE MONTHS ENDED       THROUGH
                                                                  SEPTEMBER 30,       DECEMBER 31,
                                                                      1996                1995
                                                                -----------------     ------------
                                                                   (UNAUDITED)
BALANCE AT BEGINNING OF PERIOD................................     $(1,118,354)       $        -0-
  Capital contributions.......................................              --           1,958,373
  Capital distributions.......................................      (2,660,000)         (3,600,000)
  Net income..................................................       1,106,275             523,273
                                                                   -----------         -----------
BALANCE AT END OF PERIOD......................................     $(2,672,079)       $ (1,118,354)
                                                                   ===========         ===========

                See accompanying notes to financial statements.

                           LA/CAL ENERGY PARTNERS II

                            STATEMENTS OF CASH FLOWS




                                                                                        PERIOD FROM
                                                                                        JULY 7, 1995
                                                                                        (INCEPTION)
                                                                    NINE MONTHS           THROUGH
                                                                       ENDED            DECEMBER 31,
                                                                SEPTEMBER 30, 1996         1995
                                                                -------------------    ------------
                                                                    (UNAUDITED)
Cash flows from operating activities:
  Net income..................................................      $ 1,106,275         $    523,273
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation, depletion, and amortization................          286,946              115,808
     Amortization of deferred financing costs.................           48,000               32,000
     Decrease (Increase) in accrued oil and gas receivable....           59,592             (581,678)
     Increase in accrued expenses and other current
       liabilities............................................            1,650               69,890
                                                                    -----------          -----------
          Net cash provided by operating activities...........        1,502,463              159,293
                                                                    -----------          -----------
Cash flows from investing activities:
  Capital expenditures........................................       (1,623,141)          (1,320,781)
  Organizational costs incurred...............................               --              (35,288)
                                                                    -----------          -----------
          Net cash used by investing activities...............       (1,623,141)          (1,356,069)
                                                                    -----------          -----------
Cash flows from financing activities:
  Proceeds from long-term debt................................        4,173,158            5,200,000
  Payments on long-term debt..................................       (1,048,379)            (470,458)
  Capital contributions.......................................               --              228,630
  Capital distributions.......................................       (2,660,000)          (3,600,000)
                                                                    -----------          -----------
          Net cash provided by financing activities...........          464,779            1,358,172
                                                                    -----------          -----------
Net increase in cash..........................................          344,101              161,396
Cash at beginning of period...................................          161,396                   --
                                                                    -----------          -----------
Cash at end of year...........................................          505,497              161,396
                                                                    ===========          ===========
Supplemental cash flow information:
  Interest paid during period.................................      $   526,993         $    224,244
  Noncash investing and financing activities:
     Contribution of property and equipment...................      $        --            1,729,743
     Contribution of net current assets.......................               --              228,630
     Deferred financing cost..................................               --              320,000

                See accompanying notes to financial statements.

                           LA/CAL ENERGY PARTNERS II

                         NOTES TO FINANCIAL STATEMENTS

(1) ORGANIZATION AND BASIS OF PRESENTATION

     La/Cal Energy Partners II ("La/Cal II") was formed on July 7, 1995, as a general partnership pursuant to the laws of the State of Louisiana, for the purpose of engaging in the domestic exploration for oil and gas reserves primarily in the States of Louisiana and Texas. Under the provisions of the Agreement of Partnership (the "Partnership Agreement"), the business of La/Cal II is to acquire interests in leases within a defined program area in Louisiana and certain railroad districts in East Texas (as amended from time to time) and drill primarily development wells. La/Cal II can also engage in the development, production, and sale of any commercial accumulations of oil and gas discovered.

     Profits, losses, and distributable cash are allocated to the individual partners as defined in the Partnership Agreement.

     With respect to the financial statements as of and for the nine months ended September 30, 1996, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to rules and regulations of the Securities and Exchange Commission; however, the Partnership believes the disclosures which are made are adequate to make the information presented not misleading.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Property and Equipment -- La/Cal II uses the successful efforts method of accounting for exploration and development expenditures.

     Leasehold acquisition costs are capitalized. When proved reserves are found on an undeveloped property, leasehold cost is reclassified to proved properties. Significant undeveloped leases are reviewed periodically, and a valuation allowance is provided for any estimated decline in value. Cost of all other undeveloped leases is amortized over the estimated average holding period of the leases.

     Costs of exploratory drilling are initially capitalized, but if proved reserves are not found, the costs are subsequently expensed. All other exploratory costs are charged to expense as incurred. Development costs are capitalized, including the cost of unsuccessful development wells.

     During the fourth quarter of 1995, La/Cal II adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. Under SFAS No. 121, an impairment is determined to have occurred and a loss is recognized when the net of future cash inflows expected to be generated by an identifiable long-lived asset and cash outflows expected to be required to obtain those cash inflows is less than the carrying value of the asset. The Partnership performs this comparison for its oil and gas properties on a field-by-field basis. There was no impact on the financial statements upon the adoption of the new standard.

     Prior to the adoption of SFAS 121, undiscounted future net revenues were compared annually to net capitalized cost of proved properties to determine if an impairment has occurred in the amount capitalized.

     Depreciation and depletion of producing oil and gas properties are provided under the unit-of-production method. Developed reserves are used to compute unit rates for unamortized tangible and intangible development costs, and proved reserves are used for unamortized leasehold costs. Estimated dismantlement, abandonment, and site restoration costs, net of salvage value, are considered in determining depreciation and depletion provisions.

     Gains and losses on disposals or retirements that are significant or include an entire depreciable or depletable property unit are included in income. All other dispositions, retirements, or abandonments are reflected in accumulated depreciation, depletion, and amortization.

                           LA/CAL ENERGY PARTNERS II

     Organizational and Deferred Financing Costs -- Organizational costs include professional fees and other costs associated with the formation of La/Cal II. Such costs are being amortized over a five-year period on a straight-line basis. Organization costs at December 31, 1995, are presented net of accumulated amortization of $3,529.

     Deferred financing costs represent the net present value of the overriding royalty interest given to the purchaser of the general obligation notes as consideration for the purchase of the notes. Such costs are being amortized over the life of the note agreement and are included in interest expense in the statements of operations. Deferred financing costs at December 31, 1995, are presented net of accumulated amortization of $32,000.

     Income Taxes -- The federal income tax effect of La/Cal II activities has not been reflected in the financial statements since such taxes are the responsibility of the individual Partners. At December 31, 1995, the book basis of La/Cal II's net assets exceeded their tax basis by $2,765,848.

     Use of Estimates -- Management of the Partnership has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     Financial Instruments -- Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires that the Partnership disclose estimated fair values for its financial instruments. Fair value estimates are set forth below for the Partnership's financial instruments:

     - Long-term debt -- Management estimates that rates currently available to the Partnership for debt with similar terms and remaining maturities are not substantially different than the terms of its outstanding long-term debt; accordingly, estimated fair value is equal to current carrying amount.

     - Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and other current liabilities -- The carrying amounts approximate fair value because of the short maturity of those instruments.

     The fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(3) LONG-TERM DEBT

     Pursuant to the terms of the Note Purchase Agreement ("Note Agreement"), the purchaser is to make advances to the Partnership as determined by the Reserve Base defined in the Note Agreement. The notes consist of 10% Senior Secured General Obligation Notes (principal amount of $5,200,000) and 12% Senior Secured General Obligation Notes (principal amount of $10,000,000). Advances under the Note Agreement bear interest at either 10% or 12%. Principal and interest is payable in monthly installments of 75% of the Net Proceeds of Production, as defined in the Note Agreement, provided that the maximum principal amount outstanding does not exceed a predetermined amount as noted in the Agreement. The final monthly installment is due and payable by July 1, 2000. Principal amount outstanding at December 31, 1995, was $4,729,542 and represents advances under the 10% notes.

     As security for the payment of the notes and the performance of the obligation of the Partnership, the Partnership has pledged as collateral substantially all oil, gas, or mineral leases or subleases owned or which may be acquired; present and future buildings, improvements, and tangible property situated upon the mortgaged property; all oil, gas, and other minerals produced, saved, or sold from the mortgaged property; and

                           LA/CAL ENERGY PARTNERS II
two demand deposit accounts maintained by the Partnership at a bank. The balances in these two demand deposit accounts totaled $160,489 at December 31, 1995.

     In addition, the partners conveyed to the purchasers a 5% overriding royalty interest (ORRI) in each of the mortgaged oil and gas properties effective May 1, 1995, subject to later adjustment as provided in the Agreement. Estimated present value of such ORRI was $320,000 and was recorded as a deferred financing cost and as a reduction of producing leasehold costs.

     None of the general partners of the Partnership have any obligation or liability whatsoever for their share of the obligations or liabilities for the repayment of the notes; provided, however, that a partner is liable for any loss, cost, or expense which results directly from such partner's fraud, a willful material misrepresentation made in the transaction documents; the failure to deliver first and valid security interest of the mortgaged oil and gas property contributed by the partner; or the failure to deliver a first and valid security interest of such partner's share of the Partnership.

     Maturities of long-term debt as of December 31, 1995 are based upon the corresponding maximum principal amount that can be outstanding for the relevant future repayment dates as stated in the Note Agreement and are as follows:

            1996.....................................................  $  887,542
            1997.....................................................   1,192,000
            1998.....................................................   1,169,000
            1999.....................................................   1,060,000
            2000.....................................................     421,000

(4) PARTNERS' CAPITAL (DEFICIT)

     Pursuant to the terms of the Partnership Agreement, the term of La/Cal II exists for ten years unless sooner terminated in accordance with terms in the Partnership Agreement, or unless extended beyond such period by the unanimous consent of La/Cal II Partners.

     The Partners contributed and conveyed to La/Cal II certain undivided mineral interests including developed leasehold cost and existing oil and/or gas wells, together with appurtenant production facilities (historical cost basis of $1,729,743 at La/Cal II's inception). Also contributed were net current assets of $228,630.

     From time to time the Partners may be notified of certain additional exploration, development, or recompletion opportunities available to La/Cal II. To the extent that such opportunities require funds above amounts available under the Note Agreement, such funds are to be provided by additional capital contributions from Partners on a pro rata basis based upon each Partner's distributive share. Such additional capital contributions are optional, and no Partner is compelled to pay his pro rata share of such capital contributions.

     The net profits and the net losses of La/Cal II are shared and allocated among the Partners in proportion to their respective distributive shares in La/Cal II. From time to time, as may be determined, cash in excess of the current and projected needs of the La/Cal II are distributed to the Partners according to their respective distributive shares.

                           LA/CAL ENERGY PARTNERS II

(5) PRO FORMA INCOME TAX INFORMATION (UNAUDITED)

     As described in note 2, no provision for income taxes for La/Cal II is included in the statements of operations due to the tax effect of Partnership activities being the responsibility of the individual Partners.

     At December 31, 1995, the book basis of La/Cal II's net assets exceeded their tax basis by $2,765,848 which would have resulted in a deferred income tax liability of approximately $1,078,681 if La/Cal II had been a taxable entity. The pro forma tax effects of the temporary differences comprising this amount are as follows at December 31, 1995:

    Property and equipment -- principally due to
      accumulated depletion and depreciation..................  $  879,084

    Cash to accrual differences...............................     199,597
                                                                ----------
                                                                $1,078,681
                                                                ==========

(6) NATURAL GAS AND CRUDE OIL COST DATA AND RESULTS OF OPERATIONS.

     The following reflects La/Cal II's capitalized costs related to natural gas and oil activities at December 31, 1995:

    Producing leasehold costs (including work-in-progress)....  $2,215,999
    Lease and well equipment..................................     514,525
                                                                ----------
                                                                 2,730,524
    Less accumulated depreciation and depletion...............     112,279
                                                                ----------
      Net property and equipment..............................  $2,618,245
                                                                ==========

     The following table reflects certain data with respect to natural gas and oil property acquisitions, exploration and development activities:

                                                                PERIOD FROM
                                                                JULY 7, 1995
                                                                   THROUGH
                                                                 DECEMBER 31,
                                                                     1995
                                                                -------------
    Acquisition of proved properties.........................   $        --
    Exploration costs........................................            --
    Development costs........................................     1,320,781

     Results of operations for natural gas and oil producing activities follow:

                                                                PERIOD FROM
                                                                JULY 7, 1995
                                                                   THROUGH
                                                                DECEMBER 31,
                                                                    1995
                                                                ------------
    Sales to unaffiliated customers..........................   $ 1,063,318
    Production costs (lease operating expense and taxes).....       169,484
    Exploration expenses.....................................            --
    Depreciation, depletion and amortization.................       112,279
                                                                -----------
                                                                $   781,555
                                                                ===========

                           LA/CAL ENERGY PARTNERS II

(7) RELATED PARTY TRANSACTIONS

     La/Cal II does not have any employees and is dependent on Goodrich Oil Company to provide substantially all management of oil and gas operations and administrative functions. Since inception La/Cal II has not paid Goodrich Oil Company for such services. Goodrich Oil Company is the operator of record of the majority of the oil and gas properties in which La/Cal II has an interest and owns joint interests in such properties.

     Goodrich Oil Company is wholly-owned by Henry Goodrich who is a La/Cal II partner and a member of the management committee of the Partnership.

(8) CONCENTRATIONS OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

     Due to the nature of the industry La/Cal II sells its production to a limited number of purchasers and accordingly amounts receivable from such purchasers could be significant. During the period from July 7, 1995 through December 31, 1995 La/Cal II sold a significant amount of its production to three purchasers. Sales as a percent of oil and gas sales revenue to these purchasers were as follows:

                                                                  PERIOD FROM
                                                                  JULY 7, 1995
                                                                    THROUGH
                                                                  DECEMBER 31,
                                                                      1995
                                                                  -------------
    Seaber Corporation of Louisiana..............................     47%
    Texaco Trading and Transportation, Inc.......................     28%
    EOTT Energy Operating Ltd. Partnership.......................     22%

(9) SUBSEQUENT EVENT (UNAUDITED)

     On October 22, 1996, La/Cal II entered into an exchange agreement with Goodrich Petroleum Corporation, a New York Stock Exchange listed public company whereby La/Cal II would contribute its oil and gas property and related assets to Goodrich Petroleum Corporation in exchange for a combination of cash, preferred stock and the assumption of La/Cal II's debt. The proposed transaction has been approved by the Board of Directors of Goodrich Petroleum Corporation and the Management Committee of La/Cal II and is subject to certain approvals by the stockholders of Goodrich Petroleum and the partners as well as other customary conditions and approvals. A meeting of the Partnership has been called to approve the terms of the exchange agreement. Additionally, the Partnership will vote to approve the dissolution of the Partnership subsequent to the exchange agreement transactions.

                           LA/CAL ENERGY PARTNERS II

                  SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                  (UNAUDITED)

     The supplemental oil and gas reserve information that follows relates to the properties contributed to La/Cal II by its Partners prior to formation (the period from January 1, 1995 through July 7, 1995 and years ended December 31, 1994 and 1993) and properties owned by La/Cal II subsequent to formation (period from July 7, 1995 through December 31, 1995). For comparative purposes the supplemental oil and gas information for 1995 is presented on a combined basis for the properties contributed to La/Cal II subsequent to inception. All of La/Cal II's reserves are located in the continental United States.

     The following schedules are presented in accordance with Statement of Financial Accounting Standards No. 69 (SFAS No. 69), Disclosures about Oil and Gas Producing Activities. The schedules provide users with a common base for preparing estimates of future cash flows and comparing reserves among companies. Additional background information follows concerning the schedules.

  Schedules 1 and 2 -- Estimated Net Proved Oil and Gas Reserves

     Reserves of crude oil, condensate, and natural gas liquids and natural gas were evaluated by independent reserve engineers as of March 1, 1995 and November 1, 1995. Estimated reserve information for the years ended December 31, 1995, 1994 and 1993 were estimated by the Partnership based on those evaluations.

     Many assumptions and judgmental decisions are required to estimate reserves. Quantities reported are considered reasonable, but they are subject to future revisions, some of which may be substantial, as additional information becomes available. Such additional knowledge may be gained as the result of reservoir performance, new geological and geophysical data, additional drilling, technological advancements, price changes, and other factors.

     Regulations published by the Securities and Exchange Commission define proved reserves as those volumes of crude oil, condensate, and natural gas liquids that geological and engineering data demonstrate with reasonable certainty are recoverable from known reservoirs under existing economic and operating conditions. Proved developed reserves are those volumes expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves are those volumes expected to be recovered as a result of making additional investment by drilling new wells on acreage offsetting productive units or recompleting existing wells.

  Schedule 3 -- Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

     SFAS No. 69 requires calculation of future net cash flows using a ten percent annual discount factor and year end prices, costs, and statutory tax rates, except for known future changes such as contracted prices and legislated tax rates.

     The calculated value of proved reserves is not necessarily indicative of either fair market value or present value of future cash flows because prices, costs, and governmental policies do not remain static; appropriate discount rates may vary; and extensive judgment is required to estimate the timing of production. Other logical assumptions would likely have resulted in significantly different amounts. Average crude oil prices received for oil and the average price received by well for natural gas, effective at the end of the year, were used for this calculation and were $16.10 per Bbl and $2.26 per Mcf at December 31, 1995 and $13.85 per Bbl and $1.63 per Mcf at December 31, 1994, and $12.21 per Bbl and $2.52 per Mcf at December 31, 1993.

     Schedule 3 also presents a summary of the principal reasons for change in the standard measure of discounted future net cash flows for each of the three years in the period ended December 31, 1995.

                           LA/CAL ENERGY PARTNERS II

                  SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                  (UNAUDITED)

SCHEDULE 1 -- ESTIMATED NET PROVED GAS RESERVES (MCF)

                                                                   YEAR ENDED DECEMBER 31,
                                                             -----------------------------------
                                                               1995          1994         1993
                                                             ---------     ---------     -------
Balance, beginning of period...............................  5,385,000       820,000          --
Revision of previous estimates.............................   (236,000)           --          --
Purchase of minerals in place..............................         --            --          --
Extensions, discoveries, and other additions...............         --     4,741,000     832,000
Production.................................................   (474,000)     (176,000)    (12,000)
                                                             ---------     ---------     -------
Balance, end of period.....................................  4,675,000     5,385,000     820,000
                                                             =========     =========     =======
Proved Developed:
  Beginning of period......................................  5,265,000       700,000          --
  End of period............................................  4,555,000     5,265,000     700,000

SCHEDULE 2 -- ESTIMATED NET PROVED OIL RESERVES (BARRELS)

                                                                   YEAR ENDED DECEMBER 31,
                                                             -----------------------------------
                                                               1995          1994         1993
                                                             ---------     ---------     -------
Balance, beginning of period...............................  1,412,000       628,000          --
Revision of previous estimates.............................    124,000            --          --
Purchase of minerals in place..............................         --            --          --
Extensions, discoveries, and other additions...............         --       832,000     632,000
Production.................................................    (55,000)      (48,000)     (4,000)
                                                             ---------     ---------     -------
Balance, end of period.....................................  1,481,000     1,412,000     628,000
                                                             =========     =========     =======
Proved Developed:
  Beginning of period......................................  1,292,000       508,000          --
  End of period............................................  1,361,000     1,292,000     508,000

SCHEDULE 3 -- STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES

                                                                    AS OF DECEMBER 31,
                                                         ----------------------------------------
                                                            1995            1994          1993
                                                         -----------     ----------     ---------
Future cash inflows....................................  $34,384,000     28,344,000     9,742,000
Future production and development cost.................    4,684,000      4,106,000     2,542,000
Future income tax expense(1)...........................           --             --            --
                                                         -----------     ----------     ---------
Future net cash flows..................................   29,700,000     24,238,000     7,200,000
10% annual discount for estimated timing of cash
  flows................................................   12,971,000     11,441,000     3,183,000
                                                         -----------     ----------     ---------
Standardized measure of discounted future net cash
  flows................................................  $16,729,000     12,797,000     4,017,000
                                                         ===========     ==========     =========

     Principal sources of change in the standardized measure of discounted future net cash flows for the years shown:

                                                              YEAR ENDED DECEMBER 31,
                                                      ---------------------------------------
                                                         1995           1994          1993
                                                      -----------     ---------     ---------
    Net changes in prices and production cost,
      including excise taxes........................  $ 3,033,000      (179,000)      593,000
    Sales and transfers of oil and gas produced, net
      of production costs...........................   (1,479,000)     (871,000)      (60,000)
    Net change due to revisions, extensions, and
      discoveries...................................      475,000     8,513,000     3,452,000
    Net change due to purchase of
      minerals-in-place.............................           --            --            --
    Development cost incurred during the period.....      462,000       400,000            --
    Accretion of discount...........................    1,280,000       402,000            --
    Change in production rates (timing) and other...      161,000       515,000        31,000
                                                      -----------     ---------     ---------
                                                      $ 3,932,000     8,780,000     4,016,000
                                                      ===========     =========     =========

---------------

(1) La/Cal II has operated as a partnership since formation and accordingly has not directly paid income taxes. Prior to the formation of La/Cal II the properties were owned individually by the La/Cal II Partners and accordingly the Partners were responsible for income taxes. Accordingly for purposes of this presentation future income tax expense related to pre tax cash flows have not been reflected.

                          INDEPENDENT AUDITORS' REPORT

THE PARTNERS OF LA/CAL ENERGY PARTNERS II:

     We have audited the accompanying statements of revenues and direct operating expenses of the Properties Contributed to La/Cal Energy Partners II for the period from January 1, 1995 through July 6, 1995 and the years ended December 31, 1994 and 1993. These statements are the responsibility of the management of the owners of the properties. Our responsibility is to express an opinion on these statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the statements of revenues and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying statements of revenues and direct operating expenses were prepared for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission and are not intended to be a complete financial presentation of the Properties Contributed to La/Cal Energy Partners II.

     In our opinion, such statements of revenues and direct operating expenses present fairly, in all material respects, the revenues and direct operating expenses of the Properties Contributed to La/Cal Energy Partners II as described in Note 1 for the period from January 1, 1995 through July 6, 1995, and the years ended December 31, 1994 and 1993 in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Shreveport, Louisiana
September 25, 1996

              PROPERTIES CONTRIBUTED TO LA/CAL ENERGY PARTNERS II

              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

                                                             PERIOD FROM
                                                           JANUARY 1, 1995    YEAR ENDED     YEAR ENDED
                                                           THROUGH JULY 7,   DECEMBER 31,   DECEMBER 31,
                                                                1995             1994           1993
                                                           ---------------   ------------   ------------
Revenues -- Oil and Gas Sales............................     $ 658,382       $1,057,219      $ 73,797
Direct Operating Expenses -- lease operating and
  production taxes.......................................        72,830          186,391        14,166
                                                               --------       ----------       -------
Excess of revenues over direct operating expenses........     $ 585,552       $  870,828      $ 59,631
                                                               ========       ==========       =======

(1) BASIS OF PRESENTATION

     The statements of revenues and direct operating expenses ("Statements") were prepared from historical accounting records related to the properties and are presented on the accrual basis of accounting. The revenues and direct operating expenses relate to the net working interest in the properties of their owners who ultimately contributed such properties to La/Cal Energy Partners II. Lease operating expenses include labor, repairs and maintenance, fuel consumed and supplies utilized to operate and maintain the wells and related equipment and facilities. The Statements do not include general and administrative expenses, interest or provisions for depreciation, depletion, amortization and dismantlement costs, or income taxes.

     Complete financial statements, including balance sheets, are not presented as the properties were not maintained as a separate business unit and assets, liabilities, or indirect operating costs applicable to the properties were not segregated. It is not practicable to identify all assets, liabilities, or indirect operating costs (including general and administrative expenses) applicable to the properties.

(2) EXPLORATION AND DEVELOPMENT COSTS (UNAUDITED)

     The amount of exploration and development costs for the properties for the period from January 1, 1995 through July 7, 1995, the year ended December 31, 1994 and the year ended December 31, 1993 were $74,317, $855,111 and $1,160,669, respectively.

                    SMYTH 35-1, HEBERT #1 AND WARMINSTER #1

         COMBINING STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES
                    THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                                  (UNAUDITED)

                                                    SMYTH 35-1   HEBERT #1   WARMINSTER #1   COMBINED
                                                    ----------   ---------   -------------   --------
Revenues -- Oil and Gas Sales.....................   $326,633    $ 271,396     $ 141,090     $739,119
Direct Operating Expenses -- lease operating and
  production taxes................................     39,690       28,329        28,602       96,622
                                                     --------     --------      --------     --------
Excess of revenues over direct operating
  expenses........................................   $286,943    $ 243,067     $ 112,488     $642,497
                                                     ========     ========      ========     ========

(1) BASIS OF PRESENTATION

     The combining statement of revenues and direct operating expenses ("Statement") was prepared from historical accounting records related to properties and is presented on the accrual basis of accounting. The revenues and direct operating expenses relate to the net working interests in the properties of selected owners who have indicated a desire to offer their net interests for sale to Goodrich Petroleum Corporation (See Subsequent Event below). Lease operating expenses include labor, repairs and maintenance, fuel consumed and supplies utilized to operate and maintain the well and related equipment and facilities. The Statement does not include general and administrative expenses, interest or provisions for depreciation, depletion, amortization and dismantlement costs, or income taxes.

     Complete financial statements, including balance sheets, are not presented as the properties were not maintained as a separate business unit and assets, liabilities, or indirect operating costs applicable to the properties were not segregated. It is not practicable to identify all assets, liabilities, or indirect operating costs (including general and administrative expenses) applicable to the properties.

(2) EXPLORATION AND DEVELOPMENT COSTS

     The amount of exploration and development costs for the properties for the nine months ended September 30, 1996 was $115,425.

(3) SUBSEQUENT EVENT

     On October 23, 1996, the owners of the working interests presented above entered into an exchange agreement with Goodrich Petroleum Corporation, a New York Stock Exchange Company, whereby the owners would contribute the net assets related to their interests to Goodrich Petroleum Corporation in exchange for a combination of cash and preferred stock. The proposed transaction has been approved by the board of directors of Goodrich Petroleum Corporation and is subject to approval by the individual owners and the stockholders of Goodrich Petroleum Corporation as well as other customary conditions and approvals.

                          INDEPENDENT AUDITORS' REPORT

THE INTEREST OWNERS OF HEBERT #1 AND WARMINSTER #1 PROPERTIES:

     We have audited the accompanying statement of revenues and direct operating expenses of the Hebert #1 and Warminster #1 Properties for the periods from March 1, 1995 and November 1, 1995, through December 31, 1995, respectively. This financial statement is the responsibility of the management of the owners of the properties. Our responsibility is to express an opinion on this statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combining statement of revenues and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying statements of revenues and direct operating expenses was prepared for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission and are not intended to be a complete financial presentation of the Properties presented.

     In our opinion, such statements of revenues and direct operating expenses present fairly, in all material respects, the revenues and direct operating expenses of the Properties as described in Note 1 for the periods from March 1, 1995 and November 1, 1995 through December 31, 1995, respectively, in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Shreveport, Louisiana
September 25, 1996

                    SMYTH 35-1, HEBERT #1 AND WARMINSTER #1

         COMBINING STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                 HEBERT #1
                                            SMYTH 35-1            (DATE OF          WARMINSTER #1
                                             (DATE OF         FIRST PRODUCTION         (DATE OF
                                         FIRST PRODUCTION       NOVEMBER 1,        FIRST PRODUCTION
                                         JANUARY 1, 1996)          1995)            MARCH 1, 1995)      COMBINED
                                         ----------------     ----------------     ----------------     --------
Revenues -- Oil and Gas Sales..........      $     --             $ 24,880             $159,135         $184,015
Direct Operating Expenses -- lease
  operating and production taxes.......            --                2,362               32,125           34,487
                                             --------              -------             --------         --------
Excess of revenues over direct
  operating expenses...................      $     --             $ 22,518             $127,010         $149,528
                                             ========              =======             ========         ========

(1) BASIS OF PRESENTATION

     The combining statement of revenues and direct operating expenses ("Statement") was prepared from historical accounting records related to properties and is presented on the accrual basis of accounting. The revenues and direct operating expenses relate to the net working interests in the properties of selected owners who have indicated a desire to offer their net interests for sale to Goodrich Petroleum Corporation. Lease operating expenses include labor, repairs, and maintenance, fuel consumed and supplies utilized to operate and maintain the well and related equipment and facilities. The Statement does not include general and administrative expenses, interest or provisions for depreciation, depletion, amortization and dismantlement costs, or income taxes.

     Complete financial statements, including balance sheets, are not presented as the properties were not maintained as a separate business unit and assets, liabilities, or indirect operating costs applicable to the properties were not segregated. It is not practicable to identify all assets, liabilities, or indirect operating costs (including general and administrative expenses) applicable to the properties.

(2) EXPLORATION AND DEVELOPMENT COSTS (UNAUDITED)

     The amount of exploration and development costs for the properties for the year ended December 31, 1995 was $996,062.

(3) SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED)

     Supplemental oil and gas reserve information in accordance with Statement of Financial Accounting Standards No. 69, Disclosures about Oil and Gas Producing Activities, is not provided since information is insignificant for these purposes.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Patrick Petroleum Company
Jackson, Michigan

     We have audited the accompanying consolidated balance sheets of Patrick Petroleum Company and subsidiaries as of December 31, 1994 and 1993 and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Patrick Petroleum Company and subsidiaries, as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

     As discussed in Note A to the financial statements, the Company adopted recently issued Statements of Financial Accounting Standards and, accordingly, changed its method of accounting for investment securities in 1994 and its method of accounting for income taxes in 1993.

/s/  DELOITTE & TOUCHE LLP

Detroit, Michigan
March 20, 1995

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                     DECEMBER 31,
                                                                             ----------------------------
                                                                                 1994            1993
                                                                             ------------     -----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents................................................  $    748,811     $   685,654
  Marketable securities (Note B)...........................................     1,434,800
  Accounts receivable:
    Trade, net of allowance................................................       509,136       1,080,103
    Accrued oil and gas revenue............................................       743,401       2,516,252
    Other..................................................................                       350,580
  Prepaid expenses.........................................................        33,421         171,721
  Assets held for sale.....................................................       836,238       1,733,724
                                                                             ------------     -----------
         TOTAL CURRENT ASSETS..............................................  $  4,305,807     $ 6,538,034
OTHER ASSETS (Note B):
  Investments in Penske entities (at cost).................................  $  3,344,954     $ 9,427,700
  Investment in Pecos pipeline, net........................................     2,089,384       2,382,750
  Marketable securities....................................................                       581,050
  Other investments and deferred charge....................................       197,439         679,958
                                                                             ------------     -----------
         TOTAL OTHER ASSETS................................................  $  5,631,777     $13,071,458
PROPERTY AND EQUIPMENT (Notes C, D and E):
  Oil and gas properties (full cost method -- $5,626,003 and $7,096,818
    excluded from amortization in 1994 and 1993, respectively).............  $ 35,885,937     $81,439,407
  Furniture, fixtures and equipment........................................     2,462,062       2,537,955
                                                                             ------------     -----------
                                                                             $ 38,347,999     $83,977,362
  Less accumulated depletion and depreciation..............................    18,882,785      34,104,228
                                                                             ------------     -----------
         TOTAL PROPERTY & EQUIPMENT........................................  $ 19,465,214     $49,873,134
                                                                             ------------     -----------
         TOTAL ASSETS......................................................  $ 29,402,798     $69,482,626
                                                                             ============     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.........................................................  $  2,045,333     $ 3,422,186
  Accrued liabilities......................................................       423,137         711,036
  Deferred revenue.........................................................                       556,784
  Reserve for contingent liabilities (Note J)..............................     1,022,000       1,202,241
  Current portion of long term debt........................................     5,000,000       2,109,651
                                                                             ------------     -----------
         TOTAL CURRENT LIABILITIES.........................................  $  8,490,470     $ 8,001,898
LONG TERM DEBT (Note E):
  Bank debt................................................................                   $11,000,000
  Subordinated Collateralized Notes........................................  $  5,000,000      20,000,000
                                                                             ------------     -----------
         TOTAL LONG-TERM DEBT..............................................  $  5,000,000     $31,000,000
STOCKHOLDERS' EQUITY (Notes E, H and M):
  Preferred stock, par value $1.00 per share; authorized -- 10,000,000;
    issued 1,175,000 (liquidating preference $10 per share, aggregating to
    $11,750,000)...........................................................  $  1,175,000     $ 1,175,000
  Common stock, par value $0.20 per share; authorized 40,000,000
    shares -- issued 19,981,076 in 1994 and 1993...........................     3,996,215       3,996,215
  Additional paid-in capital...............................................    82,088,679      82,088,679
  Retained earnings (deficit)..............................................   (71,494,176)    (56,072,026)
  Unrealized gain on marketable securities.................................       853,750
                                                                             ------------     -----------
                                                                             $ 16,619,468     $31,187,868
Less:
  Treasury stock at cost -- 215,849 shares in 1994 and 1993................  $    707,140     $   707,140
                                                                             ------------     -----------
         TOTAL STOCKHOLDERS' EQUITY........................................  $ 15,912,328     $30,480,728
                                                                             ------------     -----------
         TOTAL LIABILITIES & STOCKHOLDERS' EQUITY..........................  $ 29,402,798     $69,482,626
                                                                             ============     ===========

                See notes to consolidated financial statements.

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                YEAR ENDED DECEMBER 31,
                                                      -------------------------------------------
                                                          1994           1993            1992
                                                      ------------    -----------    ------------
REVENUES:
  Oil and gas sales.................................  $ 11,071,486    $ 9,330,048    $  9,561,068
  Interest and dividend income......................       147,210        691,924         749,195
  Net Gain on sale of investments (Note B)..........     6,447,102      5,095,714           2,460
  Revenue from pipeline system......................     1,111,525        665,949
  Other income......................................       212,084        490,761         149,884
                                                      ------------    -----------    ------------
                                                      $ 18,989,407    $16,274,396    $ 10,462,607
EXPENSES:
  Production taxes..................................  $    844,389    $   584,406    $    683,515
  Lease operating costs.............................     4,076,956      3,113,569       2,317,658
  Depletion, depreciation and amortization..........     6,491,645      5,732,490       5,566,885
  General and administrative (Note L)...............     3,311,240      3,041,014       3,376,820
  Interest..........................................     2,170,478      2,972,116       3,017,369
  Impairment of oil and gas properties and other
     assets (Note D)................................    12,557,652      9,709,000      16,987,859
  Loss on sale of oil and gas properties (Note D)...     2,786,841
                                                      ------------    -----------    ------------
                                                      $ 32,239,201    $25,152,595    $ 31,950,106
LOSS BEFORE EQUITY IN LOSS OF AFFILIATE AND
  EXTRAORDINARY ITEM................................  $(13,249,794)   $(8,878,199)   $(21,487,499)
  Equity in loss of affiliate.......................                     (419,694)       (407,620)
                                                      ------------    -----------    ------------
LOSS BEFORE EXTRAORDINARY ITEM......................  $(13,249,794)   $(9,297,893)   $(21,895,119)
  EXTRAORDINARY ITEM:
     Loss on early extinguishment of debt...........     1,232,356
                                                      ------------    -----------    ------------
NET LOSS............................................  $(14,482,150)   $(9,297,893)   $(21,895,119)
                                                      ============    ===========    ============
NET LOSS PER COMMON SHARE (Note I)..................  $       (.78)   $      (.63)   $      (1.79)
                                                      ============    ===========    ============
WEIGHTED AVERAGE SHARES OUTSTANDING.................    19,765,226     16,133,707      12,401,604
                                                      ============    ===========    ============

                See notes to consolidated financial statements.

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 YEARS ENDED DECEMBER 31, 1994, 1993, AND 1992

                                            COMMON STOCK            PREFERRED STOCK
                                      ------------------------  -----------------------   ADDITIONAL     RETAINED
                                        NUMBER                    NUMBER                   PAID-IN       EARNINGS     TREASURY
                                       OF SHARES    PAR VALUE   OF SHARES    PAR VALUE     CAPITAL      (DEFICIT)       STOCK
                                      -----------  -----------  ----------  -----------  ------------  ------------   ---------
Balance at January 1, 1992..........   12,417,036  $ 2,483,407                           $ 58,079,759  $(23,675,343)  $(707,140)
Issuance of stock:
  for acquisition...................      300,000       60,000                                783,750
  for exercise of stock options.....        1,000          200                                  2,238
Adjustment to valuation allowance
  for marketable equity
  securities........................
Proceeds from issuance of preferred
  stock.............................                             1,175,000  $ 1,175,000     9,332,372
Preferred stock dividend............                                                                       (263,671)
Net loss for the year...............                                                                    (21,895,119)
                                      -----------  -----------  ----------  -----------  ------------  ------------   ---------
Balance at December 31, 1992........   12,718,036  $ 2,543,607   1,175,000  $ 1,175,000  $ 68,198,119  $(45,834,133)  $(707,140)
                                      -----------  -----------  ----------  -----------  ------------  ------------   ---------
Issuance of stock for acquisition...    7,263,040    1,452,608                             13,890,560
Preferred stock dividend............                                                                       (940,000)
Net Loss for the year...............                                                                     (9,297,893)
                                      -----------  -----------  ----------  -----------  ------------  ------------   ---------
Balance at December 31, 1993........   19,981,076  $ 3,996,215   1,175,000  $ 1,175,000  $ 82,088,679  $(56,072,026)  $(707,140)
                                      -----------  -----------  ----------  -----------  ------------  ------------   ---------
Cumulative effect of change in
  accounting for marketable
  securities at January 1, 1994.....
Unrealized depreciation of
  marketable securities available
  for sale..........................
Preferred stock dividend............                                                                       (940,000)
Net Loss for the year...............                                                                    (14,482,150)
                                      -----------  -----------  ----------  -----------  ------------  ------------   ---------
Balance at December 31, 1994........   19,981,076  $ 3,996,215   1,175,000  $ 1,175,000  $ 82,088,679  $(71,494,176)  $(707,140)
                                      ===========  ===========  ==========  ===========  ============  =============  ==========

                                           NET
                                        UNREALIZED
                                      GAIN (LOSS) ON       TOTAL
                                        MARKETABLE     STOCKHOLDERS'
                                        SECURITIES        EQUITY
                                      --------------   -------------
Balance at January 1, 1992..........   $    (22,490)   $  36,158,193
Issuance of stock:
  for acquisition...................                         843,750
  for exercise of stock options.....                           2,438
Adjustment to valuation allowance
  for marketable equity
  securities........................         22,490           22,490
Proceeds from issuance of preferred
  stock.............................                      10,507,372
Preferred stock dividend............                        (263,671)
Net loss for the year...............                     (21,895,119)
                                       -------------   -------------
Balance at December 31, 1992........            -0-    $  25,375,453
                                       -------------   -------------
Issuance of stock for acquisition...                      15,343,168
Preferred stock dividend............                        (940,000)
Net Loss for the year...............                      (9,297,893)
                                       -------------   -------------
Balance at December 31, 1993........            -0-    $  30,480,728
                                       -------------   -------------
Cumulative effect of change in
  accounting for marketable
  securities at January 1, 1994.....      4,051,200        4,051,200
Unrealized depreciation of
  marketable securities available
  for sale..........................     (3,197,450)      (3,197,450)
Preferred stock dividend............                        (940,000)
Net Loss for the year...............                     (14,482,150)
                                       -------------   -------------
Balance at December 31, 1994........   $    853,750    $  15,912,328
                                       =============   =============

                See notes to consolidated financial statements.

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED DECEMBER 31,
                                                   ----------------------------------------------
                                                       1994             1993             1992
                                                   ------------     ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss.........................................  $(14,482,150)    $ (9,297,893)    $(21,895,119)
Adjustments to reconcile net loss to net cash
  provided by operating activities:
  Depletion, depreciation and amortization.......     6,491,645        5,732,491        5,566,885
  Equity in net loss of affiliate................                        419,694          407,620
Dividends from investing activities..............                        (32,000)         (72,000)
Writedown of oil and gas properties and other
  assets.........................................    12,557,652        9,709,000       16,987,859
Extraordinary charge, early extinguishment of
  debt...........................................     1,232,356
(Gain) loss on sale of assets....................    (3,660,261)      (5,666,265)          (2,460)
(Increase) decrease in:
  Accounts receivable............................     2,694,398        1,446,793          (94,887)
  Assets held for sale...........................     1,686,599          371,766
  Prepaid expenses and other.....................       138,300          541,474         (113,624)
  Other investments and deferred charges.........       (66,249)          28,540           61,056
(Decrease) increase in:
  Accounts payable...............................    (1,376,853)      (1,132,711)         396,980
  Accrued liabilities............................      (287,899)      (1,440,510)         139,712
  Deferred revenue...............................      (556,784)         484,534         (449,140)
  Reserve for contingent liabilities.............      (180,241)         452,104          540,009
                                                   ------------     ------------     ------------
Total Adjustments................................  $ 18,672,663     $ 10,914,910     $ 23,368,010
                                                   ------------     ------------     ------------
Net Cash Provided By Operating Activities........  $  4,190,513     $  1,617,017     $  1,472,891
CASH FLOWS FROM INVESTING ACTIVITIES:
Maturities and sales of investments -- net.......  $ 11,745,000     $  6,000,000     $  1,819,960
Purchase of investments..........................                                      (2,116,043)
Proceeds from disposition of properties -- net...    13,637,700       10,601,825          985,917
Acquisition of ANPC (NOTE C).....................       747,201      (10,675,898)
Capital expenditures.............................    (5,168,066)      (7,129,597)     (11,297,093)
                                                   ------------     ------------     ------------
Net Cash Provided by (Used In) Investing
  Activities.....................................  $ 20,961,835     $ (1,203,670)    $(10,607,259)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from bank borrowings....................  $  1,850,600     $ 28,376,000     $  7,073,917
Principal payments on bank borrowings and
  notes..........................................   (24,960,251)     (27,415,459)      (9,000,000)
Charge for early extinguishment of debt..........    (1,039,540)
Proceeds from issuance of common stock...........                                           2,438
Proceeds from issuance of preferred stock........                                      10,507,372
Preferred stock dividend.........................      (940,000)        (940,000)        (263,671)
                                                   ------------     ------------     ------------
  Net Cash (Used In) Provided By Financing
     Activities..................................  $(25,089,191)    $     20,541     $  8,320,056
                                                   ------------     ------------     ------------
  Net Increase (Decrease) In Cash And Cash
     Equivalents.................................  $     63,157     $    433,888     $   (814,312)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR...       685,654          251,766        1,066,078
                                                   ------------     ------------     ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR.........  $    748,811     $    685,654     $    251,766
                                                   ============     ============     ============

                See notes to consolidated financial statements.

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

                                                        1994           1993           1992
                                                     ----------     ----------     ----------
    Cash disbursements for:
      Interest.....................................  $2,392,945     $3,010,040     $2,960,667

SUPPLEMENTAL SCHEDULE OF NON CASH INVESTING AND FINANCING ACTIVITIES:

     On July 29, 1993, the Company acquired the common stock of American National Petroleum Company, Inc. ("ANPC") through the issuance of 7,188,040 shares of the Company's Common Stock (See Note C of Notes To Consolidated Financial Statements). Additionally, in conjunction with this transaction the Company issued 75,000 shares of its common stock to an investment consultant as partial compensation for his assistance in the completion of this acquisition. The following table sets forth the noncash amounts recorded resulting from this transaction:

                                                      INVESTMENT      INVESTMENT IN
                           CASH         CURRENT        IN PECOS        OIL AND GAS        CURRENT      COMMON STOCK
                        EQUIVALENTS      ASSETS        PIPELINE         PROPERTIES      LIABILITIES       ISSUED
                        -----------    ----------    -------------    --------------    -----------    ------------
ANPC Merger...........  $10,619,102    $3,242,815     $ 2,539,000       $2,905,854      $(3,963,603)   $(15,343,168)

     The following table sets forth the summary of the amounts recorded to marketable securities and as a component of stockholders' equity resulting from the adoption of SFAS No. 115 (See Note A).

                                                                                   UNREALIZED
                                                                                    GAIN ON
                                                                    MARKETABLE     MARKETABLE
                                                                    SECURITIES     SECURITIES
                                                                    ----------     ----------
    Marcum Natural Gas Services, Inc..............................   $853,750       $853,750

                See notes to consolidated financial statements.

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (1) Principles of consolidation

     The consolidated financial statements include the accounts of the Company and all of its subsidiaries. All material intercompany profits, transactions, and balances have been eliminated.

  (2) Property and equipment

     The Company follows the full cost method of accounting for oil and gas properties. Accordingly, all external costs associated with the acquisition, exploration, and development of oil and gas reserves are capitalized. Additionally, the Company capitalizes any internal costs that are directly attributable to its acquisition, exploration and development activities. For the years ended December 31, 1994, 1993 and 1992 the amount of internal costs capitalized totalled approximately $1,900,000, $2,100,000 and $2,075,000, respectively.

     The cost of oil and gas properties is accumulated in cost centers on a country by country basis subject to a cost center ceiling (as defined by the Securities and Exchange Commission). Costs to be depreciated or depleted include the Company's estimated participation in drilling in progress and future development costs of proved reserves. The Company's policy is to deplete the cost of oil and gas properties over the estimated useful lives of the assets by application of the gross revenue method using only proved oil and gas reserves. In arriving at depletion rates under the gross revenue method, proved oil and gas reserves are evaluated by an independent engineering firm.

     Impairment is assessed on the cost of investments in unproved properties at least annually. This evaluation considers the probable success of the area, expiration dates on the leases, environmental costs and current drilling environment in the area, the Company's available funds and the current prices for hydrocarbons. Impairment can be determined on individual leases or prospects or for a given area of interest. Once impairment is determined, the costs are included in the full cost pool.

     The Company is not currently, nor for any period presented, subject to significant natural gas imbalances as the majority of production from the Company's significant natural gas properties is marketed in the aggregate, rather than by the individual interest owners.

     Depreciation of furniture, fixtures and equipment is computed using the straight-line method with asset lives ranging from 4 to 10 years.

     The depletion expense per dollar of gross revenue for the Company was $.54 in 1994, $.56 in 1993, and $.54 in 1992.

  (3) Cash and Cash Equivalents

     Cash and cash equivalents include cash on hand, checking accounts, savings accounts and temporary investments with maturities of ninety days or less at date of purchase.

  (4) Marketable Securities

     Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This new accounting standard specifies the accounting and reporting requirements for changes in the fair values of investments in debt and equity securities which have readily determinable fair values. Under SFAS No. 115, these debt and equity securities are segregated into one of the following categories; trading, available-for-sale

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES and held-to-maturity. Trading securities and available-for-sale securities are carried at their fair values. Changes in the fair values of trading securities are recorded in the statement of operations. Changes in the fair values of available-for-sale securities are recorded as a component of stockholders' equity until such securities are sold. Held-to-maturity securities are carried at cost adjusted for amortized premium or discount.

     The Company has classified its marketable securities as "Available for Sale" and, consistent with the provisions of SFAS No. 115, has recorded an unrealized gain of $853,750 in the stockholders' equity section of the balance sheet. Prior to 1994, investment securities were carried at cost.

     The Company determines gains and losses on dispositions of investment securities using the specific identification method. During 1994, there were no sales of such securities by the Company.

  (5) Other Assets

     Investment in Penske Entities

     During 1987 and 1988, the Company acquired approximately 7% of the common stock of Penske Corporation. The purchase price of $6,620,000 approximated the net book value of the shares. Additionally, the Company purchased an interest in Penske Transportation, Inc., one of Penske's major units for $2,807,700 resulting in a total investment in Penske Corporation and Penske Transportation, Inc. of $9,427,700. The Penske entities are privately held and as such no independent market valuation is readily available, accordingly, the Company records such investment at cost.

     Penske Corporation is a privately held diversified transportation services company that is involved in, among other things, truck leasing and rental, heavy duty diesel engine manufacturing and automotive retailing.

     On March 30, 1994, the Company entered into an agreement with Penske to sell 37% of its interest in Penske Corporation and all of its interest in Penske Transportation, Inc. for $12 million with the right to sell (put) the remaining interest to Penske equally over the next five years. Terms call for Penske to pay the Company, upon presentation of each put, an annual amount equal to the greater of $2.4 million or 1.5 times book value of the shares presented. The minimum value if all puts are presented will be an additional $12 million. Penske has the right to call and accelerate the options in the event there is a change in control of the Company during the term of the agreement.

     On April 12, 1994 the Company utilized the proceeds from such sale to prepay $10,000,000 of the Senior Notes secured by the Penske stock. As a result of such transaction, the Company recognized a gain of $6,754,000 on the sale of the stock and incurred penalties of $1,040,000 associated with the prepayment.

     The Company has recorded $836,238 (20% of its Penske investment) as an asset held for sale at December 31, 1994.

     Investment in Pecos Pipeline

     In conjunction with the acquisition of ANPC, discussed in Note C, the Company acquired through Pecos Pipeline & Producing Company ("Pecos"), a subsidiary of ANPC, a 20% interest in a pipeline joint venture. The Company's carrying basis of the investment is at cost and is being amortized over the term of the joint venture using the straight-line method (8 years). At December 31, 1994, accumulated amortization totals $449,616.

     Other Investments and Deferred Charges

     Other investments and deferred charges consist principally of certain debt issue costs associated with the debt discussed in Note E and the Company's net investment in Marcum-Patrick Pipeline Program 1993-1, a limited partnership.

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

     The debt issue costs totalling $130,840, net of accumulated amortization of $445,524, at December 31, 1994, are being amortized over the remaining term of the debt.

  (6) Treasury stock

     The Company held 215,849 shares of common stock in treasury at December 31, 1994 and 1993. The treasury stock is carried at cost of acquisition and presented as a deduction from stockholders' equity.

  (7) Allowance for uncollectible accounts

     Accounts receivable are reduced by an allowance for uncollectible accounts of $174,000 and $331,000 at December 31, 1994 and 1993, respectively.

  (8) Gas Balancing

     The Company uses the entitlement method for recording natural gas sales. Under the entitlement method of accounting, income is recorded based on the Company's net working interest in production. Deliveries of natural gas in excess of the Company's working interest are recorded as liabilities while deliveries of natural gas less than the Company's working interest are recorded as receivables.

  (9) Futures Contracts

     The Company periodically enters into futures contracts and energy swaps to hedge its exposure to price fluctuations on crude oil and natural gas sales transactions. Gains or losses resulting from these contracts are deferred and recognized in operations when the crude oil and natural gas is sold. These contracts are subject to the risk of price fluctuations and the Company is required to have a minimum margin requirement on futures contracts. The Company has no open contracts at December 31, 1994.

  (10) Taxes on Income

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", which requires the liability method of accounting for deferred income taxes and the recognition of net deferred tax assets subject to an ongoing assessment of realizability. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The impact of adopting SFAS No. 109 was nil as the Company has recorded a valuation allowance for the entire amount of its net deferred tax asset due to the uncertainty of its ultimate realization.

  (11) Reclassifications

     Certain reclassifications have been made in the 1993 financial statements to conform to the classifications used in 1994.

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

NOTE B -- MARKETABLE SECURITIES

     The amortized cost and estimated fair value of marketable securities as of December 31, 1994, and 1993 are shown in the tables below:

                                                                     1994
                                              ---------------------------------------------------
                                                             GROSS         GROSS       ESTIMATED
                                              AMORTIZED    UNREALIZED    UNREALIZED       FAIR
                                                COST          GAIN         LOSSES        VALUE
                                              ---------    ----------    ----------    ----------
    Marketable equity securities............  $ 581,050    $  853,750                  $1,434,800
                                              =========    ==========                  ==========

                                                                     1993
                                              ---------------------------------------------------
                                                             GROSS         GROSS       ESTIMATED
                                              AMORTIZED    UNREALIZED    UNREALIZED       FAIR
                                                COST          GAIN         LOSSES        VALUE
                                              ---------    ----------    ----------    ----------
    Marketable equity securities............  $ 581,050    $3,470,150                  $4,051,200
                                              =========    ==========                  ==========

     The Company uses the specific identification method in computing realized gains and losses on sales of securities. In 1994, there were no sales of such securities. In 1993, the Company recorded realized gains of approximately $4,887,000 resulting from sales of marketable equity securities of approximately $6,000,000.

NOTE C -- ACQUISITION

     On July 29, 1993, the Company acquired the common stock of ANPC for $36,639,000. The purchase price consisted of 7,188,040 shares of Company common stock valued at $15,344,000 and cash of $21,295,000 of which $10,619,000 was cash on hand at ANPC at the date of acquisition. ANPC is an independent oil and gas company, operating primarily in Louisiana, Texas, Oklahoma and New Mexico. ANPC operates as a wholly-owned subsidiary of the Company.

     In connection with the acquisition and pursuant to a Purchase and Sale Agreement dated May 10, 1993 an undivided one-third interest in all of the oil and gas wells, developed and undeveloped leases associated with the wells and the equipment related to the wells owned by ANPC was sold to Whiting Petroleum Corporation for approximately $7,000,000.

     The acquisition has been recorded using the purchase method of accounting. Accordingly, the purchase price was allocated to assets and liabilities based on their estimated fair values as of the date of the acquisition and no goodwill was recognized.

     The following unaudited proforma consolidated statement of operations data assumes that the merger and subsequent asset sale took place effective January 1, 1993:

                                                                           YEAR ENDED
                                                                          DECEMBER 31,
                                                                          ------------
                                                                              1993
                                                                          ------------
                                                                          (UNAUDITED)
        Revenues........................................................    $ 23,885
        Net Loss........................................................    $ (6,726)
        Net Loss Per Share..............................................    $   (.34)

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

NOTE D -- OIL AND GAS PROPERTIES

     Total oil and gas expenditures were:

                                                            YEAR ENDED DECEMBER 31,
                                                  -------------------------------------------
                                                     1994            1993            1992
                                                  -----------     -----------     -----------
    Property acquisition costs..................  $   331,197     $   303,090     $ 2,366,853
    Production purchases (net of ANPC
      acquisition)..............................                    2,430,097         408,811
    Development costs...........................    2,046,919       1,439,847       3,841,795
    Exploration costs...........................    2,767,258       2,749,667       4,434,010
    Production costs............................  4,921,344..       3,697,975       2,986,353
    Costs included in oil and gas properties in
      connection with the ANPC acquisition......                   24,145,030
                                                  -----------     -----------     -----------
                                                  $10,066,718     $34,765,706     $14,037,822
                                                  ===========     ===========     ===========

     The Company's aggregate amount of capitalized oil and gas expenditures consist of the following:

                                                                 DECEMBER 31,
                                                  -------------------------------------------
                                                     1994            1993            1992
                                                  -----------     -----------     -----------
    Interest in unproved properties.............  $ 5,626,003     $ 7,096,818     $ 8,373,557
    Wells, equipment and facilities.............   30,259,934      74,342,589      61,476,688
                                                  -----------     -----------     -----------
                                                  $35,885,937     $81,439,407     $69,850,245
    Less accumulated depletion..................   16,865,545      32,245,732      27,089,927
                                                  -----------     -----------     -----------
                                                  $19,020,392     $49,193,675     $42,760,318
                                                  ===========     ===========     ===========

     On December 15, 1994 the Company sold substantially all of its producing and nonproducing oil and gas properties in Alabama, Louisiana, Mississippi, New Mexico, Oklahoma and Texas to Unit Petroleum for $16,100,000. Under the terms of the agreement, the proceeds received by the Company were reduced by the net revenues from such properties during the period May 1, 1994 to December 15, 1994. The Company received approximately $13,236,000 after such adjustments. In a related transaction, LLOG Exploration Company exercised its election of preferential right to purchase the Company's interests in the Bayou Pigeon Field, Iberia Parish, Louisiana. The Company entered into a Purchase and Sale Agreement dated December 14, 1994, and closed the transaction December 16, 1994, receiving approximately $1,569,000. The combined proceeds were used to repay the Company's bank debt, approximately $13,700,000, with the remaining proceeds used for interest, fees and general corporate purposes, including the Company's exploration efforts in West Texas. Based upon an analysis performed by management the sale resulted in a significant alteration in the relationship between capitalized costs and proved reserves of oil and gas attributable to the cost center. In accordance with the full cost accounting methods and because the sale involved more than 25% of the reserve quantities of the cost center, the Company recognized a loss on the transaction of approximately $2,786,000. The revenues, net of expenses, received during the period, May 1 to December 15, 1994, accounted for approximately $2,580,000 of the loss.

     The Company's remaining oil and gas properties are located principally in West Texas and Michigan with additional properties in certain western states.

     During 1994, declines in prices, revisions of previous estimates and normal production declines resulted in a reduction in the present value of the Company's future net revenue. In accordance with the full cost accounting method, the Company recorded writedowns in the value of its oil and gas properties totaling

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

$12,301,000 during 1994. Of these writedowns, $3,241,000 was recorded during the second quarter, $2,659,000 was recorded during the third quarter, and $6,401,000 was recorded in the fourth quarter.

     The Company has recorded writedowns in accordance with the full-cost accounting method calculations as presented in the table below:

                                                               REVISIONS
                                                                  AND
                                                PRICING       ABANDONMENTS        TOTAL
                                              -----------     ------------     -----------
        1994................................  $ 2,001,000     $10,300,000      $12,301,000
        1993................................    4,150,000       5,269,000        9,419,000
        1992................................    2,700,000      12,940,000       15,640,000
        1991................................    3,000,000                        3,000,000
        1990................................                   12,800,000       12,800,000
        1985................................    8,100,000                        8,100,000
                                              -----------     ------------     -----------
                                              $19,951,000     $41,309,000      $61,260,000
                                              ===========     ===========      ===========

     The Company has excluded from amortization its interest in unproven properties and the cost of uncompleted exploratory wells. Excluded costs consist of the following:

                                                            YEAR ENDED DECEMBER 31,
                                            -------------------------------------------------------
                                                                             1992
                                               1994           1993        AND PRIOR        TOTAL
                                            ----------     ----------     ----------     ----------
Net acquisition costs of unproved
  properties..............................  $  331,197     $  891,656     $1,394,823     $2,617,676
Exploration costs.........................     785,496      1,068,092      1,154,739      3,008,327
                                            ----------     ----------     ----------     ----------
                                            $1,116,693     $1,959,748     $2,549,562     $5,626,003
                                            ==========     ==========     ==========     ==========

     The excluded costs are associated with undeveloped properties located primarily in Michigan and West Texas. Based on current exploration plans, it is anticipated that these costs will be included in the amortization calculation at a rate of approximately 33% over the next three years.

     Results of operations for oil and gas producing activities were:

                                                               YEAR ENDED DECEMBER 31,
                                                    ---------------------------------------------
                                                        1994            1993             1992
                                                    ------------     -----------     ------------
Oil and gas revenues..............................  $ 11,071,486     $ 9,330,048     $  9,561,068
Expenses:
  Production taxes................................       844,389         584,406          683,515
  Lease operating costs...........................     4,076,955       3,113,569        2,302,838
  Depletion and depreciation......................     6,066,679       5,635,209        5,469,605
  Writedown of oil and gas properties.............    12,301,000       9,419,000       15,640,000
  Loss on sale of oil and gas properties..........     2,786,841
                                                    ------------     -----------     ------------
                                                      26,075,864      18,752,184       24,095,958
                                                    ------------     -----------     ------------
Loss from oil and gas producing activities........  $(15,004,378)    $(9,422,136)    $(14,534,890)
                                                    ============     ===========     ============

NOTE E -- LONG TERM DEBT

     The Company has signed a Commitment Letter with a Bank for a new Credit Agreement which provides for a maximum credit facility of $30,200,000, consisting of a $5,200,000 term loan, and a $25,000,000 revolving line of credit with an initial borrowing base of $6,000,000 (collectively the "Bank Loan"). The

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

Company has also consummated a short-term interim $2,000,000 Bridge Loan with the same Bank, which debt will be retired as part of the above-described revolving line of credit. The Bank Loan offers fixed and variable interest rate options based on Prime or LIBOR (+2%). The interest rates will increase by amounts up to .50% on Prime and 1.00% on LIBOR if the merger discussed in Note N does not occur on a timely basis. Substantially all of the Company's assets are pledged to secure these credit facilities.

     The Revolving Credit Facility provides an initial $6,000,000 borrowing base, of which $2,000,000 is designated to refinance the $2,000,000 on a short-term interim Bridge Loan, with the remainder available to refinance up to $4,000,000 of the $10,000,000 10.75% Subordinated Collateralized Notes, and to fund capital expenditures for oil and gas reserve acquisitions, and exploration and development purposes. The borrowing base shall be reduced to $5,250,000 on April 1, 1996, unless redetermined otherwise pursuant to the scheduled borrowing base review.

     The $5,200,000 term loan is designated to refinance the remaining principal and accrued interest on the $10,000,000 10.75% Subordinated Collateralized Notes. The term loan must be activated and funded by May 1, 1996 or the same is terminated. If the term loan is activated, the maturity is April 30, 1999, and repayment is based on the proceeds received from the Sale of Penske stock. See Note A(5).

     In 1990, the Company sold $20,000,000 in 10.75% Subordinated Collateralized Notes with Warrants to acquire 800,000 shares of the Company's $0.20 par value Common Stock at $6.16 per share, to three institutional investors. The Company's equity ownership in Penske Corporation and Penske Transportation Inc. serves as the collateral for the Senior Notes. The Senior Note Purchase Agreement contains financial covenants consistent with those contained in the Bank Loan.

     In April, 1994, the Company utilized the proceeds from the sale of the Penske Stock described in Note A(5) to prepay $10,000,000 of the Senior Notes. As a result of such transaction, the Company incurred penalties of $1,040,000 associated with the prepayment.

     At December 31, 1994, the Company was in default of its minimum net worth covenant. The Senior Note holders have waived the covenant violation and reset the minimum net worth covenant to $15,250,000. In return, the note holders will receive a waiver fee of $50,000 if the notes remain outstanding at August 31, 1995.

NOTE F -- EMPLOYEE BENEFITS

     The Company has established a profit-sharing plan whereby eligible employees who choose to participate under the terms of the plan must contribute 2%, 4% or 6% of their annual regular compensation (excluding incentive compensation, discretionary bonuses, and overtime). The Company is required to contribute to the plan, but only out of net earnings as defined in the agreement, an amount equal to the employees' contribution. On January 1, 1994, the Company converted the plan to a 401K plan, allowing employees to contribute on a pre-tax basis an amount up to 15% of their compensation. The Company will continue to match up to 6% of the employees contributions. The Company may also make additional contributions. The Company's contributions for 1994, 1993 and 1992 were approximately $50,000, $79,000, and $81,000 respectively.

     The Company has an incentive compensation plan for key management personnel under which past and present employees receive from the Company an assigned overriding interest of the net revenue interest in wells drilled by the Company, or an amount based upon a specified percentage of the gross revenues of selected oil and gas properties acquired by the Company. Participants in the plan are selected by a committee comprised of three members of the Board of Directors. The portion of the incentive compensation plan for acquired oil and gas properties was terminated July 1, 1990. Company revenues have been reduced by the net amounts distributed to the participants, by $68,500 for 1994, $108,000 for 1993, and $101,000 for 1992. The present value (discounted at 10%) of net vested benefits for the pre-July, 1990, awards is estimated to be approximately $71,000 at December 31, 1994.

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

     The Company has a defined benefit pension plan covering substantially all of its employees, under which the Company will pay the entire cost of providing eligible employees with a monthly retirement benefit equal to 1.6% of final average monthly earnings multiplied by years of service up to a maximum of 30 years. The Company makes annual contributions to the plan equal to the amount accrued for pension expense. The Company intends to terminate this plan in 1995. The Company does not anticipate recognizing a loss as a result of such action because the fair market value of the plan's assets at December 31, 1994, exceeds the projected benefit obligation of the plan.

     The table presented below sets forth the plan's funded status and amounts recognized in the Company's consolidated statement of operations at December 31, 1994, 1993 and 1992.

                           NET PERIODIC PENSION COST
                               (PENSION EXPENSE)

                                                             YEAR ENDED DECEMBER 31,
                                                     ----------------------------------------
                                                        1994           1993           1992
                                                     ----------     ----------     ----------
    Service Cost...................................  $   81,700     $  174,700     $  165,900
    Interest Cost..................................     189,602        181,608        170,639
    Actual Return on Assets........................     (29,330)      (247,473)      (208,962)
    Amortization and Deferral:
       (i) Amortization of Initial Unrecognized Net
           Assets existing at January 1, 1987......     (12,100)       (12,100)       (12,100)
      (ii) Amortization of Deferred (Gain) Loss....    (209,330)        25,922         (6,647)
                                                     ----------     ----------     ----------
    Net Pension Expense............................  $   20,542     $  122,657     $  108,830
                                                     ==========     ==========     ==========
    Reconciliation of Funded Status:
      Projected Benefit Obligation.................  $1,427,900     $2,884,000     $2,663,900
      Plan Assets at Market Value..................   1,687,636      2,983,570      2,794,657
                                                     ----------     ----------     ----------
      Projected Benefit Obligation over
         (under) plan assets.......................  $ (259,736)    $  (99,570)    $ (130,757)
      Unrecognized Net Asset existing at January 1,
         1987......................................     140,785        152,885        164,985
      Unrecognized Net Loss........................     218,513         99,872         52,979
                                                     ----------     ----------     ----------
      Accrued Pension Cost.........................  $   99,562     $  153,187     $   87,207
                                                     ==========     ==========     ==========
    Additional Disclosures:
      Accumulated Benefit Obligation...............  $1,038,400     $2,503,900     $2,318,200
      Vested Benefit Obligation....................   1,006,900      2,465,700      2,291,300
    Assumptions:
      Discount rate for liabilities................         7.0%           7.0%           7.0%
      Asset earnings rate..........................         8.0%           8.0%           8.0%
      Salary Increases.............................         5.0%           5.0%           5.0%
      Inflation for IRC Section 415 Limitation.....         4.0%           4.0%           4.0%

     The plan's assets consist primarily of fixed rate certificates of deposit and no load mutual funds stated at fair market value.

     The Company has a funded supplemental Executive Retirement Plan for key executives as designated by the Board of Directors. Benefits are payable at age 65 or earlier with prior written approval of the Board of

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

Directors. Participation in the plan requires that the executive or consultant meet certain participation requirements and be designated by the Board of Directors to participate in the plan. The participant's benefits are subject to forfeiture, conditional upon future service. The Company's pension expense for this plan was approximately $99,000, and $89,000 for the years ended December 31, 1993 and 1992, respectively. The plan was fully funded as of December 31, 1993, and the plan was terminated in 1994.

NOTE G -- INCOME TAXES

     Deferred income taxes and benefits reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by enacted tax laws.

     At December 31, 1994 and 1993, the significant items comprising the Company's deferred tax assets and liabilities are as follows:

                                                                  1994             1993
                                                              ------------     ------------
    Deferred tax assets:
    Differences between book and tax basis of:
      Allowance for uncollectible receivables...............  $     59,000     $    112,000
      Investment in affiliate and joint venture.............        24,000          387,000
      Contingencies.........................................       336,000          181,000
      Capitalized inventory costs...........................           -0-           43,000
      Capital loss carryover................................       112,000          112,000
    AMT Tax credit carryover................................     1,377,000        1,377,000
    Statutory depletion.....................................     4,580,000        4,018,000
    Investment tax credit carryover.........................     1,335,000        1,345,000
    Operating loss carryforwards............................    12,848,000        9,490,000
                                                              ------------     ------------
              Total deferred tax assets.....................  $ 20,671,000     $ 17,065,000
    Deferred tax liabilities:
    Differences between book and tax basis of:
      Property and equipment................................  $ (2,939,000)    $ (4,431,000)
      Investment in Pecos pipeline..........................      (541,000)        (570,000)
      Accounts receivable...................................                       (119,000)
                                                              ------------     ------------
              Total deferred tax liabilities................  $ (3,480,000)    $ (5,120,000)
                                                              ------------     ------------
    Net deferred tax asset..................................    17,191,000       11,945,000
    Valuation allowance.....................................   (17,191,000)     (11,945,000)
                                                              ------------     ------------
    Net deferred tax asset..................................  $        -0-     $        -0-
                                                              ============     ============

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

     The following table summarizes the amounts and expiration dates of operating loss and investment tax credit carryforwards:

                                       INVESTMENT TAX CREDIT
 OPERATING LOSS CARRYFORWARDS              CARRYFORWARDS
------------------------------     -----------------------------
  AMOUNT               EXPIRES       AMOUNT              EXPIRES
-----------            -------     ----------            -------
$ 2,320,000              2001      $  102,000              1995
  2,995,000              2003         193,000              1996
  4,802,000              2004         302,000              1997
  1,551,000              2005         558,000              1998
  7,564,000              2006          23,000              1999
  9,331,000              2007          68,000              2000
  4,756,000              2008          97,000              2001
  4,468,000              2009           2,000              2002
-----------                        ----------
$37,787,000                        $1,345,000
===========                        ==========

     The Company's statutory depletion carryforwards and AMT credit carryovers have no expiration date.

NOTE H -- STOCK OPTIONS AND WARRANTS

     The Company has a Rights Agreement providing for the distribution of one right to purchase 1/100th of a share of Series A Preferred Stock ($1 par value) on each share of Common Stock. The rights become exercisable after the occurrence of certain triggering events, such as the acquisition of 25% or more of the Common Stock (unless such acquisition has been previously approved by the Board of Directors), or the announcement of an intention to commence a tender offer for 25% or more of the Common Stock. The rights are redeemable at $.02 per right at any time prior to a 25% acquisition by an Acquiring Person. Each right entitles the holder thereof to purchase 1/100th of a share of Series A Preferred Stock for $30.00. The rights also entitle the holder to acquire Common Stock of the Company, or of an acquiror of the Company, at a 50% discount after a 25% acquisition.

  Stock Options

     The Company has a non-qualified option plan covering shares of common stock and stock appreciation rights (SARs). The options are exercisable for a period of six years from the grant date. The exercise price for these options is equal to the market price at the date of grant.

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

     Stock options and SAR activity for the years ended December 31, 1994, 1993, and 1992 were as follows:

                                                               STOCK         STOCK
                                                               OPTION     APPRECIATION    CURRENTLY
                                           OPTION PRICES       SHARES        RIGHTS      EXERCISABLE
                                          ----------------   ----------   ------------   -----------
    Balance at January 1, 1992..........                      1,868,989        305         1,334,360
    Options granted.....................  2.4375 to 3.0000      395,000
    Options exercised...................            2.4375       (1,000)
    Options expired.....................  2.4375 to 4.3750      (12,000)
                                                             ----------     ------
    Balance at December 31, 1992........                      2,250,989        305         1,540,364
    Options granted.....................  2.2500 to 3.0000      569,085
    Options exercised...................
    Options expired.....................  2.4375 to 4.3750     (469,085)      (305)
                                                             ----------     ------
    Balance at December 31, 1993........                      2,350,989        -0-         1,726,658
    Options granted.....................  1.7500 to 2.2500    1,786,602
    Options expired.....................  2.4375 to 4.3750   (1,955,989)
                                                             ----------     ------
    Balance at December 31, 1994........                      2,181,602        -0-         1,860,206
                                                             ==========     ======

     The following table shows the number of options outstanding and the related exercise price as of:

                                                            OPTION PRICES     OPTION SHARES
                                                            -------------     -------------
        December 31, 1992.................................     $2.4375            322,306
                                                                2.5000            237,500
                                                                2.7500             95,000
                                                                3.0000            235,387
                                                                3.0625          1,000,587
                                                                3.3125             25,000
                                                                3.5625             79,209
                                                                4.0625            151,000
                                                                4.3750            105,000
                                                                                ---------
                                                                                2,250,989
                                                                                =========
        December 31, 1993.................................     $2.2500            559,085
                                                                2.4375            317,615
                                                                2.5000             37,500
                                                                2.7500             95,000
                                                                3.0000            234,387
                                                                3.0625            752,193
                                                                3.3125             25,000
                                                                3.5625             79,209
                                                                4.0625            151,000
                                                                4.3750            100,000
                                                                                ---------
                                                                                2,350,989
                                                                                =========

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

                                                            OPTION PRICES     OPTION SHARES
                                                            -------------     -------------
        December 31, 1994.................................     $1.7500             60,000
                                                                2.0000             10,000
                                                                2.2500          1,916,602
                                                                2.5000             37,500
                                                                2.7500             60,000
                                                                3.0000             97,500
                                                                                ---------
                                                                                2,181,602
                                                                                =========

     The options outstanding at December 31, 1994, have various expiration dates as follows:

                                                                             OPTIONS
                                                                            ---------
        1995..............................................................    350,000
        1996..............................................................    375,068
        1997..............................................................    705,000
        1998..............................................................    145,000
        1999..............................................................    446,534
        2003..............................................................    100,000
        2004..............................................................     60,000
                                                                            ---------
                                                                            2,181,602
                                                                            =========

  Warrants

     In conjunction with the 10.75% Subordinated Collateralized Notes sold on May 10, 1990, the Company issued warrants to acquire 800,000 shares of the Company's $0.20 par value Common Stock at $3.00 to $6.16 per share, to three institutional investors. These warrants expire on May 10, 1997.

NOTE I -- LOSS PER SHARE

     The loss per common share has been calculated as follows:

                                                          YEAR ENDED DECEMBER 31,
                                               ----------------------------------------------
                                                   1994             1993             1992
                                               ------------     ------------     ------------
    Average number of common shares
      outstanding............................    19,765,226       16,133,707       12,401,604
    Net operating loss.......................  $(14,482,150)    $ (9,297,893)    $(21,895,119)
    Preferred stock dividend.................      (940,000)        (940,000)        (263,671)
                                               ------------     ------------     ------------
      Net loss...............................  $(15,422,150)    $(10,237,893)    $(22,158,790)
                                               ============     ============     ============
      Net loss per common share..............  $       (.78)    $       (.63)    $      (1.79)
                                               ============     ============     ============

     Common share equivalents are not included in the above calculations since their inclusion would have the effect of decreasing the loss per share amount.

NOTE J -- COMMITMENTS AND CONTINGENCIES

     The U.S. Environmental Protection Agency ("EPA") has identified the Company as a potentially responsible party ("PRP") for the cost of clean-up of "hazardous substances" at an oil field waste disposal site

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES in Vermillion Parish, Louisiana. The EPA has estimated that the total cost of long-term cleanup of the site will be approximately $13.5 million, with the Company's percentage of responsibility to be approximately 3.09%. As of December 31, 1994, the Company has accrued approximately $500,000 for this liability. The EPA and the PRPs will continue to evaluate the site and revise estimates for the long-term cleanup of the site. There can be no assurance that the cost of cleanup and the Company's percentage responsibility will not be higher than currently estimated by the EPA. In addition, under the federal environmental laws, the liability costs for the cleanup of the site is joint and several among all PRPs. Therefore, the ultimate cost of the cleanup to the Company could be significantly higher than the amount presently accrued for this liability.

     Additionally, the Company is party to a number of lawsuits arising in the normal course of business. The Company has defended and intends to continue to defend these actions vigorously and believes, based on currently available information, that adverse settlements, if any, in excess of insurance coverage or amounts already provided, will not be material to its financial position or results of operations.

     The Company has operating lease agreements, principally for office facilities for its Michigan and Texas offices. Certain of these leases include renewal provisions at the option of the Company. Rent expense under such lease agreements for the years ended December 31, 1994, 1993 and 1992 was approximately $194,000, $264,000, and $176,000, respectively.

     Aggregate rental commitments for noncancellable operating leases at December 31, 1994, were as follows:

        1995..............................................................  $159,000
        1996..............................................................  $110,000
        1997..............................................................  $110,000
        1998..............................................................  $110,000
        1999..............................................................  $ 78,000

NOTE K -- SEGMENT REPORTING AND MAJOR CUSTOMERS

     The Company is principally involved in the business of oil and gas exploration and production.

     Customers which are unaffiliated oil and gas purchasers that represent more than 10% of oil and gas revenues are as follows:

                                                                  1994     1993     1992
                                                                  ----     ----     ----
        Nomeco Oil and Gas......................................   13%      36%      38%

NOTE L -- RELATED PARTY TRANSACTIONS

     An accounting firm in which a Director of the Company is a partner received $1,000, $12,000, and $8,500 for the years ended December 31, 1994, 1993 and
1992, respectively, for computer, accounting, and tax services rendered to the Company.

     A member of the Board of Directors rendered legal services to the Company for which the Company paid $7,200 during 1993.

     During 1993, a partnership, in which the President of the Company is a partner, purchased the Company's Lear Jet for $400,000. The Company, as a result of this transaction, recorded a gain of $284,000.

NOTE M -- PREFERRED STOCK

     In September 1992, the Company sold 1,100,000 shares of Series B Preferred Stock at $10.00 per share.

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

     The Series B Convertible Preferred Stock, par value $1.00 per share with a liquidation preference of $10.00 per share, is convertible at the option of the holder at any time, unless earlier redeemed, into shares of Common Stock of the Company at an initial conversion rate of 3.33 shares of Common stock per share of Preferred. The Preferred Stock also will automatically convert to Common Stock if the closing price for the Preferred Stock exceeds $15.00 per share for ten consecutive trading days. Upon any conversion of a share of Preferred Stock prior to the close of business on September 15, 1997, the stockholder will receive one Common Stock purchase warrant to purchase one share of Common Stock at $5.00 per share, subject to adjustment in certain events. Any outstanding warrants can be called on thirty days notice for $.25 per warrant and will expire on September 15, 1997.

     The Preferred Stock is redeemable, in whole or in part, at $12.00 per share, plus accrued and unpaid dividends. Dividends on the Preferred Stock accrue at the annual rate of 8%.

     In October 1992, the Underwriters exercised 75,000 shares of its overallotment option.

NOTE N -- SUBSEQUENT EVENT

     On March 10, 1995 the Company entered into an Agreement and Plan of Merger ("Merger Agreement") with La/Cal Energy Partners of Shreveport, Louisiana ("La/Cal"). The proposed transaction has been approved by the Board of Directors of the Company and the Management Committee of La/Cal and is subject to approval by their respective stockholders and partners as well as other customary conditions and approvals. The dates for the stockholder and partner votes have not yet been determined.

     To effect the exchange of stock, the Company formed a holding company, Goodrich Petroleum Corporation ("Goodrich"). La/Cal will contribute its oil and gas assets to Goodrich for 19,765,226 shares of Goodrich common stock. The Patrick common stockholders will be entitled to receive one share of Goodrich common stock for each of the 19,765,226 outstanding Company common shares. The Patrick Series B Preferred stockholders will be entitled to receive for each of their 1,175,000 shares, one share of Goodrich Series A Preferred Stock with substantially identical terms. The Company will continue as a wholly-owned subsidiary of Goodrich Petroleum.

     Should the Merger occur, the Company will undergo an ownership change as defined in the Internal Revenue Code. Therefore, annual utilization of tax net operating losses and other tax attributes will be limited to the long-term tax exempt bond rate multiplied by the value of the Company at the date of change. The overall limitation will be determined upon closing of the transaction with La/Cal. The annual limitation may be increased by any built-in gains existing at the ownership change date and recognized during the succeeding five years, decreased by built-in losses. These amounts cannot be determined at this time.

     On March 15, 1995, B.A.R.D. Industries ("B.A.R.D.") filed litigation against Patrick Petroleum Company, U. E. Patrick and Petrie-Parkman Co., Inc. in the District Court of Harris County, Texas. B.A.R.D. claims to be beneficial owner of 3,107,741 shares of common stock in the Company. B.A.R.D. raised several causes of action including breach of fiduciary duty, breach of registration agreement, conspiracy and a claim for actual and punitive damages in an unspecified amount, including attorneys' fees. In addition, B.A.R.D. seeks a temporary and permanent injunction requiring the production of various information from the defendants. Plaintiff claims that unless defendants are immediately restrained from taking any action concerning the proposed merger with La/Cal Energy Partners of Shreveport, Louisiana, that plaintiff will suffer irreparable injury including the loss of a board seat, the dilution from an ownership of 15.7% of the Company's common stock to approximately 7.875%, and the loss of assets for less than fair value. Defendants removed the state court proceeding to the United States District Court for the Southern District of Texas. In response, B.A.R.D. filed with the United States District Court a motion to remand the proceedings to the 269th District Court of Harris County, Texas.

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

NOTE O -- QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly financial data for the year ended December 31, 1994, is as follows:

                                                            QUARTER ENDED
                                     -----------------------------------------------------------
                 1994                DECEMBER 31     SEPTEMBER 30       JUNE 30        MARCH 31
    -------------------------------  -----------     ------------     -----------     ----------
    Oil and gas revenues...........  $ 2,251,515     $  2,866,548     $ 3,103,553     $2,849,870
    Oil and gas expenses...........    8,799,641        8,857,105       6,544,569      2,556,167
                                     -----------     ------------     -----------     ----------
    Earnings (loss) from oil & gas
      producing activities.........  $(6,548,126)    $ (5,990,557)    $(3,441,016)    $  293,703
    Other income...................      543,089          368,295         204,121      6,802,416
    Other expenses.................    1,443,123        1,204,871       1,484,281      1,349,444
                                     -----------     ------------     -----------     ----------
    Net earnings (loss) before
      extraordinary item...........  $(7,448,160)    $ (6,827,133)    $(4,721,176)    $5,746,675
                                     -----------     ------------     -----------     ----------
    Extraordinary Item:
    Loss on early extinguishment of
      debt.........................                                                    1,232,356
    Net earnings (loss)............  $(7,448,160)    $ (6,827,133)    $(4,721,176)    $4,514,319
                                     ===========     ============     ===========     ==========
    Net earnings (loss) per common
      share........................  $      (.39)    $       (.36)    $      (.25)    $      .21
                                     ===========     ============     ===========     ==========

     Summarized quarterly financial data for the year ended December 31, 1993, is as follows:

                                                           QUARTER ENDED
                                   -------------------------------------------------------------
                1993               DECEMBER 31      SEPTEMBER 30       JUNE 30        MARCH 31
    -----------------------------  ------------     ------------     -----------     -----------
    Oil and gas revenues.........  $  2,710,329      $2,349,053      $ 2,090,126     $ 2,180,540
    Oil and gas expenses.........    12,115,006       2,269,541        2,503,561       1,864,077
                                   ------------     ------------     -----------     -----------
    Earnings (loss) from oil &
      gas producing activities...  $ (9,404,677)     $   79,512      $  (413,435)    $   316,463
    Other income.................       583,913       6,234,339           54,512          71,584
    Other expenses...............     2,189,150       1,641,984        1,247,617       1,321,659
                                   ------------     ------------     -----------     -----------
    Net earnings (loss) before
      share of affiliate loss....  $(11,009,914)     $4,671,867      $(1,606,540)    $  (933,612)
    Equity in (loss) of
      affiliate..................           -0-        (191,809)         (40,308)       (187,577)
                                   ------------     ------------     -----------     -----------
    Net earnings (loss)..........  $(11,009,914)     $4,480,058      $(1,646,848)    $(1,121,189)
                                   ============      ==========      ===========     ===========
    Net earnings (loss) per
      common share...............  $       (.57)     $      .21      $      (.18)    $      (.09)
                                   ============      ==========      ===========     ===========

NOTE P -- OIL AND GAS RESERVES (UNAUDITED)

     The following table sets forth the Company's estimate of its future net recoverable proved developed and proved undeveloped reserves of oil (including condensate) and natural gas. For the year ended December 31, 1994, Lee Keeling & Associates evaluated the Company's reserves. Lee Keeling & Associates evaluated the reserves associated with the Company as of December 31, 1993, while Huddleston & Company evaluated the reserves associated with ANPC. For the reserves at 1992, Lee Keeling & Associates evaluated new wells and significant properties and/or fields and audited the Company's estimates for the remaining reserve information.

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

                                                                AT DECEMBER 31,
                                                  -------------------------------------------
                                                     1994            1993            1992
                                                  -----------     -----------     -----------
    Proved Developed(1)(2)
      Crude Oil, Condensate, and Gas Liquids
         (Bbls):
         Producing..............................      762,920         882,867         820,603
         Non-Producing..........................      133,900         373,396         115,673
      Natural Gas (Mcf):
         Producing..............................    1,456,944      11,678,718       9,287,041
         Non-Producing..........................    1,978,958       7,858,552       5,687,397
    Proved Undeveloped(3)
      Crude Oil, Condensate, and
         Gas Liquids (Bbls).....................      248,051         530,449         513,336
      Natural Gas (Mcf).........................    3,291,514      12,236,142       7,954,443
    Total Proved Reserves(4)
      Crude Oil, Condensate, and
         Gas Liquids (Bbls).....................    1,144,871       1,786,712       1,449,612
      Natural Gas (Mcf).........................    6,727,416      31,773,412      22,928,881
    Changes in Proved Developed (1)(2) and
      Undeveloped(3) Oil Reserves (Bbls):
      Beginning of period.......................    1,786,712       1,449,612       1,092,308
      Revisions of previous estimates...........     (422,835)       (458,644)        415,304
      Purchases of reserves-in-place............          -0-       1,528,163          32,100
      Extensions, discoveries, and other
         additions..............................      486,300          40,418         147,400
      Production................................     (282,974)       (237,637)       (230,700)
      Sales of reserves-in-place................     (423,332)       (535,200)         (6,800)
      End of period(4)..........................    1,143,871       1,786,712       1,449,612
      Proved Developed Oil Reserves:
         End of period..........................      896,820       1,256,263         936,276
    Gas Reserves(Mcf):
      Beginning of period.......................   31,773,412      22,928,881      30,438,856
      Revisions of previous estimates...........   (5,552,441)     (5,441,435)    (12,484,775)
      Purchases of reserves-in-place............          -0-      25,751,451          28,400
      Extensions, discoveries, and other
         additions..............................      214,500          27,094       7,842,000
      Production................................   (2,631,707)     (2,524,528)     (2,759,100)
      Sales of reserves-in-place................  (17,076,348)     (8,968,051)       (136,500)
      End of period(4)..........................    6,727,416      31,773,412      22,928,881
      Proved Developed Gas Reserves:
         End of period..........................    3,435,902      19,537,270      14,974,438

---------------
(1) The Securities and Exchange Commission requires the reserve presentation to be calculated using period-end prices and costs and assuming a continuation of existing economic conditions. Considerations for price changes were used only to the extent provided by contractual agreements and by provision of the Natural Gas Policy Act of 1978 and Executive Order 12287. Proved reserves cannot be measured exactly and the estimation of reserves involves judgmental determinations. Reserve estimates must be reviewed and adjusted periodically to reflect additional information gained from reservoir performance, new geological and geophysical data and economic changes. The above estimates are based on current

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES technology and economic conditions, and the Company considers such estimates to be reasonable and consistent with current knowledge of the characteristics and extent of production. The estimates include only those amounts considered to be proved reserves and do not include additional amounts which may result from extensions of currently proved areas, or amounts which may result from new discoveries in the future, or from application of secondary and tertiary recovery processes where facilities are not in place.

(2) Proved developed reserves are reserves which can be expected to be recovered through existing wells with existing equipment and operating methods. This classification includes:

     (a) Proved developed producing reserves which are reserves expected to be produced from existing completion intervals now open for production in existing wells; and

     (b) Proved developed non-producing reserves which are reserves which exist behind the casing of existing wells which are expected to be produced in the predictable future, where the cost of making such oil and gas available for production should be relatively small compared to the cost of a new well.

     Any reserves expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing primary recovery methods are included as proved developed reserves only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

(3) Proved undeveloped reserves are proved reserves which are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage are limited to those drilling units offsetting productive units, which are reasonably certain of production when drilled. Proved reserves for other undrilled units are claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. No estimates for proved undeveloped reserves are attributable to or included in this table for any acreage for which an application of fluid injection or other improved recovery technique is contemplated unless proved effective by actual tests in the area in the same reservoir.

(4) Proved reserves are those estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known oil and gas reservoirs under then existing economic and operating conditions.

     At December 31, 1994, approximately 37 percent of the Company's proved natural gas reserves were being produced.

     The Company has estimated future net revenue and the present value of estimated future net revenue as outlined in the tables below pursuant to the Securities and Exchange Commission's regulations. See notes following the tables for the assumptions used in these calculations.

                   ESTIMATED FUTURE NET REVENUE UNDISCOUNTED
                          AS OF DECEMBER 31, 1994 (1)

                            YEAR ENDED                            PROVED           TOTAL
                           DECEMBER 31                           DEVELOPED        PROVED
    ----------------------------------------------------------  -----------     -----------
      1995....................................................  $ 2,912,711       2,893,287
      1996....................................................    2,881,167       2,807,907
      1997....................................................    2,154,861       2,870,473
    Remaining.................................................    5,712,881      10,221,353
                                                                -----------     -----------
              TOTAL...........................................  $13,661,620     $18,793,020
                                                                ===========     ===========

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

                PRESENT VALUE OF ESTIMATED FUTURE NET REVENUE(1)

                                                           YEAR ENDED DECEMBER 31,
                                                ---------------------------------------------
                                                    1994             1993            1992
                                                ------------     ------------     -----------
    Proved Reserves Added in Years Prior to
      the Current Year........................  $ 24,551,463     $ 19,185,518     $22,391,780
    Proved Reserves Added During the Current
      Year....................................     5,182,300          397,750      11,550,562
    Sales of Reserves in Place................   (16,874,400)     (10,966,370)       (191,804)
    Purchases of Reserves in Place............           -0-       32,899,110         510,321
                                                ------------     ------------     -----------
              TOTAL PROVED....................  $ 12,859,363     $ 41,516,008     $34,260,859
                                                ============     ============     ===========
      Proved Developed Reserves...............  $  9,915,238     $ 27,122,325     $22,637,800
                                                ============     ============     ===========

---------------
(1) Year-end prices and costs of production were applied assuming a continuation of existing economic conditions and operating conditions to estimate future net revenues and the present value of the reserves. Consideration for price changes were used only to the extent provided by contractual agreements and by provision of the Natural Gas Policy Act of 1978. A discount factor of ten percent was applied to the calculation.

            STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVE QUANTITIES (UNAUDITED)

     The standardized measure of discounted future net cash flows relating to proved oil and gas reserves is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities" (SFAS No. 69). In computing this data, assumptions and estimates have been utilized and the Company cautions against viewing this information as a forecast of future economic conditions.

     The standardized measure of discounted future net cash flows is determined by using estimated quantities of proved reserves and the periods in which they are expected to be developed and produced based on year-end economic conditions. The estimated future production is priced at year-end prices, except where fixed and determinable price escalations are provided by contract. The resulting estimated future cash inflows are reduced by estimated future costs to develop and produce the proved reserves based on year-end costs levels. The pre-tax future net cash flows are then reduced further by deducting future income tax expenses. Such income taxes are determined by applying the appropriate year-end statutory tax rates, to the future pre-tax net cash flows relating to the Company's proved oil and gas reserves, less the tax basis of the properties involved. The future income tax expenses give effect to permanent differences and tax credits and allowances relating to the Company's proved oil and gas reserves. The resultant future net cash flows are reduced to present value by applying a ten percent discount factor.

     The following tables present a standardized measure of the Company's net cash flows relating to proved oil and gas reserve quantities, using average prices received for oil and the average price received by well for natural gas, effective at the end of the year.

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

                 STANDARDIZED MEASURE OF DISCOUNTED CASH FLOWS
               RELATING TO PROVED OIL AND GAS RESERVE QUANTITIES
                                  (UNAUDITED)
                             (THOUSANDS OF DOLLARS)

                                                                    DECEMBER 31,
                                                          ---------------------------------
                                                           1994         1993         1992
                                                          -------     --------     --------
    Future Cash Inflows.................................  $30,355     $ 97,531     $ 74,579
    Future Production Costs.............................   (8,133)     (25,426)     (17,930)
    Other Related Future Costs..........................   (3,429)      (6,401)      (3,924)
    Future Income Tax Expense...........................      -0-          -0-          -0-
                                                          -------     --------     --------
    Future Net Cash Inflows.............................   18,793     $ 65,704     $ 52,725
    Discount at 10 Percent..............................   (5,934)     (24,188)    $(18,464)
                                                          -------     --------     --------
    Standardized Measure of Discounted Future Cash
      Flows.............................................  $12,859     $ 41,516     $ 34,261
                                                          =======     ========     ========

                 SUMMARY OF CHANGES IN THE STANDARDIZED MEASURE
                          OF DISCOUNTED NET CASH FLOWS
                                  (UNAUDITED)
                             (THOUSANDS OF DOLLARS)

                                                                YEARS ENDED DECEMBER 31,
                                                         --------------------------------------
                                                           1994           1993           1992
                                                         --------       --------       --------
Balance, beginning of period...........................  $ 41,516       $ 34,261       $ 38,160
Sales and transfers of oil and gas net of related
  costs................................................    (6,150)        (5,632)        (6,375)
Revisions to estimates of proved reserves:
  Pricing..............................................      (650)         1,110          3,503
  Development costs....................................       657            493            269
  Production costs.....................................    (1,217)        (2,678)          (426)
  Quantities...........................................   (13,412)(4)    (11,559)(1)    (14,906)(2)
Extensions, discoveries and improved recovery less
  costs................................................     5,182            625         11,551
Development costs incurred during the period...........      (345)          (348)        (1,650)
Net purchases (sales) of reserves in place.............   (16,874)(3)     21,818            319
Accretion of discount..................................     4,152          3,426          3,816
Income taxes...........................................       -0-            -0-              0
                                                         --------       --------       --------
Balance, end of period.................................  $ 12,859       $ 41,516       $ 34,261
                                                         ========       ========       ========

---------------
(1) Principally due to revisions in quantity estimates associated with certain Louisiana and Michigan properties resulting from continued water encroachment on those properties and from certain proved undeveloped reserves in Michigan.

(2) Principally due to revisions in quantity estimates associated with certain Louisiana and Michigan properties resulting from continued water encroachment on those properties and due to production declines in Michigan, Mississippi and Texas, resulting from to declining reservoir pressures and the unsuccessful attempt to establish production on the Garfield #1-7 well (proved undeveloped location).

(3) Principally due to the sale of oil and gas properties to Unit Petroleum Company.

(4) Principally due to revisions in quantity estimates associated with certain Louisiana properties resulting from continued water encroachment on those properties and from certain proved undeveloped reserves in Michigan and Texas.

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                              JUNE 30,       DECEMBER 31,
                                                                                1995             1994
                                                                            ------------     ------------
                                                                            (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...............................................  $    487,624     $    748,811
  Marketable securities (Note D)..........................................       928,400        1,434,800
  Accounts receivable:
    Trade, net of allowance...............................................       179,760          509,136
    Accrued oil and gas revenue...........................................       636,524          743,401
  Prepaid expenses and other..............................................       100,209           33,421
  Assets held for sale....................................................       836,238          836,238
                                                                            ------------     ------------
         TOTAL CURRENT ASSETS.............................................  $  3,168,755     $  4,305,807
OTHER ASSETS:
  Investments in Penske entities (at cost)................................  $  2,508,716     $  3,344,954
  Investment in Pecos pipeline, net.......................................     1,957,144        2,089,384
  Other investments and deferred charge...................................       140,862          197,439
                                                                            ------------     ------------
         TOTAL OTHER ASSETS...............................................  $  4,606,722     $  5,631,777
PROPERTY AND EQUIPMENT:
  Oil and gas properties (full cost method -- $4,911,364 and $5,626,003
    excluded from amortization in 1995 and 1994, respectively)............  $ 37,388,339     $ 35,885,937
  Furniture, fixtures and equipment.......................................     2,461,762        2,462,062
                                                                            ------------     ------------
                                                                            $ 39,850,101     $ 38,347,999
  Less accumulated depletion and depreciation.............................   (19,928,381)     (18,882,785)
                                                                            ------------     ------------
         TOTAL PROPERTY AND EQUIPMENT.....................................  $ 19,921,720     $ 19,465,214
                                                                            ------------     ------------
         TOTAL ASSETS.....................................................  $ 27,697,197     $ 29,402,798
                                                                            =============    =============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable........................................................  $  1,544,487     $  2,045,333
  Accrued liabilities.....................................................       395,542          423,137
  Reserve for contingent liabilities (Note C).............................     1,018,244        1,022,000
  Current portion of long term debt.......................................     1,000,000        5,000,000
                                                                            ------------     ------------
         TOTAL CURRENT LIABILITIES........................................  $  3,958,273     $  8,490,470
LONG TERM DEBT (Note B):
  Bank Debt...............................................................     8,173,861
  Subordinated Collateralized Notes.......................................            --     $  5,000,000
         TOTAL LONG-TERM DEBT.............................................  $  8,173,861     $  5,000,000
STOCKHOLDERS' EQUITY (Notes B and E):
  Preferred stock, par value $1.00 per share; authorized -- 10,000,000;
    issued 1,175,000 (liquidating preference $10 per share, aggregating to
    $11,750,000)..........................................................  $  1,175,000     $  1,175,000
  Common stock, par value $0.20 per share; authorized 40,000,000
    shares -- issued 19,981,076 in 1995 and 1994..........................     3,996,215        3,996,215
  Additional paid-in capital..............................................    82,088,679       82,088,679
  Retained earnings (deficit).............................................   (71,335,041)     (71,494,176)
  Unrealized gain on marketable securities................................       347,350         (853,750)
                                                                            ------------     ------------
                                                                            $ 16,272,203     $ 16,619,468
Less:
  Treasury stock at cost -- 215,849 shares in 1995 and 1994...............       707,140          707,140
                                                                            ------------     ------------
         TOTAL STOCKHOLDERS' EQUITY.......................................  $ 15,565,063     $ 15,912,328
                                                                            =============    =============
         TOTAL LIABILITIES & STOCKHOLDERS' EQUITY.........................  $ 27,697,197     $ 29,402,798
                                                                            =============    =============

                See notes to consolidated financial statements.

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                         SIX MONTHS ENDED
                                                                              JUNE 30
                                                                    ---------------------------
                                                                       1995            1994
                                                                    -----------     -----------
REVENUES:
  Oil and gas sales...............................................  $ 1,949,199     $ 5,953,423
  Gain on sale of investments.....................................    1,563,762       6,466,100
  Revenue from pipeline systems...................................      799,838         459,461
  Other income....................................................      559,602          48,584
                                                                    -----------     -----------
                                                                    $ 4,872,401     $12,927,568
EXPENSES:
  Production taxes................................................  $    98,897     $   420,328
  Lease operating costs...........................................      692,420       2,216,440
  Depletion, depreciation and amortization........................    1,207,167       3,222,968
  General and administrative......................................    1,577,818       1,599,153
  Interest........................................................      503,419       1,201,703
  Write-down of oil and gas properties............................           --     $ 3,241,000
                                                                    -----------     -----------
                                                                    $ 4,079,721     $11,901,592
EARNINGS (LOSS) BEFORE EXTRAORDINARY ITEM.........................      792,680       1,025,976
EXTRAORDINARY ITEM --
  Early extinguishment of debt....................................      163,545       1,232,832
                                                                    -----------     -----------
NET EARNINGS (LOSS)...............................................  $   629,135     $  (206,856)
                                                                     ==========      ==========
NET EARNINGS (LOSS) PER SHARE.....................................  $        --     $      (.03)
                                                                    -----------     -----------
Weighted Average Shares Outstanding...............................   19,765,226      19,765,226
                                                                     ==========      ==========

                See notes to consolidated financial statements.

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                        SIX MONTHS ENDED
                                                                             JUNE 30
                                                                  -----------------------------
                                                                      1995             1994
                                                                  ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings (loss)...........................................  $    629,135     $   (206,856)
  Adjustments to reconcile net earnings (loss) to net cash
     provided by (used in) operating activities:
       Depletion, depreciation and amortization.................     1,207,167        3,222,968
       Writedown of oil and gas properties......................            --        3,241,000
       Extraordinary charge, early extinguishment of debt.......       163,545        1,232,832
       Dividends from investment activities.....................      (102,273)              --
       Gain on sale of assets...................................    (1,156,762)      (6,466,100)
       (Increase) decrease in:
          Accounts and notes receivable.........................       436,253          465,863
          Assets held for resale................................            --        1,516,318
          Prepaid expenses and other............................       (66,788)         (86,046)
          Other investments.....................................       (77,892)         (76,420)
       (Decrease) increase in:
          Accounts payable......................................      (500,846)      (1,137,277)
          Accrued liabilities...................................       (29,351)        (531,076)
                                                                  ------------     ------------
               Total Adjustments................................  $   (533,947)    $  1,382,062
                                                                  ------------     ------------
               Net Cash Provided By Operating Activities........  $     95,188     $  1,175,206
CASH FLOWS FROM INVESTING ACTIVITIES:
  Maturities and sales of investments...........................  $  2,400,000     $ 11,745,000
  Dividends from Penske entities................................       102,273               --
  Proceeds from disposition of properties.......................        69,642          461,277
  Proceeds from adjustments relating to ANPC acquisition........            --          747,201
  Capital expenditures..........................................    (1,571,901)      (2,612,263)
                                                                  ------------     ------------
               Net Cash Provided By Investing Activities........  $  1,000,014     $ 10,341,215
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from bank borrowings.................................  $ 10,173,861     $    250,000
  Principal payments on bank borrowings.........................    (1,000,000)        (558,249)
  Principal payments of Subordinated Collateralized note........   (10,000,000)     (10,000,000)
  Prepayment for early extinguishment of debt...................       (60,250)      (1,039,540)
  Preferred stock dividends.....................................       490,000         (470,060)
                                                                  ------------     ------------
               Net Cash Used in Financing Activities............  $ (1,356,389)    $(11,817,789)
                                                                  ------------     ------------
               Net Decrease In Cash and Cash Equivalents........  $   (261,187)    $   (301,368)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD................  $    748,811     $    685,654
                                                                  ------------     ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD......................  $    487,624     $    384,286
                                                                  ============     ============

                See notes to consolidated financial statements.

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (1) For a description of the accounting policies followed refer to the notes to Patrick's annual consolidated financial statements for the year ended December 31, 1994, included in Form 10-K filed with the Securities and Exchange Commission on March 31, 1995.

     (2) The consolidated financial statements include the accounts of the Company and all of its subsidiaries. All material intercompany profits, transactions, and balances have been eliminated.

     (3) In the opinion of the management of the Company, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of June 30, 1995 and the results of operations for the three months ended June 30, 1995 and 1994.

     (4) The results of operations for the three month period ended June 30, 1995 are not necessarily indicative of the results to be expected for the full year.

NOTE B -- DEBT

     The Company has entered into a new Credit Agreement with a Bank which provides for a maximum credit facility of $30,200,000, consisting of a $5,200,000 term loan, and a $25,000,000 revolving line of credit with an initial borrowing base of $6,000,000 (collectively the "Bank Loan"). The Company had consummated a short-term interim $2,000,000 Bridge Loan with the same Bank, which debt was retired as part of the above-described revolving line of credit. At June 30, 1995 the Company has borrowed approximately $9,173 under the Bank Loan. The Bank Loan offers fixed and variable interest rate options based on Prime or LIBOR (+2%). The current borrowing rate is 8.125%. The interest rates will increase by amounts up to .50% on Prime and 1.00% on LIBOR if the merger described in Management's Discussion and Analysis of Financial Condition and Results of Operations (page 11) does not occur on a timely basis. Substantially all of the Company's assets are pledged to secure these credit facilities.

NOTE C -- COMMITMENTS AND CONTINGENCIES

     The U.S. Environmental Protection Agency ("EPA") has identified the Company as a potentially responsible party ("PRP") for the cost of clean-up of "hazardous substances" at an oil field waste disposal site in Vermillion Parish, Louisiana. The EPA has estimated that the total cost of long-term cleanup of the site will be approximately $13.5 million, with the Company's percentage of responsibility to be approximately 3.09%. As of June 30, 1995 the Company has accrued approximately $500,000 for this liability. The EPA and the PRP's will continue to evaluate the site and revise estimates for the long-term cleanup of the site. There can be no assurance that the cost of cleanup and the Company's percentage responsibility will not be higher than currently estimated by the EPA. In addition, under the federal environmental laws, the liability costs for the cleanup of the site is joint and several among all PRP's. Therefore, the ultimate cost of the cleanup to the Company could be significantly higher than the amount presently accrued for this liability.

     Additionally, the Company is party to a number of lawsuits arising in the normal course of business. The Company has defended and intends to continue to defend these actions vigorously and believes, based on currently available information, that adverse settlements, if any, in excess of insurance coverage or amounts already provided, will not be material to its financial position or results of operations.

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

NOTE D -- MARKETABLE SECURITIES

     The amortized cost and estimated fair market value of marketable securities as of June 30, 1995, and December 31, 1994 are shown in the tables below:

                                                                      JUNE 30, 1995
                                                          --------------------------------------
                                                                         GROSS        ESTIMATED
                                                          AMORTIZED    UNREALIZED    FAIR MARKET
                                                            COST          GAIN          VALUE
                                                          ---------    ----------    -----------
    Marketable equity securities........................  $ 581,050     $ 347,350    $   928,400

                                                                    DECEMBER 31, 1994
                                                          --------------------------------------
                                                                         GROSS        ESTIMATED
                                                          AMORTIZED    UNREALIZED    FAIR MARKET
                                                            COST          GAIN          VALUE
                                                          ---------    ----------    -----------
    Marketable equity securities........................  $ 581,050     $ 853,750    $ 1,434,800

NOTE E -- CHANGES IN STOCKHOLDERS' EQUITY

     During the three months ended June 30, 1995, Stockholders' equity changed as follows:

        Balance as of December 31, 1994.................................  $15,912,328
        Unrealized loss on Marketable Securities........................     (506,400)
        Net Income......................................................      629,135
        Preferred Stock Dividends.......................................     (470,000)
                                                                          -----------
                  Balance at June 30, 1995..............................  $15,565,063
                                                                           ==========

NOTE F -- SALE OF ASSETS

     On December 15, 1994 the Company sold substantially all of its producing and nonproducing oil and gas properties in Alabama, Louisiana, Mississippi, New Mexico, Oklahoma and Texas to Unit Petroleum for $16,100,000. Under the terms of the agreement, the proceeds received by the Company were reduced by the net revenues from such properties during the period May 1, 1994 to December 15, 1994. The Company received approximately $13,236,000 after such adjustments. In a related transaction, LLOG Exploration Company exercised its election of preferential right to purchase the Company's interests in the Bayou Pigeon Field, Iberia Parish, Louisiana. The Company entered into a Purchase and Sale Agreement dated December 14, 1994, and closed the transaction December 16, 1994, receiving approximately $1,569,000.

NOTE G -- TAXES ON INCOME

     The following table summarizes the income tax expense and the deferred tax (benefit) utilization of net operating loss carryforwards as of June 30, 1995.

                                                                         1995
                                                                       ---------
            Current tax expense....................................    $ 213,906
            Deferred tax (benefit) utilization of net operating
              loss carryforwards...................................     (213,906)
                                                                       ---------
                                                                       $     -0-
                                                                       =========

NOTE H -- SUBSEQUENT EVENT

     On August 15, 1995, the transactions contemplated by the Agreement and Plan of Merger among Patrick Petroleum Company ("Patrick"), La/Cal Energy Partners ("La/Cal"), Goodrich Petroleum Corporation

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

("Goodrich"), and Goodrich Acquisition, Inc. were completed. The Agreement provided for a combination of Patrick and La/Cal, as a result of which the businesses previously conducted by Patrick and La/Cal are now conducted by Goodrich. The combination of Patrick and La/Cal was effected primarily by two concurrent transactions: (a) the contribution by La/Cal of all of its assets and liabilities (excluding cash and accounts receivable accrued prior to March 1, 1995, and interest thereon) to Goodrich in exchange for 19,765,226 shares of Goodrich's common stock (the "Common Stock") and (b) the merger of Goodrich Acquisition with and into Patrick (the "Merger") whereby (i) each outstanding share of Patrick common stock ("Patrick Common Stock") was converted into one share of Goodrich Common Stock; (ii) each outstanding share of Patrick Series B Convertible Preferred Stock was converted into one share of Goodrich's Series A Convertible Preferred Stock and (iii) Patrick, the surviving corporation in the Merger, became a wholly-owned subsidiary of Goodrich.

                                                              APPENDIX A




                               EXCHANGE AGREEMENT





       LA/CAL ENERGY PARTNERS II AND CERTAIN OTHER PARTIES NAMED HEREIN,


                         GOODRICH ACQUISITION II, INC.


                                      AND


                         GOODRICH PETROLEUM CORPORATION

                               TABLE OF CONTENTS

ARTICLE I
         ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         Section 1.01     Agreement to Contribute Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         Section 1.02     Forms of Contribution Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

ARTICLE II
         CONSIDERATION FOR THE ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         Section 2.01     Consideration.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         Section 2.02     Allocation of Value.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

ARTICLE III
         TITLE AND OTHER MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         Section 3.01     Title Examination Period  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         Section 3.02     Title Defects . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         Section 3.03     Permitted Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         Section 3.04     Other Defects . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         Section 3.05     Remedy for Title Defects  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         Section 3.06     Notice of Title or Other Defects; Power of Attorney.  . . . . . . . . . . . . . . . . . . . . 6
         Section 3.07     Valuation of Title and Other Defects. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         Section 3.08     Right of Offset and Cash Consideration Adjustment.  . . . . . . . . . . . . . . . . . . . . . 7

ARTICLE IV
         COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         Section 4.01     Preferential Rights to Purchase.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         Section 4.02     Consents to Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         Section 4.03     Copies of Contracts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         Section 4.04     Conduct of Business Prior to Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         Section 4.05     No Negotiations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         Section 4.06     Books, Records and Files. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 4.07     Best Efforts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 4.08     Appointment of Acquisition II as Operator.  . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 4.09     Amendment of La/Cal II's Partnership Agreement; Consents. . . . . . . . . . . . . . . . . .  10
         Section 4.10     Registration or Proxy Statement; Confidential Memorandum  . . . . . . . . . . . . . . . . .  10
         Section 4.11     Covenants of Acquisition II and Goodrich. . . . . . . . . . . . . . . . . . . . . . . . . .  11

ARTICLE V
         REPRESENTATIONS OF THE LA/CAL II PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 5.01     Title.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 5.02     Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 5.03     Litigation and Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 5.04     Lease Maintenance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 5.05     Other Maintenance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 5.06     Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 5.07     Gas Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 5.08     Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 5.09     Consents, Waivers and Preferential Rights . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 5.10     Environmental . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 5.11     Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 5.12     Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 5.13     Adverse Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 5.14     Current Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 5.15     Corporate Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 5.16     Organizational Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 5.17     Due Execution and Enforceability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 5.18     Insurance Policies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 5.19     Wells . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 5.20     Evaluation Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 5.21     Well Status . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 5.22     Royalties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 5.23     Reserve Report  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 5.24     Payout Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 5.25     Books and Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 5.26     Complete Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 5.27     No Affiliate or Business Limiting Agreements  . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 5.28     Hydrocarbon Receivables . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 5.29     Employees; WARN Act Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 5.30.    Limitation on Remedial Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 5.31     Survival of Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE VI
         REPRESENTATIONS OF ACQUISITION II AND GOODRICH . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 6.01     Corporate Existence of Acquisition II . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 6.02     Corporate Power of Acquisition II . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 6.03     Due Execution and Enforceability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 6.04     Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 6.05     Financial Statements of Goodrich  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

         Section 6.06     SEC Filings of Goodrich . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 6.07     Fairness Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 6.08     Survival of Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE VII
         CONDITIONS TO OBLIGATIONS OF THE LA/CAL II PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 7.01     Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 7.02     Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 7.03     Pending Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 7.04     Tax Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 7.05     Registration Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 7.06     Approval of the Partners of La/Cal II . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 7.07     Consummation of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 7.08     Approval of the Preferred Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE VIII
         CONDITIONS TO OBLIGATIONS OF ACQUISITION II  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 8.01     Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 8.02     Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 8.03     Pending Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 8.04     Approval of Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 8.05     Fairness Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 8.06     La/Cal II Partners' Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 8.07     Registration Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 8.08     Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 8.09     No Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 8.10     Registration or Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 8.11     Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 8.12     Consents of Third Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 8.13     Prohibition of Transactions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 8.14     Subscription Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE IX
         CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 9.01     Time and Place of Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 9.02     Pre-Closing Review of Cash Consideration Adjustments  . . . . . . . . . . . . . . . . . . .  23
         Section 9.03     Adjustments to Cash Consideration at Closing  . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 9.04     Post-Closing Adjustments and Audits . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 9.05     Remittance of Certain Payments Received by the La/Cal II Parties  . . . . . . . . . . . . .  24
         Section 9.06     Transfer Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

         Section 9.07     Ad Valorem and Similar Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 9.08     Actions of the La/Cal II Parties at Closing . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 9.09     Actions of Acquisition II at Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 9.10     Actions of Goodrich and Acquisition II Sub1 at Closing  . . . . . . . . . . . . . . . . . .  26
         Section 9.11     Further Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE X
         TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 10.01    Right of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 10.02    Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE XI
         INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 11.01    The La/Cal II Parties' Obligation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 11.02    Acquisition II's Obligation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 11.03    Indemnitee's Negligence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 11.04    Limitation on Responsibility for Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . .  27
         Section 11.05    Directors', Officers' and Management Committee Indemnifications . . . . . . . . . . . . . .  27
         Section 11.06    Survival of Indemnities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE XII
         MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 12.01    Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 12.02    Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 12.03    Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 12.04    Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 12.05    No Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 12.06    Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 12.07    Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 12.08    Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 12.09    Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 12.10    Action by and Notice to Acquisition . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 12.11    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30





Schedule I                -- List of Working Interest Owners
Exhibit A                 -- Form of Contribution Agreement

Exhibit B                 -- Form of Certificate of Designations for Acquisition II Series B Convertible
                             Preferred Stock
Exhibit C                 -- Form of Registration Rights Agreement
Exhibit D                 -- Form of Certificate of Merger between Goodrich and Newco Sub1
Exhibit E                 -- Form of Subscription Certificate

Schedule 1.01             -- Leases, Wells and Contracts
Schedule 2.01(a)          -- Allocation of Cash and Share Consideration among La/Cal Parties
Schedule 2.01(c)          -- List of RIMCO Notes
Schedule 2.02             -- Allocation of Value among Assets
Schedule 5.02             -- Tax Matters
Schedule 5.03             -- Litigation and Claims
Schedule 5.07             -- Gas Imbalances and Take-or-Pay Obligations
Schedule 5.09             -- Preferential Rights to Purchase and Required Consents to Assignment
Schedule 5.13             -- Adverse Changes
Schedule 5.14             -- Outstanding AFE's and Commitments for Expenditures
Schedule 5.18             -- Insurance Coverage
Schedule 5.19             -- Well Operations
Schedule 5.20             -- Limitations on Rights regarding Evaluation Data
Schedule 5.21             -- Well Status
Schedule 5.23             -- Reserve Report Matters
Schedule 6.02             -- Consents Required by Acquisition II prior to Closing
Schedule 6.05             -- Financial Statement Disclosures

                               EXCHANGE AGREEMENT


         This Exchange Agreement (this "Agreement") is made and entered into as of the 22nd day of October, 1996, by and between La/Cal Energy Partners II ("La/Cal II"), a Louisiana general partnership, and certain working interest owners named in Schedule I hereof (the "Working Interest Owners," and collectively with La/Cal II, the "La/Cal II Parties"), Goodrich Acquisition II, Inc., a Delaware corporation ("Acquisition II"), a wholly-owned subsidiary of Goodrich Petroleum Corporation, a Delaware corporation ("Goodrich"), and Goodrich. Acquisition II, Goodrich and the La/Cal II Parties are collectively referred to herein as the "Parties" and sometimes individually referred to as a "Party."

                              W I T N E S S E T H:

         WHEREAS, the La/Cal II Parties wish to contribute to Acquisition II and Acquisition II wishes to receive from the La/Cal II Parties, subject to the terms and conditions set forth herein, certain oil and gas producing properties in the states of Louisiana and Texas, together with certain other related assets, referred to herein collectively as the "Assets.";

         WHEREAS, the consideration to be received by the La/Cal II Parties in exchange for the Assets is to consist of cash, shares of Acquisition II Series B Convertible Preferred Stock (the "Preferred Shares") and the assumption of the RIMCO Debt (as hereinafter defined);

         WHEREAS, the partners of La/Cal II will be solicited to consent to the exchange of the Assets in return for such consideration and to consent to the subsequent dissolution of La/Cal II and the distribution of the Preferred Shares and other consideration received by La/Cal II to such partners;

         WHEREAS, Acquisition II has formed or will form two subsidiaries, Acquisition II Sub1, a Delaware corporation formed solely for the purpose of consummating the transactions contemplated by this Agreement, and Acquisition II Sub2, a Nevada corporation, each of which is or shall be wholly-owned by Acquisition II;

         WHEREAS, concurrently with the contribution of the Assets from the La/Cal II Parties to Acquisition II, Acquisition II Sub1 will merge with and into Goodrich, in accordance with the provisions of Section 251(g) of the Delaware General Corporation Law, with Goodrich being the surviving entity (the "Merger");

         WHEREAS, concurrently with or subsequent to the Merger, Acquisition II will contribute the Assets to Acquisition II Sub2; and

         WHEREAS, for federal income tax purposes, it is intended that the Merger and asset contribution shall qualify as an integrated plan for the contribution of the Assets and the outstanding stock of Goodrich to Acquisition II which qualifies for nonrecognition treatment under Section 351 of the United States Internal Revenue Code of 1986, as amended;

         NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, the receipt and sufficiency of which are hereby acknowledged, the La/Cal II Parties, Acquisition II and Goodrich hereby agree as follows:

                                   ARTICLE I

                                     ASSETS

         Section 1.01 Agreement to Contribute Assets. Subject to the terms and conditions of this Agreement, the La/Cal II Parties agree to contribute to Acquisition II and Acquisition II agrees to receive from the La/Cal II Parties all of the La/Cal II Parties' rights, title and interests in and to the following assets (collectively, such interests in such assets are referred to as the "Assets"):

                 (a) the oil and gas leases described in Schedule 1.01 attached hereto (collectively, the "Leases"), including, without limitation, all overriding royalty interests and working interests, production payments, net profits interests and the oil and gas wells located upon the lands covered by the Leases or pooled or unitized therewith (collectively, the "Wells");

                 (b) all rights, privileges, benefits and powers conferred upon the La/Cal II Parties as the holder of any Leases with respect to the use and occupation of the surface of, and the subsurface depths under, the land covered by the Leases that may be necessary, convenient or incidental to the possession and enjoyment of such Leases;

                 (c) all of the La/Cal II Parties' rights in any pools or units including all or any part of any Lease or including any Well (the "Units"), including all right, title and interest in production from any Unit;

                 (d) all platforms, water source wells, injection wells, tubular goods, well equipment, lease equipment, production equipment, pipelines and all other personal property, fixtures and facilities appurtenant to or used in connection with the Leases, Units or the Wells (collectively, the "Facilities");

                 (e) all production sales contracts, transportation agreements, pooling agreements, unitization agreements, operating agreements, processing agreements, surface leases, easements, permits, division orders, purchase orders, invoices, receipts, licenses and rights-of-way, orders of governmental authorities, and all other contracts, agreements and instruments related to or utilized in connection with the Leases, Units, Wells or Facilities, or the production, storage, treatment, transportation, sale or disposal of oil, gas, or other hydrocarbons, minerals or substances therefrom and rights to insurance proceeds, and to the extent assignable, insurance policies (collectively, the "Contracts"), including, without limitation, the Contracts listed on Schedule 1.01;

                 (f) all of the La/Cal II Parties' original files, books, records and data, or copies thereof, regarding the Leases, Units, Wells, Facilities and Contracts, including without limitation, all abstracts of title, title opinions, title curative documents, title records, leases, assignments, contracts, correspondence, geologic, geophysical and seismic records, data and information, and production records, logs, core data, pressure data, and decline curve and production curve data, tax and accounting records, material technology and proprietary information relating to the Assets and all related items, including, without limitation, computer disks, tapes and data relating to the foregoing (collectively, the "Files");

                 (g) all oil, gas, distillate, condensate, casinghead gas or other liquid or vaporous hydrocarbons, or other minerals (collectively, the "Hydrocarbons"), produced from or attributable to the Leases from and after July 1, 1996 (the "Effective Time"), and all Hydrocarbons produced prior to the Effective Time and in storage as of the Closing Date;

                 (h) all rights of way, easements and servitudes used by the La/Cal II Parties in connection with the Assets; and

                 (i) all other assets of whatever kind and nature of the La/Cal II Parties relating to items (a) through (h) of this paragraph.

         Section 1.02 Forms of Contribution Agreements. The contribution of the Assets shall be made in accordance with the terms and provisions of the forms of Contribution Agreements attached hereto as Exhibit A.

                                   ARTICLE II

                          CONSIDERATION FOR THE ASSETS

         Section 2.01 Consideration. Subject to the terms and conditions of this Agreement, Acquisition II, in full consideration for the Assets shall, at the Closing (as hereinafter defined):

                 (a) Pay to the La/Cal II Parties the sum of Two Million and No/100 Dollars ($2,000,000.00)(the "Cash Consideration"), as adjusted in accordance with the provisions of Article IX (the "Adjusted Cash Consideration"). The Adjusted Cash Consideration shall be delivered by Acquisition II to the La/Cal II Parties at the Closing with each La/Cal II Party receiving the sum, subject to adjustment, set forth opposite such La/Cal II Party's name on Schedule 2.01(a) attached hereto.

                 (b) Deliver to the La/Cal II Parties Seven Hundred Fifty Thousand (750,000) shares of the Preferred Shares, as adjusted in accordance with the provisions of Article IX (the "Adjusted Preferred Shares"). The Adjusted Preferred Shares shall be delivered to the La/Cal II Parties at the Closing with each La/Cal II Party receiving the number of shares set forth opposite such La/Cal II Party's name on
         Schedule 2.01(a) attached hereto. The Preferred Shares shall have substantially the same rights, preferences, qualifications and limitations and restrictions as contained in the form of the Certificate of Designations for the Acquisition II Series B Convertible Preferred Stock attached hereto as Exhibit B. The conversion price for the Preferred Shares shall be equal to the product of 1.25 times the average Closing Price (as defined in the Certificate of Designations) for Goodrich common stock for the twenty (20) trading days prior to the date of Closing of this Agreement; provided, however, that the conversion price shall not be less than $0.9375.

                 (c) Assume from La/Cal II the obligation to repay in full all sums, including principal and interest, then outstanding under the terms of that certain Note Purchase Agreement dated as of July 14, 1995, by and between La/Cal II, as Issuer, and RIMCO Partners, L.P., RIMCO Partners, L.P. II, RIMCO Partners, L.P. III, and RIMCO Partners, L.P. IV, as Purchasers, including such sums as are represented by the promissory notes listed on Schedule 2.01(c) attached hereto (all of such obligations being collectively referred to hereinafter as the "RIMCO Debt"); provided, however, that the amount of the RIMCO Debt assumed pursuant hereto shall not exceed the sum of $7,946,695.96.

         Section 2.02 Allocation of Value. Schedule 2.02 sets forth the initial allocation of the consideration, subject to adjustment, among the Assets for all purposes, including financial accounting and tax purposes. The Parties agree that they will not take any position inconsistent with such allocation in preparing any tax returns or tax reports to governmental authorities.


                                  ARTICLE III

                            TITLE AND OTHER MATTERS

         Section 3.01 Title Examination Period. During the period commencing with the execution date of this Agreement and concluding forty-five
(45) days thereafter, the La/Cal II Parties shall provide Acquisition II and/or its representatives access to and or use its best efforts to cause the operator of any portion of the Assets to allow Acquisition II access to (i) all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, operating records, agreements and other books, records, contracts, correspondence, maps, data, reports, documents and information of the La/Cal II Parties pertaining to the Assets, and (ii) the Assets in order to conduct inspections thereof.

         Section 3.02 Title Defects. The Assets shall be deemed to have a "Title Defect" if the La/Cal II Parties have less than Good and Marketable Title to any of the Assets. As used herein, the term "Good and Marketable Title" means such record and beneficial title of the La/Cal II Parties that is free and clear of all liens, charges, claims, defects and encumbrances, other than Permitted Encumbrances (as hereinafter defined) and that, except (a) as set forth in Schedule 1.01, (b) for changes therein under circumstances customarily provided for in unitization and similar agreements, and (c) for penalty provisions and contribution requirements customarily provided for in operating and similar agreements, (i) entitles the La/Cal II Parties to receive at least the undivided interest set forth on Schedule 1.01 as the "Net Revenue Interest" of all Hydrocarbons produced, saved and marketed from each Well, through the plugging, abandonment and salvage of such Well and (ii) obligates the La/Cal II Parties to bear a portion of the costs and expenses relating to the maintenance and development of, and operations relating to, such Well not in excess of the undivided interest set forth on Schedule 1.01 as the "Working Interest" through the plugging, abandonment and salvage of such Well.

         Section 3.03 Permitted Encumbrances. For purposes of this Agreement, the term "Permitted Encumbrances" shall mean any of the following:

                 (a) any liens for taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business;

                 (b) any rights reserved to or vested in any municipality or other governmental, statutory or public authority to control or regulate any of the Assets in any manner, and all applicable laws;

                 (c) any easements, rights-of-way, servitudes, permits and other rights in respect of surface operations, pipelines or the like, and easements for pipelines, power lines and other similar rights-of-way, and encroachments, on, over or in respect of any property or lands of the La/Cal II Parties, or over which the La/Cal II Parties own rights-of-way, easements, permits or licenses, that do not unreasonably or materially interfere with the use of the Leases or Units;

                 (d) all royalties, overriding royalties, net profits interests, production payments, carried interests, reversionary interests, calls on production and other similar burdens on or deductions from the proceeds of production that do not operate to (i) reduce the Net Revenue Interest of the La/Cal II Parties below that set forth in Section 3.02(i); or (ii) increase the Working Interest of the La/Cal II Parties above that set forth in Section 3.02(ii) without a proportionate increase in the net revenue interest of the La/Cal II Parties;

                 (e) division orders and oil sales contracts that contain terms and conditions customary in the industry for the area in which the affected Asset is located, that are terminable without penalty upon 30 days notice and that do not operate to reduce the Net Revenue Interest of the La/Cal II Parties below that set forth in Section 3.02(i) and that do not increase the Working Interest of the La/Cal II Parties above that set forth in Section 3.02(ii) without a corresponding and proportionate increase in the Net Revenue Interest of the La/Cal II Parties;

                 (f) gas sales contracts that contain terms and conditions customary in the industry for the geographical area in which the affected Well is located;

                 (g) operating agreements containing terms and conditions customary in the industry for the geographical area in which the affected Well is located and that do not operate to reduce the Net Revenue Interest of the La/Cal II Parties below that set forth in
         Section 3.02(i) and that do not increase the Working Interest of the La/Cal II Parties above that set forth in Section 3.02(ii) without a corresponding and proportionate increase in the Net Revenue Interest of the La/Cal II Parties;

                 (h) unitization, pooling, communitization and spacing agreements and orders that contain terms and conditions customary in the industry for the area in which the affected Asset is located and that do not operate to reduce the Net Revenue Interest of the La/Cal II Parties below that set forth in Section 3.02(i) and that do not increase the Working Interest of the La/Cal II Parties above that set forth in Section 3.02(ii) without a corresponding and proportionate increase in the Net Revenue Interest of the La/Cal II Parties;

                 (i) farmout and farm-in agreements that contain terms and conditions that are customary in the industry for the area in which the affected Asset is located and that have been taken into consideration in setting forth the Net Revenue Interests and Working Interests set forth in Section 3.02(i) and 3.02(ii);

                 (j) conventional rights of reassignment prior to abandonment; and

                 (k) materialmen's, mechanics', repairmen's, employees', contractors', operators', tax and other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of any of the Assets (i) if they have not been filed pursuant to law, (ii) if they have been filed pursuant to law but they have not yet become due and payable or payment is being withheld as provided by law or (iii) if their validity is being contested in good faith in the ordinary course of business by appropriate action.

         Section 3.04 Other Defects. All claims, losses, damages, costs, expenses and liabilities that result from or relate to or are attributable to any representation of the La/Cal II Parties, Acquisition II or Goodrich contained herein being untrue or being breached are hereinafter referred to as "Other Defects."

         Section 3.05 Remedy for Title Defects. The sole remedy for any Title Defect shall be the right of offset, in the form of a Cash Consideration Adjustment or a reduction in the number of Preferred Shares to be delivered hereunder, pursuant to Article IX below; provided, however, that no adjustment shall be made to the number of Preferred Shares to be delivered hereunder unless and until the Cash Consideration has previously been exhausted by virtue of adjustment. Any claim based on a Title Defect shall apply only to that portion of the Assets affected by the Title Defect and shall be equal to the applicable "Title Loss Amount," as determined in accordance with Section 3.07, below.

         Section 3.06 Notice of Title or Other Defects; Power of Attorney. Acquisition II or La/Cal II shall, as soon as practicable after discovery, but no later than forty-five (45) days after the execution of this Agreement, give the other Party or its representative written notice of any Title Defects or Other Defects which it believes to exist, ascribing a value thereto and proposing the Cash Consideration Adjustment to be made. Walter G. Goodrich shall serve as the La/Cal II Parties' attorney-in-fact and representative, with full power and authority to act for and on behalf of the La/Cal II Parties for the purpose of receiving the notices referred to above, serving on the Adjustment Committee (as hereinafter defined), and agreeing to the Title or Other Loss Amount. Arthur A. Seeligson and Basil M. Briggs shall serve as Acquisition II's attorneys-in-fact and representatives, with full power and authority to act for and on behalf of Acquisition II for the purpose of receiving the notices referred to above, serving on the Adjustment Committee and agreeing to the Title or Other Loss Amount. The Adjustment Committee shall consist of Arthur A. Seeligson and Basil Briggs as the representatives of Acquisition II and Walter G. Goodrich as the representative of the La/Cal Parties. Any decision made by the Adjustment Committee must be unanimous. The authority herein conferred on the representatives, each of whom shall enjoy the full power of substitution, shall be irrevocable, shall be deemed coupled with an interest and shall be binding on the heirs, personal representatives, successors and assigns of the party whom each represents.

         Section 3.07 Valuation of Title and Other Defects. For purposes of this Article III, "Title Loss Amount" shall mean the amount by which the value of an Asset is reduced due to a Title Defect. In the determination of the Title Loss Amount, the following factors shall be taken into account: the value assigned to the Asset involved; the portion of such Asset affected by the Title Defect; the legal effect of the Title Defect and the potential economic effect of the Title Defect over the life of such Asset; the length of time that the Asset has been producing by all owners and holders thereof in privity of title; and whether the Title Defect is of the type expected to be encountered and is customarily acceptable to prudent purchasers in the area where such Asset is located. For purposes of this Article III, "Other Loss Amount" shall mean the amount by which the La/Cal II Parties or Acquisition II has been or will be damaged as a result of any Other Defect. (Notwithstanding any other provision of this Agreement, a Party's liability for breach of any representation contained in this Agreement shall be limited to actual damages and shall not include incidental, consequential, indirect or punitive damages, except for attorney fees and costs. For purposes of determining the existence of or evaluating an Other Defect, the Adjustment Committee shall ignore the fact that any representation may be qualified or limited by reference to a Party's knowledge.) All asserted Title Defects and Other Defects shall be submitted to the Adjustment Committee, who shall determine, within ten (10) business days, the actual Title Loss Amount or Other Loss Amount, and such determination shall be binding on all parties. In the event the Adjustment Committee members cannot agree on the Title Loss Amount or Other Loss Amount with respect to any particular asserted Title Defect or Other Defect, they shall select, within three business (3) days after such disagreement, an arbitrator, who shall be a person recognized as possessing the expertise necessary to opine as to the matters involved. The arbitrator shall, within five business (5) days of appointment and receipt of all information requested by the arbitrator, determine, after such consultation with legal counsel, accountants and other expert consultants as may be necessary under the circumstances, the actual Title Loss Amount or Other Loss Amount, if any, with respect to the asserted Title Defect or Other Defect in dispute, and such determination shall be binding on all parties. All costs and expenses incurred in the arbitration process shall be shared equally by the parties.

         Section 3.08     Right of Offset and Cash Consideration Adjustment.
If the cumulative total of all Title Loss Amounts and Other Loss Amounts is equal to or less than the sum of $850,000.00, there shall be no adjustment to the consideration payable pursuant to Section 2.01, above. If the cumulative total of all Title Loss Amounts and Other Loss Amounts is greater than the sum of $850,000.00, the Cash Consideration (and, if necessary, the number of Preferred Shares ) payable to the La/Cal II Parties shall be increased or decreased, as the case may be, to reflect the amount by which such cumulative total exceeds the sum of $850,000.00. Any decrease in the Cash Consideration resulting from the application of this Section shall be allocated among the Assets on the basis of a percentage determined by dividing the Title Loss Amounts and Other Loss Amounts attributable to an Asset by the total Title Loss Amounts and Other Loss Amounts attributable to all Assets.
The decrease in the Cash Consideration attributable to an Asset shall be allocated among the La/Cal II Parties or among the partners of La/Cal II, as the case may be, consistently with Schedule 2.01(a).

                                   ARTICLE IV

                                   COVENANTS

         Section 4.01 Preferential Rights to Purchase. The La/Cal II Parties shall use their best efforts to comply with all preferential right to purchase provisions relating to the Assets. The La/Cal II Parties shall promptly notify Acquisition II if any preferential right to purchase is exercised or if the requisite period has elapsed without said right having been exercised. If a third party who has been offered an interest in any portion of the Assets pursuant to a preferential right to purchase elects to purchase any portion of the Assets pursuant to the aforesaid offer, any amount received by a La/Cal II Party in respect thereof shall be immediately transferred to Acquisition II, and, in the event Acquisition II shall have received all of the amount respecting the exercise of such preferential right as set forth on
Schedule 5.09, the exercise of such preferential right to purchase shall have no effect on the Cash Consideration or the number of Preferred Shares payable by Acquisition II hereunder.

         Section 4.02 Consents to Assignment. The La/Cal II Parties shall use their best efforts to obtain all consents to assignment of the Assets prior to Closing, excluding governmental consents or approvals customarily obtained post-closing. If any such consent to assignment has not been obtained by the twentieth day prior to the expected date of Closing, the Adjustment Committee, utilizing the procedures set forth in Section 3.07, shall determine a value attributable to the portion of the Assets affected by the unobtained consent(s), and the amount so determined shall be deducted from the Cash Consideration to be paid by Acquisition II hereunder (or the number of the Adjusted Preferred Shares to be delivered hereunder shall be appropriately reduced), and such reduction shall be applied to the La/Cal II Parties in a manner consistent with Schedules 2.01(a) and 2.02. If such consent is obtained thereafter, any reduction of the Cash Consideration (or the number of Adjusted Preferred Shares) resulting from the lack of such consent shall be paid (or delivered) by Acquisition II to the appropriate La/Cal II Parties subsequent to the effectiveness of the contribution of the Assets thereby affected.

         Section 4.03 Copies of Contracts. Within seven (7) days from the date of this Agreement, the La/Cal II Parties shall make available to Acquisition II true copies of all of the Contracts.

         Section 4.04 Conduct of Business Prior to Closing. The La/Cal II Parties covenant that, from the date hereof to the Closing Date, the La/Cal II Parties will:

                 (a) Not, without the prior written consent of Acquisition II, (i) operate, consent to operate or in any manner deal with, incur obligations with respect to, or undertake any transactions relating to, the Assets other than transactions that are
         (A) within the control and determination of the operator under any operating agreement affecting the Assets for which none of the La/Cal II Parties is the named operator, or (B) voluntary or discretionary, from the standpoint of the La/Cal II Parties and in an amount not exceeding $10,000; (ii) acquire, dispose of, encumber, relinquish or otherwise transfer any of the Assets; (iii) waive, compromise or settle any right or claim that would, or could be likely to, adversely affect the ownership, operation or value of any of the Assets; (iv) take any action or fail to take any action that could reasonably be expected to have a material adverse effect on the Assets after the Effective Time, or that could reasonably be expected to adversely affect the ability of the Parties to obtain consents of third parties or approvals of governmental entities required to consummate the transactions contemplated in this Agreement; (v) make capital expenditures or workover expenditures with respect to the Assets, unless the expenditure has been approved prior to the date of this Agreement and the authority for expenditure ("AFE") for such expenditure is described on Schedule 5.14; (vi) abandon any Well capable of producing in paying quantities located on the Leases or release or abandon all or any portion of any of the Leases; (vii) modify or terminate any of the agreements relating to its Assets (including gas sales agreements) that extend for a period of more than thirty (30) days; (viii) enter into any farmout or farm in agreements relating to the Assets other than in the ordinary course of business;
         (ix) encumber, sell or otherwise dispose of any of its Assets, other than personal property that is replaced by equivalent property or consumed in the normal operation of the Assets; or (x) agree to do any of the foregoing.

                 (b) (i) develop, maintain and operate the Assets in a good and workmanlike manner; (ii) maintain, or use their best efforts to cause operators of the Assets to maintain, all insurance now in force with respect to the Assets and pay or cause to be paid all costs and expenses incurred in connection therewith; (iii) keep the Leases and the Contracts in full force and effect, unless Acquisition II gives prior consent to the termination of any Lease or Contract (which consent shall not be unreasonably withheld), and perform and comply with all of the covenants and conditions contained therein and all agreements relating to the Assets in all material respects; (iv) maintain the books and records respecting the Assets in the usual, regular and ordinary course on a basis consistent with prior years; and (v) preserve the goodwill associated with their business relationships.

                 (c) Notify, as reasonably requested by Acquisition II, all governmental regulatory authorities of the transactions contemplated hereby and cooperate with Acquisition II in obtaining the issuance by each such authority of such permits, licenses and authorizations as may be necessary for Acquisition II to own the Assets following the consummation of the transactions contemplated in this Agreement.

                 (d) Notify Acquisition II of the discovery by the La/Cal II Parties that any representation or warranty of the La/Cal II Parties contained in this Agreement is or becomes untrue or will be untrue on the Closing Date.

                 (e) Duly and timely file, or use its best efforts to cause others to file, with governmental authorities all required reports and duly observe and comply in all material respects with all laws, rules, regulations, ordinances and orders relating to such La/Cal II Party, in each instance where the failure of such filing or observance and compliance could reasonably be expected to adversely affect the likelihood of the consummation of the transactions hereunder contemplated or could now or hereafter affect the ownership or operation of any of the Assets.

                 (f) Promptly notify Acquisition II of (i) any suit, action or other proceeding pending or threatened before any court or governmental body, authority or agency and any cause of action or dispute of which such La/Cal II Party has knowledge or has received notice that directly affects or relates to such La/Cal II Party or any partner, employee, consultant, agent or other representative thereof in his capacity as such and that could now or hereafter affect the ownership or operation of any of the Assets or that could reasonably be expected to adversely affect the likelihood of the consummation of the transactions hereunder contemplated, or (ii) any material failure or reasonably likely inability of such La/Cal II Party to satisfy any covenant, condition or agreement contained herein.

         Section 4.05 No Negotiations. During the period beginning on the date hereof and ending on the earlier of the Closing Date or the termination of this Agreement as provided herein, the La/Cal II Parties will not (a) approve or undertake any merger, consolidation, business combination or any transaction involving directly or indirectly all or any portion of the Assets or that could reasonably be expected to adversely affect, directly or indirectly, the likelihood of consummation of the transactions hereunder contemplated; or (b) directly or indirectly initiate, encourage, or solicit any inquiries, offers or proposals by any person other than Acquisition II with respect to, or participate in, facilitate, or encourage, any effort or attempt by any such person to do or seek, any transaction described in (a) above, including by way of furnishing information regarding the Assets to any person other than Acquisition II and its affiliates and representatives.

         Section 4.06 Books, Records and Files. Each La/Cal II Party shall give Acquisition II, through its officers, attorneys, accountants, petroleum engineers and authorized representatives ("Acquisition II's Agents"), free and full access, for the purposes of inspection, review and photocopying, to the facilities, properties, books, contracts, records and files of the La/Cal II Parties in the possession of such La/Cal II Party, its agents or attorneys, to permit Acquisition II to make such investigation as Acquisition II may deem necessary or desirable. Such La/Cal II Party shall furnish Acquisition II's Agents during such period with all such information and copies of such documents concerning the Assets as such agents may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such review and examination and to make full disclosure to Acquisition II and Acquisition II's Agents of all material facts affecting the Assets.

         Section 4.07 Best Efforts. Upon the terms and subject to the conditions hereof, each La/Cal II Party agrees to use its reasonable best efforts to take or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to satisfy its conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement.

         Section 4.08 Appointment of Acquisition II as Operator. The La/Cal II Parties shall use their reasonable best efforts to cause Acquisition II or its designee, effective as of the Closing Date, to be appointed the operator of all the Assets with respect to which a La/Cal II Party was operator on the date hereof or becomes the operator prior to the Closing Date.

         Section 4.09 Amendment of La/Cal II's Partnership Agreement; Consents. La/Cal II shall not amend its partnership agreement subsequent to the Effective Date except as otherwise contemplated herein and La/Cal II's management committee will use its best efforts to obtain all partner and other consents necessary to the consummation of the transactions hereunder contemplated.

         Section 4.10     Registration or Proxy Statement; Confidential
Memorandum.   Acquisition II and Goodrich agree that, except with respect to information concerning the La/Cal II Parties and furnished by or on behalf of the La/Cal II Parties specifically for use therein, for which the La/Cal II Parties shall be responsible, (a) the Registration or Proxy Statement, whichever is applicable (the "Statement"), at the time the Statement is first mailed to the stockholders, at the time of the stockholders' meeting, at the Closing Date and at the time the Statement is declared effective, and (b) the Confidential Memorandum used to solicit the partners of La/Cal II and the Working Interest Owners (the "Memorandum"), at the time the Memorandum is mailed to the partners of La/Cal II and the Working Interest Owners, and at the time of the partners' meeting, (i) will comply as to form in all material respects with the requirements of the Securities Act of 1933 and the rules and regulations thereunder and the Securities Exchange Act of 1934 and the rules and regulations thereunder, and (ii) will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Acquisition II and Goodrich will advise the La/Cal II Parties promptly in writing if, prior to the Closing Date they shall obtain knowledge of any facts that would make it necessary to amend or supplement the Statement or the Memorandum in order to make the statements therein not misleading or to comply with applicable law. The La/Cal II Parties agree that, except with respect to information concerning Acquisition II or Goodrich furnished by or on behalf of Acquisition II or Goodrich specifically for use therein, for which Acquisition II and Goodrich shall be responsible, (a) the Statement, at the time the Statement is first mailed to the stockholders, at the time of the stockholder's meeting, at the Closing Date and at the time the Statement is declared effective, and (b) the Memorandum, at the time the Memorandum is first mailed to the partners of La/Cal II and the Working Interest Owners and at the time of the partners' meeting, (i) will comply as to form in all material respects with the requirement of the Securities Act of 1933 and the rules and regulations thereunder and the Securities Exchange Act of 1934 and the rules and regulations thereunder, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The La/Cal II Parties will advise Acquisition II and Goodrich promptly in writing, if prior to the Closing Date the La/Cal II Parties shall obtain knowledge of any facts that would make it necessary to amend or supplement the Statement or the Memorandum in order to make the statements therein not misleading or to comply with applicable law.

         Section 4.11 Covenants of Acquisition II and Goodrich. Acquisition II and Goodrich shall:

                 (a) Promptly notify the La/Cal II Parties of (i) the discovery by either of them that any representation or warranty by either of them contained in this Agreement is or becomes untrue or will be untrue on the Closing Date; and (ii) any material failure or reasonably likely inability of Acquisition II or of Goodrich to satisfy any covenant, condition or agreement contained herein;

                 (b) Duly and timely file, or use its best efforts to cause others to file, with governmental authorities all required reports and duly observe and comply in all material respects with all laws, rules, regulations, ordinances and orders relating to Acquisition II and to Goodrich, in each instance where the failure of such filing or observance and compliance could reasonably be expected to adversely affect the likelihood of the consummation of the transactions hereunder contemplated; and

                 (c) Upon the terms and subject to the conditions hereof, use their reasonable best efforts to take or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to satisfy their conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement.

                                   ARTICLE V

                    REPRESENTATIONS OF THE LA/CAL II PARTIES

         Each of the La/Cal II Parties severally represents to Acquisition II that, as of the Effective Date and the Closing Date with respect to that portion of the Assets owned by such La/Cal II Party:

         Section 5.01 Title. No warranty of title is given hereunder even with respect to the return of the consideration, except for claims arising by, through or under the La/Cal II Parties. Each La/Cal II Party represents that there are no claims affecting Good and Marketable Title to the Assets arising by, through or under such La/Cal II Party.

         Section 5.02 Taxes. All ad valorem, property, occupation, severance, production, gathering, pipeline, gross production, windfall profit, Btu, energy, excise and other taxes, governmental charges and assessments imposed, levied, assessed, and due with respect to, measured by, charged against or attributable to the Assets have been duly paid. No waiver or agreement is in force for the extension of time for the assessment or payment of any tax described in the foregoing sentence, except for normal extensions. Except as set forth on Schedule 5.02, there are no assessed tax deficiencies against such La/Cal II Party respecting the Assets; there are no tax deficiencies proposed or threatened; and no audit by any federal, state or local taxing authority is in progress, or, to the best of such La/Cal II Party's knowledge, is being proposed, threatened or discussed that could now or hereafter affect the ownership or operation of any of the Assets or that could reasonably be expected to adversely affect the likelihood of the consummation of the transactions hereunder contemplated.

         Section 5.03     Litigation and Claims.  Except as is set forth in
Schedule 5.03, no claim, demand, filing, cause of action, administrative proceeding, lawsuit or other proceeding or litigation has been instituted, is pending or, to the best knowledge of such La/Cal II Party, being investigated or threatened that could now or hereafter affect the ownership or operation of any of the Assets or that could reasonably be expected to adversely affect, directly or indirectly, the likelihood of consummation of the transactions hereunder contemplated. Except as set forth Schedule 5.03, such La/Cal II Party is not party or subject to any injunction, judgment, order, notice of violation or decree, whether or not still subject to appeal, of any court or governmental body, authority or agency that could now or hereafter affect the ownership or operation of any of the Assets or that could reasonably be expected to adversely affect the likelihood of the consummation of the transactions hereunder contemplated. To the best knowledge of such La/Cal II Party, except as set forth on Schedule 5.03, there is no fact, event or circumstance that may give rise to any suit, action, claim, investigation or proceeding that could now or hereafter affect the ownership or operation of any of the Assets or that could reasonably be expected to adversely affect the likelihood of the consummation of the transactions hereunder contemplated.

         Section 5.04 Lease Maintenance. To the best of such La/Cal II Party's knowledge, the Leases are in full force and effect as to all lands and depths described in such Leases and such La/Cal II Party is in full compliance with the Leases.

         Section 5.05 Other Maintenance. All rents and royalties with respect to the Assets have been properly and timely paid, and, to the best of such La/Cal II Party's knowledge, all liabilities of any kind or nature incurred with respect to the Assets have been paid before delinquency; neither such La/Cal II Party nor, to the best of such La/Cal II Party's knowledge, any prior owners of the Assets have received any notice of default or claimed default with respect to any obligations with respect to the Assets or any part thereof.

         Section 5.06 Equipment. To the best of such La/Cal II Party's knowledge, all Wells, Facilities, and other equipment that constitute part of the Assets are in good repair and working condition and have been installed and maintained in accordance with good industry standards and all applicable legal requirements.

         Section 5.07     Gas Matters.

                 (a) Except as set forth in Schedule 1.01, neither the Assets nor the Hydrocarbons attributable thereto are subject, committed or dedicated to any contract, agreement or arrangement regarding the gathering, transportation, processing, storing, delivering, sale, use or marketing thereof; such La/Cal II Party has disclosed in writing to Acquisition II the existence of all such contracts, arrangements or agreements, in Schedule 1.01, and no third party has any call, right of first refusal or preferential right to purchase such Hydrocarbons. Except as set forth in Schedule 1.01, such La/Cal II Party is not a party to or bound by, and the Assets and the Hydrocarbons attributable thereto, are not encumbered or affected by any contract, production payment, gas balancing, deferred production, gas banking or similar agreement or arrangement, and such La/Cal II Party is not in an "overlift," "over produced," or similar status under any such agreement or arrangement. Such La/Cal II Party's representation in this Section 5.07 shall be limited to the best of its knowledge as to periods of time prior to its ownership of the Assets.

                 (b) Except as set forth on Schedule 5.07 and except for gas imbalances between (i) the La/Cal II Parties, and (ii) any third party working interest owners or third party pipelines relative to the Wells and Leases (collectively, "Gas Imbalances"), to the knowledge of such La/Cal II Party, such La/Cal II Party is not obligated by any gas prepayment arrangement or by any "take-or-pay" requirement to deliver any gas, or other Hydrocarbons from the Assets, at a future time without then or thereafter receiving full payment therefor. Schedule
         5.07 sets forth all Gas Imbalances affecting the interests of such La/Cal II Party in and to the Wells and Leases.

         Section 5.08 Compliance with Laws. To the best knowledge of such La/Cal II Party, the Assets have been operated in compliance with all laws, orders, ordinances, rules and regulations of all governmental authorities having or asserting jurisdiction relating to the ownership and operation thereof, including the production of all Hydrocarbons attributable thereto. All necessary or appropriate certificates, approvals, consents, permits, licenses or other authorizations from any governmental or similar entity, agency or subdivision thereof with regard to the ownership or operation of the Assets have been obtained and no violations exist, have been recorded or are known by such La/Cal II Party in respect of such licenses, permits or authorizations, and no proceeding is pending or threatened to revoke or limit any such permit or license. No application, notice, order, registration, qualification, waiver, consent, approval or other action is required to be filed, given, obtained or taken by such La/Cal II Party by virtue of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than the customary approval of the transfer of interests in Leases on state-owned lands or waterbottoms.

         Section 5.09 Consents, Waivers and Preferential Rights. Except as disclosed on Schedule 5.09, to the best of such La/Cal II Party's knowledge, there are no consents or waivers of preferential purchase or other rights necessary to permit the valid contribution to Acquisition II of the Assets (excluding governmental consents and approvals customarily obtained post-closing and which are expected to be obtained).

         Section 5.10 Environmental. To the best of such La/Cal II Party's knowledge, such La/Cal II Party has obtained all permits, licenses and other authorizations that are required under federal, state and local laws, ordinances or regulations and all material reports have been timely filed under all applicable federal, state and local laws, ordinances or regulations; and the Assets are in substantial compliance with each federal, state or local law, ordinance or regulation relating to the environmental conditions on, under or about the Assets including, but not limited to, soil and groundwater conditions, including laws relating to actual or threatened emissions, discharges or releases of pollutants, raw materials, products, contaminants or hazardous or toxic materials or hazardous or solid wastes into ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or hazardous or solid wastes, and to the best of such La/Cal II Party's knowledge, third parties operating the Assets are in compliance in all material respects with all terms and conditions of such laws, ordinances, regulations, permits, licenses and authorizations and also are in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any ordinance, regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to the Assets, and such La/Cal II Party has not (and to the best of such La/Cal II Party's knowledge no third party operator has) received notice of any violation of or investigation relating to any federal, state or local laws and no notices have been received advising such La/Cal II Party that it is potentially responsible for response costs with respect to a release or threatened release of "Hazardous Substances" on, into, under or from the Assets. Such La/Cal II Party has furnished Acquisition II copies of all environmental studies and reports prepared or obtained by such La/Cal II Party relating to the Assets, if any.

         Section 5.11 Brokers. No broker or finder is entitled to any brokerage or finder's fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of such La/Cal II Party for which Acquisition II has or will have any liabilities or obligations (contingent or otherwise).

         Section 5.12 Contracts. To the best knowledge of such La/Cal II Party, such La/Cal II Party has performed in all material respects all obligations required to be performed by it and is not in default, or alleged to be in default, in any material respect under any of the Contracts. Schedule
1.01 sets forth all of the Contracts.

         Section 5.13     Adverse Changes.   Except as described on Schedule
5.13, since the Effective Date, (i) there has not been any material adverse change in the assets, business, properties, operation, condition (financial or otherwise) and future prospects of the Assets, taken as a whole, whether such changes have occurred in the ordinary course of business or otherwise (except for any changes affecting the oil and gas industry generally) and the La/Cal II Parties know of no such change that is threatened including, without limitation, any material adverse change or material reduction in the rate of production of Hydrocarbons, other than changes in the ordinary course of operation, changes that result from depletion in the ordinary course of operation, and changes that result from variances in markets for the Hydrocarbons; (ii) none of the Assets or the Wells or the reservoirs covered thereby has suffered any material destruction, damage or loss; (iii) such La/Cal II Party knows of no such adverse change, destruction, damage, or loss that is threatened; (iv) such La/Cal II Party has not waived any right of material value to the Assets; (v) there has not been any disposition of, or encumbrance or agreement to dispose of or to encumber, or any pledge or grant of a security interest in, or agreement to pledge or grant a security interest in, any Asset; and (vi) such La/Cal II Party has not been a party to (A) any agreement to merge, consolidate or combine with any corporation or entity, insofar as the same may affect the Assets, other than pursuant to this Agreement, or (B) any sale or grant to any party or parties of any license, option or other right of any nature to sell, distribute or otherwise deal in or with the Assets, other than in the ordinary course of business.

         Section 5.14 Current Commitments. To the best of such La/Cal II Party's knowledge, Schedule 5.14 contains a true and complete list of (i) all AFEs to drill or rework Wells or for capital expenditures pursuant to any of the Contracts that have been proposed by such La/Cal II Party or any other person on or after the Effective Date, whether or not accepted by such La/Cal II Party or any other person, and (ii) all AFEs and oral or written commitments to drill or rework Wells or for other capital expenditures pursuant to any of the Contracts for which all of the activities anticipated in such AFEs or commitments have not been completed by the Effective Date. Except as set forth on Schedule 1.01, no agreement applicable to the Assets contains express provisions that require the drilling of additional wells or other material development operations in order to earn or to continue to hold all or any portion of the Assets.

         Section 5.15 Corporate Existence. Each La/Cal II Party that is a corporation, partnership or limited liability company is duly organized, validly existing and in good standing under the laws of its state of organization, is duly qualified and in good standing under the laws of the State of Louisiana, if required to do so, and has the legal right, power, authority, and qualifications to conduct its business and own its respective interest in the Assets.

         Section 5.16 Organizational Power. The execution, delivery and performance by such La/Cal II Party of (i) this Agreement, (ii) the Contribution Agreement, and (iii) all other instruments to be executed in connection with the this Agreement and the Contribution Agreement, (all such other instruments, together with the Contribution Agreement, are collectively referred to herein as the "Closing Documents") and the consummation of the transactions hereunder contemplated are within such La/Cal II Party's corporate, partnership or limited liability company powers, have been duly authorized by all necessary corporate, partnership or limited liability company action on the part of such La/Cal II Party and do not and will not (a) violate or be in conflict with any provision of law or any rule, regulation, order, judgment, decree, permit, license, consent, approval or determination currently in effect having applicability to such La/Cal II Party or such La/Cal II Party's articles of incorporation, bylaws, partnership agreement, articles of organization, operating agreement or other governing documents, (b) result in a breach of, constitute or cause a breach or default under any indenture, credit agreement, operating agreement, or any other agreement or instrument to which such La/Cal II Party is a party or by which such La/Cal II Party or the Assets may be currently bound or affected, or (c) result in or require the creation or imposition of any mortgage, lien, pledge, security interest, charge, or other encumbrance upon any of the Assets under any such indenture, credit agreement, operating agreement or other agreement or instrument; and such La/Cal II Party is not in default under any such order, judgment, decree, permit, license, consent, approval, determination, indenture, credit agreement, operating agreement or other agreement, or instrument in any way that now or in the future will materially adversely affect the ability of such La/Cal II Party to perform its obligations under this Agreement or the Closing Documents; and all consents or approvals under such indentures, agreements, and instruments necessary to permit valid execution, delivery, and performance by such La/Cal II Party of this Agreement, the Closing Documents and its obligations thereunder have been obtained. In the case of La/Cal II, each representation made in this Section 5.16 is subject to the approval of this Agreement by the partners of La/Cal II pursuant to Section 7.06, below.

         Section 5.17 Due Execution and Enforceability. Subject to the approval of this Agreement by the partners of La/Cal II pursuant to Section 7.06, below, this Agreement has been duly executed and delivered by such La/Cal II Party, and as of the Closing, the Closing Documents will have been duly executed and delivered by such La/Cal II Party, and this Agreement constitutes, and as of the Closing, the Closing Documents will constitute, the legal, valid, and binding acts and obligations of such La/Cal II Party enforceable against such La/Cal II Party in accordance with their terms, subject, however, to bankruptcy, insolvency, reorganization, and other laws affecting creditors' rights generally and, with regard to any equitable remedies, to the discretion of the court before which proceedings to obtain such remedies may be pending. There are no bankruptcy, insolvency, reorganization, receivership or arrangement proceedings pending, being contemplated by, or to the best knowledge of such La/Cal II Party, threatened against such La/Cal II Party.

         Section 5.18 Insurance Policies. Schedule 5.18 sets forth a list of all insurance policies issued in favor of the La/Cal II Parties that relate to the Assets and all such policies are currently in force and effect. True and complete copies of all such policies will be made available to Acquisition II within seven (7) days of the date of this Agreement.

         Section 5.19 Wells. During any period operated by the La/Cal II Parties, as applicable, and to the knowledge of such La/Cal II Party, during other periods (a) all of the Wells have been drilled and completed within the boundaries of the area described in the Leases or within the limits otherwise permitted by contract, pooling or unitization agreement and by applicable law and (b) all such Wells have been produced in compliance with allowables allocated thereto by the applicable governmental authority, except as set forth in Schedule 5.19. All of such scheduled violations, taken together, would not and could not reasonably be expected to have a Material Adverse Effect on the Assets. As used herein, the term "Material Adverse Effect" means a material adverse effect on the business prospects, assets, results of operations or condition (financial or otherwise) of the Assets, taken as a whole.


         Section 5.20 Evaluation Data. The La/Cal II Parties own and have the right to transfer or have the right to use and the right to transfer such right of use without any limitations or restrictions adversely affecting the use of the same in the ordinary conduct of its business, the Files, and this Agreement (including the consummation of the transactions hereunder contemplated) has not altered or impaired, nor will alter or impair, any such rights or has breached, or will breach, any agreements with third party vendors or has required, or may require (whether in such La/Cal II Party's opinion or the third party vendor's opinion) payments of additional sums thereto, or has required, or may require (whether in such La/Cal II Party's opinion or the third party vendor's opinion) the return of any records or information, except as set forth in Schedule 5.20. All of such scheduled items, taken together, would not and could not reasonably be expected to have a Material Adverse Effect on the Assets. No person has any right to use or obtain access to any of the Files, and no person has overtly challenged or questioned the validity or effectiveness of any license or agreement relating to the same or the right of the La/Cal II Parties, as applicable, to use the same, except as set forth in Schedule 5.20. All of such scheduled items, taken together, would not and could not reasonably be expected to have a Material Adverse Effect on the Assets.

         Section 5.21 Well Status. Except as set forth in Schedule 5.21, there are no Wells that:

                 (i) the La/Cal II Parties are currently obligated by law or contract to plug and abandon;

                 (ii) the La/Cal II Parties will be obligated by law or contract to plug and abandon with the lapse of time or notice or both because the Well is not currently capable of producing in commercial quantities;

                 (iii) are subject to exceptions to a requirement to plug and abandon issued by a regulatory authority having jurisdiction over the Assets; or

                 (iv) to the best knowledge of such La/Cal II Party, have been plugged and abandoned but have not been plugged or reclaimed in accordance with all applicable requirements of each regulatory authority having jurisdiction over the Assets.

         Section 5.22 Royalties. All royalties, overriding royalties, compensatory royalties and other payments due with respect to the Assets for the period prior to the Closing have been properly and correctly paid.

         Section 5.23     Reserve Report.

                 (a) The La/Cal II Parties have delivered to Acquisition II a copy of the oil and gas reserve report for the Assets prepared by Coutret & Associates, Inc. ("Reserve Engineers") as of July 1, 1996 (the "Reserve Report"). The factual information provided by the La/Cal II Parties to the Reserve Engineers was based upon information contained in the records and files of the La/Cal II Parties kept in the ordinary course of business. Except with respect to the corrections and matters set forth at Schedule 5.23, such La/Cal II Party does not have knowledge of any facts which would make the factual information provided by the La/Cal II Parties to the Reserve Engineers, and on which the Reserve Report was based, inaccurate in any material respect as of its date.

                 (b)      OTHER THAN AS EXPRESSLY SET FORTH ABOVE IN THIS
         SECTION 5.23, THE LA/CAL II PARTIES MAKE NO REPRESENTATION OR WARRANTY REGARDING THE RESERVE REPORT AND HEREBY DISCLAIM ANY REPRESENTATION OR WARRANTY THAT THE RESERVE ESTIMATES, CASH FLOW ESTIMATES, PRICE ESTIMATES, OR PRODUCTION OR FLOW RATE ESTIMATES CONTAINED IN THE RESERVE REPORT OR IN ANY SUPPLEMENT THERETO OR UPDATE THEREOF (OR IN ANY SIMILAR REPORT) ARE IN ANY WAY COMPLETE, ACCURATE OR NOT MISLEADING, THE SAME BEING PREDICTIONS AS TO FUTURE EVENTS WHICH ARE INHERENTLY SUBJECT TO INCOMPLETENESS AND INACCURACY.

         Section 5.24 Payout Agreements. There are no Assets with respect to which the Net Revenue Interests and Working Interests of the La/Cal II Parties, as shown on Schedule 1.01 are determined with respect to "Payout" and as to which "Payout" has not occurred, except as shown on Schedule 1.01.

         Section 5.25 Books and Accounts. The Files are complete and accurate in all material respects, have been maintained on a consistent basis, and fairly reflect all of the income, expenses, assets, liabilities, obligations and commitments attributable to the Assets, in accordance with generally accepted accounting principles applied on a consistent basis. Except as and to the extent reflected or reserved against in the financial statements for the Assets for the period ended June 30, 1996 (the "La/Cal II Financial Statements"), there are, as of the date of such Financial Statements, no material liabilities or obligations (absolute or contingent) respecting the Assets. Such Financial Statements, together with the notes thereto, are complete and correct in all material respects and present fairly the consolidated financial position and the consolidated results of operations of the Assets as of the date, and for the period, indicated, and all such statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis.

         Section 5.26 Complete Disclosure. Such La/Cal II Party has not knowingly provided or made available to Acquisition II any information that is misleading or inaccurate in any material respect. Such La/Cal II Party has not knowingly withheld from or failed to disclose to Acquisition II any data, documents or other information that a responsible seller would consider necessary for a reasonable evaluation by a prospective purchaser of the Assets, taken as a whole. There is no fact that such La/Cal II Party has not disclosed to Acquisition II in writing that materially adversely affects, or so far as such La/Cal party can now foresee will materially adversely affect, the Assets.

         Section 5.27 No Affiliate or Business Limiting Agreements. Except as otherwise disclosed to Acquisition II in a Schedule hereto, there is no written agreement, instrument or other arrangement or any material unwritten agreement, contract, commitment or other arrangement between or among any La/Cal II Party that affects the Assets. There is no agreement, contract, arrangement or commitment with any person that will be binding upon Acquisition II following the Closing that limits the ability of Acquisition II to engage in any line of business or compete in any location against any person.

         Section 5.28 Hydrocarbon Receivables. The accounts receivable reflected on the books of the La/Cal II Parties as of the Closing Date that are attributable to any Hydrocarbons produced and sold prior to the Closing Date (the "La/Cal II Hydrocarbon Receivables"), will represent bona fide amounts due from debtors for Hydrocarbons delivered or sold on or before the Closing Date and will not be subject to any valid defenses, counterclaims or rights of setoff. At least 90% of the La/Cal II Hydrocarbon Receivables (other than those relating to gas balancing obligations), will be collectible in the ordinary course of business within 120 days after billing.

         Section 5.29 Employees; WARN Act Notices. Any notice required under the Federal Workers Adjustment and Retraining Notification Act ("WARN Act") that is, has been or will be required of the La/Cal II Parties to its employees or former employees by reason of its obligations under the WARN Act resulting from the transactions contemplated by this

Agreement has been or will be given by the La/Cal II Parties. As a result of the transactions contemplated by this Agreement, Acquisition II will not have any responsibility for any employee benefits, including without limitation, severance payments that the La/Cal II Parties' employees may be entitled to receive as a result of such transaction.

         Section 5.30. Limitation on Remedial Costs. There are no conditions relating to the Assets that could reasonably be expected to give rise to any environmental-related remedial activities that would, in the aggregate, cost more than $100,000.

         Section 5.31 Survival of Representations. Except to the extent necessary to give effect to the provisions of Section 11.01 (Indemnification), no representation, warranty, covenant or agreement contained in this Article V shall survive the Closing.

                                   ARTICLE VI

                 REPRESENTATIONS OF ACQUISITION II AND GOODRICH

         Acquisition II and Goodrich represent to the La/Cal II Parties that, as of the Effective Date and the Closing Date:

         Section 6.01 Corporate Existence of Acquisition II. Acquisition II is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, will be duly qualified and in good standing under the laws of the states of Texas and Louisiana, and has the legal right, power, authority, and qualifications to conduct its business.

         Section 6.02 Corporate Power of Acquisition II. The making and performance by Acquisition II of this Agreement and the Closing Documents to which it is a party are within Acquisition II's corporate powers, have been duly authorized by all necessary corporate action on the part of Acquisition II, except that the issuance of the Preferred Shares will require approval of Goodrich's stockholders under the Rules of the New York Stock Exchange, and do not and will not (i) violate any provision of law or any rule, regulation, order, judgment, or determination currently in effect having applicability to Acquisition II or Acquisition II's certificate of incorporation, bylaws, or other governing documents, or (ii) subject to obtaining the consents prior to Closing listed on Schedule 6.02, result in a breach of or constitute a default under any indenture, credit agreement, operating agreement, or any other agreement or instrument to which Acquisition II is a party or by which Acquisition II may be currently bound or affected; and Acquisition II is not in default under any such order, judgment, decree, determination, indenture, credit agreement, operating agreement or other agreement, or instrument in any way that now or in the future will materially adversely affect the ability of Acquisition II to perform its obligations under this Agreement or the Closing Documents; and all consents or approvals under such indentures, agreements, and instruments necessary to permit valid execution, delivery, and performance by Acquisition II of this Agreement and the Closing Documents have been obtained or will be obtained prior to Closing.

         Section 6.03 Due Execution and Enforceability. This Agreement has been duly executed and delivered by Acquisition II, and, as of the Closing, the Closing Documents will have been duly executed and delivered by Acquisition II, and this Agreement constitutes, and as of the Closing, the Closing Documents will constitute, the legal, valid, and binding acts and obligations of Acquisition II enforceable against Acquisition II in accordance with their terms, subject, however, to bankruptcy, insolvency, reorganization, and other laws affecting creditors' rights generally and, with regard to any equitable remedies, to the discretion of the court before which proceedings to obtain such remedies may be pending. There are no bankruptcy, insolvency, reorganization, receivership or arrangement proceedings pending, being contemplated by, or to the best knowledge of Acquisition II, threatened against Acquisition II.

         Section 6.04 Brokers. No broker or finder is entitled to any brokerage or finder's fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Acquisition II for which the La/Cal II Parties have or will have any liabilities or obligations (contingent or otherwise).

         Section 6.05 Financial Statements of Goodrich. Except as and to the extent reflected or reserved against in the financial statements for Goodrich for the period ending December 31, 1995, included in Goodrich's annual report on Form 10-K for such year (the "Financial Statements") or in Goodrich's SEC filings or as set forth in Schedule 6.05 attached hereto, Goodrich, as of the date of such Financial Statements or SEC filings, had no material liabilities or obligations (absolute or contingent). Such Financial Statements, together with the notes thereto, are complete and correct in all material respects and present fairly the consolidated financial position and the consolidated results of operations of Goodrich as of the dates and for the periods indicated, all such statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis, and, to the best of Goodrich's knowledge, such Financial Statements comply as to form and substance in all material respects with Regulation S-X as promulgated by the Securities and Exchange Commission.

         Section 6.06 SEC Filings of Goodrich. Since August 15, 1995, Goodrich has filed all periodic reports required to be filed with the SEC under the Exchange Act. All such filings made and to be made by Goodrich with the SEC prior to the Closing do and will, as of the Closing, comply with the provisions of the Exchange Act and the rules and regulations of the SEC under the Exchange Act, and did not, during the period of time to which any such filings relate, (a) contain any untrue statement of material fact; or (b) omit any statement of material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         Section 6.07 Fairness Opinion. Goodrich has obtained from its investment banker, Morgan Keegan, a written opinion ("Fairness Opinion"), a copy of which has been delivered to La/Cal.

         Section 6.08     Survival of Representations.   No representation,
warranty, covenant or agreement contained in this Article VI shall survive the Closing.

                                  ARTICLE VII

               CONDITIONS TO OBLIGATIONS OF THE LA/CAL II PARTIES

         The obligations of the La/Cal II Parties to consummate the transactions provided for herein are subject, at the option of the La/Cal II Parties, to the fulfillment on or prior to the Closing Date of each of the following conditions:

         Section 7.01 Representations. All of the representations and warranties of Acquisition II and Goodrich herein contained shall be true and correct in all material respects, at the date made and at and as of the Closing as if such representations and warranties were made at and as of the Closing.

         Section 7.02 Performance. Acquisition II and Goodrich shall have performed, in all material respects, all obligations, covenants and agreements contained in this Agreement to be performed or complied with by them at or prior to the Closing.

         Section 7.03 Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement and the transactions shall not have been blocked by final judicial action.

         Section 7.04 Tax Opinion. The La/Cal II Parties shall have received a written opinion of Andrews & Kurth, L.L.P., in form and substance reasonably satisfactory to them to the effect that the asset contribution will generally qualify for nonrecognition treatment under Section 351 of the Internal Revenue Code of 1986, as amended, and such opinion shall not have been withdrawn. In rendering such opinions, Andrews & Kurth, L.L.P., shall be entitled to rely upon representations of the La/Cal II Parties, the partners of La/Cal II, Acquisition II and Goodrich.

         Section 7.05 Registration Rights Agreement. Acquisition II shall have entered into a Registration Rights Agreement with the La/Cal II Parties, containing substantially the same terms and provisions as set forth in the form of Registration Rights Agreement attached hereto as Exhibit C.

         Section 7.06 Approval of the Partners of La/Cal II. La/Cal II's obligation to consummate the transactions contemplated hereby is subject to La/Cal II having obtained the necessary consent of its partners to the consummation of such transactions.

         Section 7.07 Consummation of the Merger. The Merger shall be consummated concurrently with the consummation of the transactions contemplated by this Agreement, on substantially the same terms and provisions as set forth the form of Certificate of Merger attached hereto as Exhibit D.

         Section 7.08 Approval of the Preferred Shares. The shareholders of Acquisition II and Goodrich shall have given the requisite approval for the issuance of the Preferred Shares containing substantially the same rights, preferences, qualifications and limitations and restrictions as set forth in the form of Certificate of Designations for Acquisition II Series B Convertible Preferred Stock attached hereto as Exhibit B.

                                  ARTICLE VIII

                  CONDITIONS TO OBLIGATIONS OF ACQUISITION II

         The obligations of Acquisition II to consummate the transaction provided for herein are subject, at the option of Acquisition II, to the fulfillment on or prior to the Closing Date of each of the following conditions:

         Section 8.01 Representations. All of the representations and warranties of the La/Cal II Parties herein contained shall be true and correct in all material respects, at the date made and at and as of the Closing as if such representations and warranties were made at and as of the Closing.

         Section 8.02 Performance. The La/Cal II Parties shall have performed, in all material respects, all obligations, covenants and agreements contained in this Agreement to be performed or complied with by them at or prior to the Closing.

         Section 8.03 Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement, the transactions shall not have been blocked by final judicial action, and there shall be no legal proceedings or environmental proceedings with respect to the Assets outstanding or threatened, other than those that have been disclosed, which, either separately or in the aggregate, would materially and adversely affect the Assets taken as a whole.

         Section 8.04 Approval of Shareholders. Goodrich shall have obtained any necessary consent of its shareholders for the issuance of the Preferred Shares.

         Section 8.05 Fairness Opinion. The Fairness Opinion shall not have been materially changed or withdrawn.

         Section 8.06 La/Cal II Partners' Consent. La/Cal II shall have obtained all necessary consent of the partners to the transactions contemplated hereby.

         Section 8.07 Registration Rights Agreement. The La/Cal II Parties shall have entered into a Registration Rights Agreement with Acquisition II, containing substantially the same terms and provisions as set forth in the form of Registration Rights Agreement attached hereto as Exhibit C.

         Section 8.08 Assets. The La/Cal II Parties shall have transferred the Assets to Acquisition II in exchange for the Adjusted Preferred Shares and the other consideration set forth herein.

         Section 8.09 No Adverse Change. Since the date of this Agreement, no material adverse change shall have occurred in the business, operations or financial conditions of the Assets, taken as a whole.

         Section 8.10 Registration or Proxy Statement. The Statement , if it includes a registration statement, shall have become effective under the Securities Act of 1933, as amended; no stop order suspending the effectiveness of the Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and, in any event, such Statement, as of the time the Merger becomes effective, shall not contain any untrue statement of a material fact and shall not omit to state any material fact required to be stated therein or necessary to make any statement therein, in light of the circumstances under which the statements were made, not misleading.

         Section 8.11 Financing. Acquisition II shall have received financing on terms reasonably satisfactory to it in an amount sufficient to refinance the RIMCO Debt and to pay the Cash Consideration required hereunder.

         Section 8.12 Consents of Third Parties. All necessary consents, permissions, novations and approvals by third parties or governmental authorities in connection with the transactions hereunder contemplated shall have been obtained. This condition shall be applicable only to the extent that the failure to obtain such consent or permit would have a material adverse effect on the transactions hereunder contemplated.

         Section 8.13 Prohibition of Transactions. No state or federal statute, rule, regulation or action shall exist or shall have been adopted or taken, and no judicial or administrative decision shall have been entered (whether on a preliminary or final basis), and no action or proceeding by any governmental, regulatory or administrative agency shall be pending that if adversely decided would prohibit, restrict or unreasonably delay the consummation of the transactions contemplated by this Agreement or make illegal the consideration due hereunder.

         Section 8.14 Subscription Certificates. Each La/Cal II Party shall have executed and delivered to Acquisition II a Subscription Certificate in the form attached hereto as Exhibit E.


                                   ARTICLE IX

                                    CLOSING

         Section 9.01     Time and Place of Closing.    The consummation of the
transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Suite 3600, Houston, Texas 77002, as soon as practicable following the satisfaction or waiver of the conditions set forth in Articles VII and VIII, above (the "Closing Date").

         Section 9.02 Pre-Closing Review of Cash Consideration Adjustments. The La/Cal II Parties shall deliver to Acquisition II a written detailed statement at least one week prior to Closing evidencing the Cash Consideration Adjustments for Acquisition II's review and approval. The Parties shall use good faith efforts to agree upon these adjustments.

         Section 9.03     Adjustments to Cash Consideration at Closing.

                 (a) At Closing, the initial Cash Consideration shall be increased by the following amounts:

                          (i) all costs and expenses paid by the La/Cal II Parties pursuant to applicable operating agreements affecting the Assets, to the extent such costs are attributable to the Assets for the period of time from and after the Effective Time (such calculation, being made in a manner consistent with the La/Cal Parties' past practices);

                          (ii) if applicable, any adjustments for Other Defects pursuant to Article III; and

                          (iii) any other amount provided for in this Agreement or agreed upon by the La/Cal II Parties and Acquisition II.

                 (b) At Closing, the initial Cash Consideration shall be decreased by the following amounts:

                          (i) the amount of all proceeds of production actually received by the Working Interest Owners that is attributable to their interests in the Assets for the period of time from and after the Effective Time;

                          (ii) the amount of all proceeds of production actually received by La/Cal II, over and above the debt service (attributable to the period of time from and after the Effective Time) paid by La/Cal II on the RIMCO Debt, that is attributable to its interest in the Assets for the period of time from and after the Effective Time;

                          (iii) the portion of the Cash Consideration attributable to the portion of the Assets owned by any Working Interest Owner who fails or refuses to become a party hereto;

                          (iv) if applicable, any adjustments for Title or Other Defects pursuant to Article III; and

                          (v) any other amount provided for in this Agreement or agreed upon by the La/Cal II Parties and Acquisition II.

                 (c) At Closing, the initial number of Preferred Shares (valued at the liquidation preference) shall be decreased by the following amounts, if any:

                          (i) any amount by which the aggregate total of the adjustments for Title or Other Defects pursuant to Article III and any other matter for which any adjustment is provided in Section 9.03(b) exceeds the Adjusted Cash Consideration; and

                          (ii) the number of Preferred Shares attributable to the portion of the Assets owned by any Working Interest Owner who fails or refuses to become a party hereto;

                 (d) In the event the total amount of adjustments to be made hereunder exceeds the Cash Consideration and the liquidation preference value of the Preferred Shares to be delivered hereunder, the amount of the RIMCO Debt to be assumed hereunder shall be reduced by the amount of such excess.

                 (e) If the parties are unable, in good faith, to agree on the appropriate adjustments at the time of Closing, the payment of the amount of the Cash Consideration in dispute shall be deferred until determined in accordance with Section 9.04.

                 Section 9.04     Post-Closing Adjustments and Audits.
Promptly after the Closing Date (but not later than 60 days thereafter), the La/Cal II Parties shall prepare, and shall furnish to Acquisition II, a final accounting statement setting forth any adjustments provided in Article IX or elsewhere in this Agreement, allocating such adjustments among the various La/Cal II Parties, and specifying the persons to whom the Adjusted Cash Consideration and the Adjusted Preferred Shares should be paid or delivered. As soon as reasonably practicable thereafter (but not later than 30 days thereafter), Acquisition II shall deliver to the La/Cal II Parties a written report containing any changes that Acquisition II proposes be made to such statement. The Parties shall use good faith efforts to agree on the final adjustment amount, and such final adjustment amount shall be paid by Acquisition II or the La/Cal II Parties, as appropriate, not later than 10 days after such final adjustment. For a period of six (6) months thereafter, Acquisition II may at its own expense audit the La/Cal II Parties' books, accounts and records relating to any item that may have affected the adjustments to the consideration paid hereunder. Such audit shall be conducted so as to cause the least amount of inconvenience to the La/Cal II Parties as is reasonably possible. Notwithstanding any other provision of this Agreement, the Closing shall not relieve either Party of its obligation to account to the other Party after the Closing with respect to amounts that are received or become due at, before or after the Closing or that are properly payable or chargeable to either Party pursuant to any provision of this Agreement. Any matter for which the Parties cannot reach agreement under this Section 9.04 shall be resolved by arbitration in accordance with the provisions of Section 3.07.

         Section 9.05 Remittance of Certain Payments Received by the La/Cal II Parties. The amount of all payments received by the La/Cal II Parties (or any affiliates thereof) relating to the ownership or operation of the Assets after the Effective Time that have not been taken into account in Section 9.03 or 9.04 shall be remitted to Acquisition II in immediately available funds on a timely basis.

         Section 9.06 Transfer Taxes. All sales, use or other taxes (other than taxes on gross income, net income or gross receipts) and duties, levies or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement shall be the responsibility of, and shall be paid by, Acquisition II.

         Section 9.07 Ad Valorem and Similar Taxes. Ad valorem, property and similar taxes and assessments based upon or measured by the value of the Assets and becoming due and payable after the Effective Time shall be the responsibility of, and shall be paid by, Acquisition II.

         Section 9.08 Actions of the La/Cal II Parties at Closing. At the Closing, the La/Cal II Parties shall:

                 (a) Execute, acknowledge and deliver to Acquisition II the Contribution Agreement in the forms set forth in Exhibit A, and such other instruments, in form and substance reasonably requested by Acquisition II as may be necessary or desirable to transfer the Assets to Acquisition II;

                 (b)      Deliver to Acquisition II possession of the Assets;

                 (c) Execute and deliver letters in lieu of transfer orders addressed to each purchaser of production from the Assets instructing such purchasers to make all future payments to Acquisition II;

                 (d)      Execute and deliver the Registration Rights
         Agreement; and

                 (e) Execute, acknowledge and deliver any other agreements provided for herein or that are reasonably requested and necessary or desirable to effectuate the transactions contemplated hereby.

         Section 9.09 Actions of Acquisition II at Closing. At the Closing, Acquisition II shall:

                 (a) Deliver to the La/Cal II Parties the Adjusted Cash Consideration by wire transfer;

                 (b) Deliver to the La/Cal II Parties the Adjusted Preferred Shares;

                 (c)      Execute, acknowledge and deliver the Contribution
         Agreement;

                 (d)      Take possession of the Assets;

                 (e) Execute and deliver letters in lieu of transfer orders addressed to each purchaser of production from the Assets instructing such purchasers to make all future payments to Acquisition II;

                 (f)      Execute and deliver the Registration Rights
         Agreement; and

                 (g) Execute, acknowledge and deliver any other agreements provided for herein or that are reasonably requested and necessary or desirable to effectuate the transactions contemplated hereby.

         Section 9.10 Actions of Goodrich and Acquisition II Sub1 at Closing. At the Closing, Goodrich and Acquisition II Sub1 will execute, acknowledge and deliver the Certificate of Merger.

         Section 9.11 Further Cooperation. After the Closing Date, each Party at the request of the other, at its own expense and without additional consideration, shall execute, acknowledge and deliver, or shall cause to be executed, acknowledged and delivered from time to time such further instruments, including, without limitation, instruments of conveyance and transfer, and shall take such other action as may be necessary or advisable to carry out its respective obligations under this Agreement and under any Exhibit, document, certificate or other instrument delivered pursuant thereto or that the other Party may reasonably request to convey and deliver the Assets to Acquisition II and to accomplish the orderly transfer of the Assets to Acquisition II in the manner contemplated by this Agreement. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets to be paid, as promptly as practicable in immediately available funds, to the proper Party hereunder and to have all expenditures to be made with respect to the Assets to be made by the proper Party.

                                   ARTICLE X

                                  TERMINATION

         Section 10.01 Right of Termination. This Agreement and the transactions contemplated hereby may be completely terminated at any time at or prior to the Closing:

                 (a)      by mutual consent of the Parties;

                 (b) by the La/Cal II Parties, at their option, if the conditions set forth in Article VII are not satisfied on or before March 31, 1997;

                 (c) by Acquisition II, at its option, if the conditions set forth in Article VIII are not satisfied on or before March 31, 1997;

                 (d) by either Acquisition II or the La/Cal II Parties if the Closing has not occurred by March 31, 1997;

                 (e) by either Party if any court or governmental agency shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein.

         Section 10.02    Effect of Termination.   In the event that this
Agreement is terminated as a result of either Party exercising its right not to close pursuant hereto, then this Agreement shall be null and void and neither Party shall have any further rights or obligations under this Agreement, except that nothing herein shall relieve any Party from liability for any breach hereof. If either Party to this Agreement resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party including reasonable attorneys' fees, in addition to any other relief to which such Party may be entitled.

                                   ARTICLE XI

                                INDEMNIFICATION

         Section 11.01 The La/Cal II Parties' Obligation. Each La/Cal II Party severally agrees to release, indemnify, defend and hold harmless Acquisition II, its subsidiaries, and their respective officers, directors, employees and agents, from and against any and all claims, liabilities, losses, costs and expenses (including, without limitation, damage to property, injury or death of persons, court costs and reasonable attorneys' fees) caused by, arising from or attributable to the Assets and arising from operations or other facts or circumstances existing on or prior to the Effective Time.

         Section 11.02 Acquisition II's Obligation. Acquisition II agrees to release, indemnify, defend and hold harmless each La/Cal II Party and their respective partners, subsidiaries, officers, directors, members, managers, employees and agents, from and against any and all claims, liabilities, losses, costs and expenses (including, without limitation, damage to property, injury or death of persons, court costs and reasonable attorneys' fees) caused by, arising from or attributable to the Assets and arising from operations or other facts or circumstances existing after the Effective Time.

         Section 11.03    Indemnitee's Negligence.   THE INDEMNIFICATION
OBLIGATIONS IN THIS ARTICLE XI SHALL BE WITHOUT REGARD TO THE INDEMNITEE'S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT.

         Section 11.04 Limitation on Responsibility for Attorneys' Fees. Notwithstanding anything to the contrary contained herein, Acquisition II shall only be responsible for the costs and expenses of one firm of counsel in any one jurisdiction for all of the La/Cal II Parties.

         Section 11.05 Directors', Officers' and Management Committee Indemnifications.

                 (a) Acquisition II agrees that all rights to indemnification and waivers of liability in favor of (i) the members of the Management Committee of La/Cal II now existing and in effect on the Closing Date as provided in its partnership agreement, and (ii) the directors or officers of Goodrich now existing and in effect on the Closing Date as provided in its charter documents as in effect on the date hereof, shall survive the transactions contemplated hereby and the Merger and shall continue in full force and effect.

                 (b) For a period of five years after the date hereof, Goodrich, regardless of whether the Merger becomes effective, and Acquisition II shall indemnify and hold harmless, to the fullest extent permitted under applicable law and under their respective certificates of incorporation and bylaws in effect on the date hereof, each present and former director and officer of Goodrich and each member of the Management Committee of La/Cal II (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring prior to the Closing Date with respect to the transactions contemplated by this Agreement (including, without limitation, actions relating to serving on a Board of Directors' Committee or on the Adjustment Committee), provided, however, that any Indemnified Parties shall be advanced any legal costs and expenses until a final determination of such action, and such Indemnified Party shall reimburse Acquisition II for any such costs and expenses if it is ultimately determined that such person is not entitled to indemnification; provided that, in the event any claim or claims are asserted or made within such five-year period, all rights to indemnification in respect to any such claim or claims shall continue until final disposition thereof. After the Closing Date, Acquisition II shall also advance expenses as incurred, to the fullest extent permitted under applicable law, provided the person to whom expenses are advanced provides and undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

                 In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Closing Date), Goodrich or Acquisition II shall have the right to assume the defense thereof, except that, if Goodrich or Acquisition II elects not to assume such defense, or counsel for the Indemnified Parties advises that there are issues which may raise conflicts of interest between Goodrich or Acquisition II and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Goodrich or Acquisition II, as the case may be, shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that (i) Goodrich or Acquisition II, as the case may be, shall pay for only two firms of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) neither Goodrich nor Acquisition II shall be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld, and (iii) neither Goodrich nor Acquisition II shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 11.05, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Goodrich and Acquisition II thereof, but the failure to so notify shall not relieve Goodrich or Acquisition II of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. The parties intend, to the extent not prohibited by applicable law, that the indemnification provided for in this Section 11.05 shall apply to negligent acts or omissions by the Indemnified Parties. If such indemnity is not available with respect to any Indemnified Party, then Goodrich or Acquisition II and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect the relative faults and benefits.

                 (c) In the event any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced by a third party, whether before or after the Closing Date, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

                 (d) The Indemnified Parties shall not be entitled to the indemnification herein in connection with any claim initiated by the Indemnified Party against Goodrich or Acquisition II or any officer or director thereof unless Goodrich or Acquisition II has joined in or consented to the initiation of such claim.

         Section 11.06 Survival of Indemnities. The indemnities set forth in this Article XI shall survive the Closing.

                                  ARTICLE XII

                                 MISCELLANEOUS

         Section 12.01 Entire Agreement. This Agreement, the Closing Documents, and the exhibits attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. No supplement, amendment, alteration, modification, waiver or termination of this Agreement or the Closing Documents shall be binding unless executed in writing by the Parties and specifically referring to this Agreement.

         Section 12.02 Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         Section 12.03 Publicity. The La/Cal II Parties and Acquisition II shall consult with each other with regard to all publicity and other releases concerning this Agreement and the transactions contemplated hereby and, except as required by applicable law or the applicable rules or regulations of any governmental body or stock exchange, neither Party shall issue any such publicity or disclose any aspect of this Agreement or the transactions contemplated hereby without the prior written consent of the other Party hereto.

         Section 12.04 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

         Section 12.05 No Third Party Beneficiaries. Other than with respect to indemnified parties in Section 11.05, nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third party beneficiary contract.

         Section 12.06 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors, assigns and legal representatives.

         Section 12.07 Governing Law. This Agreement, the Closing Documents and the legal relations between the Parties shall be governed and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws.

         Section 12.08 Severability. If any term, condition or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

         Section 12.09 Expenses. In the event this Agreement is terminated, all fees, costs and expenses incurred by the La/Cal II Parties or Acquisition II or Goodrich in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, without limitation, legal, accounting, reserve engineer and investment banker fees, costs and expenses. If this Agreement is consummated, then all reasonable fees, costs and expenses incurred by the La/Cal II Parties, including, without limitation, legal, accounting, reserve engineer and investment banker fees, costs and expenses, up to a maximum of $50,000.00, shall be paid or reimbursed by Acquisition II.

         Section 12.10    Action by and Notice to Acquisition.      Any action
or consent to be taken or given by Acquisition II hereunder must be taken or given by, and any disclosure or notice to be given to Acquisition II hereunder must be given to, the Special Committee of the Board of Goodrich.

         Section 12.11 Notices. Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, or by telex, facsimile or telecopy to the addresses of the La/Cal II Parties (notice to La/Cal II as set forth below constituting notice to all La/Cal Parties) and Acquisition II set forth below. Any such notice shall be effective only upon receipt.


         If to the La/Cal II Parties:      La/Cal II Energy Partners II
                                           c/o Walter G. Goodrich
                                           333 Texas Street, Suite 1350
                                           Shreveport, Louisiana  71101
                                           Fax Number:  (318)429-2339
                                           Telephone Number:  (318)429-2300

         With a copy to:                   Scott C. Sinclair
                                           Hargrove, Pesnell & Wyatt
                                           Post Office Box 59
                                           Shreveport, Louisiana  71161-0059
                                           Fax Number:  (318)429-7201
                                           Telephone Number:  (318)429-7200

         If to Acquisition II:             Special Committee of the Board
                                             of Goodrich Petroleum Corporation
                                           c/o Arthur A. Seeligson
                                           c/o Robert C. Turnham
                                           5847 San Felipe, Suite 700
                                           Houston, Texas 77057
                                           Fax Number:  (713)780-9254
                                           Telephone Number:  (713)780-9494

         With a copy to:                   Gene J. Oshman
                                           Baker & Botts, L.L.P.
                                           3000 One Shell Plaza
                                           910 Louisiana
                                           Houston, Texas  77002
                                           Fax Number:  (713)229-1178
                                           Telephone Number:  (713)229-1234

         And a copy to:                    Keith R. Fullenweider
                                           Vinson & Elkins, L.L.P.
                                           Suite 2300
                                           1001 Fannin
                                           Houston, Texas  77002
                                           Fax Number:  (713)615-5855
                                           Telephone Number:  (713)758-2838


Either Party may, by written notice so delivered, change its address for notice purposes hereunder.


         IN WITNESS WHEREOF, the La/Cal II Parties, Acquisition II and Goodrich have executed and delivered this Agreement as of the date first set forth above.



                                                La/Cal II ENERGY PARTNERS II


                                                By: /s/ WALTER G. GOODRICH
                                                   ----------------------------
                                                       Walter G. Goodrich,
                                                    Management Committee Member


                                                GOODRICH ACQUISITION II, INC.

                                                By: /s/ ROBERT C. TURNHAM, JR.
                                                    ---------------------------
                                                Name:   Robert C. Turnham, Jr.
                                                     --------------------------
                                                Title:  Chief Operating Officer
                                                      -------------------------


                                                GOODRICH PETROLEUM CORPORATION


                                                By: /s/ ROBERT C. TURNHAM, JR.
                                                   ----------------------------
                                                Name:   Robert C. Turnham, Jr.
                                                     --------------------------
                                                Title:  Chief Operating Officer
                                                      -------------------------


                             WORKING INTEREST OWNERS

/s/ STUART L. ODEN                             /s/ LAURA WATTS
-------------------------------------          --------------------------------
Stuart Oden                                    Laura Watts
Post Office Box 1806                           333 Texas Street, Suite 1350
Shreveport, Louisiana  71166                   Shreveport, Louisiana  71101
Date: 11-7-96                                  Date: 11-8-96
     ------------------------                       ------------------------

/s/ JAMES G. MARSTON, III                      /s/ W. TAYLOR MAY
-------------------------------------          --------------------------------
James G. Marston, III                          W. Taylor May
333 Texas Street, Suite 1350                   333 Texas Street, Suite 1325
Shreveport, Louisiana  71101                   Shreveport, Louisiana  71101
Date: 11-11-96                                 Date: 11-6-96
     ------------------------                       ------------------------

/s/ KEITH J. EVANS                             /s/ REBECCA T. DELATIN
-------------------------------------          --------------------------------
Keith J. Evans                                 Rebecca T. Delatin
333 Texas Street, Suite 1325                   333 Texas Street, Suite 1375
Shreveport, Louisiana                          Shreveport, Louisiana  71101
Date: 11-6-96                                  Date: 11-6-96
     ------------------------                       ------------------------

/s/ MICHAEL WATTS                              /s/ R.E. OSBORNE II
-------------------------------------          --------------------------------
Michael Watts                                  R. E. (Bob) Osborne II
333 Texas Street, Suite 1350                   333 Texas Street, Suite 1500
Shreveport, Louisiana  71101                   Shreveport, Louisiana 71101
Date: 11-8-96                                  Date: 11-8-96
     ------------------------                       ------------------------

/s/ LEO BROMBERG
----------------------------------        FIRST AUSTRALIAN RESOURCES, INC.
Leo Bromberg
333 Texas Street, Suite 1350              By: /s/ MICHAEL EVANS
Shreveport, Louisiana  71101                  ---------------------------------
Date: 11-6-96                             333 Texas Street, Suite 1350
     ------------------------             Shreveport, Louisiana   71101
                                          Date: 11-8-96
GOODRICH ENERGY, INC.                          ------------------------
                                          /s/ RICHARD M. WANGER
By: /s/ WALTER G. GOODRICH                -------------------------------------
    -------------------------------       Richard Wanger
333 Texas Street, Suite 1350              333 Texas Street, Suite 1350
Shreveport, Louisiana  71101              Shreveport, Louisiana  71101
Date: 11-6-96                             Date: 11-7-96
     ------------------------                  ------------------------
                                          /s/ SHELDON APPEL
WAYNE CREEK RESOURCES-C.L.L.C.            -------------------------------------
                                          Sheldon Appel Company
By: /s/ L.R. BRAMMER, JR.                 333 Texas Street, Suite 1350
    -------------------------------       Shreveport, Louisiana  71101
333 Texas Street, Suite 1325              Date: 11-7-96
Shreveport, Louisiana  71101                   ------------------------
Date: 11-7-96
     ------------------------             HGF PARTNERSHIP II

G & P IRREVOCABLE TRUST                   By: /s/ HENRY GOODRICH
                                              ---------------------------------
By: /s/ LEO BROMBERG                      333 Texas Street, Suite 1350
   --------------------------------       Shreveport, Louisiana  71101
        Leo Bromberg, Trustee             Date: 11-6-96
333 Texas Street, Suite 1350                   ------------------------
Shreveport, Louisiana  71101
Date: 11-6-96                             /s/ ALAN SCHLECHTEMIER
     ------------------------             -------------------------------------
/s/ ROCHELLE RAND                         Alan Schlichtemier
----------------------------------        368 Fontaine Circle
Rochelle Rand                             Shreveport, Louisiana  71105
333 Texas Street, Suite 1350              Date: 11-7-96
Shreveport, Louisiana  71101                   ------------------------
Date: 11-7-96                             /s/ CHARLES RODMAN
     ------------------------             -------------------------------------
                                          Charles Rodman
                                          333 Texas Street, Suite 1325
                                          Shreveport, Louisiana  71101
                                          Date: 11-7-96
                                               ------------------------

/s/ DAVID HALL
-------------------------------------
David Hall
333 Texas Street, Suite 1325
Shreveport, Louisiana  71101
Date: 11-6-96
     ------------------------

/s/ STEVE G. MORAN
-------------------------------------
Steve G. Moran
333 Texas Street, Suite 1325
Shreveport, Louisiana  71101
Date: 11-6-96
     ------------------------

/s/ JIM TORGERSON
-------------------------------------
Jim Torgerson
Post Office Box 2085
Georgetown, Texas  78627
Date: 11-8-96
     ------------------------

/s/ DANNY YOUNGBLOOD
-------------------------------------
Danny Youngblood
333 Texas Street, Suite 1325
Shreveport, Louisiana  71101
Date: 11-8-96
     ------------------------

/s/ WALTER G. GOODRICH
-------------------------------------
Walter G. Goodrich
333 Texas Street, Suite 1375
Shreveport, Louisiana  71101
Date: 11-6-96
     ------------------------

                                   EXHIBIT A

                                    FORM OF
                             CONTRIBUTION AGREEMENT

UNITED STATES OF AMERICA
STATES OF LOUISIANA and TEXAS



                             CONTRIBUTION AGREEMENT


                 THIS AGREEMENT is effective as of 7:00 a.m., _________________ (said date and time hereinafter referred to as the "Effective Date"), by and between LA/CAL ENERGY PARTNERS II, a Louisiana general partnership, with a permanent mailing address of 333 Texas Street, Suite 1350, Shreveport, Louisiana 71101-5319, hereinafter called "ASSIGNOR," and GOODRICH ACQUISITION II, INC., a Delaware corporation with a permanent mailing address of 333 Texas Street, Suite 1350, Shreveport, Louisiana 71101-5319, hereinafter called "ASSIGNEE;"

WITNESSETH:

                 That for and in consideration of the sum of One Hundred and no/100 Dollars ($100.00), cash in hand paid, and other valuable consideration, including the hereinbelow described assumption by ASSIGNEE of certain described obligations and liabilities, the receipt and sufficiency of which are hereby acknowledged, ASSIGNOR, subject to the terms, conditions and reservations hereof, does hereby contribute, transfer, assign, convey, set over and deliver all of its right, title and interest in and to the following described interests and properties, hereinafter sometimes collectively referred to as the "Assets," situated in the States of Louisiana and Texas, to-wit:

                 A. The oil and gas leases described in Exhibit A attached hereto (collectively, the "Leases"), including, without limitation, all overriding royalty interests and working interests, production payments, net profits interests and the oil and gas wells located upon the lands covered by the Leases or pooled or unitized therewith (collectively, the "Wells");

                 B. All rights, privileges, benefits and powers conferred upon ASSIGNOR as the holder of any Leases with respect to the use and occupation of the surface of, and the subsurface depths under, the land covered by the Leases that may be necessary, convenient or incidental to the possession and enjoyment of such Leases;

                 C. All of ASSIGNOR'S rights in any pools or units including all or any part of any Lease or including any Well (the "Units"), including all right, title and interest in production from any Unit;

                 D. All platforms, water source wells, injection wells, tubular goods, well equipment, lease equipment, production equipment, pipelines and all other personal property, fixtures and facilities appurtenant to or used in connection with the Leases, Units or the Wells (collectively, the "Facilities");

                 E. All production sales contracts, transportation agreements, pooling agreements, unitization agreements, operating agreements, processing agreements, surface leases, easements, permits, division orders, purchase orders, invoices, receipts, licenses and rights-of-way, orders of governmental authorities, and all other contracts, agreements and instruments related to or utilized in connection with the Leases, Units, Wells or Facilities, or the production, storage, treatment, transportation, sale or disposal of oil, gas, or other hydrocarbons, minerals or substances therefrom and rights to insurance proceeds, and to the extent assignable, insurance policies (collectively, the "Contracts"), including, without limitation, the Contracts listed on Exhibit A;

                 F. All of ASSIGNOR'S original files, books, records and data, or copies thereof, regarding the Leases, Units, Wells, Facilities and Contracts, including without limitation, all abstracts of title, title opinions, title curative documents, title records, leases, assignments, contracts, correspondence, geologic, geophysical and seismic records, data and information, and production records, logs, core data, pressure data, and decline curve and production curve data, tax and accounting records, material technology and proprietary information relating to the Assets and all related items, including, without limitation, computer disks, tapes and data relating to the foregoing (collectively, the "Files");

                 G. All oil, gas, distillate, condensate, casinghead gas or other liquid or vaporous hydrocarbons, or other minerals (collectively, the "Hydrocarbons"), produced from or attributable to the Leases from and after the Effective Date, and all Hydrocarbons produced prior to the Effective Date and in storage as of the Effective Date;

                 H. All rights of way, easements and servitudes used by ASSIGNOR in connection with the Assets; and

                 I. All other assets of whatever kind and nature of ASSIGNOR relating to items A through H, above.

TO HAVE AND TO HOLD unto ASSIGNEE, its successors, sublessees, and assigns forever, subject to the terms, conditions and reservations hereinbelow recounted.

1.       ASSUMPTION OF OBLIGATIONS AND LIABILITIES.

                 ASSIGNEE accepts this Contribution Agreement and acknowledges delivery of the Assets. ASSIGNEE hereby assumes and acknowledges sole responsibility for satisfaction and discharge, at its sole cost, risk and expense, of all obligations and liabilities of ASSIGNOR caused by, arising from or attributable to the Assets and arising from operations or other facts or circumstances existing after the Effective Date, but specifically excluding all obligations and liabilities of ASSIGNOR caused by, arising from or attributable to the Assets and arising from operations or other facts or circumstances existing on or prior to the Effective Date (except that the accounting and reporting thereof shall be assumed immediately as of the Effective Date, and except that any obligation associated with an agreement for the supply of material or service shall be assumed only to the extent that the material or service with respect to which such payment is due is received by ASSIGNEE after the Effective Date hereof).

                 Specifically, but not by way of limitation, ASSIGNEE assumes the following obligations:

                 1.1 ASSIGNEE shall plug and abandon all wells located on the lands or waterbottoms subject to the Leases, or on lands or waterbottoms pooled therewith, whether or not said wells were drilled prior to or subsequent to the Effective Date hereof. Such plugging and abandonment, shall be performed by ASSIGNEE within such time as required by, in conformance with, and satisfying the terms and conditions of the Leases, Contracts, and/or any permits or agreements pertinent thereto, or as required by law, order, rule or regulation of any governmental authority having jurisdiction.

                 1.2 ASSIGNEE shall remove all abandoned or unused personal property, equipment and facilities located on the lands or waterbottoms subject to the Leases, or on lands or waterbottoms pooled therewith, or appurtenant to the wells referred to in Section 1.1 hereinabove, whether or not said personal property, equipment and facilities were constructed and/or located on the premises prior to or subsequent to the Effective Date hereof. ASSIGNEE shall remove such facilities and equipment within such time as required by, in conformance with, and satisfying the terms and conditions of the Leases, Contracts and/or any permits or agreements pertinent thereto, or as required by law, order, rule or regulation of any governmental authority having jurisdiction.

                 1.3 ASSIGNEE shall restore associated or affected surface areas or waterbottoms within such time as required by, in conformance with, and satisfying the terms and conditions of the Leases, Contracts and/or any permits or agreements pertinent thereto, or as required by law, order, rule or regulation of any governmental authority having jurisdiction.

                 1.4 ASSIGNEE shall pay its prorata share of the costs, as such costs relate to the Assets herein assigned, of all plugging and abandonment of wells, all removal of facilities, equipment and pipelines, and all restoration of lands or waterbottoms, which may be performed by third parties on any wells, facilities, equipment or pipelines located on the lands or waterbottoms subject to or affected by the Assets or on lands or waterbottoms unitized therewith, on the Effective Date hereof or thereafter.

                 Such plugging and abandonment of wells, removal of facilities or equipment and restoration of surface areas or waterbottoms by ASSIGNEE shall be performed in a good and workmanlike manner and in accordance with the rules and regulations of the Louisiana Commissioner of Conservation, the Texas Railroad Commission and all other laws, orders, rules and regulations of a governmental body, agency, or department of competent jurisdiction.

                 1.5 ASSIGNEE shall assume and be fully responsible for the repayment of all sums, up to the aggregate sum of $7,496,695.96, due to RIMCO Partners, L. P., RIMCO Partners, L. P. II, RIMCO Partners, L.P. III, and RIMCO Partners, L.P. IV, pursuant to that certain Note Purchase Agreement, dated as of July 14, 1995, as heretofore amended or modified (the "RIMCO Debt").

2.       ASSUMPTION OF LEASES AND CONTRACT OBLIGATIONS.

                 This agreement is made subject to the terms of all Leases, as listed in Exhibit "A"; existing operating agreements and unit agreements; as well as any and all other Contracts, whether recorded or unrecorded, affecting the Leases herein transferred. ASSIGNEE shall assume and be responsible for all obligations of ASSIGNOR accruing under such Leases and Contracts after the Effective Date.

3.       TAXES.

                 The 1996 ad valorem taxes on the Assets and any other taxes (other than taxes on gross income, net income or gross receipts) or governmental fees associated with this agreement, will be borne by ASSIGNEE.

4.       WARRANTIES.

                 ASSIGNOR IS CONTRIBUTING AND ASSIGNING THE ASSETS TO THE ASSIGNEE ON AN "AS IS, WHERE IS, WITH ALL FAULTS" BASIS, AND ASSIGNOR MAKES NO WARRANTY WHATSOEVER (EVEN AS TO THE RETURN OF THE CONSIDERATION GIVEN BY ASSIGNEE), WHETHER EXPRESS OR IMPLIED, IN FACT OR BY LAW, WITH RESPECT TO THE ASSETS, INCLUDING, BUT NOT LIMITED TO, TITLE (EXCEPT FOR CLAIMS ARISING BY, THROUGH OR UNDER ASSIGNOR), OPERATING CONDITION, SAFETY, COMPLIANCE WITH GOVERNMENTAL REGULATIONS, MERCHANTABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE.

5.       INDEMNIFICATION.

                 5.1 ASSIGNOR agrees to release, indemnify, defend and hold harmless ASSIGNEE from and against any and all claims, liabilities, losses, costs and expenses (including, without limitation, damage to property, injury or death of persons, court costs and reasonable attorneys' fees) caused by, arising from or attributable to the Assets and arising from operations or other facts or circumstances existing on or prior to the Effective Date.

                 5.2 ASSIGNEE agrees to release, indemnify, defend and hold harmless ASSIGNOR and each of its partners from and against any and all claims, liabilities, losses, costs and expenses (including, without limitation, damage to property, injury or death of persons, court costs and reasonable attorneys' fees) caused by, arising from or attributable to the Assets and arising from operations or other facts or circumstances existing after the Effective Date.

                 5.3 The indemnification obligations in this Section 5 shall be without regard to the indemnitee's sole, joint or concurrent negligence, strict liability or other fault.

6.       GOVERNING LAW.

                 This agreement shall be governed by the law of the State of Texas, without regard to rules concerning conflicts of law.

                 IN WITNESS WHEREOF, each party hereto has executed this agreement in the presence of the indicated witnesses, to be effective as of the Effective Date.


WITNESSES:


                                         LA/CAL ENERGY PARTNERS II

                                         By:
                                            -----------------------------------
                                            Walter G. Goodrich, General Partner



                                         GOODRICH ACQUISITION II, INC.

                                         By:
                                            -----------------------------------

                                                                      EXHIBIT B


                          CERTIFICATE OF DESIGNATIONS

                                       OF

                      SERIES B CONVERTIBLE PREFERRED STOCK
                               ($1.00 Par Value)

                                       OF

                         GOODRICH PETROLEUM CORPORATION

                             ------------------

       Pursuant to Section 151(g) of the Delaware General Corporation Law

                             ------------------

         GOODRICH PETROLEUM CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), HEREBY CERTIFIES that the following resolutions were duly adopted by the Board of Directors of the Corporation pursuant to authority conferred upon the Board of Directors by the provisions of the Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), which authorizes the issuance of up to 10,000,000 shares of preferred stock, $1.00 par value per share ("Preferred Stock"), [by unanimous written consent] [at a special meeting] of the Board of Directors on _____________, 1996

         The Board of Directors on ___________, 1996 adopted the following resolution authorizing the issuance of a series of preferred stock:

         RESOLVED, that the issuance of a series of preferred stock, $1.00 par value per share, which shall consist of 750,000 of the 10,000,000 shares of preferred stock which the Corporation now has authority to issue, be, and the same hereby is, authorized, and the powers, designations, preferences and relative participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are hereby fixed as follows:

         1. Number of Shares and Designation. Seven hundred and fifty thousand (750,000) shares of the Preferred Stock, $1.00 par value per share, of the Corporation are hereby constituted as a series of the preferred stock designated as "Series B Convertible Preferred Stock."

         2. Definitions. For purposes of the Series B Convertible Preferred Stock, the following terms shall have the meanings indicated:

                 "Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series B Convertible Preferred Stock.

                 "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.

                 "Closing Price" with respect to a particular security on any day shall mean on such day the last reported sales price, regular way, for such security or, in case no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, for such security in either case as reported on the New York Stock Exchange, on the principal national securities exchange on which such security is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ National Market System") or, if such security is not quoted on the NASDAQ National Market System, the average of the closing bid and asked prices for such security in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on each such date shall not have been reported by NASDAQ, the average of the bid and asked prices for such security for such day as furnished by any National Association of Securities Dealers, Inc. ("NASD") member firm regularly making a market in such security selected for such purpose by the board of directors or similar governing body of the issuer of such security or, if no such quotations are available, the fair market value of such security furnished by any NASD member firm selected from time to time by the board of directors or similar governing body of the issuer of such security for that purpose.

                 "Common Stock" shall mean the Common Stock of the Corporation, par value $.20 per share.

                 "Conversion Price" shall mean the conversion price per share of Common Stock into which the Series B Convertible Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to
         Section 7 hereof. The initial Conversion Price will be $[___] (equivalent to the rate of _______ shares of Common Stock for each share of Series B Preferred Stock).

                 "Current Market Price" per share of Common Stock on any date shall mean the average of the daily Closing Prices for the 30 consecutive Trading Dates commencing 45 Trading Dates before the date of determination.

                 "Defaulted Preferred Stock" shall have the meaning set forth in paragraph (a) of Section 9 hereof.

                 "dividend payment date" shall have the meaning set forth in paragraph (a) of Section 3 hereof.

                 "dividend payment record date" shall have the meaning set forth in paragraph (a) of Section 3 hereof.

                 "Dividend Periods" shall mean quarterly dividend periods commencing on the first day of January, April, July and October of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period which shall commence on the Issue Date and end on and include [December 31, 1996]).

                 "Issue Date" shall mean the first date on which shares of Series B Preferred Stock are issued.

                 "Person" shall mean any individual, firm, partnership, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

                 "Preferred Stock" means the series of Preferred Stock of the Corporation designated herein as the Series B Convertible Preferred Stock.

                 "Redemption Price" shall have the meaning set forth in paragraph (a) of Section 5 hereof.

                 "Securities" shall have the meaning set forth in paragraph
         (d)(iii) of Section 7 hereof.

                 "Trading Date" with respect to any security means (i) if such security is listed or admitted for trading on the New York Stock Exchange or another national securities exchange, a day on which such exchange is open for trading, (ii) if such security is quoted on the NASDAQ National Market System, or any similar system of automated dissemination of quotations of securities prices, a day on which trades may be made on such system, (iii) if not quoted as described in clause (ii), a day on which quotations are reported by the National Quotation Bureau Incorporated or (iv) otherwise, any Business Day.

                 "Transaction" shall have the meaning set forth in paragraph
         (e) of Section 7 hereof.

                 "Transfer Agent" means Harris Trust and Savings Bank, Chicago, Illinois or such other agent or agents of the Corporation as may be designated by the Board of Directors as the transfer agent or conversion agent for the Series B Preferred Stock.

         3. Dividends. (a) The holders of shares of the Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative cash dividends at an annual rate of $0.825 per share of Preferred Stock. Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods there shall be funds of the Corporation legally available for the payment of such dividends and whether or not such dividends are declared, and shall be payable quarterly, when, as and if declared by the Board of Directors, on March 31, June 30, September 30 and December 31 in each year (each a "dividend payment date"), commencing on [December 31, 1996]. If any dividend payment date shall be on a day other than a Business Day, then the dividend payment date shall be on the next succeeding Business Day. Each such dividend shall be payable in arrears to the holders of record of shares of the Preferred Stock, as they appear on the stock records of the Corporation at the close of business on those dates (each such date, a "dividend payment record date"), not less than 10 days nor more than 60 days preceding the dividend payment dates thereof, as shall be fixed by the Board of Directors. Dividends on the Preferred Stock shall accrue (whether or not declared) on a daily basis from the Issue Date and accrued dividends for each Dividend Period shall accumulate to the extent not paid on the dividend payment date first following the Dividend Period for which they accrue. As used herein, the term "accrued" with respect to dividends includes both accrued and accumulated dividends. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors.

         (b) The amount of dividends payable for each full Dividend Period for the Preferred Stock shall be computed by dividing the annual dividend amount by four (rounded down to the nearest cent). The amount of dividends payable for the initial Dividend Period on the Preferred Stock and any other period shorter or longer than a full Dividend Period on the Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Holders of shares of Preferred Stock called for redemption on a redemption date falling between the close of business on a dividend payment record date and the opening of business on the corresponding dividend payment date shall, in lieu of receiving such dividend on the dividend payment date fixed therefor, receive such dividend payment together with all other accrued and unpaid dividends on the date fixed for redemption (unless such holder converts such shares in accordance herewith). Holders of shares of Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or securities, in excess of cumulative dividends, as herein provided, on the Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Preferred Stock which are in arrears.

         (c) So long as any shares of the Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any class or series of stock of the Corporation ranking, as to dividends, on a parity with the Preferred Stock, for any period unless full cumulative dividends on all outstanding shares of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment for all Dividend Periods terminating on or prior to the date of payment, or setting apart for payment, of such full cumulative dividends on such parity stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, upon the shares of the Preferred Stock and any other class or series of stock ranking on a parity as to dividends with the Preferred Stock, all dividends declared upon shares of the Preferred Stock and all dividends declared upon such other stock shall be declared and paid pro rata so that the amounts of dividends per share declared and paid on the Preferred Stock and such other stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of the Preferred Stock and on such other stock bear to each other.

         (d) So long as any shares of the Preferred Stock are outstanding, no other stock of the Corporation ranking on a parity with the Preferred Stock as to dividends or upon liquidation, dissolution or winding up shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to the Preferred Stock as to dividends and upon liquidation, dissolution or winding
up) unless (i) the full cumulative dividends, if any, accrued on all outstanding shares of the Preferred Stock shall have been paid or set apart for payment for all past Dividend Periods and (ii) sufficient funds shall have been set apart for the payment of the dividend for the current Dividend Period with respect to the Preferred Stock.

         (e) So long as any shares of the Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of Common Stock or other stock ranking junior to the Preferred Stock as to dividends and upon liquidation, dissolution or winding up) shall be declared or paid or set apart for payment and no other distribution shall be declared or made or set apart for payment, in each case upon the Common Stock or any other stock of the Corporation ranking junior to the Preferred Stock as to dividends or upon liquidation, dissolution or winding up, nor shall any Common Stock nor any other such stock of the Corporation ranking junior to the Preferred Stock as to dividends or upon liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to the Preferred Stock as to dividends and upon liquidation, dissolution or winding up) unless, in each case (i) the full cumulative dividends, if any, accrued on all outstanding shares of the Preferred Stock and any other stock of the Corporation ranking on a parity with the Preferred Stock as to dividends shall have been paid or set apart for payment for all past Dividend Periods and all past dividend periods with respect to such other stock and (ii) sufficient funds shall have been set apart for the payment of the dividend for the current Dividend Period with respect to the Preferred Stock and for the current dividend period with respect to any other stock of the Corporation ranking on a parity with the Preferred Stock as to dividends.

         4.      Liquidation Preference.

         (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Common Stock or any other series or class or classes of stock of the Corporation ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, the holders of the shares of Preferred Stock shall be entitled to receive $10.00 per share plus an amount per share equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. No payment on account of any liquidation, dissolution or winding up of the Corporation shall be made to the holders of any class or series of stock ranking on a parity with the Preferred Stock in respect of the distribution of assets upon dissolution, liquidation or winding up unless there shall likewise be paid at the same time to the holders of the Preferred Stock like proportionate amounts determined ratably in proportion to the full amounts to which the holders of all outstanding shares of Preferred Stock and the holders of all outstanding shares of such parity stock are respectively entitled with respect to such distribution. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of stock ranking, as to liquidation, dissolution or winding up, on a parity with the Preferred Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Preferred Stock and any such other stock ratably in accordance with the respective amounts which would be payable on such shares of Preferred Stock and any such other stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, neither a consolidation or merger of the Corporation with one or more corporations or other entities nor a sale, lease, exchange or transfer of all or any part of the Corporation's assets for cash, securities or other property shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

         (b) Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with or prior to the Preferred Stock upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Preferred Stock, as provided in this Section 4, any other series or class or classes of stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of Preferred Stock shall not be entitled to share therein.

         (c) Written notice of any liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 days prior to any payment date stated therein, to the holders of record of the Preferred Stock at their respective addresses as the same shall appear on the stock records of the Corporation.

         5.      Redemption at the Option of the Corporation.

         (a) Preferred Stock may not be redeemed by the Corporation prior to the fourth anniversary of the Issue Date. On or after such date the Corporation, at its option, may redeem the shares of Preferred Stock, in whole or in part, out of funds legally available therefor, at any time or from time to time, subject to the notice provisions and provisions for partial redemption described below, at the redemption price of $10.00 per share, plus an amount equal to accrued and unpaid dividends, if any, to (and including) the date fixed for redemption, whether or not earned or declared (the "Redemption Price").

         (b) In the event the Corporation shall redeem shares of Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock records of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the Redemption Price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (v) the then current Conversion Price; and (vi) that dividends on the shares to be redeemed shall cease to accrue on such redemption date. If, on the date fixed for redemption, funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited or set aside, then, notwithstanding that the certificates evidencing any shares of Preferred Stock so called for redemption shall not have been surrendered, the dividends with respect to the shares so called shall cease to accrue after the date fixed for redemption, such shares shall no longer be deemed outstanding, all rights of the holders of such shares as stockholders of the Company shall cease, and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor) shall terminate.

         Upon surrender in accordance with said notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the applicable Redemption Price aforesaid. If fewer than all the outstanding shares of Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Preferred Stock not previously called for redemption by lot or pro rata (as near as may be) or by any other method determined by the Board of Directors of the Corporation in its sole discretion to be equitable. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

         In the event that the Corporation has failed to pay accrued and unpaid dividends on the Preferred Stock, it may not redeem less than all of the then outstanding shares of the

Preferred Stock until all such accrued and unpaid dividends and the then current quarterly dividends have been paid in full.

         Notwithstanding the foregoing, if notice of redemption has been given pursuant to this Section 5 and any holder of shares of Preferred Stock shall, prior to the close of business on the fifth business day prior to the redemption date, give written notice to the Corporation pursuant to Section 7(b) hereof of the conversion of any or all of the shares to be redeemed held by such holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Corporation), then (i) the Corporation shall not have the right to redeem such shares, (ii) the conversion of such shares to be redeemed shall become effective as provided in Section 7 and (iii) any funds which shall have been deposited for the payment of the Redemption Price for such shares shall be returned to the Corporation immediately after such conversion (subject to declared dividends payable to holders of shares of Preferred Stock on the dividend payment record date for such dividends being so payable, to the extent set forth in Section 7 hereof, regardless of whether such shares are converted subsequent to such dividend payment record date and prior to the related dividend payment date).

         6. Shares to be Retired. All shares of Preferred Stock purchased, redeemed, exchanged or converted by the Corporation shall be retired and canceled and shall be restored to the status of authorized but unissued shares of preferred stock, without designation as to series, and may thereafter be reissued.

         7. Conversion. Holders of shares of Preferred Stock shall have the right to convert all or a portion of such shares into shares of Common Stock, as follows:

         (a)     Subject to and upon compliance with the provisions of this
Section 7, a holder of shares of Preferred Stock shall have the right, at such holder's option, at any time to convert all or any of such shares into the number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing the aggregate liquidation preference of the shares to be converted by the Conversion Price and by surrender of such shares, such surrender to be made in the manner provided in paragraph (b) of this Section 7; provided, however, that the right to convert shares called for redemption pursuant to Section 5 hereof shall terminate at the close of business on the fifth business day prior to the date fixed for such redemption. No share of Preferred Stock may be converted in part into Common Stock.

         (b) In order to exercise the conversion right, the holder of each share of Preferred Stock to be converted shall surrender the certificate representing such share, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent in [the Borough of Manhattan, City of New York], accompanied by written notice to the Corporation that the holder thereof elects to convert such share of Preferred Stock. Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid or are not required to be paid).

         Holders of shares of Preferred Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date (except that holders of shares called for redemption on a redemption date falling between the close of business on such dividend payment record date and the opening of business on the corresponding dividend payment date shall, in lieu of receiving such dividend on the dividend payment date fixed therefor, receive such dividend payment together with all other accrued and unpaid dividends on the date fixed for redemption, unless such holders convert such shares called for redemption pursuant to the Certificate of Designations relating to the Preferred Stock) notwithstanding the conversion thereof following such dividend payment record date and prior to such dividend payment date. However, shares of Preferred Stock surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding dividend payment date (except shares of Preferred Stock called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the dividend payment with respect to such shares of Preferred Stock presented for conversion on such dividend payment date. A holder of shares of Preferred Stock on a dividend payment record date who (or whose transferee) surrenders any such shares for conversion into shares of Common Stock on the corresponding dividend payment date will receive the dividend payable by the Corporation on such shares of Preferred Stock on such date and the converting holder need not include payment in the amount of such dividend upon surrender of shares of Preferred Stock for conversion on the dividend payment date. Except as provided in this paragraph, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares of Preferred Stock or for dividends on the shares of Common Stock issued upon such conversion.

         As promptly as practicable after the surrender of certificates for shares of Preferred Stock as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or on such holder's written order, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this
Section 7, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in paragraph (c) of this Section 7.

         Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Preferred Stock shall have been surrendered and such notice received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date upon which such shares shall have been surrendered and such notice received by the Corporation. All shares of Common Stock delivered upon conversion of the Preferred Stock will upon delivery be duly and validly issued and fully paid and nonassessable.

         (c) In connection with the conversion of any shares of Preferred Stock, no fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of the Preferred Stock. Instead of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of a share of Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash (computed to the nearest cent) equal to the Closing Price of Common Stock on the Trading Date immediately preceding the date of conversion multiplied by the fraction of a share of Common Stock represented by such fractional interest. If more than one share of Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered.

         (d) The Conversion Price shall be adjusted from time to time as follows:

                 (i)      In case the Corporation shall after the Issue Date
         (A) pay a dividend or make a distribution on its Common Stock that is paid or made (1) in shares of its Common Stock or (2) in rights to purchase stock or other securities if such rights are not separable from the Common Stock except upon the occurrence of a contingency, (B) subdivide or split its outstanding Common Stock into a greater number of shares, (C) combine its outstanding Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its Common Stock, the Conversion Price in effect immediately prior thereto shall be adjusted or (in the case of clause
         (A)(2)) other provision shall be made so that the holder of any share of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock of the Corporation and rights to purchase stock or other securities which such holder would have owned or have been entitled to receive after the occurrence of any of the events described above had such share been surrendered for conversion immediately prior to the occurrence of such event or the record date therefor, whichever is earlier. In the event of the redemption of any rights referred to in clause (A), such holder shall have the right to receive, in lieu of any such rights, any cash, property or securities paid in respect of such redemption; provided, however, that if the value of such cash, property or securities is less than $.05 per share of Common Stock, such holder shall not be entitled to such cash, property or securities. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the close of business on the record date for determination of stockholders entitled to receive such dividend or distribution in the case of a dividend or distribution (except as provided in paragraph (h) below) and shall become effective immediately after the close of business on the effective date in the case of a subdivision, split, combination or reclassification. Any shares of Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of Common Stock under clauses (ii) and (iii) below.

                 (ii) In case the Corporation shall issue after the Issue Date rights or warrants to all holders of Common Stock entitling them (for a period expiring within 45 days after the issuance date) to subscribe for or purchase Common Stock at a price per share less than the Current Market Price per share of Common Stock at the record date for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Price in effect immediately prior thereto shall be adjusted to equal the price determined by multiplying
         (A) the Conversion Price in effect immediately prior to the date of issuance of such rights or warrants by (B) a fraction, the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants (without giving effect to any such issuance) and (2) the number of shares which the aggregate proceeds from the exercise of such rights or warrants for Common Stock would purchase at such Current Market Price, and the denominator of which shall be the sum of (1) the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants (without giving effect to any such issuance) and
         (2) the number of additional shares of Common Stock offered for subscription or purchase. Such adjustment shall be made successively whenever any such rights or warrants are issued, and shall become effective immediately after such record date. In determining whether any rights or warrants entitle the holders of Common Stock to subscribe for or purchase shares of Common Stock at less than such Current Market Price, there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such rights or warrants, the value of such consideration, if other than cash, to be determined by the Board of Directors (whose determination shall, if made in good faith, be conclusive).

                 (iii) In case the Corporation shall pay a dividend or make a distribution to all holders of its Common Stock after the Issue Date of any shares of capital stock of the Corporation or its subsidiaries (other than Common Stock) or evidences of its indebtedness or assets, including securities (any of the foregoing being hereinafter in this subparagraph (iii) called the "Securities"), but excluding rights, warrants, dividends and distributions referred to in subparagraphs (i) and (ii) above, regular periodic cash dividends payable out of the Corporation's surplus that may from time to time be fixed by the Board of Directors and dividends and distributions in connection with the liquidation, dissolution or winding up of the Corporation, then in each such case, the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (A) the Conversion Price in effect on the record date mentioned below by (B) a fraction, the numerator of which shall be the Current Market Price per share of the Common Stock on the record date mentioned below less the then fair market value as determined by the Board of Directors (whose determination shall, if made in good faith, be conclusive) as of such record date of the portion of the Securities applicable to one share of Common Stock, and the denominator of which shall be the Current Market Price per share of the Common

         Stock on such record date; provided, however, that in the event the then fair market value (as so determined) of the portion of Securities so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price per share of Common Stock on the record date mentioned above, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of shares of Preferred Stock shall have the right to receive the amount and kind of Securities such holder would have received had such holder converted each such share of Preferred Stock immediately prior to the record date for the distribution of the Securities. Except as provided in paragraph (h) below, such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

                 (iv) Notwithstanding anything in subparagraph (ii) above, if such rights or warrants shall by their terms provide for an increase or increases with the passage of time or otherwise in the price payable to the Corporation upon the exercise thereof, the Conversion Price upon any such increase becoming effective shall forthwith be readjusted (but to no greater extent than originally adjusted by reason of such issuance or sale) to reflect the same.
         Upon the expiration or termination of such rights or warrants, if any such rights or warrants shall not have been exercised, then the Conversion Price shall forthwith be readjusted and thereafter be the rate which it would have been had an adjustment been made on the basis that (A) the only rights or warrants so issued or sold were those so exercised and they were issued or sold for the consideration actually received by the Corporation upon such exercise plus the consideration, if any, actually received by the Corporation for the granting of all such rights or warrants whether or not exercised and (B) the Corporation issued and sold a number of shares of Common Stock equal to those actually issued upon exercise of such rights or warrants, and such shares were issued and sold for a consideration equal to the aggregate exercise price in effect under the rights or warrants actually exercised at the respective dates of their exercise. For purposes of subparagraph (ii), the aggregate consideration received by the Corporation in connection with the issuance of shares of Common Stock or of rights or warrants shall be deemed to be equal to the sum of the aggregate offering price (before deduction of underwriting discounts or commissions and expenses payable to third parties) of all such securities plus the minimum aggregate amount, if any, payable upon the exercise of such rights or warrants into shares of Common Stock.

                 (v) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this subparagraph (v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; and provided, however, that any adjustment shall be required and shall be made in accordance with the provisions of this
         Section 7 (other than this subparagraph (v)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock. All calculations under this Section 7 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest 1/100th of a share (with .005 of a share being rounded upward), as the case may be. Anything in this paragraph (d) to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this paragraph (d), as it in its discretion shall determine to be advisable in order that any stock dividend, subdivision of shares, distribution of rights or warrants to purchase stock or securities, or distribution of other assets or any other transaction which could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended, hereafter made by the Corporation to its stockholders shall not be taxable to such stockholders.

         (e) In case the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, sale of all or substantially all of the Corporation's assets or recapitalization of the Common Stock (each of the foregoing being referred to as a "Transaction"), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), then the Preferred Stock remaining outstanding will thereafter no longer be subject to conversion into Common Stock pursuant to Section 7, but instead shall be convertible into the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares or fraction thereof of Common Stock into which one share of Preferred Stock was convertible immediately prior to such Transaction. The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (e) and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Preferred Stock which will contain provisions enabling the holders of the Preferred Stock which remains outstanding after such Transaction to convert into the consideration received by holders of Common Stock at the Conversion Price immediately after such Transaction. In the event that at any time, as a result of an adjustment made pursuant to this Section 7, the Preferred Stock shall become subject to conversion into any securities other than shares of Common Stock, thereafter the number of such other securities so issuable upon conversion of the shares of Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Preferred Stock contained in this
Section 7. The provisions of this paragraph (e) shall similarly apply to successive Transactions.

         (f)     If:

                 (i) the Corporation shall declare a dividend (or any other distribution) on the Common Stock that would cause an adjustment to the Conversion Price of the Preferred Stock pursuant to the terms of any of the paragraphs above (including such an adjustment that would occur but for the terms of the first sentence of subparagraph
         (d)(v) above);

                 (ii) the Corporation shall authorize the granting to the holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants;

                 (iii) there shall be any reclassification or change of the Common Stock (other than an event to which paragraph (d)(i) of this Section 7 applies) or any consolidation, merger or statutory share exchange to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or the sale or transfer of all or substantially all of the assets of the Corporation; or

                 (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, the Corporation shall cause to be filed with the Transfer Agent and shall cause to be mailed to the holders of shares of the Preferred Stock at their addresses as shown on the stock records of the Corporation, as promptly as possible, but at least 30 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, change, consolidation, merger, statutory share exchange, sale, transfer, dissolution, liquidation or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, change, consolidation, merger, statutory share exchange, sale, transfer, dissolution, liquidation or winding up. Failure to give such notice or any defect therein shall not affect the legality or validity of the proceedings described in this
Section 7.

         (g) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the Transfer Agent an officers' certificate signed by the President or a Vice President and the Chief Financial Officer or the Secretary of the Corporation setting forth the Conversion Price after such adjustment, the method of calculation thereof and setting forth a brief statement of the facts requiring such adjustment and upon which such adjustment is based. If the calculation of the adjustment requires a determination by the Board of Directors pursuant to paragraph (d)(iii) of this
Section 7 or any similar provision, such certificate shall include a copy of the resolution of the Board of Directors relating to such determination. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price, the facts requiring such adjustment and upon which such adjustment is based and the date on which such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to the holder of each share of Preferred Stock at such holder's last address as shown on the stock records of the Corporation.

         (h) In any case in which paragraph (d) of this Section 7 provides that an adjustment shall become effective immediately after a record date for an event and the date fixed for conversion pursuant to Section 7 occurs after such record date but before the occurrence of such event, the Corporation may defer until the actual occurrence of such event (i) issuing to the holder of any share of Preferred Stock surrendered for conversion the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (ii) paying to such holder any amount in cash in lieu of any fraction pursuant to paragraph (c) of this Section 7.

         (i) For purposes of this Section 7, the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Corporation or any corporation controlled by the Corporation.

         (j) If any single action would require adjustment pursuant to more than one paragraph of this Section 7, only one adjustment shall be made and such adjustment shall be the amount of adjustment which has the highest absolute value to the holders of the Preferred Stock.

         (k) In case the Corporation shall take any action affecting the Common Stock, other than action described in this Section 7, which in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of the shares of Preferred Stock, the Conversion Price for the Preferred Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine to be equitable in the circumstances. Subject to the foregoing, there shall be no adjustment of the Conversion Price in case of the issuance of any stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 7.

         (l) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purpose of effecting conversion of the Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Preferred Stock not theretofore converted. For purposes of this paragraph (l), the number of shares of Common Stock which shall be deliverable upon the conversion of all outstanding shares of Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

         Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock deliverable upon conversion of the Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

         The Corporation will endeavor to make the shares of Common Stock required to be delivered upon conversion of the Preferred Stock eligible for trading upon the New York Stock Exchange, upon the NASDAQ National Market System or upon any national securities exchange upon which the Common Stock shall then be traded, prior to such delivery.

         Prior to the delivery of any securities which the Corporation shall be obligated to deliver upon conversion of the Preferred Stock, the Corporation will endeavor to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

         (m) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of the shares of Preferred Stock (or any other securities issued on account of the Preferred Stock pursuant hereto) or shares of Common Stock on conversion of the Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Preferred Stock (or any other securities issued on account of the Preferred Stock pursuant hereto) or shares of Common Stock in a name other than the name in which the shares of Preferred Stock with respect to which such Common Stock shares are issued were registered and the Corporation shall not be required to make any issue or delivery unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid or is not required to be paid.

         (n) The Corporation shall not take any action which results in an adjustment of the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock if the total number of shares of Common Stock issuable after such action upon conversion of the Preferred Stock then outstanding, together with the total number of shares of Common Stock then outstanding, would exceed the total number of shares of Common Stock then authorized under the Certificate of Incorporation. Subject to the foregoing, the Corporation shall take all such actions as it may deem reasonable under the circumstances to provide for the issuance of such number of shares of Common Stock as would be necessary to allow for the conversion from time to time, and taking into account adjustments as herein provided, of outstanding shares of the Preferred Stock in accordance with the terms and provisions of the Certificate of Incorporation.

         8.      Ranking.

          (a) Any class or classes of stock of the Corporation shall be deemed to rank:

                 (i) prior to the Preferred Stock, as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if the holders of such class shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Preferred Stock;

                 (ii) on a parity with the Preferred Stock, as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Preferred Stock, if the holders of such class of stock and the Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation prices, without preference or priority of one over the other; and

                 (iii) junior to the Preferred Stock, as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock shall be the Common Stock or if the holders of Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such stock.

         (b) The Preferred Stock shall rank junior to shares of the Corporation's Series A Convertible Preferred Stock as to dividends and as to the distribution of assets upon liquidation, dissolution or winding up.

         9.      Voting.

         (a) Except as herein provided or as otherwise from time to time required by law, holders of Preferred Stock shall have no voting rights. Whenever, at any time or times, dividends payable on the shares of Preferred Stock at the time outstanding have not been paid in an aggregate amount equal to at least four quarterly dividends on such shares (whether or not consecutive), the holders of Preferred Stock shall have the right, voting separately as a class with the holders of shares of any one or more other series of stock ranking on a parity as to dividends with the Preferred Stock upon which like voting rights have been conferred and are exercisable (the Preferred Stock and any such other stock, collectively for purposes hereof, the "Defaulted Preferred Stock"), to elect two directors of the Corporation at the Corporation's next annual meeting of the stockholders and at each subsequent annual meeting of stockholders; provided, however, that if such voting rights shall become vested more than 90 days or less than 20 days before the date prescribed for the annual meeting of stockholders, thereupon the holders of the shares of Defaulted Preferred Stock shall be entitled to exercise their voting rights at a special meeting of the holders of shares of Defaulted Preferred Stock as set forth herein. At elections for such directors, each holder of Preferred Stock shall be entitled to one vote for each share held (the holders of shares of any other series of Defaulted Preferred Stock ranking on such a parity being entitled to such number of votes, if any, for each share of stock held as may be granted to them.) Upon the vesting of such right of the holders of Defaulted Preferred Stock, the then authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of outstanding Defaulted Preferred Stock as hereinafter set forth. The right of holders of Defaulted

Preferred Stock, voting separately as a class, to elect members of the Board of Directors as aforesaid shall continue until such time as all dividends accumulated on Defaulted Preferred Stock shall have been paid, or declared and funds set aside for payment in full, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned.
As long as any shares of Preferred Stock shall remain outstanding, the number of directors of the Corporation (excluding any directors elected by vote of the holders of shares of Defaulted Preferred Stock) elected at any meeting of stockholders of the Corporation at which directors are to be elected shall not be such as would cause the number of directors in office after such meeting (excluding any directors elected by vote of the holders of shares of Defaulted Preferred Stock) to exceed the number which is two less than the maximum number of directors permitted by the Certificate of Incorporation.

         (b) Whenever such voting right shall have vested, such right may be exercised initially either at a special meeting of the holders of shares of Defaulted Preferred Stock called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at such meetings, or by the written consent of such holders pursuant to Section 228 of the General Corporation Law of the State of Delaware.

         (c) At any time when such voting right shall have vested in the holders of shares of Defaulted Preferred Stock entitled to vote thereon, and if such right shall not already have been initially exercised, an officer of the Corporation shall, upon the written request of 10% of the holders of record of shares of such Defaulted Preferred Stock then outstanding, addressed to the Secretary of the Corporation, call a special meeting of holders of shares of such Defaulted Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice to holders of Defaulted Preferred Stock given as required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the corporation or, if none, at a place designated by the Secretary of the Corporation. If such meeting shall not be called by the proper officers of the Corporation within 30 days after the personal service of such written request upon the Secretary of the Corporation, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of 10% of the shares of Defaulted Preferred Stock then outstanding may designate in writing any person to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice to holders of Defaulted Preferred Stock given as required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided in this paragraph. Any holder of shares of Defaulted Preferred Stock then outstanding that would be entitled to vote at such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this paragraph. Notwithstanding the provisions of this paragraph, however, no such special meeting shall be called or held during a period within 45 days immediately preceding the date fixed for the next annual meeting of stockholders.

         (d) The directors elected as provided herein shall serve until the next annual meeting or until their respective successors shall be elected and shall qualify; any director elected by the holders of Defaulted Preferred Stock may be removed without cause by, and shall not be removed without cause otherwise than by, the vote of the holders of a majority of the outstanding shares of the Defaulted Preferred Stock who are entitled to participate in such election of directors, voting separately as a class, at a meeting called for such purpose or by written consent as permitted by law and the Certificate of Incorporation and By-laws of the Corporation. If the office of any director elected by the holders of Defaulted Preferred Stock, voting separately as a class, becomes vacant by reason of death, resignation, retirement, disqualification or removal from office or otherwise, the remaining director elected by the holders of Defaulted Preferred Stock, voting separately as a class, may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. Upon any termination of the right of the holders of Defaulted Preferred Stock to vote for directors as herein provided, the term of office of all directors then in office elected by the holders of Defaulted Preferred Stock, voting separately as a class, shall terminate immediately. Whenever the terms of office of the directors elected by the holders of Defaulted Preferred Stock, voting separately as a class, shall so terminate and the special voting powers vested in the holders of Defaulted Preferred Stock shall have expired, the number of directors shall be reduced by the number of directors whose term of office shall have terminated as provided hereinabove.

         (e) So long as any shares of the Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least 66-2/3% of the shares of Preferred Stock outstanding at the time given either by written consent or in person or by proxy at any special or annual meeting, shall be necessary to permit, effect or validate any one or more of the following:

                 (i) the authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock, or any security convertible into stock of such class or series, ranking prior to the Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up;

                 (ii) the amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation (including the Certificate of Designations relating to the Preferred Stock) which would adversely affect any right, preference, privilege or voting power of the Preferred Stock or of the holders thereof; provided, however, that any increase in the amount of authorized preferred stock or the creation and issuance of other series of preferred stock, or any increase in the amount of authorized shares of any such other series of preferred stock, in each case ranking on a parity with or junior to the Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; or

                 (iii) the authorization of any reclassification of the Preferred Stock.

         (f) So long as any shares of the Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least 50% of the shares of Preferred Stock outstanding at the time given either by written consent or in person or by proxy at any special or annual meeting, shall be necessary to permit, effect or validate any increase in the amount of authorized Preferred Stock or the creation of additional classes of stock or the issuance of any series of capital stock ranking on a parity with the Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution and winding up of the Company.

         The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Preferred Stock shall have been redeemed.

         10. Record Holders. The Corporation and the Transfer Agent may deem and treat the record holder of any shares of Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

         11. Notice. Except as may otherwise be provided by law or provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon receipt, in the case of a notice of conversion given to the Corporation as contemplated in
Section 7(b) hereof, or, in all other cases, upon the earlier of receipt of such notice or three Business Days after the mailing of such notice if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms hereof) with postage prepaid, addressed: if to the Corporation, to its offices at 5847 San Felipe, Suite 700, Houston, Texas 77057 (Attention: Corporate Secretary) or other agent of the Corporation designated as permitted hereby; or, if to any holder of the Preferred Stock, to such holder at the address of such holder of the Preferred Stock as listed in the stock record books of the Corporation (which shall include the records of the Transfer Agent), or to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.

         IN WITNESS WHEREOF, this Certificate has been signed on behalf of the Corporation by its President and attested to by its Secretary, all as of the ____ day of _______, 1996.


                                      GOODRICH PETROLEUM CORPORATION


                                      By:
                                         --------------------------------------

Attest:


By:
   -----------------------------------

                                                                       EXHIBIT C


                         REGISTRATION RIGHTS AGREEMENT


         REGISTRATION RIGHTS AGREEMENT (this "Agreement") dated as of _______ __, 1996 by and between Goodrich Petroleum Corporation, a Delaware corporation (the "Company"), and each of the individuals whose signature appears on the signature page hereto (individually, a "Stockholder" and collectively, the "Stockholders").

                                R E C I T A L S:

         WHEREAS, the Stockholders have acquired shares of the Company's Series B Convertible Preferred Stock, par value $1.00 per share ("Series B Preferred Stock"), pursuant to the terms of that certain Exchange Agreement dated October __, 1996 between the Company, La/Cal Energy Partners II and certain of the Stockholders;

         WHEREAS, the shares of Series B Preferred Stock held by the Stockholders are convertible at the option of the Stockholders into shares of Common Stock, par value $.20 per share, of the Company ("Common Stock");

         WHEREAS, the shares of Series B Preferred Stock held by the Stockholders are, and any shares of Common Stock issued to the Stockholders upon the conversion thereof will be, "restricted securities" as such term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act");

         WHEREAS, pursuant to the Agreement, the Company has agreed to provide the Stockholders with certain registration rights relating to any and all shares of Common Stock issued after the date hereof to the Stockholders upon conversion of shares of Series B Preferred Stock (such shares of Common Stock being referred to herein as the "Registrable Shares").

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                      REGISTRATION RIGHTS AND OBLIGATIONS

         1.1     Demand Registration.

         (a) Stockholders collectively owning at least 2,500,000 Registrable Shares (or the equivalent number in the event of a stock split, reverse stock split, stock dividend or a reclassification or recapitalization subsequent to the date hereof) shall have the right, exercisable at any time after the date hereof, on any one occasion, by written notice to the Company (the "Registration Notice") signed by Stockholders requesting such registration (the "Requesting Stockholders"), to require the Company to use its best efforts to register under the Securities Act, all or part of the Registrable Shares held by the Stockholders (the "Demand Registration"). The Company, upon receipt of the Registration Notice, shall use its best efforts to effect the Demand Registration. The Company shall send written notice of such Demand Registration to the remaining Stockholders, if any (the "Notification"), within ten days of the Company's receipt of the Registration Notice. Unless a remaining Stockholder shall deliver a written request for inclusion in the Demand Registration of a specified number of his Registrable Shares within ten days of the date of the Notification by the Company, the right of such remaining Stockholder to participate in such Demand Registration shall terminate. If such remaining Stockholder so notifies the Company within the period specified above of his desire to participate in the Demand Registration, such Stockholder's Registrable Shares shall be included in the Demand Registration. Each of the Stockholders participating in any Demand Registration is referred to herein as a "Selling Stockholder" and collectively, as the "Selling Stockholders."


         (b) The Registration Notice shall state whether the registration shall be an underwritten offering or a shelf offering pursuant to Rule 415 of the Securities Act. In the event that the shelf registration is requested, the Company shall use its best efforts to maintain the effectiveness of such registration for at least 90 days. In connection with such registration, the Company shall be obligated as soon as practicable (but in any event within 90 days) to prepare and file a registration statement (the "Registration Statement") upon receipt of any such Registration Notice and shall be further obligated to have the Registration Statement declared effective under the Securities Act and the rules and regulations promulgated thereunder, and the applicable securities or "blue sky" laws of each state, as soon as practicable after the filing date thereof. The Company shall be deemed to have completed a Demand Registration if the Registration Statement is declared effective by the Commission and the Company uses its best efforts to keep such Registration Statement effective for 90 days or such lesser period of time as is necessary for the Selling Stockholders to sell all of the Registrable Shares registered thereunder. The registration rights contained herein with respect to the Registrable Shares held by a Stockholder shall terminate upon the transfer, sale or other disposition by a Stockholder of his Registrable Shares so transferred, sold or disposed of unless such Registrable Shares are transferred, sold or disposed of to an "affiliate" of a Stockholder, as such term is defined in the Securities Act, or are transferred by gift or inheritance in which case the registration rights contained herein shall automatically be assigned to such affiliate or other transferee.

         (c) The Company may include in the Registration Statement referred to in Section 1(b) above a primary offering by the Company of a number of shares of Common Stock that the Company proposes to issue and sell for its own account, not to exceed three hundred percent (300%) of the number of Registrable Shares included in such Registration Statement.

         (d) In connection with any underwritten registration hereunder, if the managing underwriter shall advise the Company in writing (with a copy to the Selling Stockholders) stating that, in its opinion, the number of shares of Common Stock proposed to be included in such registration exceeds the number which can be sold in such offering within the price range acceptable to the Company and the Selling Stockholders (such writing to state the approximate number of shares of Common Stock that may be included in such offering without such effect and, if possible, the basis of such opinion), then the Company will include in such registration, to the extent of the number of shares of Common Stock that the Company is so advised can be sold in such offering, (i) first, the Registrable Shares requested by the Selling Stockholders to be registered pursuant to this Section, and (ii) second, all remaining shares of Common Stock proposed to be included in such registration.

         (e) In the event that the Company's Board of Directors reasonably determines in good faith that the filing of the Registration Statement would be significantly disadvantageous to the Company, notwithstanding anything to the contrary contained herein, the Company may postpone the preparation and filing of the Registration Statement for a period up to 120 days as the Company shall in good faith deem necessary.

         (f) The Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this
Section 1.1 during the period starting with the date 60 days prior to the Company's estimated date of filing of, and ending on the date 180 days following the effective date of, any registration statement relating to securities of the Company (other than a registration statement primarily relating to an offering of securities to employees or a dividend reinvestment plan), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective.

         1.2 PIGGYBACK REGISTRATION. If at any time prior to the third anniversary of the date hereof, the Company proposes to file a registration statement in connection with the public offering of shares of Common Stock to be sold by the Company for its own account under the Securities Act (other than in connection with a merger, acquisition or similar business combination transaction, an offering of securities primarily to employees or a dividend reinvestment plan), prior to such filing, the Company shall give the Stockholders written notice of its intention to file such a registration statement. Any Stockholder wishing to participate in such offering, within seven days after such notice, shall deliver to the Company a notice of the Stockholder's desire to sell Registrable Shares under such registration (a "Participation Notice"). The Participation Notice shall state the number of Registrable Shares which such Stockholder wishes to dispose of in such registration. If the Company receives one or more Participation Notices within the specified notice period it shall, subject to the provisions of this Section 1.2, use its best efforts to include the number of shares set forth in such Participation Notices in its registration statement under the Securities Act. The Company may, at any time prior to the effectiveness of any such registration statement, in its sole discretion and without the Stockholders's consent, abandon the proposed offering in which the Stockholder has requested to participate. Notwithstanding the foregoing, the Company shall not be obligated to include such

Registrable Shares in such offering if the Company is advised by the managing underwriter or underwriters of such offering that such offering would, in its or their good faith judgment, be materially adversely affected by such inclusion; provided however, that the Company shall in any case be obligated to include such number or amount of Registrable Shares in such offering, if any, as such underwriter or underwriters shall determine will not materially adversely affect such offering.


                                   ARTICLE II

                       REGISTRATION PROCEDURE AND EXPENSE

         2.1 UNDERWRITER AND DISTRIBUTIONS. In connection with any underwritten registration under the Securities Act pursuant to this Agreement, the Company shall have the right, in its absolute discretion, to choose the underwriter or underwriters (the "Underwriter") and the underwriting syndicate who shall underwrite any offering of Registrable Shares. The Company shall have the right to decide with the Underwriter the scope of the distribution pursuant to any offering.

         2.2     REGISTRATION PROCEDURES.

         (a) In connection with any registration under the Securities Act in which a Stockholder is participating pursuant to this Agreement, the Company will furnish each Selling Stockholder a copy of the Registration Statement and all amendments thereto and will supply each Selling Stockholder with copies of any prospectus included therein (and, if necessary, with copies of a prospectus meeting the requirements of Section 10(a)(3) of the Securities Act; provided, however, that no such prospectus need be supplied more than 60 days after the effective date of the Registration Statement) in such quantities as may be necessary for the purposes of such proposed sale. The Company shall use its reasonable best efforts to keep the Registration Statement effective under the Securities Act during the period specified in Section 1.1(b) as may be reasonably necessary to effect such sale or other disposition (the "Effective Period"), including the filing of any post-effective amendments or supplements thereto, and shall immediately notify the Stockholders when such Registration Statement is no longer effective under the Securities Act.

         (b)     The Company will also use its best efforts to:

                 (i) register or qualify the Registrable Shares included in the Registration Statement under the securities or blue sky laws of such states as the Selling Stockholders shall reasonably request and shall keep such registration or qualification in effect for the Effective Period, and do any and all other acts and things which may be reasonably necessary or advisable to enable the Selling Stockholders to consummate the disposition in such jurisdictions of the Registrable Shares; and

                 (ii) notify each of the Selling Stockholders at any time during the Effective Period when a prospectus relating thereto is required to be delivered under the Securities Act of the occurrence of any event as a result of which the prospectus included in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and at the request of any Selling Stockholder promptly prepare and furnish to the Selling Stockholder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

         2.3 REGISTRATION EXPENSES. The Company shall pay all costs and expenses incurred in connection with the registration of Registrable Shares effected pursuant to this Agreement, including the fees and expenses of a single counsel for the Selling Stockholders, provided that, in no event shall the Company be responsible for the underwriting discounts and commissions applicable to the Registrable Shares, which shall be borne by the Selling Stockholders.

         2.4 COOPERATION OF THE STOCKHOLDERS. In connection with any registration of the Registrable Shares pursuant to this Agreement, each Stockholder shall furnish the Company with such information concerning such Selling Stockholder, as the Company may reasonably request for use in the preparation of the Registration Statement and shall cooperate fully in the preparation and filing of a Registration Statement. In connection with any offering, the Company and each of the Selling Stockholders, if requested by the Underwriter, shall become a party to the Underwriting Agreement, which agreement shall contain representations and warranties concerning such Selling Stockholders and the Registrable Shares held by them, covenants and conditions and such other terms as are customarily contained in agreements of that type, provided that no Selling Stockholder shall be required to make any representation or warranty, or indemnify any persons therein concerning the business or financial results or condition of the Company or regarding any other Selling Stockholder. In connection therewith, if so requested by the Underwriter, each Selling Stockholder will agree not to effect any public sale or distribution of any securities of the Company during the seven days prior to the date on which any Registration Statement has become effective and up to the 180 days thereafter, except as part of such offering.

         2.5 STANDOFF AGREEMENT. Each Stockholder agrees that, if, in connection with an underwritten public offering of the Company's securities, the Company or the underwriters managing the offering so request, the Stockholders shall not sell, make any short sale of a loan, grant any option for the purchase of or otherwise dispose of any Company securities (other that those included in the registration) other than intra-family transfers, transfers to trusts for estate planning purposes, or transfers to affiliates (in which case such transferee would be bound by the terms of this Section 2.5), without the prior written consent of the Company or such underwriters, as the case may be, for such period of time not to exceed 90 days from the effective date of such registration as may be requested by the Company or the underwriters.

                                  ARTICLE III

                                INDEMNIFICATION

         3.1 INDEMNIFICATION BY THE SELLING STOCKHOLDERS. (a) It shall be a condition precedent to any right of registration under this Agreement that each Selling Stockholder shall furnish to the Company in writing such information as shall be reasonably requested by the Company concerning each Selling Stockholder and the Registrable Shares held by him for use in a Registration Statement or any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto ("Prospectus"), and each Selling Stockholder hereby agrees to indemnify the Company, its officers and directors, each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, and each underwriter or broker of the Registrable Shares registered pursuant to such request, and each person, if any, who controls such underwriter or broker within the meaning of Section 15 of the Securities Act against any losses, claims, expenses, damages or liabilities to which the Company or any such officer or director or broker or underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, expenses, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue (or alleged untrue) statement of any material fact contained in, or any material fact (necessary to make the statements therein, in light of the circumstances under which they are made, not misleading) omitted from (or allegedly omitted from), a Registration Statement or Prospectus covering the Registrable Shares, in each case to the extent, but only to the extent, that such statement or omission was made in reliance upon and in conformity with written information furnished to the Company by such Selling Stockholder specifically for use in such Registration Statement. Each Selling Stockholder hereby agrees upon the reasonable request of the Company to execute such additional documents and instruments that set forth the indemnification provision contained herein.

         3.2 INDEMNIFICATION BY THE COMPANY. The Company hereby agrees to indemnify, hold harmless and defend each Selling Stockholder and each underwriter or broker of the Registrable Shares registered pursuant to such request, and each person, if any, who controls such underwriter or broker within the meaning of Section 15 of the Securities Act against any losses, claims, expenses, damages or liabilities to which such Selling Stockholder, underwriter or broker or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, expenses, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue (or alleged untrue) statement of any material fact contained or incorporated by reference in a Registration Statement or Prospectus covering the Registrable Shares or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein or incorporated by reference therein, in light of the circumstances under which they were made, not misleading, except insofar as such untrue (or alleged untrue) statement or omission (or alleged omission) shall have been based upon information furnished to the Company in writing by such Selling Stockholder or underwriter or broker specifically for use in such Registration Statement or Prospectus, and the Company will reimburse such Selling Stockholder or such underwriter or broker for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such claim, loss, damage, liability, action or proceedings.

         3.3     CONTRIBUTION.  If the indemnification provided for in Section
3.1 or 3.2 above is unavailable or insufficient to hold harmless any party entitled to indemnification thereunder in respect of any losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof), then such party required to provide indemnification hereunder ("Contributor") shall, in lieu of indemnifying such other party entitled to indemnification hereunder ("Contributee"), contribute to the amount paid or payable by Contributee as a result of such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Contributor and the Contributee, in connection with the statements or omissions (or alleged statements or omissions) that resulted in such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof). The relative fault of such persons shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact, or omission or alleged omission to state a material fact, relates to information supplied by or concerning the Contributor or Contributee and such person's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 3.3 were determined by pro rata allocation or by any other allocation that does not take into account the equitable considerations referred to above in this Section 3.3. No person guilty of fraudulent misrepresentation within the meaning of the Securities Act shall be entitled to contribution from any person that is not guilty of such fraudulent misrepresentation.

                                   ARTICLE IV

                                 MISCELLANEOUS

         4.1 CHOICE OF LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Texas, without regard to its rules on conflict of laws.

         4.2 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, supersedes any prior agreement on the subject matter hereof and may not be amended except by a written agreement signed by all the parties hereto.

         4.3 NO ASSIGNMENT. The registration rights contained herein shall not be transferable or assignable by any of the Stockholders except by will, inheritance or intestate succession or to an "affiliate" of a Stockholder, as such term is defined in the Securities Act, or to a transferee who receives the Registrable Shares as a gift or charitable contribution.

         4.4 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered by (i) personal delivery, (ii) expedited overnight delivery service, (iii) certified or registered mail, postage prepaid or (iv) telecopier. Any such notice shall be deemed given upon its delivery or its being sent or dispatched, as the case may be, to the following addresses:

         (a)     If to the Stockholders, at:

                 The address set forth on the
                 signature page hereof

         (b)     If to the Company, at:

                 Goodrich Petroleum Corporation
                 5847 San Felipe, Suite 700
                 Houston, Texas 77057
                 Attention:  President

                 with a copy to:

                 Vinson & Elkins L.L.P.
                 1001 Fannin
                 Suite 2300
                 Houston, TX  77002
                 Attention: Keith R. Fullenweider

         4.5 RELIANCE. The Company shall be entitled to rely on any Registration Notice received by it and the contents contained therein.

         4.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         4.7 AMENDMENT AND WAIVER. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought; provided further, however, that any provisions in Article I may be amended, waived, discharged or terminated upon the written consent of the Company and the holders of a majority in interest of the aggregate of the Registrable Shares.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representative as of the date first above written.

                                     GOODRICH PETROLEUM CORPORATION


                                     By:
                                        ------------------------------------
                                     [_____________], Chairman of the Board

Address:

--------------------------------
                                              Walter G. Goodrich
--------------------------------


Address:

--------------------------------
                                              James G. Marston, III
--------------------------------


Address:                             GOODRICH ENERGY, INC.

--------------------------------
                                     By:
--------------------------------        -----------------------------------
                                              Walter G. Goodrich, President

Address:

--------------------------------
                                              J. Michael Watts
--------------------------------


Address:                             HGF PARTNERSHIP II

--------------------------------

--------------------------------     By:
                                        --------------------------------------
                                              Henry Goodrich, Managing Partner
Address:

--------------------------------
                                              Rochelle Rand
--------------------------------

Address:

--------------------------------
                                              Leo E. Bromberg
--------------------------------


Address:

--------------------------------
                                              Leo E. Bromberg, Trustee for G & P
--------------------------------


Address:                             [G & P IRREVOCABLE TRUST]

--------------------------------

--------------------------------     By:
                                        --------------------------------------


Address:                             FIRST AUSTRALIAN RESOURCES, INC.

--------------------------------

--------------------------------     By:
                                        --------------------------------------
                                              [Name, Title]


Address:                             SHELDON APPEL COMPANY

--------------------------------

--------------------------------     By:
                                        --------------------------------------
                                              [Name, Title]


Address:                             BH RESOURCES L.C.

--------------------------------

--------------------------------     By:
                                        --------------------------------------
                                              [Name, Title]
Address:

--------------------------------
                                              Rebecca T. Delatin
--------------------------------

Address:                             RABOIL RESOURCES, L.L.C.

--------------------------------

--------------------------------     By:
                                        --------------------------------------
                                          [Name, Title]
Address:

--------------------------------
                                              Keith J. Evans
--------------------------------


Address:

--------------------------------
                                              Roland Frautschi
--------------------------------



Address:

--------------------------------
                                              David W. Hall
--------------------------------




Address:                             HUNTINGFIELD CORPORATION

--------------------------------

--------------------------------     By:
                                        --------------------------------------
                                              [Name, Title]


Address:                             M & M INVESTMENTS

--------------------------------

--------------------------------     By:
                                        --------------------------------------
                                              [Name, Title]
Address:

--------------------------------
                                              W. Taylor May
--------------------------------


Address:

--------------------------------
                                              David Meadows
--------------------------------

Address:

--------------------------------
                                              Steve G. Moran
--------------------------------


Address:

--------------------------------
                                              Stuart Oden
--------------------------------


Address:

--------------------------------
                                              Robert E. Osborne, II
--------------------------------



Address:

--------------------------------
                                              Charles G. Rodman
--------------------------------




Address:

--------------------------------
                                              Jim Tennyson
--------------------------------




Address:

--------------------------------
                                              Jim E. Torgerson
--------------------------------


Address:                             WAYNE CREEK RESOURCES-A, L.L.C.

--------------------------------

--------------------------------     By:
                                        ---------------------------------------
                                              [Name, Title]

Address:                             WAYNE CREEK RESOURCES-C, L.L.C.

--------------------------------

--------------------------------     By:
                                        ---------------------------------------
                                              [Name, Title]

Address:

--------------------------------
                                              Danny R. Youngblood
--------------------------------


Address:

--------------------------------
                                              Richard Wanger
--------------------------------


Address:

--------------------------------
                                              Alan Schlichtemier
--------------------------------



Address:

--------------------------------
                                              Laura Goodrich Watts
--------------------------------

                                                                       EXHIBIT D





                               AGREEMENT AND PLAN
                                   OF MERGER





                      DATED AS OF _________________, 1996

                               TABLE OF CONTENTS

ARTICLE I
         THE MERGER
         Section 1.1      The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         Section 1.2      Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         Section 1.3      Certificate of Incorporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         Section 1.4      Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         Section 1.5      Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         Section 1.6      Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         Section 1.7      Additional Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         Section 1.8      Conversion of Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         Section 1.9      No Surrender of Certificates; Stock Transfer Books  . . . . . . . . . . . . . . . . . . . . . 4

ARTICLE II
         ACTIONS TO BE TAKEN IN CONNECTION WITH THE MERGER
         Section 2.1      Company Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         Section 2.2      Assumption of Benefit Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         Section 2.3      Reservation of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

ARTICLE III
         CONDITIONS OF MERGER
         Section 3.1      Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

ARTICLE IV
         COVENANTS
         Section 4.1      Election of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         Section 4.2      Listing of Acquisition Common Stock and Acquisition Series A Preferred Stock                  6
         Section 4.3      Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         Section 4.4      Change in Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         Section 4.5      Change of Name of Acquisition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         [Section 4.6     Contribution of Treasury Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         [Section 4.7     Repurchase of Stock.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

ARTICLE V
         TERMINATION AND AMENDMENT
         Section 5.1      Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         Section 5.2      Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

ARTICLE VI
         MISCELLANEOUS PROVISIONS
         Section 6.1      Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         Section 6.2      Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         Section 6.3      Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

Exhibit A -- Certificate of Designations of Series B Preferred Stock

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of ____________, 1996, is among Goodrich Petroleum Corporation, a Delaware corporation (the "Company"), Goodrich Acquisition II, Inc., a Delaware corporation ("Acquisition") and a direct, wholly owned subsidiary of the Company, and Goodrich Sub I, Inc., a Delaware corporation (the "Merger Sub") and a direct, wholly owned subsidiary of Acquisition.

                                    RECITALS

         A. As of the date hereof, the Company's authorized capital stock consists of (i) 100,000,000 shares of common stock, par value $.20 per share ("Company Common Stock"), of which 41,804,510 shares are issued and outstanding, and (ii) 10,000,000 shares of preferred stock, $1.00 par value, of which 1,175,000 shares have been designated as the Company's Series A Convertible Preferred Stock (the "Company Series A Preferred Stock") and 801,147 are issued and outstanding.

         B. At the Effective Time (as hereafter defined) of the Merger (as hereafter defined), Acquisition's authorized capital stock will be identical to that of the Company, except (i) the Company Common Stock and the Company Series A Preferred Stock will be named "Acquisition Common Stock" and "Acquisition Series A Preferred Stock", respectively, and (ii) Acquisition will designate 750,000 shares as Series B Convertible Preferred Stock, $1.00 par value (the "Acquisition Series B Preferred Stock").

         C. The designations, rights and preferences, and the qualifications, limitations and restrictions of Acquisition Series A Preferred Stock, and the Acquisition Common Stock are the same as those of the Company Series A Preferred Stock, and the Company Common Stock.

         D. The certificate of incorporation and the bylaws of Acquisition contain provisions identical to the certificate of incorporation and bylaws of the Company (other than with respect to matters excepted by Section 251(g) of the General Corporation Law of the State of Delaware (the "DGCL")).

         E. The directors of the Company immediately prior to the Merger will be the directors of Acquisition immediately after the Merger.

         F. Acquisition and the Merger Sub are newly formed corporations organized for the purpose of participating in the transactions herein contemplated.

         G. The Company desires to create a new holding company structure by merging the Merger Sub with and into the Company with the Company being the surviving corporation, and converting each outstanding share of Company Common Stock and Company Series A Preferred Stock into a like number of shares of Acquisition Common Stock and Acquisition Series A Preferred Stock, respectively, all in accordance with the terms of this Agreement.

         H. The Boards of Directors of Acquisition, the Merger Sub and the Company have approved this Agreement and the Merger of the Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Acquisition and the Merger Sub hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

         Section 1.1 The Merger. In accordance with Section 251(g) of the DGCL and subject to and upon the terms and conditions of this Agreement, the Merger Sub shall, at the Effective Time, be merged with and into the Company, the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation." At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL.

         Section 1.2 Effective Time. The Merger shall become effective upon the filing on or before _______________________, of a copy of this Agreement with the Secretary of State of the State of Delaware (the time of such filing being referred to herein as the "Effective Time").

         Section 1.3 Certificate of Incorporation. From and after the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law; provided, however, that, from and after the Effective Time:

         (a) Article One thereof shall be amended so as to read in its entirety as follows:

                 "First:  The name of this Corporation is [________________]"

         (b) Article Fourth thereof shall be amended so as to read in its entirety as follows:

                 "Fourth: The aggregate number of shares which the Corporation shall have authority to issue shall be one thousand (1,000), consisting of one thousand (1,000) shares of Common Stock, par value $.20 per share."

         (c) A new Article [____________] shall be added thereto which shall be and read in its entirety as follows:

                 "____________: Any act or transaction by or involving the Corporation that requires for its adoption under the General Corporation Law of the State of Delaware or its certificate of incorporation the approval of the stockholders of the Corporation shall, by virtue of this reference to Section 251(g) of the General Corporation Law of the State of Delaware, require, in addition, the approval of the stockholders of Goodrich Petroleum Corporation, a Delaware corporation, or any successor thereto by merger, so long as such corporation or its successor is the ultimate parent, directly or indirectly, of this Corporation, by the same vote that is required by the General Corporation Law of the State of Delaware and/or the certificate of incorporation of this Corporation. For the purposes of this Article ___________, the term "parent" shall mean a corporation that owns, directly or indirectly, at least a majority of the outstanding capital stock of this Corporation entitled to vote in the election of directors of this Corporation without regard to the occurrence of any contingency."

         Section 1.4 Bylaws. From and after the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law; provided, however, that, from and after the Effective Time, the bylaws shall be amended to provide that the number of directors which shall constitute the entire Board shall be __________.

         Section 1.5 Directors. The directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and the bylaws of the Surviving Corporation or as otherwise provided by law.

         Section 1.6 Officers. The officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and the bylaws of the Surviving Corporation or as otherwise provided by law.

         Section 1.7 Additional Actions. Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Merger Sub and the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

         Section 1.8 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Acquisition, Merger Sub, the Company or the holder of any of the following securities:

                 (a) Each share of Company Common Stock and Company Series A Preferred Stock, issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share of Acquisition Common Stock and Acquisition Series A Preferred Stock, respectively.

                 (b) Each share of common stock, par value $.20 per share, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share of common stock, par value $.20 per share, of the Surviving Corporation.

                 (c) From and after the Effective Time, holders of certificates formerly evidencing Company Common Stock or Company Series A Preferred Stock shall be cancelled and cease to have any rights as stockholders of the Company, except as provided by law; provided, however, that such holders shall have the rights set forth in Section 1.9 herein.

         Section 1.9 No Surrender of Certificates; Stock Transfer Books. As a result of the provisions of Section 1.3 herein, in conjunction with the provisions of a certificate of amendment of certificate of incorporation of Acquisition to be filed with the Secretary of State of the State of Delaware and to become effective at the Effective Time, the corporate name of Acquisition immediately following the Effective Time will be the same as the corporate name of the Company immediately prior to the Effective Time. Accordingly, until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate that, immediately prior to the Effective Time, evidenced Company Common Stock shall be deemed and treated for all corporate purposes to evidence the ownership of the number of shares of Acquisition Common Stock into which such shares of Company Common Stock were converted pursuant to the provisions of Section 1.8 herein.

                                   ARTICLE II
                             ACTIONS TO BE TAKEN IN
                           CONNECTION WITH THE MERGER

         Section 2.1      Company Indebtedness.

         As of the Effective Time, Acquisition and the Company shall, with respect to all outstanding indebtedness of the Company, (collectively, the "Indebtedness") execute, acknowledge and deliver an assumption of liabilities pursuant to which Acquisition shall assume and agree to perform all obligations of the Company relating to the Indebtedness.

         Section 2.2 Assumption of Benefit Plans. Acquisition hereby agrees that from and after the Effective Time, Acquisition will assume and agree to perform all obligations of the Company pursuant to the Goodrich Petroleum Corporation 1995 Stock Option Plan and the 1995 Goodrich Petroleum Corporation 1995 Nonemployee Directors Stock Option Plan (the "Benefit Plans") except that the terms "Company" and "Stock" as used in the Benefit Plans shall, from and after the Effective Time, be deemed to refer to Acquisition and Acquisition Company Common Stock, respectively. Acquisition Common Stock into which shares of Company Common Stock issued pursuant to the Benefit Plans are converted shall, to the extent such Company Common Stock was then subject to restrictions imposed under the Benefit Plan, also be subject to the same restrictions.

         Section 2.3 Reservation of Shares. On or prior to the Effective Time, Acquisition will reserve sufficient shares of Acquisition Common Stock to provide for the issuance of Acquisition Common Stock upon exercise of options outstanding under the Benefit Plan.

                                  ARTICLE III
                              CONDITIONS OF MERGER

         Section 3.1 Conditions Precedent. The obligations of the parties to this Agreement to consummate the Merger and the transactions contemplated by this Agreement shall be subject to fulfillment of each of the following conditions:

                 (a) Prior to the Effective Time, the Acquisition Common Stock to be issued pursuant to the Merger shall have been approved for listing, upon official notice of issuance, by the New York Stock Exchange and the Acquisition Series A Preferred Stock shall have been approved for listing, upon official notice of issuance, by the [Nasdaq Small Cap Market].

                 (b) Prior to the Effective Time, no order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.

                                   ARTICLE IV
                                   COVENANTS

         Section 4.1 Election of Directors. Immediately prior to the Effective Time, the Company, in its capacity as the sole stockholder of Acquisition, will remove each of the then directors of Acquisition, will effect such amendments to the bylaws of Acquisition as are necessary to increase the number of directors of Acquisition to equal the number of directors of the Company and will elect each person who is then a member of the board of directors of the Company as a director of Acquisition, each of whom shall serve until the next annual meeting of shareholders of Acquisition and until his successor shall have been elected and qualified. Such actions shall be effective as of the Effective Time.

         Section 4.2 Listing of Acquisition Common Stock and Acquisition Series A Preferred Stock. Acquisition will use its best efforts to obtain, at or before the Effective time, authorization to list, upon official notice of issuance, on the New York Stock Exchange Acquisition Common Stock and on the Nasdaq Small Cap Market, Acquisition Series A Preferred Stock, issuable pursuant to the Merger.

         Section 4.3 Employee Benefit Plans. The Company and Acquisition will take or cause to be taken all actions necessary or desirable in order for Acquisition to assume the Benefit Plan and to assume (or become a participating employer in) each other existing employee benefit plan and agreement of the Company, with or without amendments, or to adopt comparable plans, all to the extent deemed appropriate by the Company and Acquisition and permitted under applicable law.

         Section 4.4 Change in Capitalization. Prior to the Effective Time, Acquisition and the Company agree to take all action necessary or desirable under the DGCL to amend the Certificate of Incorporation of Acquisition to authorize 10,000,000 shares of Preferred Stock, $1.00 par value, issuable in series and 100,000,000 shares of Common Stock, par value $.20, and to designate 1,175,000 shares of Preferred Stock as Series A Convertible Preferred Stock having terms and provisions substantially similar to those of the Company's Series A Convertible Participating Preferred Stock and 750,000 shares of Preferred Stock as Series B Convertible Preferred Stock, having terms and provisions as set forth in the Certificate of Designations attached as Exhibit A hereto.

         Section 4.5 Change of Name of Acquisition. Acquisition and the Company will take or cause to be taken all such actions as may be necessary or desirable to effect an amendment to the Certificate of Incorporation of Acquisition at the Effective Time changing the name of Acquisition to "Goodrich Petroleum Corporation."

                                   ARTICLE V
                           TERMINATION AND AMENDMENT

         Section 5.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company, Acquisition or the Merger Sub if it should determine that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interest of such corporation or its stockholders. In the event of such termination and abandonment, this Agreement shall become void and neither the Company, Acquisition or the Merger Sub nor their respective stockholders, directors or officers shall have any liability with respect to such termination and abandonment.

         Section 5.2 Amendment. This Agreement may be supplemented, amended or modified by the mutual consent of the Boards of Directors of the parties to this Agreement.

                                   ARTICLE VI
                            MISCELLANEOUS PROVISIONS

         Section 6.1 Governing Law. Except with respect to matters contained herein governed by the DGCL, this Agreement has been executed and delivered in the State of Texas and shall be governed by and construed and enforced under the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable Texas principles of conflicts of law.

         Section 6.2 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

         Section 6.3 Entire Agreement. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         IN WITNESS WHEREOF, The Company, Acquisition and the Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                  GOODRICH PETROLEUM CORPORATION


                                  By:
                                  Name:
                                  Title:

                                  GOODRICH ACQUISITION II, INC.


                                  By:
                                  Name:
                                  Title:

                                  GOODRICH SUB I, INC.


                                  By:
                                  Name:
                                  Title:

                                                                       EXHIBIT E

                            SUBSCRIPTION CERTIFICATE


Goodrich Acquisition II, Inc.
Goodrich Petroleum Corporation
5847 San Felipe, Suite 700
Houston, Texas 77057

Ladies and Gentlemen:

         Pursuant to that certain Exchange Agreement, dated October 22, 1996, by and between La/Cal Energy Partners II ("La/Cal"), a Louisiana general partnership, certain working interest owners named in Schedule I of the Exchange Agreement (the "Working Interest Owners"), Goodrich Acquisition II, Inc., a Delaware corporation (the "Company") and wholly owned subsidiary of Goodrich Petroleum Corporation, a Delaware corporation ("Goodrich"), and Goodrich (the "Exchange Agreement"), I, the undersigned, being a partner of La/Cal or a Working Interest Owner, as the case may be, (a "Subscriber") understand that in return for my consent to the exchange of the Assets I am to receive, either directly or indirectly as a partner in La/Cal, consideration consisting, in part, of shares of Company Series B Convertible Preferred Stock (the "Preferred Shares"). I understand that the aggregate number of Preferred Shares which I am to receive represents an equity interest in the Company, subject to certain limitations set forth in the Exchange Agreement and the Certificate of Designations of Series B Convertible Preferred Stock of Goodrich Petroleum Corporation (the "Certificate of Designations"). I acknowledge that the Company's distribution of the Preferred Shares is subject to certain terms and conditions as set forth in the Company's Private Placement Confidential Offering Memorandum dated November 4, 1996, as amended and supplemented from time to time (the "Memorandum").

         1. Representations and Warranties of the Subscriber. I hereby represent and warrant to the Company and Goodrich as follows:

                 A. I am authorized to enter into this agreement and to consummate the exchange of assets for the Preferred Shares and the other consideration described in the Exchange Agreement; I am the sole party in interest under this agreement and am not acquiring the Preferred Shares as an agent or otherwise for any other person;

                 B. All information I have provided to the Company concerning my investment in the Preferred Shares, including, without limitation, the information contained herein, is true and correct as of the date hereof.

                 C. I have examined before the date hereof all documents I have requested from the Company to the extent such documents are (i) relevant to this transaction, and (ii) possessed by the Company or obtainable by the Company without unreasonable effort or expense.

                 D. I ACKNOWLEDGE THAT NEITHER THE COMPANY NOR ANY OF ITS AGENTS, EMPLOYEES OR AFFILIATES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, ORAL OR OTHERWISE, CONCERNING THE COMPANY OR THE OFFERING, OTHER THAN THOSE CONTAINED IN THE MEMORANDUM. IN ACCEPTING THE PREFERRED SHARES, I AM NOT RELYING UPON ANY INFORMATION, OTHER THAN THE RESULTS OF MY OWN INDEPENDENT REVIEW OF THE MEMORANDUM AND EXHIBITS THERETO, THE EXCHANGE AGREEMENT, THE CERTIFICATE OF DESIGNATIONS, AND ANY OTHER WRITTEN INFORMATION PROVIDED TO ME AT MY REQUEST BY THE COMPANY.

                 E. I have received, analyzed and reviewed the Memorandum, the Exchange Agreement, the Certificate of Designations and the documents relating thereto and have had an opportunity to ask questions of and receive answers from the Company, or a person or persons acting on its behalf, concerning the terms and conditions of this investment, and all such questions have been answered to my full satisfaction. I have had an opportunity to obtain all additional information necessary to verify the accuracy of the foregoing.

                 F. The address set forth below my signature is the true and correct address of my residence and I have no present intention of becoming a resident of any other state or jurisdiction. I understand that my statements regarding my state of residence are material to the Company.

                 G. I agree that I will not attempt to dispose of my Preferred Shares, or any shares of Common Stock or other securities issuable upon conversion of the Preferred Shares, or any interest therein, unless and until such securities have been validly registered under the Securities Act of 1933, as amended (the "Securities Act") or the Company has determined that the intended disposition is exempt from registration under the Securities Act, the rules and regulations promulgated thereunder, or any applicable state securities laws or regulations, and the Company may require me to deliver an opinion of counsel acceptable to it to such effect. Other than as described in the Exchange Agreement, I understand that the Company is under no obligation to me to register such offering under the Securities Act. I understand that in the event I wish to transfer any interest in the Preferred Shares, or any shares of Common Stock or other securities issuable upon conversion of the Preferred Shares, I will be responsible for compliance with all conditions on transfer imposed by any securities administrator of any state and under the Securities Act and for any expenses incurred by the Company for legal or accounting services in connection with reviewing any such proposed transfer or issuing opinions in connection therewith. I understand that the stock certificates evidencing the Preferred Shares or any shares of Common Stock or other securities issuable upon conversion of the Preferred Shares, will bear the following legend:

         THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. WITHOUT SUCH

         REGISTRATION, SUCH SHARES MAY NOT BE SOLD OR DISTRIBUTED, EXCEPT UPON DELIVERY TO THE CORPORATION OF AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED FOR SUCH SALE OR DISTRIBUTION OR THE SUBMISSION TO COUNSEL FOR THE CORPORATION OF SUCH OTHER EVIDENCE AS MAY DEMONSTRATE TO THE SATISFACTION OF SAID COUNSEL THAT ANY SUCH SALE OR DISTRIBUTION WILL NOT VIOLATE THE SECURITIES ACT OF 1933, AS AMENDED, OR THE APPLICABLE STATE SECURITIES LAWS.

I also understand that stop transfer instructions will be given to the Company's transfer agent in accordance with such restrictions.

                 H. I understand that no trading market for the Preferred Shares currently exists or is likely to exist at any time in the future, that there are substantial restrictions on the transferability of the Preferred Shares, and that I must bear the economic risk of this investment for a period of time because the Preferred Shares are not registered under the Securities Act, and may not be re-sold unless subsequently registered under the Securities Act or unless an exemption from such registration is available. I understand that as a consequence of these limitations it may not be possible for me to liquidate my investment in the event of an emergency, change in circumstances or other immediate need for cash.

                 I. I am acquiring the Preferred Shares for my own account, for investment only, and not with a view toward the resale or distribution thereof.

                 J. I am (and in the case of an investor other than an individual, each beneficial owner of such investor is) either an "accredited investor," of the type indicated on the attached Accredited Investor Certificate, or, if I (or such beneficial owners) do not qualify as an "accredited investor," I (or such beneficial owners) (i) have knowledge of finance, securities and investments, generally, and experience and skill in investments based on actual participation, and (ii) my investment in the Company does not exceed 20% of my (or such beneficial owner's) net worth (or my joint net worth with my spouse) at the time of the investment.

                 K. I acknowledge that I have not purchased the Preferred Shares as a result of any general solicitation or general advertising (as those terms are used in Rule 502(a) under the Securities Act);

                 L. I understand that an investment in the Preferred Shares represents a high degree of risk and is suitable only for those persons having a substantial net worth, and who can afford to bear such risk. I have considered carefully the risk factors discussed in the Memorandum attendant to the purchase of Preferred Shares, and have consulted my own legal, tax and financial advisors with respect thereto. I have read and understood all of the risks discussed in the Memorandum and accept the same knowingly and willingly.

                 M. Upon the Company's request, I will execute any documents as may be reasonably requested in connection with my receipt of the Preferred Shares.

         My representations and warranties set forth in this Section 1 shall survive the receipt of the shares.

         2.      Indemnification.   I hereby agree to indemnify and hold
harmless the Company and Goodrich, any corporation or entity affiliated with the Company or Goodrich, their respective officers, directors and employees, or any of their respective professional advisors, from and against any and all loss, damage, liability or expense (including reasonable attorneys' fees) due to or arising out of a breach of any of my representations or warranties contained in this Agreement.

         IN WITNESS WHEREOF, the undersigned has executed this Subscription Certificate this ____ day of __________, 1996.



                                        --------------------------------------
                                        Signature


                                        --------------------------------------
                                        Printed Name



                                        Address:

                                        --------------------------------------

                                        --------------------------------------

                                        --------------------------------------

                                        --------------------------------------

                        ACCREDITED INVESTOR CERTIFICATE


         The undersigned hereby certifies that he is an Accredited Investor as that term is defined in Rule 501 of Regulation D adopted pursuant to the Securities Act of 1933, as amended (the "Act"). The specific category(s) of Accredited Investor applicable to the undersigned is checked below.


_____    a.      a natural person whose individual net worth, or joint net
                 worth with that individual's spouse, at the time of his purchase exceeds $1,000,000;

____     b.      a natural person who had an individual income in excess of
                 $200,000 in 1994 and 1995 or joint income with that person's spouse in excess of $300,000 in each of those years and who reasonably expects to reach the same income level in 1996.
                 For purposes of this offering, individual income shall equal adjusted gross income, as reported in the investor's federal income tax return, less any income attributable to a spouse or to property owned by the spouse, and as may be further adjusted in accordance with the rules, regulations and releases of the Commission;

____     c.      a bank as defined in Section 3(a)(2) of the Act, or a savings and loan association or other institution as defined in
                 Section 3(a)(5)(A) of the Act, whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to section 15 of the Securities Exchange
                 Act of 1934; an insurance company as defined in Section 2(13) of the Act; an investment company registered under the Investment Company Act of 1940 (the "1940 Act") or a business development company as defined in Section 2(a)(48) of the 1940
                 Act; a Small Business Investment Company licensed by the U.S.
                 Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; or an employee benefit plan within the meaning of the Employee Retirement
                 Income Security Act of 1974 ("ERISA") if the investment decision is made by a plan fiduciary, as defined in Section
                 3(21) of ERISA, which is either a bank, savings and loan association, insurance company or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are Accredited Investors;

____     d.      a private business development company as defined in Section
                 202(a)(22) of the Investment Advisers Act of 1940;

____     e.      an organization described in Section 501(c)(3) of the Internal
                 Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purposes of acquiring the securities offered, with total assets in excess of $5,000,000;

____     f.      A director, executive officer, or general partner of the
                 issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer; or

____     g.      A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D adopted pursuant to the Act; or

____     h.      an entity in which all of the equity owners are Accredited
                 Investors set forth above.

                                                                    APPENDIX B

                           [MORGAN KEEGAN LETTERHEAD]


October 31, 1996


Special Committee of the
Board of Directors and the Board of Directors of Goodrich Petroleum Corporation
5487 San Felipe, Suite 700
Houston, Texas 77057


Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Goodrich Petroleum Corporation (the "Company"), other than shareholders constituting the Seller (as defined below) or affiliates of the Seller (collectively, the "Interested Shareholders") of the consideration to be paid by the Company in connection with its proposed acquisition of certain assets (the "Assets") of La/Cal Energy Partners II and certain working interest owners (collectively, the "Seller") pursuant to and in accordance with the terms of that certain Exchange Agreement (the "Agreement") proposed to be entered into by and among the Company, a wholly owned subsidiary of the Company ("Acquisition Corp.") and the Seller. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

The Agreement provides that, upon consummation of the transaction described in the Agreement (the "Transaction"), Seller shall receive (subject to adjustment as described in the Agreement) $2.0 million in cash and 750,000 shares of 8.25% convertible preferred stock ("Preferred Stock") with a liquidation preference of $10.00 per share. The Preferred Stock is convertible to common stock at a conversion price equal to a 25.0% premium over the Current Market Price, which conversion price shall not be less than $0.9375 per share, and is redeemable after four years at 100% of par. In addition, Acquisition Corp. will assume the Seller's obligation to pay debts in an amount not to exceed $7,946,695.96 (the "Rimco Debt"). The cash and shares of Preferred Stock issuable to Seller and the Rimco Debt to be assumed by Acquisition Corp. pursuant to the terms of the Agreement are hereinafter referred to collectively as the "Transaction Consideration."

Morgan Keegan & Company, Inc. ("Morgan Keegan"), as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, competitive biddings, secondary distributions

Goodrich Petroleum Corporation
October 31, 1996
Page 2

of listed and unlisted securities, private placements and valuations for various purposes. We have been retained by the Special Committee of the Board of Directors of the Company (the "Committee") for the purpose of, and will receive a fee for, rendering this opinion. We have not advised any party in connection with the Transaction other than the Committee and the Board of Directors and we make no recommendation to the shareholders of the Company.

In connection with our opinion, we have (i) reviewed an unexecuted draft of the Agreement (including exhibits) dated October 10, 1996; (for purposes of our analysis, we have assumed that any further revisions, including the filing in of blank spaces and the attachment of final exhibits and appendices, will not materially alter the terms and provisions of such documents and that such documents will be executed as finalized); (ii) held discussions with various members of management and representatives of the Company and the Seller concerning the Company's and the Seller's historical and current operations, financial condition and prospects; (iii) reviewed historical consolidated financial and operating data that was publicly available or furnished to us by the Company and the Seller; (iv) reviewed internal financial analyses, financial and operating forecasts, reports and other information prepared by officers and representatives of the Company and the Seller; (v) reviewed the reserve reports (the "Reserve Reports") of the Seller prepared by Coutret & Associates, Inc. and the review letter (the "Review Letter") of Ryder Scott Company dated September 20, 1996; (vi) reviewed certain publicly available information with respect to certain other companies that we believe to be comparable to the Company and the trading markets for such other companies' securities; (vii) reviewed certain publicly available information concerning the terms of certain other transactions that we deemed relevant to our inquiry;
(viii) analyzed the terms of recent convertible preferred stock offerings; and
(ix) conducted such other financial studies, analyses and investigations as we deemed appropriate for the purposes of this opinion.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of (i) all of the financial and other information provided us or publicly available, including, without limitation, the Reserve Reports and the Review Letter, and (ii) the representations and warranties of the Company and Seller contained in the Agreement. We have not been engaged to, and have not independently attempted to, verify the accuracy of any of such information. We have also relied upon management of the Company and representatives of the Seller as to the reasonableness and achievability of the financial and operating projections and the assumptions and bases therefor provided to us and, with your consent, have assumed that such projections reflect the best currently available estimates and judgments of the management of the Company and the representatives of the Seller as to their respective future performance. In addition, we have not conducted a physical inspection or appraisal of any of the assets, properties or facilities of either the Company or the Seller nor have we been furnished with any such evaluation or appraisal, other than the

Goodrich Petroleum Corporation
October 31, 1996
Page 3



Reserve Reports and the Review Letter referred to above. We have also assumed that the conditions to the Transaction as set forth in the Agreement will be satisfied, that the Transaction will be consummated on a timely basis in the manner contemplated by the Agreement and that the Company will account for the Transaction as a purchase under generally accepted accounting principles. Our opinion is based upon analysis of the foregoing factors in light of our assessment of general economic, financial and market conditions as they exist and can be evaluated by us as of the date hereof. We express no opinion as to the price or trading range at which shares of the Company's Common Stock will trade following the date hereof, or upon completion of the Transaction.

Morgan Keegan has not previously provided investment banking services to the Company.

It is understood that this opinion may be included in a proxy statement/prospectus of the Company, but otherwise is not to be quoted or referred to, in whole or in part (including excerpts or summaries), in any filing, report, document, release or other communication used in connection with the Transaction (unless required to be quoted or referred to by applicable regulatory requirements, in which case we shall have the right to approve the language describing this opinion), nor shall this opinion be used for any other purposes, without our prior written consent, which consent shall not be unreasonably withheld. Furthermore, our opinion is directed to the Committee and the Board of Directors and does not constitute a recommendation to any shareholder of the Company or to the Seller.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, Acquisition Corp.'s payment of the Transaction Consideration for the Assets is fair, from a financial point of view, to the shareholders of the Company (other than the Interested Shareholders as to which we express no opinion).


Yours very truly,


/s/ MORGAN KEEGAN & COMPANY, INC.

MORGAN KEEGAN & COMPANY, INC.

PROXY                    GOODRICH PETROLEUM CORPORATION                    PROXY

            Proxy Solicited on Behalf of the Board of Directors of the Company for the Special Meeting of Stockholders on January __, 1997

     The undersigned hereby constitutes and appoints Walter G. Goodrich and Glynn E. Williams, Jr. and each and either of them, his true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Special Meeting of Stockholders of Goodrich Petroleum Corporation to be held at Goodrich Petroleum Corporation's offices, 5847 San Felipe, Suite 700, Houston, Texas, on January __, 1997 at 8:00 a.m., local time, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote thereat, as provided on the reverse side of this card, the number of shares the undersigned would be entitled to vote if personally present. In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

            STOCKHOLDERS ARE URGED TO DATE, MARK, SIGN AND RETURN
         THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES
                NO POSTAGE IF MAILED WITHIN THE UNITED STATES.


              (To be Signed and Continued on the Reverse Side.)

                        GOODRICH PETROLEUM COPORATION
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


[                                                                             ]

1.  Issuance of 750,000 shares               FOR    AGAINST    ABSTAIN
    of Series B Preferred Stock              / /      / /        / /
    of Goodrich Acquisition II, Inc.

                                          This Proxy is solicited on behalf of
                                          the Board of Directors. This Proxy
                                          will be voted as directed. In the
                                          absence of directions, this Proxy
                                          will be voted FOR Proposal 1.

                                                  Dated __________________, 1997

                                          Signature_____________________________

                                          ______________________________________
                                          Note: Person signing as attorney,
                                                executor, administrator, trustee
                                                or partner, please sign full
                                                title